As filed with the Securities and Exchange Commission on September 16, 2025

Registration No. 333-289786

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S‑1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Netskope, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	46-1141117 (I.R.S. Employer Identification Number)
2445 Augustine Drive, Suite 301 Santa Clara, California 95054 (800)-979-6988 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sanjay Beri

Chief Executive Officer

2445 Augustine Drive, Suite 301

Santa Clara, California 95054

(800)-979-6988

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allison B. Spinner Andrew S. Gillman Shannon R. Delahaye Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Andrew Del Matto Chief Financial Officer James Bushnell General Counsel Netskope, Inc. 2445 Augustine Drive, Suite 301 Santa Clara, California 95054 (800)-979-6988	Bradley C. Weber Kim S. de Glossop Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 (650) 752-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated SEPTEMBER 16, 2025

47,800,000 Shares

Netskope, Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Netskope, Inc.

Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price will be between $17.00 and $19.00 per share.

We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol "NTSK."

Following this offering, we will have three series of authorized common stock, Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of our Class A common stock, Class B common stock, and Class C common stock will be substantially identical, except with respect to voting and conversion rights. Each share of Class A common stock will be entitled to one vote per share. Each share of Class B common stock will be entitled to 20 votes per share and will be convertible at any time into one share of Class A common stock. Each share of Class C common stock will have no voting rights, except as otherwise required by law, and will be convertible into one share of Class A common stock, as described herein. Immediately following the completion of this offering, outstanding shares of Class B common stock will represent approximately 99.3% of the voting power of our outstanding capital stock and no shares of Class C common stock will be issued and outstanding.

We are an "emerging growth company" as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements in this prospectus and may elect to do so in future filings.

See the section titled "Risk Factors" beginning on page 23 to read about factors you should consider before deciding to invest in shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Netskope, Inc.	$	$

(1)
See the section titled "Underwriting" for a description of the compensation payable to the underwriters.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 7,170,000 additional shares of our Class A common stock from us to cover-over-allotments, if any, at the initial public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York on , 2025.

Morgan Stanley				J.P. Morgan
BMO Capital Markets	TD Cowen	Citizens Capital Markets	Mizuho	RBC Capital Markets	Wells Fargo Securities	Deutsche bank Securities
Oppenheimer & Co.		BTIG	KeyBanc Capital Markets	Piper Sandler		William Blair
Santander				Credit Agricole CIB

Prospectus dated , 2025

netskope

# Security and Networking ReAImagined

Secure and accelerate
cloud, data and AI everywhere

netskope
Our History of Innovation
Product Categories
Security
Network
Analytics
Enterprise Browser
Gartner Single-Vendor SASE MQ Leader
DSPM
IoT/OT Intelligence
Cloud Packet Stream
SkopeAI
FedRAMP High
Dedicated Egress IP
DEM
Gartner SSE MQ Leader
SD-WAN | Endpoint DLP
Firewall-as-a-Service
RBI | Email DLP | SSPM
Advanced Analytics
NewEdge Network
Private Access (ZTNA) | UEBA
Started Netskope AI Labs
Next-Gen SWG
Gartner CASB MQ Leader
Zero Trust Engine
CASB
Cloud Inline Security
Inline DLP
Threat Protection
Founded
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Through and including , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide you with information that is different than the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable, regardless of the time of delivery of this prospectus or any such free writing prospectus or of any sale of the securities offered hereby. Our business, operating results, financial condition and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

iii

LETTER FROM OUR CO-FOUNDER AND CEO

In 2012, I saw the future unfolding before my eyes: a digital cloud-driven world exploding with possibilities, yet teetering on the brink of chaos - an unsecured, wild west environment defined by escalating complexity, limited visibility, a lack of control, and mounting challenges in delivering a consistent, high-quality secure digital experience at scale. I knew then that something entirely new needed to be created - something designed not just to keep up, but to lead the way in a rapidly evolving digital world.

I began my journey to bring a lifelong vision into reality - to build a generational company that redefines security and networking for a new era. This has never been just about launching a business; it's been about creating a meaningful, lasting impact and leaving a professional legacy rooted in purpose, GRIT, and values that have guided me every step of the way.

In many ways, I felt my whole life had prepared me for this path - from my early days helping my mom sell lipsticks door to door as a kid, and watching my dad, a nuclear reactor quality engineer by trade and the kindest soul I've ever known, live with unwavering integrity in everything he did. My high-tech career, the majority spent in security and networking - spanning small startups to global enterprises, and roles across product, go-to-market, and general management - also gave me the experience, perspective, and resilience to take on this passion with clarity and conviction.

Netskope - Born for the Cloud & AI Era

At that point in 2012, I could see that a digital revolution was coming, not just evolution - from the internet era to a digital world that would become a complex mesh of global connections that spanned continents and industries, linking employees, partners, customers, and even machines in an intricate dance of data exchanges and dynamic interactions. This wasn't going to be about websites anymore; it would be about cloud applications, mobile devices, IoT sensors, and the early inklings of AI systems, all communicating and exchanging information at an unprecedented scale. Add to that an ever-increasing torrent of data, and cyber threats morphing faster than anyone could track.

But what truly struck me was the disconnect. I could see that the internet would evolve into a dynamic, data-rich ecosystem, speaking a new 'language' based on APIs and JSON that legacy security and networking simply couldn't understand, let alone protect. This language wasn't going to be spoken just by users; it would be the chatter of devices, the pulse of apps, and now, the emerging voice of AI agents, all engaged in a constant stream of digital interactions. And I truly believed at the heart of it all would be data, the lifeblood of modern organizations, needing protection more than ever. We were facing a seismic shift - one that was breaking the foundations of traditional security and networking systems.

That's why Netskope was born - to architect the future of secure, high-performance digital interactions. Netskope One isn't just a platform; it's the key to unlocking the full potential of the cloud, AI, and ultimately organizations. I envisioned a world where organizations could innovate fearlessly, where productivity soared, and where teams - human and non-human alike - could collaborate securely from anywhere, on any device, with anyone or anything.

To truly realize this vision, we built the Netskope One platform to shatter the legacy security and networking trade-offs. It ensures that users and data, two of an organization's most valuable assets, remain protected at every turn, and that organizations themselves are actively defended against ever-evolving threats. Through the Netskope One platform, we bring advanced security right to the edge via our lightning-fast global private cloud. We designed it to understand the new 'language' of this modern internet, to leverage AI for superior insight and control over every digital interaction, whether from a user, a device, an app, or an AI agent, and to safeguard data and organizations against both threats and data leaks, in real time. We are not just building a platform; we are building the foundation for the next era of secure high performance business.

Our Innate Desire to Make the Digital World Better

There's a battle raging and constantly escalating in the digital world, and on one side are some of the most depraved and destructive people and groups in the world - cybercriminals, relentless and evolving, driven by greed and malice. They exploit every weakness - gaps in visibility, outdated infrastructure, siloed systems, human error, and the lack of real-time insight and control - holding businesses hostage and stealing the very lifeblood of modern enterprises: data. I've seen firsthand how organizations, eager to embrace innovation, are forced to slam on the brakes, their progress stalled by legacy security and networking systems that cannot keep pace with the speed and complexity of the modern digital landscape and cloud and AI era.

It is not just businesses suffering; it is end users, the individuals just trying to do their jobs, constantly frustrated by clunky security and networking that sacrifices performance and makes their digital experience a nightmare. That's why this isn't just a job for me; it's a mission. We built Netskope to fight back, to empower businesses to fully embrace technology without compromise, and to ensure that everyone, everywhere, can have a fast, seamless, and secure digital experience. We're here to unleash data, to enable its use in the right way, and to ensure that innovation thrives, not just survives, in the face of relentless cyber threats. Ultimately, we're not just building a company; we're contributing to a more secure, productive, and seamless digital world, one that empowers individuals and organizations to reach their full potential.

Innovate or Die

I have always believed in the phrase 'innovate or die'; it's a core principle at Netskope. In the relentless battle against cybercriminals and navigating the constantly changing digital landscape, remaining stagnant and failing to evolve simply isn't an option. That's why we pour unwavering commitment into research and development, relentlessly pushing the boundaries of what's possible. We're not content with incremental improvements; we're driven by a burning desire to disrupt, to redefine, to create breakthroughs that will fundamentally change the game.

I was fortunate to have met my co-founder and CTO Krishna Narayanaswamy in 2006, and when I decided to build Netskope I knew I had to call him to join me. A humble, kind soul who combined such immense intellect and experience in networking, security, and analytics with a deep passion for innovation, while exemplifying the culture we both believed in. We and Team Netskope will never stop innovating, never stop questioning, and never stop investing in the future. We know, deep in our core, that our ability to stay ahead, to protect our customers, and to shape the next era of business depends on our unwavering commitment to innovation.

GRIT & Doing it the Right Way

I have always believed that true success isn't measured by titles or milestones, but by the quiet moments - when I lay my head on the pillow at night, look myself in the mirror, or share time with my wife, my daughter, the rest of my family, teammates, friends, and those who believed in us and the company now and over the years. In those moments, I want to know - in my heart and soul - that I did it the right way. That definition of 'the right way' was instilled in me early on by my parents. They may not have understood modern technology, but they deeply understood GRIT. And GRIT has become the foundation of who I am, and the core of Netskope and our Team - in our culture, in how we lead, and in how we show up every single day.

Guts to stay true to a vision others may not yet see, to challenge the status quo with purpose, even when the current pulls hard the other way. Resolve to build patiently, brick by brick, knowing that anything worth doing is never easy. Integrity to walk what is sometimes the harder path - the right path - with our values intact. And Tenacity to seek out the hungry, the driven, the hunters who chase impact - not just those who wait for it to arrive. Guts. Resolve. Integrity. Tenacity. Grit.

Go Long & Our Commitment to Enduring Success, Innovation, and Positive Impact

At the heart of our philosophy at Netskope is a fundamental belief in 'going long' and delivering consistent long-term growth, innovation, and positive impact. Becoming a public company is not the destination, but rather another significant milestone on our journey - one that we hope will amplify awareness of our groundbreaking Netskope One platform. Our high win rate (our 'batting average' as I like to call it) speaks volumes about the platform's strength. Going public, in our view, is about getting us more 'at bats,' and expanding our awareness, reach, and hence positive impact.

I am deeply thankful to our customers and partners for putting their trust in us, to our Team of Netskopers for the passion and heart they bring to our mission every day, to our Families who have been our rocks along the way, and to our current and future shareholders for believing in what we're building together.

We are still in the early innings of a market we've re-imagined and helped define. This is just the beginning, and we are incredibly energized to lead this space for decades to come. I've always believed in 'skating to where the puck is going,' but on a grander scale and timeline. We will continue to prioritize long-term success over short-term gains. This principle has been at the core of our philosophy, shaping everything from the investments we make to the success we achieve and the impact we have. We're committed to delivering long term shareholder value, driving innovation, leading with purpose, and showing relentless GRIT - for decades to come.

Sanjay Beri

Co-Founder and CEO

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to "we," "our," "us," "Netskope," and the "Company" refer to Netskope, Inc. and its consolidated subsidiaries. Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal year ended January 31, 2024, fiscal year ended January 31, 2025, and fiscal year ending January 31, 2026 are referred to herein as "fiscal 2024", "fiscal 2025", and "fiscal 2026", respectively.

Overview

We are redefining security and networking for the era of cloud and AI.

The cloud and AI have completely revolutionized work. We are more dispersed, more productive, and more automated than ever before, and the rate of change is only accelerating. Not since the internet has there been such a transformative tectonic shift. But, with it has come collateral damage—traditional security and networking are now broken.

We founded Netskope to address this revolution. We built Netskope One, our unified, cloud-native platform from the ground up to solve the challenge of securing and accelerating the digital interactions of enterprises in this new era. Organizations rely on our Netskope One platform to provide profound contextual intelligence into their data and digital interactions, securing them with precision, without sacrificing the digital experience. We leverage our patented technologies to enable dynamic, granular context-aware policies that allow us to protect sensitive data, stop threats, support regulatory compliance, and elevate the digital experience.

By converging advanced security and modern networking capabilities with deep analytics, based on our analysis of IDC data, we believe our unified solution addresses a large total addressable market that is projected to reach $138.9 billion by 2028, growing at a 16.8% compound annual growth rate ("CAGR") from 2024 to 2028, providing us with a sustained and durable opportunity. We believe we are in the early days of addressing the nascent market opportunity for AI security that we project will grow to $30.8 billion by 2028, contributing an incremental $9.9 billion to our estimated total addressable market by 2028.1

Organizations today operate in a digital landscape that is heterogeneous and highly connected. It is comprised of globally dispersed users and non-human entities such as devices, applications, automated systems, and AI agents that interact with each other and a plethora of managed and unmanaged Software-as-a-Service ("SaaS") applications, websites, AI, private applications, and other ecosystem applications across data centers and private and public clouds. With this new digital landscape, enterprises need a security and networking platform that can handle these far more complex, distributed, and dynamic sets of connections—all with more advanced security measures—to keep the organization, its people, and its data safe.

The substrate for this digital landscape is the modern internet. No longer just a collection of static web pages of the 2000-2010 era, it is dynamic, interactive, and data-rich, and powered by the cloud and AI. In addition, continuously evolving technologies, such as AI, are voraciously consuming organizational data but also generating it at unprecedented scale. This data is increasingly spread across the cloud and shadow IT systems and accessed by human and non-human entities worldwide, beyond locked down on-premises corporate IT environments. Data is the lifeblood of modern organizations, but protecting it and the broader organization has never been more difficult.

1 See the section titled "Business—Our Market Opportunity" for a more detailed discussion of the assumptions underlying our estimate of the total addressable market for our unified solution and AI security.

Meanwhile, cyber adversaries are leveraging cloud and AI technologies to launch widespread and sophisticated attacks. Ransomware-as-a-Service groups have emerged, deploying an onslaught of rapidly morphing attack campaigns. Nefarious actors trick victims into executing commands that infect their machine with malware, such as the LummaStealer campaign that transpired in early 2025. AI advances have armed attackers with new tools, such as deepfakes, to steal data for financial gain, espionage, or digital warfare. Organizations also face significant compliance risk from constantly growing security and data privacy regulations.

Legacy appliance-based and first-generation cloud security solutions were designed for a legacy internet and data footprint, where simple rules-based threat detection and block-or-allow policies were sufficient. Moreover, traditional corporate networks were not designed to support the scale, flexibility, performance, and advanced security that is essential in the cloud and AI era. This frustrates users and creates an untenable situation for organizations, forcing them to trade performance for security, or vice versa. In many cases, users may be allowed to directly access an application without security to avoid a bad user experience. The fragmented nature of these legacy solutions, and the way they were architected, fundamentally limits their ability to address the complex and continuously evolving security and networking challenges that are the new reality for organizations. These tradeoffs hurt security, limit resilience and performance, create greater regulatory risk, and increase operational costs.

Architecture is critical when addressing these challenges. Our Netskope One platform uses a unique architecture built from the ground up as a unified platform with a converged security, network, and analytics technology stack that runs on our NewEdge global private cloud network ("NewEdge network") to deliver highly secure and performant digital interactions.

Our Netskope One platform deeply understands the dynamic "language" of the modern internet. This means enabling real-time contextual visibility into, and control over, an organization's traffic. For example, our Netskope One platform sees if a user is entering sensitive corporate data into a prompt of a personal instance of an application such as Google Gemini or ChatGPT and then coaches or re-directs them towards the corporate instance—in real-time. This sophisticated contextual awareness is critical for safely enabling the widespread adoption of cloud and AI tools that drive business innovation and productivity today.

Our Netskope One platform leverages our proprietary AI models to detect, classify, track, and control sensitive data no matter where it is or how it is being used, stop threats no matter where they originate, and improve the digital experience globally whether a human or non-human entity is involved. We solve organizations' security versus performance tradeoff challenges with our NewEdge network, which is comprised of more than 120 full-compute edge data centers in more than 75 regions, with all of our capabilities available for every customer in every data center. Architected to deliver advanced security capabilities as close to the end user as possible, our NewEdge network greatly reduces the need to re-route traffic back and forth between data centers and provides a seamless, resilient user experience across locations and devices. This enables blazing fast traffic on-ramps and processing and optimized access to critical business applications and content.

Our customers rely on us to protect their sensitive data, stop threats, accelerate their digital interactions, and deliver significantly higher operational simplicity. They include some of the largest and most complex organizations around the world and across industries. As of July 31, 2025, we had 4,317 customers,2 a 21% year-over-year increase from 3,571 customers as of July 31, 2024. As of July 31, 2025, more than 30% of the Fortune 100 and approximately 18% of the Forbes Global 2000 were our customers.

2 Customers refers to end customers. For more information, see Note 2 "Basis of Presentation and Summary of Significant Accounting Policies" in the notes to our consolidated financial statements included elsewhere in this prospectus.

As the digital and threat landscape continues to evolve, we have grown rapidly since our inception. Our Annual Recurring Revenue ("ARR")3 increased 33% year-over-year to $707 million as of July 31, 2025, compared to $531 million as of July 31, 2024. Our revenue increased 31% year-over-year to $328 million for the six months ended July 31, 2025, compared to $251 million for the six months ended July 31, 2024. Net loss improved to $170 million for the six months ended July 31, 2025, compared to $207 million for six months ended July 31, 2024.

We have achieved strong retention metrics, as evidenced by our dollar-based net retention rate ("NRR")4, which increased to 118% as of July 31, 2025, compared to 113% as of July 31, 2024. In addition, our dollar-based gross retention rate ("GRR")5 increased to 96% as of July 31, 2025, compared to 95% as of July 31, 2024.

In recent periods, we have invested in research and development to drive rapid innovation, leveraging our core platform to serve our customers' needs and further strengthen our technology leadership. We have also invested in expanding our salesforce and channel partners to pursue attractive growth opportunities both domestically and internationally. Netskope is built to scale. As a result, our loss from operations improved to $91 million for the six months ended July 31, 2025 from $161 million for the six months ended July 31, 2024, while our non-GAAP loss from operations improved to $63 million for the six months ended July 31, 2025 from $123 million for the six months ended July 31, 2024. For the five most recent fiscal quarters ended July 31, 2024, October 31, 2024, January 31, 2025, April 30, 2025 and July 31, 2025, our incremental operating margin was 12%, 83%, 85%, 108%, and 74%, while our incremental non-GAAP operating margin was 10%, 72%, 72%, 100%, and 58%, respectively.

Our operating cash flow margin improved to 3% for the six months ended July 31, 2025 from (42%) for the six months ended July 31, 2024. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for information regarding our use of non-GAAP loss from operations and incremental non-GAAP operating margin and a reconciliation of non-GAAP loss from operations to loss from operations.

Industry Background

Cloud and AI are Transforming the Internet

The internet is no longer just a collection of static web pages. The modern digital landscape is dynamic, data-rich, and interactive, spanning the web, data centers, managed and unmanaged SaaS applications, private and public clouds, and ecosystem applications. Today's internet and software applications use modern languages and methods of exchanging information, rich context, and data, notably via Application Programming Interfaces ("APIs") and new protocols, such as Model Context Protocol ("MCP") and the Agent2Agent ("A2A") protocol typically encoded using JavaScript Object Notation ("JSON"). Applications now connect directly to AI models via APIs and various protocols— sending requests, initiating third-party services, and receiving responses in real-time—all of which increase the complexity of these interactions and some of which require little or no human interaction. The challenge is security—organizations must have very granular visibility and context of the modern digital landscape so they can enable its use but must also do so securely and with a great end user experience. This requires a real-time, deep understanding of the contextual parameters of each digital interaction to enable more granular levels of dynamic and comprehensive control—a necessity for organizations modernizing their security while prioritizing business adoption of new technologies.

3 See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" for a description of how we calculate ARR.

4 See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" for a description of how we calculate NRR.

5 See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" for a description of how we calculate GRR.

Protecting Data—the Lifeblood of Modern Business—Has Never Been More Difficult or More Important

The vast amount of data an organization has and creates is often one of its greatest assets and competitive differentiators. It is mission critical for organizations to classify and protect this data. The challenge is that this growing amount of sensitive data is no longer maintained in secure, centralized corporate systems. Data now resides across digital environments, including corporate managed and unmanaged decentralized cloud services, the web, AI, SaaS applications, Infrastructure-as-a-Service, Platform-as-a-Service, private applications, endpoints, on-premises networks, databases, data lakes, data warehouses, email, and other IT systems. The nature of how it moves within and outside of an organization's control is dramatically different than it was a decade ago. For example:

•
New data sharing behaviors, such as image, audio, and video sharing, undermine the effectiveness of conventional, static text-based data identification methods that traditional data loss prevention ("DLP") solutions mainly rely upon.
•
Generative AI applications can create synthetic data ranging from realistic text and images to code, audio, and video content, which often mimics real-world data. This synthetic data serves to train other AI systems, enhance simulations, or generate personalized content, but it also raises concerns about the origin and authenticity of the data, which can be exploited to forge documents or create deepfake communications that look and sound authentic and can evade legacy data inspection techniques.
•
Agentic AI, characterized by its autonomous decision-making capabilities, creates operational data that includes logs of actions, decisions, and interactions with other systems. This data travels between interconnected enterprise systems, APIs, and cloud infrastructures—from creation, through various stages of processing, to its eventual use in business analytics or automated responses. This introduces new vectors for data leakage and unauthorized access that legacy data inspection tools were not designed to look for.

Modern Business Needs Fast, Secure, and Resilient Performance that Far Exceeds the Capability of Existing Network Architectures

Traditional networks were built for a world where users typically worked from fixed locations, such as offices or campuses, and their applications and data resided in a corporate data center. The world we now live in is vastly different.

Extended enterprises need to provide ubiquitous access to their globally distributed business partners, suppliers, contractors, and acquired businesses. Furthermore, many digital interactions are now automatically initiated by internet of things/operational technology devices, factory floors, applications, robots, and AI agents, which we collectively refer to as "non-human entities." As a result, it is now an organizational imperative to deliver a fast and seamless experience for all digital interactions.

Cyber Risk Is One of the Greatest Challenges Organizations Face

Adversaries continue to find new and innovative ways to trick organizations and their employees into downloading and opening high-risk file types such as executables, archives, documents, and scripts while evading inspection. Adversaries are increasingly targeting cloud and SaaS applications directly, stealing tokens and credentials, and tricking victims into authorizing the attacker to directly access their data, bypassing the endpoint completely. Examples of these include:

•
Ransomware-as-a-Service groups have emerged, deploying an onslaught of campaigns, including double-extortion schemes where data is stolen, encrypted, and leaked if the ransom is not paid.
•
Nefarious actors have deployed fake CAPTCHA pages to trick victims into executing a command that infects their machine with malware, such as the LummaStealer campaign that transpired in early 2025.
•
Recent AI advances have armed attackers with new tools to create increasingly convincing and targeted baits, including deepfakes, making social engineering more difficult to detect.

Limitations of Legacy Systems

Legacy systems suffer from a number of fundamental architectural shortcomings, including:

Inability to Provide Real-time Granular Inspection and Control of Digital Activity, Forcing Organizations to Block Essential Applications or Allow Them to be Used and Accept the Risks

Many legacy security systems are not capable of understanding the dynamic, data-rich, and interactive language of the modern internet. As a result, they lack real-time granular visibility and context of each interaction and cannot go beyond rigid and rudimentary controls such as blocking or allowing based on basic application access rules, device posture, or common activity types. Moreover, these legacy security systems were built for a world of human-generated traffic and struggle to manage the velocity and risks of machine-to-machine communication between non-human entities, creating critical blind spots.

Lacking a Unified, Comprehensive Approach to Data Security

Many organizations today rely on a myriad of disparate point solutions for data security, each intended for a specific digital environment. This fragmented approach with disjointed controls and policies leaves IT teams struggling to gain full visibility into where their data resides, what type of data it is, who is accessing it, and how it is being used holistically. This has two important consequences:

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Increased exposure to data breaches. Without unified, comprehensive data security in place, data is more vulnerable to breaches, theft, and misuse, which can have significant adverse consequences.
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Stifled productivity and agility. Teams may be reluctant to share or experiment with data, fearing security breaches or non-compliance with regulations. As a result, organizations that do not modernize their data security find themselves locked out of their own data, unable to leverage it effectively for new business models, solutions, or customer experiences.

Cannot Apply Advanced Security and Networking Controls at Scale Without Degrading Performance

Legacy security and networking systems suffer from one or more of the following architectural limitations.

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They lack advanced security controls. Their technology and architecture were built for securing legacy internet traffic, not for the era of the modern cloud and AI. As a consequence, they cannot understand the context needed to determine what should, or should not, require inspection. In addition, they have rudimentary data security capabilities and lack the sophisticated methods of inspection and advanced algorithms, including the use of AI, needed to identify sensitive data across all formats of data and stop threats. They also lack the ability to conduct data and advanced threat inspection in real-time at scale for cloud and AI applications.
•
They lack advanced security capabilities at the edge and therefore must re-route traffic back to central corporate data centers or limited cloud enforcement points to enforce the required security controls, which leads to a poor user experience. This is because:
o
Legacy systems are built on a centralized compute model, not taking user experience into account. Over time, ever increasing throughput of traffic has resulted in an unacceptably slow experience for human and non-human entities.
o
Their networks leverage the public cloud providers' infrastructure, much of which is not intended to handle compute-intensive products from edge locations. This limits the number of locations where their security services can operate and hinders the control they can exert over traffic routing. In addition, public cloud providers control how they prioritize traffic.
o
They are unable to process encrypted traffic, which makes up 80-95% of internet traffic according to the Electronic Frontier Organization, at the scale and speed required by modern organizations.

Siloed, Cumbersome, and Closed Security and Networking Infrastructure

Organizations are burdened with a plethora of disparate security and networking appliances and cloud tools, each requiring separate management consoles, policies, and configurations. Even when all of these are sourced from a single vendor, they are often fragmented and inefficient. Instead of receiving the seamless single console, policy framework, and network experience they hope for, organizations get only a "platform" that is unintegrated, complex, costly to deploy, difficult to operate, and many times designed to be closed in order to lock-in customers.

Our Revolutionary Approach

Our Netskope One platform is architected from the ground up to address the limitations of existing solutions and help customers modernize security and networking for the cloud and AI era. Our platform simplifies administration, integrates with and enhances existing investments, protects people, non-human entities, and data from pervasive threats, enables tool and capabilities consolidation without requiring complete system overhauls, and balances the historically conflicting needs of networking and security.

With the widespread adoption of SaaS and cloud, and the beginnings of an era expected to be dominated by AI, the way that essential security and networking services are delivered must fundamentally change in order to satisfy modern business needs. We deliver a modern solution; our team has not only built a converged platform, but has also fully reimagined the architecture of security, networking, and analytics for the cloud and AI era.

Architecture is critical, and platform architecture itself is as important as the individual security, network, and analytics services that it delivers. The traditional methods of delivering these services are inadequate for the demands of today and tomorrow. A modern architecture is necessary for greater visibility and control over data, threats, and access, ensuring all enterprise traffic remains fast and secure when everything, everywhere, is online and interconnected, while addressing the increasing velocity and volume of security threats.

Thanks to the differentiated architecture of our Netskope One platform, which includes context-based security, our NewEdge network—one of the world's largest and most connected global private security cloud networks—and our ability to deliver market-leading security, network, and analytics products efficiently to wherever users, devices, applications, and data live, organizations no longer need to compromise between security and network performance.

Deeply Understands the Language of the Modern Internet

The modern digital landscape of cloud and AI is comprised of dynamic, highly interactive applications powered by a layer of APIs and protocols, such as MCP and A2A using JSON-based data encoding that contain granular information about the digital interaction. Our patented technologies and our Zero Trust Engine were built from the ground up to operate at this layer, enabling us to inspect, analyze, and control traffic in real-time and at high speed. We leverage this profound contextual intelligence to understand and control more than 100 different activity types across thousands of cloud, SaaS, and AI applications, over a billion websites, and countless data lakes, stores, and private applications. This contextual intelligence and control goes far beyond basic application access rules, device posture, and common activities (e.g., upload or download) that legacy solutions are limited to.

This in-depth understanding of each digital interaction allows us to drive situation-specific policy actions such as Coach, Encrypt, Legal Hold, and Quarantine, to safeguard data and neutralize threats with exceptional precision. For example, a user accessing a personal instance of a Google Gemini can be coached and redirected to the corporate instance.

Unified Approach to Data Security

Our Netskope One platform's unified platform approach enables organizations to discover, classify, and protect data, while providing the appropriate level of access based on context in real-time.

Our Netskope One platform delivers deep, real-time visibility and control into organizations' data across the digital landscape, allowing security teams to track where sensitive information resides, who is accessing it, and how it is being used. Our platform leverages our proprietary AI and ML models to detect, classify, track, and control sensitive data no matter where it is, and automatically flags and addresses security and privacy risks, which includes coaching users in real-time with situation-specific guidance on how they can handle data safely. Our unified policies are designed to be applied consistently across data types—whether structured or unstructured, in-motion or at-rest, on-premises, in the cloud, or on an endpoint—closing security gaps and facilitating compliance with regulations and data sovereignty laws.

Ability to Apply Advanced Security Controls at Scale while Accelerating Performance

Our NewEdge network provides the foundation for delivering our converged security, networking, and analytics capabilities. The NewEdge network is purpose-built, leveraging bare metal servers with vendor-agnostic hardware. Currently, it comprises more than 120 data centers in more than 75 unique regions, each offering full compute at the edge and capabilities for in-region traffic processing for all products in our Netskope One platform. In addition, our NewEdge network provides more than 200 localization zones around the world, ensuring that customer end users receive local content, in the local language.

Our Netskope One platform converges security, networking, and analytics capabilities into a single unified, cloud-native architecture. This integration resolves the traditional conflict between security and networking teams, where it was believed that high performance could only be achieved at the expense of security efficacy, or vice versa. Our Netskope One platform sacrifices neither—organizations get advanced security and highly performant and resilient networking. This results in greater security efficacy and an exceptional user experience, while simplifying operations through a single console, engine, network, gateway, and client.

AI is Foundational to our Platform

At the heart of our Netskope One platform lies a deep commitment to AI, brought to life by Netskope AI Labs. This dedicated team of AI scientists, security researchers, and product engineers boasts a proven track record in solving complex security and fraud challenges across diverse domains.

Key Benefits for Our Customers

Accelerates and Secures Organizations' Adoption of Cloud and AI

Our platform empowers organizations to confidently embrace cloud and AI. It enables the inspection and implementation of real-time, granular, and contextual security controls across the digital landscape. Our platform also facilitates the swift and secure integration of advanced AI applications by enabling customers to deploy sophisticated global security policies that promote access to generative AI and agentic AI applications, while stopping sensitive data leaks and threats.

Significantly Reduces Risks for Organizations

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Enabling a True Zero Trust Architecture. Our Zero Trust Engine continuously gathers risk telemetry and contextual awareness across users, devices, non-human entities, threats, data, and more. It understands the language of the modern internet in real-time across the web, cloud, SaaS, AI applications, and private applications for broad visibility and protection. Our platform proactively mitigates cyber threats in real-time, which can prevent incidents and stop attacks early. Our Netskope One platform enables a true least-privilege architecture, enhancing detection, investigation, prevention, and response capabilities.
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Reducing Risks for the Extended Enterprise. Netskope One Private Access and our Zero Trust Engine extend zero trust principles to external parties to provide granular control and visibility into third-party access, even with unmanaged devices.

Enables a Fast, Resilient Experience for All Digital Interactions

Our NewEdge network is designed to be ultrafast, highly elastic, built for scale, and capable of providing cloud-delivered security and networking services directly where the users (human and non-human entities) and workplaces are, without performance trade-offs. With intelligent traffic route control, we are able to deliver consistent performance under dynamic network conditions, while our highly available infrastructure is backed by "five nines" (99.999%) performance guarantees.

Enables Hybrid and Remote Work and Helps Customers Attract and Retain Talent

Our Netskope One platform provides full visibility from device to application, enabling IT and network teams to quickly diagnose and resolve traffic performance issues—oftentimes before they happen—allowing organizations to scale operations and support a distributed workforce through hybrid and remote work arrangements. With minimal latency and precise policy enforcement, our platform allows human and non-human entities to connect instantly and securely from any location.

Reduces Cost and Complexity and Addresses Cybersecurity Talent Shortages by Enabling Organizations to Do More with Less

We simplify security, networking, and analytics for organizations by integrating fragmented point solutions into a unified cloud-native platform. By reducing reliance on legacy hardware appliances, sunsetting legacy data centers, and streamlining and thinning the on-premises footprint, organizations benefit from lower deployment and operational costs while enhancing efficiency.

Enables an Open Ecosystem for the Benefit of the IT Industry and Customers

Netskope Cloud Exchange champions an open ecosystem by offering seamless integration with hundreds of cloud services, IT platforms, and third-party applications. Our comprehensive suite includes more than 100 pre-built integrations, many of which can operate across multiple systems right out of the box, allowing businesses to employ best-of-breed solutions from different IT vendors, providing flexibility while prioritizing security.

Our Competitive Strengths

Deep Technology Moat

Our patented technologies and unified platform enable advanced security controls while accelerating performance at scale and providing the following key advantages:

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Advanced Security Built for the Cloud and AI Era.
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Our patented technology operates at the API/JSON, application, and protocol layers, allowing real-time inspection, analysis, and control of modern internet and private traffic, leveraging contextual intelligence across human and non-human entities, activities, behavior, data, threats, and more.
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Our proprietary AI models precisely identify sensitive data, enhancing accuracy and minimizing false positives. Our unified policies, applied consistently across data types, are designed to eliminate security gaps and ensure compliance.

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Designed to Deliver Accelerated Performance and Resilience at Scale. All of our NewEdge network data centers are available to all customers and are capable of running all of our products. With more than 120 data centers, more than 200 localization zones, and more than 10,000 network adjacencies across more than 75 regions, our advanced network architecture and resilience measures are backed by 99.999% uptime guarantees for all inline services, providing a seamless user experience. Built for scale, our NewEdge network can handle heavy traffic loads, providing users and organizations with a fast and reliable network that can adapt to their evolving needs.
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True Convergence of Security and Networking. Our Netskope One platform is a unified, cloud-native platform with truly converged security, networking, and analytics capabilities. With a single console, engine, client, network, and gateway, our platform is designed to significantly reduce complexity and costs while increasing performance and resilience. Our converged architecture, extended by our Netskope One Gateway, delivers consistent security and networking policies and optimized performance, enabling a true Secure Access Services Edge ("SASE") and Security Services Edge ("SSE") architecture (and more) that adapts to the dynamic needs of modern businesses.

Recognized Industry Leadership

We are recognized as a leader in markets that are central to a multi-decade IT transformation and have received accolades from numerous publications, including being named as a leader in Gartner® Magic Quadrant™ for Security Service Edge every year since its inception in 2022 through 2025, a leader in Gartner® Magic Quadrant™ for SASE Platforms in 2024 and 2025, a leader in The Forrester Wave™: Security Service Edge (SSE) Solutions for Q1 2024, and a leader in the 2025 IDC MarketScape for Worldwide DLP Vendor Assessment.

Broad and Deep Partner Ecosystem

Our partner ecosystem is a key component of our business strategy. We believe in the power of collaboration and working with a broad and diverse set of partners globally. Our ecosystem encompasses many of the world's leading security and network value added resellers ("VARs") and distributors, technology alliances, service and telecommunications partners, managed service providers ("MSPs"), system integrators, and other strategic partners. We have cultivated strong, deep technology partnerships with industry leaders across the IT ecosystem, including Amazon, CrowdStrike, Google, MetTel, Microsoft, Okta, and Telstra.

Strong International Presence

Our international footprint is a testament to our ability to serve the world's largest customers with our global operations. For fiscal 2025 and the second quarter of fiscal 2026, revenue from regions outside the Americas (which we define as the United States, Canada, and Latin America) comprised 43% and 43% of our total revenue, respectively, underscoring our commitment to transforming and modernizing organizations for the cloud and AI era on a global scale.

Visionary and Experienced Management Team

We are guided by a visionary and experienced management team. Our leadership team is deeply committed to driving continuous innovation and collaboratively engaging with the industry and community to advance security, networking, and analytics solutions.

Our Market Opportunity

By converging advanced security and modern networking capabilities with deep analytics, based on our analysis of IDC data, we believe our unified solution addresses a large total addressable market that is projected to reach $138.9 billion by 2028, growing at a 16.8% CAGR from 2024 to 2028, providing us with a sustained and durable opportunity. We believe we are in the early days of addressing the nascent market opportunity for AI security that we project will grow to $30.8 billion by 2028, contributing an incremental $9.9 billion to our estimated total addressable market by 2028.6

Our Growth Strategies

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Win New Customers. We are executing a disciplined approach to expanding our presence across major accounts, enterprises, and the mid-market.
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Expand within Existing Customers. We drive growth within our existing customer base by expanding the adoption of our Netskope One platform through product cross-sell and by expanding deployments across additional customer business units, use cases, and geographies. Our ability to expand is demonstrated through our strong NRR, which increased to 118% as of July 31, 2025, compared to 113% as of July 31, 2024.
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Broaden Reach into the Public Sector. We are investing in the acquisition of public sector customers to capture additional revenue streams and diversify our customer base, including U.S. federal government agencies, supported by our recent FedRAMP High Authorization. In addition, we maintain an extensive portfolio of third-party assessments and certifications for government sectors worldwide, including SSAE-18/SOC-2 Type 2. We also hold certifications in Germany (C5), UK (Cyber Essentials), Australia (IRAP), Canada (Protective-B), and Spain (Esquema Nacional de Seguridad). We have also self-certified under the EU-U.S. Data Privacy Framework (EU-U.S. DPF), the UK Extension to the EU-U.S. Data Privacy Framework (UK Extension to the EU-U.S. DPF), and the Swiss-U.S. Data Privacy Framework (Swiss-U.S. DPF). These assessments demonstrate our commitment to security and compliance across various industries and geographies to further penetrate new customer categories.
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Grow our International Footprint. We have strategically invested in and expanded our international presence, particularly in Europe, the Middle East and Africa ("EMEA"), and Asia Pacific and Japan ("APJ").
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Expand our Domestic Footprint. We have built a substantial business internationally over the years, and we are now even more focused on increasing the size of our Americas salesforce to drive increased growth, especially in the U.S.
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Grow our Partner Ecosystem. Our partner ecosystem enhances the distribution of our platform and expands our go-to-market reach. We continue to expand our channel partnerships with VARs, distributors, technology alliance partners, system integrators, MSPs, and global telecommunications service providers to continue to grow efficiently.
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Enhance our Platform Capabilities through Strategic M&A. When we evaluate companies externally, we look for great technical teams who fit our culture of collaboration, innovation, and putting customers first.

6 See the section titled "Business—Our Market Opportunity" for a more detailed discussion of the assumptions underlying our estimate of the total addressable market for our unified solution and AI security.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following this prospectus summary. The following is a summary of certain of the principal risks we face:

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We have a history of losses, anticipate increases in our operating expenses in the near-term, and may not achieve or sustain profitability. If we cannot achieve and sustain profitability, our business, results of operations, and financial condition will be adversely affected.
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We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.
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Our future revenues and operating results will be harmed if we are unable to acquire new customers, if our customers do not renew their arrangements with us, or if we are unable to expand sales to our existing customers.
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If the market for security, networking, and analytics does not grow, our ability to grow our business and our results of operations may be adversely affected.
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Our business and growth depend in part on the success of our relationships with our partner ecosystem. If we are unable to maintain or develop these relationships, our business, results of operations and financial condition could be materially and adversely affected.
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Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.
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If we do not effectively develop and expand our sales and marketing capabilities, we may be unable to add new customers or increase sales to our existing customers, and our business will be adversely affected.
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Our sales cycle is long and unpredictable, and our sales efforts require considerable time and expense.
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Our international operations expose us to significant risks, and failure to manage those risks could materially and adversely impact our business, results of operations and financial condition.
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If we fail to obtain, maintain, protect, defend, or adequately enforce our intellectual property or proprietary rights, our competitive position could be impaired, and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights.
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Our use of AI and ML, and the integration of AI and ML within our platform and products, may not be successful and may present business, compliance, and reputational challenges, which could lead to operational or reputational damage, competitive harm, legal and regulatory risk, and additional costs, any of which could adversely affect our business, results of operations, and financial condition.
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If our internal networks, systems or data are or are perceived to have been breached, our platform and products may be perceived as insecure, our reputation may be damaged, and our financial results may be negatively impacted.
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The actual or perceived failure of our platform and products to block malware or prevent a security breach or incident could harm our reputation and adversely impact our business, results of operations, and financial condition.
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If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our business, results of operations and financial condition could be harmed.

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Servicing our substantial indebtedness may require a significant amount of cash, and we may not have sufficient cash flow from our business or the ability to raise funds necessary to satisfy our obligations under our indebtedness. Our debt could also expose us to other risks that could adversely affect our business, financial condition and results of operations.
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The multi-class structure of our common stock will have the effect of concentrating voting control with the holders of our outstanding Class B common stock. This ownership will limit or preclude your ability to influence corporate matters.
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We cannot predict the effect our multi-class structure may have on the trading price of our Class A common stock.

Our Risk Factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part. If we are unable to adequately address these or the other risks we face, our business, operating results, financial condition, and future prospects could be adversely affected. As a result, you could lose all or part of your investment.

Channels for Disclosure of Information

Investors, the media and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the Securities and Exchange Commission ("SEC") the investor relations page on our website, press releases, public conference calls and webcasts.

The information disclosed through the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were incorporated in Delaware in October 2012. Our principal executive offices are located at 2445 Augustine Drive, Suite 301, Santa Clara, California 95054. Our telephone number is (800) 979-6988. Our website is netskope.com. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We use Netskope, the Netskope logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Implications of Being an Emerging Growth Company

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the "JOBS Act"). As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:

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presentation of only two years of audited financial statements and related financial disclosure;
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exemption from the requirement to have our registered independent public accounting firm perform an attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b);
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exemption from compliance with the requirement of the Public Company Accounting Oversight Board ("PCAOB") regarding the communication of critical audit matters in the auditor's report on the financial statements;
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reduced disclosure about our executive compensation arrangements; and
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exemption from the requirement to hold non‑binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in annual revenue; (2) the date we qualify as a "large accelerated filer," with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus, we have provided only two years of audited financial statements and only two years of related management's discussion and analysis of financial condition and results of operations, and we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period for complying with new or revised accounting standards until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

THE OFFERING

Class A common stock offered by us	47,800,000 shares.

Underwriters' option to purchase additional shares from us	7,170,000 shares.

Class A common stock to be outstanding immediately after this offering	47,800,000 shares (or 54,970,000 shares if the underwriters exercise their option to purchase additional shares in full).

Class B common stock to be outstanding immediately after this offering	334,273,197 shares.

Class C common stock to be outstanding immediately after this offering	None.

Total Class A common stock, Class B common stock, and Class C common stock to be outstanding immediately after this offering	382,073,197 shares (or 389,243,197 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds

We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $ 810.0 million (or approximately $932.6 million if the underwriters exercise their option to purchase additional shares in full), based upon the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, facilitate future access to the public equity markets by us, our employees and our stockholders, and increase our visibility in the marketplace. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We also intend to use a portion of the net proceeds we receive from this offering to satisfy the anticipated tax withholding and remittance obligations related to the settlement of our outstanding restricted stock units ("RSUs") in connection with this offering. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, services, technologies, or other assets. We do not, however, have any agreements or commitments to enter into any acquisitions or investments at this time. We may also use the net proceeds from this offering to repay all or a portion of the outstanding indebtedness under our Convertible Notes (as defined below). See the section titled "Use of Proceeds." However, we do not currently intend to use the proceeds from this offering to repay our outstanding indebtedness.

Voting rights

Each share of our Class A common stock will be entitled to one vote per share.

Each share of our Class B common stock will be entitled to 20 votes per share.

Shares of our Class C common stock have no voting rights, except as otherwise required by law.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our certificate of incorporation. Immediately following the completion of this offering, holders of our outstanding Class B common stock will hold approximately 99.3% of the voting power of our outstanding capital stock and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. Additionally, our executive officers, directors, and holders of 5% or more of our common stock will hold, in the aggregate, approximately 54.4% of the voting power of our outstanding capital stock following this offering. Prior to the effectiveness of our registration statement related to this offering, our Chief Executive Officer and Chairman is expected to enter into a voting agreement with one of our non-executive co-founders for 1.6% of the voting power, resulting in an aggregate 8.4% of the voting power of our outstanding capital stock following the completion of this offering. See the section titled "Description of Capital Stock."

Risk factors	See the section titled "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Proposed Nasdaq trading symbol	"NTSK"

The total number of shares of Class A common stock and Class B common stock that will be outstanding immediately after this offering is based on no shares of our Class A common stock, 334,273,197 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of July 31, 2025 (assuming (i) the conversion of all of our convertible preferred stock into shares of our common stock immediately prior to the filing and effectiveness of our amended and restated certificate of incorporation in connection with this offering (the "Preferred Stock Conversion"), (ii) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the effectiveness of our amended and restated bylaws, which will each occur immediately prior to the completion of this offering and will effect the reclassification of our common stock into Class B common stock (the "Reclassification"), and (iii) the net issuance of an estimated 6,059,110 shares of our Class B common stock subject to RSUs for which the service condition was satisfied as of July 31, 2025, and for which we expect the performance condition to be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part (after withholding an estimated 4,570,907 shares of our Class B common stock subject to RSUs to satisfy estimated tax withholding obligations at an assumed tax withholding rate of 43%) (the "RSU Settlement")), and excludes:

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53,487,228 shares of Class B common stock issuable upon the exercise of outstanding options as of July 31, 2025, with a weighted-average exercise price of $5.80 per share;

•
26,000 shares of Class B common stock issuable upon the exercise of outstanding options that were granted after July 31, 2025, with an exercise price of $17.01 per share;
•
50,843,151 shares of Class B common stock issuable in connection with the vesting and settlement of RSUs and performance-based RSUs ("PSUs") outstanding as of July 31, 2025, but for which the service or market condition was not satisfied as of such date;
•
1,910,705 shares of Class B common stock issuable in connection with the settlement of RSUs that were granted after July 31, 2025 upon satisfaction of both the service condition and the liquidity event condition;
•
up to a maximum of 25,140,837 shares of Class B common stock issuable upon conversion of our Convertible Notes, assuming the Convertible Notes are held until the applicable maturity date;
•
38,210,000 shares of Class A common stock reserved for future issuance under our 2025 Equity Incentive Plan (the "2025 Plan"), which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part; and
•
7,650,000 shares of Class A common stock reserved for future issuance under our 2025 Employee Stock Purchase Plan (the "ESPP"), which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.

The 2025 Plan and the ESPP each provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and the 2025 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares under our 2012 Stock Incentive Plan (the "2012 Plan") and our 2022 Stock Incentive Plan (the "2022 Plan") that expire, are forfeited or are repurchased by us, as more fully described in the section titled "Executive Compensation—Employee Benefits and Stock Plans."

For a description of the terms of our Convertible Notes, as well as an illustrative calculation of the number of shares of Class B common stock issuable upon conversion of the Convertible Notes as of July 31, 2025 and the maturity date of the Convertible Notes, please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Notes."

Except as otherwise indicated, all information in this prospectus assumes or gives effect to the following:

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the Preferred Stock Conversion will occur immediately prior to the completion of this offering;
•
the Reclassification will occur immediately prior to the completion of this offering;
•
no exercise of outstanding options described above or settlement of outstanding RSUs other than the RSU Settlement;
•
the RSU Settlement will occur upon the effectiveness of our registration statement related to this offering;
•
the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the completion of this offering; and
•
no exercise of the underwriters' option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth a summary of our consolidated financial data as of, and for the periods ended on, the dates indicated. The consolidated statements of operations and cash flows data for fiscal 2024 and 2025, are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The consolidated statements of operations and cash flows data for the six months ended July 31, 2024 and 2025, and the consolidated balance sheet data as of July 31, 2025, are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of our future results, and our quarterly results are not necessarily indicative of the results to be expected for the full year or any other period. The summary consolidated financial data in this section are not intended to replace, and are qualified in their entirety by, the consolidated financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands, except share and per share data)
Revenue	$406,883	$538,268	$251,250	$328,494
Cost of revenue(1)	163,633	190,369	94,444	95,737
Gross profit	243,250	347,899	156,806	232,757
Operating expenses:
Sales and marketing(1)	263,096	280,828	151,626	147,426
Research and development(1)	224,496	254,189	130,356	140,737
General and administrative(1)	68,456	68,623	35,555	35,917
Total operating expenses	556,048	603,640	317,537	324,080
Loss from operations	(312,798)	(255,741)	(160,731)	(91,323)
Loss on changes in fair value of convertible notes	(38,575)	(98,627)	(45,124)	(77,402)
Other income, net	13,305	4,101	2,758	4,122
Loss before provision for income taxes	(338,068)	(350,267)	(203,097)	(164,603)
Provision for income taxes	6,784	4,243	3,632	4,940
Net loss	$(344,852)	$(354,510)	$(206,729)	$(169,543)
Net loss per share attributable to common stockholders, basic and diluted(2)	$(3.77)	$(3.64)	$(2.18)	$(1.59)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted(2)	91,394,561	97,515,591	94,670,774	106,429,655
Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(3)		$(1.88)		$(0.73)
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(3)		319,844,914		327,954,658

(1)
Includes stock-based compensation expense as follows:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Cost of revenue	$2,925	$2,477	$1,341	$927
Sales and marketing	25,125	18,341	10,532	6,459
Research and development	27,150	24,698	12,860	8,799
General and administrative	5,791	5,318	2,607	1,457
Total stock-based compensation expense	$60,991	$50,834	$27,340	$17,642

(2)
See Notes 2 and 15 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculation of our basic and diluted net loss per share attributable to common stockholders.
(3)
The following table sets forth the computation of pro forma net loss per share attributable to common stockholders, basic and diluted, for the period presented:

	Fiscal Year Ended January 31,	Six Months Ended July 31,
(in thousands, except share and per share data)	2025	2025
Numerator:
Net loss	$(354,510)	$(169,543)
Stock-based compensation expense related to vesting of RSUs	(245,306)	(70,488)
Pro forma net loss, basic and diluted	$(599,816)	$(240,031)
Denominator:
Weighted-average shares used in computing net loss per share	97,515,591	106,429,655
Pro forma adjustment to reflect assumed conversion of convertible preferred stock into common stock	218,897,608	218,897,608
Pro forma adjustment to reflect the assumed vesting of the RSUs, net of shares withheld to satisfy tax withholding obligations	3,431,715	2,627,395
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	319,844,914	327,954,658
Pro forma net loss per share attributable to common stockholders, basic and diluted	$(1.88)	$(0.73)

Consolidated Balance Sheet Data:

	As of July 31, 2025
	Actual	Pro Forma (1)	Pro Forma as Adjusted (2)(3)
	(in thousands)
Cash, cash equivalents, and marketable securities	$261,407	$261,407	$992,883
Working (deficit) capital (4)	(45,428)	(127,704)	682,326
Total assets	827,387	827,387	1,554,692
Convertible notes	700,341	700,341	700,341
Total liabilities	1,439,466	1,521,742	1,439,017
Convertible preferred stock	1,050,561	-	-
Additional paid-in capital	458,186	1,742,242	2,552,267
Accumulated deficit	(2,119,055)	(2,434,849)	(2,434,849)
Total stockholders' (deficit) equity	(612,079)	(694,356)	115,674

________________

(1)
The pro forma consolidated balance sheet data gives effect to (1) the Preferred Stock Conversion, as if such conversion had occurred on July 31, 2025; (2) the filing of our amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering and will effect the Reclassification, as if the Reclassification had occurred on July 31, 2025; (3) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation expense of $315.8 million associated with the RSU Settlement; (4) the net issuance of an estimated 6,059,110 shares of our Class B common stock upon the RSU Settlement; and (5) a liability of $82.3 million to satisfy a portion of the anticipated tax withholding and remittance obligations related to the RSU Settlement.
(2)
The pro forma as adjusted consolidated balance sheet data gives effect to (1) the pro forma adjustments set forth in footnote (1) above; (2) the issuance and sale by us of 47,800,000 shares of Class A common stock in this offering at the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (3) a cash payment of $82.3 million to satisfy our tax withholding and remittance obligations related to the RSU Settlement.
(3)
Each $1.00 increase or decrease in the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of our cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $40.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, each of our cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $17.1 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
(4)
Working capital (deficit) is defined as current assets less current liabilities.

Consolidated Statement of Cash Flows Data:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Net cash (used in) provided by operating activities	$(167,166)	$(110,678)	$(105,914)	$8,714
Net cash provided by investing activities	176,950	2,244	53,682	19,604
Net cash provided by financing activities	6,286	109,861	13,575	16,481

Key Business Metric and Non-GAAP Financial Measures:

We review a number of operating and financial metrics, including the following key metric and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. generally accepted accounting principles ("GAAP"). See the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metric" for additional information regarding our key business metric and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for additional information and reconciliations of our non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
Dollar-based net retention rate	115%	113%	113%	118%
Gross margin	60%	65%	62%	71%
Non-GAAP gross margin	65%	69%	67%	74%
Operating margin	(77)%	(48)%	(64)%	(28)%
Non-GAAP operating margin	(56)%	(34)%	(49)%	(19)%
Net cash (used in) provided by operating activities as a percentage of revenue	(41)%	(21)%	(42)%	3%
Free cash flow margin	(51)%	(28)%	(50)%	(1)%

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto, before making a decision to invest in our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any such risks or any of the following risks occur, our business, results of operations, and financial condition could be materially and adversely affected. Also, the price of our Class A common stock could decline due to any of these risks, and as a result, you could lose all or part of your investment.

Because of the following factors, as well as other factors affecting our businesses, financial condition, operating results, and prospects, past financial performance should not be considered a reliable indicator of future performance, and investors should not rely on historical trends to anticipate trends or results in the future.

Risks Related to Our Business and Industry

We have a history of losses, anticipate increases in our operating expenses in the near-term, and may not achieve or sustain profitability. If we cannot achieve and sustain profitability, our business, results of operations, and financial condition will be adversely affected.

We have experienced net losses in each period since inception. We generated net losses of $344.9 million and $354.5 million for fiscal 2024 and fiscal 2025, respectively. We experienced a net loss of $206.7 million and $169.5 million for the six months ended July 31, 2024 and 2025, respectively. As of July 31, 2025, we had an accumulated deficit of $2.1 billion. While we have experienced rapid revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of sales to achieve or maintain profitability in the future. We expect our operating expenses will increase over time as we continue to invest meaningfully in expanding our sales force, increasing our marketing efforts, expanding into new markets and further developing our technology architecture and platform, and as we incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. In addition, our ability to achieve and maintain profitability will be highly dependent on our ability to successfully market our platform and products to new and existing customers. These efforts may prove to be more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. Our efforts and investments to implement systems and processes to scale operations may not be sufficient or may not be effective. As a result, we may incur significant losses in the future for a number of reasons, including the other risks described herein, unforeseen expenses, difficulties, complications, or delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and the trading price of our Class A common stock may significantly decrease.

In addition, in the several quarters following the completion of this offering, we expect to recognize significant stock-based compensation expense related to certain outstanding RSUs that are subject to performance-based conditions that will be satisfied in connection with this offering, which will contribute to increases in our operating expenses any will negatively impact our ability to achieve profitability. In particular, if the offering had been completed as of July 31, 2025, we would have recognized approximately $315.8 million of stock-based compensation expense associated with the satisfaction of the performance-based condition for certain outstanding RSUs, for which the service-based conditions have been fully or partially satisfied prior to this offering, which will also negatively impact our results of operations for that quarter.

We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We were founded in 2012 and have been growing rapidly over the last several years, with revenue of $406.9 million and $538.3 million for fiscal 2024 and 2025, respectively, and $251.3 million and $328.5 million for the six months ended July 31, 2024 and 2025, respectively, and we may continue to experience rapid growth in the future. As a result, our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. Many factors may contribute to declines in our revenue growth rate, including increased competition, slowing demand for our platform and products from existing and new customers, a failure by us to capitalize on growth opportunities, terminations of contracts by our existing customers, and the maturation of our business, among others. Our recent and historical growth should not be considered indicative of our future performance. Even if our revenue continues to increase over the long term, our revenue growth rate has in the past declined, and we expect our revenue growth rate to decline in the future, as a result of a variety of factors, including the maturation of our business. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our growth rates may slow and our business, results of operations, and financial condition could be harmed.

Overall growth of our revenue also depends on a number of factors, including our ability to acquire new customers, retain our existing customers and expand sales to existing customers; offer a compelling platform and products; execute an effective sales and marketing strategy; attract, effectively train, and retain new sales, marketing, professional services, and support personnel in the markets we pursue; develop or expand relationships with channel partners; expand into new geographies and vertical markets; develop and deploy new products, features, and functionalities; and provide quality customer support once deployed.

We may not successfully accomplish any of these objectives. If we do not, or if the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain our revenue growth for any reason, including the reasons listed above, it may be difficult to achieve and maintain profitability, the trading price of our Class A common stock may be volatile, demand for our platform and products could decline, and our business, financial condition, and results of operations may be adversely affected.

Our future revenues and operating results will be harmed if we are unable to acquire new customers, if our customers do not renew their arrangements with us, or if we are unable to expand sales to our existing customers.

To continue to grow our business, we must continue to add new customers. Our success in adding new customers depends on numerous factors, including our ability to offer a compelling platform and products; execute an effective sales and marketing strategy; attract, effectively train, and retain new sales, marketing, professional services, and support personnel in the markets we pursue; develop or expand relationships with channel partners, including system integrators, VARs, technology partners, and MSPs; expand into new geographies and vertical markets; deploy our platform and products for new customers; and provide quality customer support once deployed.

In addition, we also believe that it is important to our continued growth that our existing customers renew their arrangements with us when their contract terms expire. A substantial majority of our customers purchase subscriptions with a contract term of one to three years. Our customers have no obligation to renew their contracts with us, and some of our customers have in the past chosen not to do so. Even if our customers do choose to renew their contracts, they may decide not to renew their contracts for a similar contract period, at the same prices and terms, or with the same or a greater number of users or capacity. Our customer retention and expansion are difficult to accurately predict and may decline or fluctuate as a result of a number of factors, including our customers' satisfaction with our platform and products and their spending levels, our pricing, industry developments, competition, changing regulatory environments, and general economic conditions. Our ability to increase revenue also depends on our ability to expand our customer relationships over time by increasing the number of products we offer and use cases we serve and the number, business functions and locations of users for whom our customers license our products. Our ability to increase sales to existing customers depends on several factors, including their experience with implementing and using our platform and products and the existing products they have implemented, their ability to integrate our platform and products with existing technologies, and our pricing model.

Furthermore, the market for security, networking, and analytics products such as ours is relatively new, and if we are unable to convince organizations of the benefits of our platform and products, then we may be unable to acquire new customers or keep existing customers. If we are unable to successfully acquire new customers, retain our existing customers, expand sales to existing customers, or introduce new products, our business, results of operations, and financial condition would be adversely affected. The adverse effect on our financial results may be particularly acute because of the significant research, development, marketing, sales, and other expenses we will have incurred in connection with the new products.

If the market for security, networking, and analytics does not grow, our ability to grow our business and our results of operations may be adversely affected.

The market for security, networking, and analytics, including our platform and products, is rapidly evolving. We believe our future success will depend in large part on growth in the market for security, networking, and analytics. We also believe that our platform and products represent a significant shift from on-premises appliance-based security solutions. While cloud-based security, networking, and analytics solutions have seen increased adoption, traditional on-premises security and networking appliance and software solutions continue to be rooted in the infrastructure of many of our potential customers, particularly large enterprises, because of their prior investment in, and their familiarity with, such solutions. As such, it is difficult to predict future demand for cloud-based security, networking, and analytics or the success of competitive products, and, as a result, customer adoption and retention rates for these products and the future growth of this market. Any expansion in this market depends on a number of factors, including the cost, performance, perceived value associated with our platform and products and similar solutions of our competitors, and enterprises' potential preference to manage security with existing appliances and infrastructure alone as opposed to investing in a security, networking, and analytics platform such as ours. The markets for some of our products are new, unproven, and evolving, and our future success depends on growth and expansion of these markets. Trends in hybrid and remote work may also impact our business. For example, some large enterprises have publicly signaled an intent to reduce hybrid and remote work, and a widespread reduction in hybrid and remote work could adversely impact demand for our platform and products. If our platform and products do not achieve widespread adoption or there is a reduction in demand for our platform and products due to a lack of customer acceptance, technological challenges, competing products or solutions, concerns relating to privacy, data protection, or cybersecurity, decreases in corporate spending, changes in hybrid and remote work arrangements, weakening economic conditions or otherwise, it could result in early terminations, reduced customer retention rates, or decreased revenue, any of which would adversely affect our business, results of operations and financial condition.

Additionally, if the incidence of security breaches and incidents were to decline, or enterprises or governments were to perceive that the incidence of security breaches and incidents had declined, our ability to attract and retain customers could be adversely affected. We may face additional difficulties in attracting organizations that use legacy systems and products to purchase our platform and products if they believe that these legacy systems and products are more cost-effective, are bound by long term contracts, or provide a level of security that is sufficient to meet their needs. Furthermore, the use of cloud security, networking, and analytics is relatively new, and if we are unable to convince organizations of the benefits of our platform and products, then we may be unable to acquire new customers or keep existing customers. If organizations do not continue to adopt our platform for any of the reasons discussed above or for other reasons not contemplated, our sales will not grow as quickly as anticipated, or at all, and our business, operating results and financial condition will be adversely affected.

Our business and growth depend in part on the success of our relationships with our partner ecosystem. If we are unable to maintain or develop these relationships, our business, results of operations and financial condition could be materially and adversely affected.

We rely extensively on our ecosystem of channel partners, including VARs and distributors, technology alliances, service and telecommunications partners, MSPs, system integrators, and other strategic partners to deliver, customize, integrate, and manage our platform and products for substantially all of our customers. A significant portion of our sales also originates within our partner ecosystem. For example, sales through our top five partners and their affiliates, in aggregate, represented 32% of our revenue for fiscal 2024 and 33% of our revenue for fiscal 2025. Further, sales through our top five partners and their affiliates, in aggregate, represented 32% of our revenue for the six months ended July 31, 2024 and 35% of our revenue for the six months ended July 31, 2025. We have experienced, and may in the future experience, consolidation in our partner ecosystem through the merger of certain of our channel partners, which may increase our reliance on individual channel partners. Not only does our joint sales approach require additional investment to grow and train our sales force, but we believe that continued growth in our business is dependent upon identifying, developing and maintaining strategic relationships with our existing and potential channel partners. Our arrangements with our channel partners are generally non-exclusive, meaning they may offer customers the products and services of several different companies, including products and services that compete with our platform and products. If our channel partners do not effectively market and sell our platform and products, choose to use greater efforts to market and sell our competitors' products or services, fail to meet the needs of our customers, or cease marketing our platform and products or providing services to us, our ability to grow our business and sell our platform and products may be adversely affected. Our channel partners may cease marketing our platform and products with limited or no notice and with little or no penalty. If one or more of our channel partners determines that it is unable to both provide services to us or cooperate with us in our go-to-market efforts while at the same time providing services to our competitors, those channel partners may cease marketing our platform and products or otherwise cease providing services to us or cooperating with us in our go-to-market efforts. Our ability to achieve revenue growth in the future will depend in part on our maintaining successful relationships with our channel partners, identifying additional channel partners and training our channel partners to independently sell and deploy our platform and products. If we are unable to maintain our relationships with our existing channel partners or develop successful relationships with new channel partners or if our channel partners fail to perform, the demand for our platform and our products could decline, and our business, results of operations and financial condition could be materially and adversely affected.

We also collaborate with adjacent technology vendors to offer comprehensive solutions to our respective customers, including through mutual referrals and integrations and through cloud marketplace programs. If we do not effectively collaborate with such technology partners, or if they elect to terminate their relationships with us or develop and market solutions that compete with our platform and products, our business, results of operations and financial condition could be materially and adversely affected.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly revenue and operating results tend to fluctuate from period to period, and we believe that our quarterly results may vary significantly in the future. Consequently, you should not rely on the results of any one quarter as an indication of future performance. Period-to-period comparisons of our revenue and operating results may not be meaningful and, as a result, may not fully reflect the underlying performance of our business.

Our quarterly operating results may fluctuate as a result of a variety of factors, including, but not limited to, those listed below, many of which are outside of our control:

•
our ability to achieve broad market acceptance and the level of demand for our platform and our products;
•
our ability to attract new customers, particularly large enterprises;
•
our ability to retain customers and expand their usage of our platform and products, particularly our largest customers;
•
increases in and timing of operating expenses, particularly for sales and marketing, that we may incur to grow and expand our operations and to remain competitive;
•
our ability to successfully expand in the United States and internationally and further penetrate key markets;
•
the effectiveness of our sales and marketing programs;
•
the length and unpredictable nature of our sales cycle;
•
the timing and availability of renewals;
•
technological changes and the timing and success of new service introductions by us or our competitors or any other change in the competitive landscape of our market;
•
pricing pressure as a result of competition or otherwise;
•
the mix of revenue and associated costs attributable to our various products, which may impact our gross margins and operating income;
•
the mix of revenue attributable to larger transactions as opposed to smaller transactions and the associated volatility and timing of our transactions;
•
the mix of subscription, billing, and payment terms, which affects discounts and revenue, and may result in a decrease in gross margins and deferred revenue and impact the timing of cash flows;
•
the loss or deterioration of our channel partnerships and other relationships influencing our sales execution;
•
changes in customers' budgets and in the timing of their purchasing decisions, including seasonal buying patterns for IT spending;
•
the timing and success of new product introductions by our competitors and by us;
•
reputational harm as a result of actual, perceived or purported significant security breaches or incidents impacting, or technological failures, disruptions or difficulties with, our internal networks, systems or data, or our platform and our products;
•
changes in the legislative or regulatory environment affecting our platform or customers' use of our platform;
•
fluctuations in stock-based compensation expense, including the stock-based compensation expense that we expect to incur in connection with this offering;
•
foreign exchange gains and losses related to operating expenses incurred and any sales denominated in currencies other than the U.S. dollar;

•
costs related to the acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;
•
our ability to control costs, including our operating expenses;
•
the collectability of receivables from customers and channel partners, which may be hindered or delayed if these customers or channel partners experience financial distress;
•
economic conditions specifically affecting industries in which our customers participate;
•
natural disasters or other catastrophic events; and
•
litigation-related costs, settlements, or adverse litigation judgments.

Any one or more of the factors above may result in significant fluctuations in our results of operations. We also intend to continue to invest significantly to grow our business in the near future rather than optimizing for profitability or cash flows.

The variability and unpredictability of our quarterly results of operations or other operating metrics could result in our failure to meet our expectations or those of industry or financial analysts. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our Class A common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

If we do not effectively develop and expand our sales and marketing capabilities, we may be unable to add new customers or increase sales to our existing customers, and our business will be adversely affected.

To increase the number of customers and increase the market acceptance of our platform, we will need to expand our sales and marketing operations, including our domestic and international sales forces. Although we have a channel sales model, our sales representatives typically engage in direct interaction with our prospective customers. Therefore, we continue to be substantially dependent on our sales force to obtain new customers. Increasing our customer base and achieving broader market acceptance of our platform will depend, to a significant extent, on our ability to expand and further invest in our sales and marketing operations and activities, particularly in the United States. There is significant competition for sales personnel with the advanced sales skills and technical knowledge we need. We believe that selling security, networking, and analytics solutions requires particularly talented sales personnel with the ability to communicate the transformative potential of our platform and products. These requirements are heightened as the number and variety of products we offer increases, and in recent periods we have invested significantly in training and recruiting sales personnel to effectively sell our expanding portfolio of products. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining enough talented sales personnel in both the U.S. and international markets.

New hires require significant training and may take significant time before they achieve full productivity. As a result, our new hires and planned hires may not become as productive as we would like, and we may be unable to hire or retain enough qualified individuals in the future. As a result of our rapid growth, a large percentage of our sales and marketing team is new to our company and selling our platform and products, and therefore this team may be less effective than our more seasoned employees. Furthermore, hiring sales personnel in new countries, or expanding our existing presence, requires upfront and ongoing expenditures that we may not recover if the sales personnel fail to achieve full productivity. We cannot predict whether, or to what extent, our sales will increase as we expand our sales force or how long it will take for sales personnel to become productive. The effectiveness of our sales and marketing has also varied over time and, together with the effectiveness of any partners or resellers we may engage, may vary in the future. Our business and operating results may be harmed if our efforts do not generate a correspondingly significant increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

Our sales cycle is long and unpredictable, and our sales efforts require considerable time and expense.

The length and unpredictability of the sales cycle for our platform and products makes it difficult to identify a regular cadence to our sales. We and our channel partners are often required to spend significant time and resources to better educate and familiarize potential customers with the value proposition of our platform and products. Customers often view the purchase of our platform and products as a strategic decision and significant investment and, as a result, frequently require considerable time to evaluate, test, and qualify our platform and products, as well as those of our competitors, prior to purchasing our platform and products. Large enterprises and government entities in particular often undertake a significant evaluation process that further lengthens the sales cycle. In 2023, we achieved FedRAMP High certification, and given our limited experience with selling to the government, any sales to government entities could require particularly significant investments of time and expense. In addition, the impact of macroeconomic conditions could materially and adversely affect our business, results of operations and financial condition by reducing sales, lengthening sales cycles and lowering prices for our platform and products. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which ultimately may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

•
the discretionary nature of purchasing and budget cycles and decisions;
•
lengthy purchasing approval processes;
•
the evaluation of competing products during the purchasing process;
•
the time, complexity, and expense involved in replacing existing solutions;
•
announcements or planned introductions of new products, features, or functionality by us or our competitors;
•
the practice of large enterprises often driving their purchasing cycles based on internal factors rather than marketing cycles; and
•
evolving functionality demands.

Our sales force develops relationships directly with our customers, and together with our channel account teams, works with our channel partners on account penetration, account coordination, sales and overall market development. We spend substantial time and resources on our sales efforts without any assurance that our efforts will produce a sale. Platform purchases are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. As a result, it is difficult to predict whether and when a sale will be completed.

If our efforts in pursuing sales and customers are unsuccessful, or if our sales cycles lengthen, our revenue could be lower than expected, which would have an adverse effect on our business, operating results, and financial condition.

We recognize most of our revenue ratably over the term of our agreements with customers and, as a result, downturns or upturns in sales may not be immediately reflected in our operating results and may be difficult to discern.

Our platform and products are sold under a subscription model, with typical terms of one to three years. Our business, results of operations, and financial condition could be materially and adversely affected if we fail to successfully manage our subscription model, which depends upon our ability to, among other things, properly price our subscription-based arrangements, maintain systems and processes to properly account for and administer subscriptions, deliver our platform and products, retain our customers, and further develop or acquire related technologies and infrastructure.

We recognize most of our revenue ratably over the terms of our agreements with customers. As a result, a portion of the revenue that we report in each period will be derived from the recognition of deferred revenue relating to agreements entered into during previous periods. Consequently, a decline in new subscription sales or renewals in any one period may not be immediately reflected in our revenue results for that period. This decline, however, will negatively affect our revenue in future periods. Additionally, subscriptions that are invoiced annually in advance or multi-year in advance contribute significantly to our short-term and long-term deferred revenue. Earlier this year, we shifted more of our business to annual billing of multi-year contracts. As a result, we expect our growth rate of billings and deferred revenues to decline in subsequent quarters, and we may experience negative growth in billings or deferred revenue in certain quarters in the future. Accordingly, the effect of downturns or upturns in market acceptance of our platform and products, in new sales and our rate of renewals may not be fully reflected in our results of operations until future periods. Although our contracts are generally non-cancellable, customers could request to cancel existing arrangements under certain circumstances, which would adversely impact our results of operations.

We expect to continue to invest in research and development, sales and marketing, network infrastructure, general and administrative functions, and other areas to grow our business. We may also be unable to reduce our cost structure in line with a significant deterioration in sales or renewals. Such costs are generally expensed as incurred (with the exception of sales commissions and certain research and development costs), as compared to the corresponding revenue, substantially all of which is recognized ratably in future periods. As a result, we are likely to recognize the costs associated with these investments earlier than some of the anticipated benefits, and the return on these investments may develop more slowly, or may be lower, than we expect, which could adversely affect our operating results.

We face intense competition in our market, both from larger, well-established companies and from emerging companies, and we may lack sufficient financial and other resources to maintain and improve our competitive position.

The market for security, networking, and analytics is intensely competitive and is characterized by constant change and innovation. We face competition from large, well-known companies that offer security, networking, and/or analytics within their product portfolios, and vendors with whom we have not traditionally competed but who may either introduce new products or incorporate features into existing products that compete with our platform and products. Our primary competitors include companies such as Broadcom, Cisco, Fortinet, Palo Alto Networks, and Zscaler. We consider the following types of companies our competitors or potential competitors:

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independent IT security vendors, which offer a mix of network and/or security products;
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large networking and other vendors that offer security appliances and/or incorporate security capabilities into their networking products and other services;
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companies with point solutions that compete with some of the features of our platform and products, such as proxy, firewall, cloud access security broker, sandboxing and advanced threat protection, data loss prevention, encryption, load balancing, and virtual private network ("VPN"); and
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other providers of IT security services that offer, or may leverage related technologies to introduce, products that compete with or are alternatives to our platform and products.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

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greater name recognition, longer operating histories and larger customer bases;
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larger sales and marketing budgets and resources;
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broader distribution and established relationships with channel partners and customers;
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greater customer support resources;

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greater resources to make acquisitions and enter into strategic partnerships;
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lower labor and research and development costs;
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larger and more mature intellectual property rights portfolios; and
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substantially greater financial, technical and other resources.

Our competitors may be successful in convincing IT decision makers that legacy appliance-based security, networking, and analytics solutions or hybrid cloud solutions based on legacy technology are sufficient to meet their security, networking, and analytics needs and provide security, networking, and analytics performance that competes with our platform and products. Our competitors may also seek to extend or supplement their existing offerings to provide security, networking, and analytics solutions that more closely compete with our offerings. Further, many organizations have invested substantial personnel and financial resources to design and operate their appliance-based networks and have established deep relationships with appliance vendors. As a result, these organizations may prefer to purchase from their existing suppliers rather than add or switch to a new supplier.

Some of our larger competitors have substantially broader and more diverse product and services offerings, which may allow them to leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our platform and products, including through selling at zero or negative margins, offering free services and other concessions, bundling products or maintaining closed technology platforms. Many competitors that specialize in providing protection from a single type of security threat may be able to deliver these targeted security products to the market more quickly than we can or to convince organizations that these limited products meet their needs.

In addition, merger and acquisition transactions in the technology industry continue to occur, particularly transactions involving cloud-based technologies. Accordingly, there is a greater likelihood that we will compete with other large technology companies in the future. Some of our competitors have made acquisitions or entered into strategic relationships to offer a more comprehensive product than they individually had offered. Companies and alliances resulting from these possible consolidations and partnerships may create more compelling product offerings and be able to offer more attractive pricing, making it more difficult for us to compete effectively. In addition, continued industry consolidation may adversely impact customers' perceptions of the viability of small and medium-sized technology companies and consequently their willingness to purchase from those companies.

New start-up companies that innovate and competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our platform and products, and our business could be materially and adversely affected if such technologies or products are widely adopted. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer orders, reduced revenue, and gross margins, increased net losses, and loss of market share. Any failure to meet and address these factors would adversely affect our business, results of operations, and financial condition.

If we fail to effectively manage our growth, we may be unable to execute our business plan, maintain high levels of service, adequately address competitive challenges or maintain our corporate culture, and our business, results of operations, and financial condition would be harmed.

Our business has experienced significant growth and is becoming increasingly complex. We increased the number of our employees from 2,541 as of July 31, 2024 to 2,910 as of July 31, 2025. The number of countries in which we have employees remained unchanged at 33 over the same period. Further, we increased the number of our customers from 3,571 as of July 31, 2024 to 4,317 as of July 31, 2025 with the number of countries in which we have customers growing from 84 as of July 31, 2024 to 90 as of July 31, 2025. We expect this growth to continue. This growth has placed and may continue to place significant demands on our operational infrastructure, financial resources and management team. To effectively manage this growth, we have made, and plan to continue to make, substantial investments to improve our operational, financial, and management controls, as well as our reporting systems and procedures. Our success will depend in part on our ability to manage this complexity effectively without undermining our corporate culture, which we believe has been central to our success. These and other improvements in our systems and controls will require significant capital expenditures and the allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth, ensure uninterrupted operation of our platform and key business systems and comply with the rules and regulations applicable to public companies could be impaired, the quality of our platform and products could suffer and we may not be able to adequately address competitive challenges.

As our customer base continues to grow, we likely will need to expand our professional services and other personnel, and maintain and enhance our existing partner network, to provide a high level of customer service. We also will need to effectively manage our direct and indirect sales processes as the number and type of our sales personnel and channel partners continue to grow and become more complex, particularly to the extent we continue to expand into new geographies and vertical markets. This complexity is further driven by the number of products offered through our platform and the various ways in which we sell our platform and products, including on a per subscription or bundled basis. If we do not effectively manage the increasing complexity of our business and operations and the integration of new products, features and functionality added to our platform, the quality of our platform, products, and customer service could suffer and we may not be able to compete effectively. These factors could impair our ability, and our channel partners' ability, to attract new customers, retain existing customers, expand our customers' use of our platform and products, and continue to provide high levels of customer service, all of which would adversely affect our reputation, overall business, results of operations, and financial condition.

In addition, we believe that our corporate culture has been a contributor to our success, which we believe fosters innovation, teamwork and an emphasis on customer-focused results. We also believe that our culture creates an environment that drives and perpetuates our strategy and cost-effective distribution approach. In the past we have, and in the future we may, restructure or reduce our workforce to align people, roles and projects to our strategic priorities. Any restructuring, reduction or realignment in the workforce has the potential to negatively impact employee morale or make it more difficult to attract and retain talent. As we continue to grow, or if we undertake future restructuring efforts, we may find it difficult to maintain our corporate culture. Preservation of our corporate culture is also made more difficult by our hybrid work environment, and most of our employees continue to work from home on a full time or part time basis. Any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate, operate effectively, and execute on our business strategy. If we experience any of these effects in connection with future growth, it could materially impair our ability to attract new customers, support and retain existing customers and expand their use of our platform, all of which would materially and adversely affect our business, results of operations, and financial condition.

Seasonality may cause fluctuations in our sales and results of operations.

Historically, we have experienced seasonality in sales, as we typically experience a higher percentage of our sales to new customers and renewal subscriptions with existing customers in the fourth quarter of our fiscal year. We believe that this results from the procurement, budgeting, and deployment cycles of many of our customers, particularly our enterprise customers, as well as the timing and structure of our sales compensation programs. Because our contracts typically provide for annual up-front payments, this seasonality is reflected in changes to our deferred revenue and remaining performance obligations. This seasonality is reflected to a much lesser extent, and sometimes is not immediately apparent, in revenue, due to the fact that we recognize subscription revenue ratably over the term of the subscription, which is generally one to three years. We expect that this seasonality will continue to affect our sales and results of operations in the future and might become more pronounced as we continue to target larger enterprise customers. We expect that seasonality may also reduce our ability to predict cash flow and optimize the timing of our operating expenses.

If we are not able to maintain and enhance our brand or reputation as an industry leader and innovator, our business, results of operations and financial condition may be adversely affected.

We believe that maintaining and enhancing our reputation as a leader and innovator in the market for security, networking, and analytics is critical to our relationship with our existing customers and channel partners and our ability to attract new customers. The successful promotion of our brand attributes will depend on a number of factors, including our marketing efforts, our ability to continue to develop high-quality products, functionalities and features, and our ability to successfully differentiate our platform and products from competitive products and services. Our brand promotion activities may not be successful or yield increased revenue. In addition, independent industry analysts often provide reports evaluating our products, as well as those of our competitors, and the perception of our platform and products in the marketplace may be significantly influenced by these reports. If these reports are negative, or less positive as compared to those of our competitors, our reputation may be adversely affected. Additionally, the performance of our channel partners may affect our brand and reputation if customers do not have a positive experience with our platform and products as implemented by our channel partners or with the implementation generally. The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new geographies and vertical markets, and as more sales are generated through our channel partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and reputation, the demand for our platform and products may decline, and our business, results of operations and financial condition may be adversely affected.

Our international operations expose us to significant risks, and failure to manage those risks could materially and adversely impact our business, results of operations and financial condition.

Historically, we have derived a significant portion of our revenue from outside the United States. During fiscal 2025, EMEA and APJ contributed 24% and 19% of our revenue, respectively, representing 47% and 40% year-over-year growth. Further, revenue contributed from EMEA and APJ comprised 25% and 19% for the six months ended July 31, 2025, representing 37% and 33% year-over-year growth, respectively. As of July 31, 2025, approximately 65% of our full-time employees were located outside of the United States. We have offices in the United Kingdom, France, Spain, India, Taiwan, and other locations. We also host our network of data centers in more than 75 unique regions with more than 200 localization zones globally. We are continuing to adapt to and develop strategies to address international markets and our growth strategy includes continued expansion into target geographies, but there is no guarantee that such efforts will be successful. We expect that our international operations will continue to grow in the future, as we continue to pursue opportunities in international markets. These international operations will require significant management attention and financial resources and are subject to substantial risks, including:

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political, economic and social uncertainty or international conflict;
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unexpected costs for the localization of our platform and products, including translation into foreign languages and adaptation for local practices and regulatory requirements;

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greater difficulty in enforcing contracts and accounts receivable collection, and longer collection periods;
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reduced or uncertain protection for intellectual property rights in some countries;
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greater risk of unexpected changes in regulatory practices, tariffs and tax laws and treaties;
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greater risk of a failure of foreign employees, partners, distributors and resellers to comply with both U.S. and foreign laws, including antitrust regulations, anti-bribery laws, export and import control laws, trade and economic sanctions and any applicable trade regulations ensuring fair trade practices;
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requirements to comply with foreign laws and regulations relating to privacy, data protection, cybersecurity and information security and the risks and costs of noncompliance;
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increased expenses incurred in establishing and maintaining office space and equipment for our international operations;
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difficulties in complying with laws and regulations relating to AI and ML;
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greater difficulty in identifying, attracting and retaining local qualified personnel, and the costs and expenses associated with such activities;
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differing employment laws and practices, and labor relations issues;
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difficulties in managing and staffing international offices and increased travel, infrastructure and legal compliance costs associated with multiple international locations;
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fluctuations in exchange rates between the U.S. dollar and foreign currencies in markets where we do business and related impact on sales cycles; and
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the impact of natural disasters and catastrophic events on customers, partners, suppliers, employees, and the global economy.

As we continue to develop and grow our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these risks. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Our failure to successfully manage our international operations and the associated risks could limit the future growth of our business.

We rely on a limited number of vendors and suppliers globally for certain equipment, software, and services that we use to operate our platform and products, and any disruption, whether as a result of tariffs or otherwise, in the availability or price of such equipment, software, and services could increase our expenses or delay our ability to expand or increase the capacity of our global data center network or otherwise operate our business.

We rely on a limited number of vendors and suppliers globally for certain of the equipment, software and services we use to operate our global data center network and provide our platform and products to our customers, including sole or limited sourced hardware, software and SaaS services. Our reliance on these vendors and suppliers exposes us to risks, including reduced control over costs and constraints based on the then-current availability, terms and pricing offered by these vendors and suppliers. For example, we generally purchase equipment or the components of equipment on a purchase order basis, and do not have long-term contracts guaranteeing supply. In addition, the technology industry has experienced component shortages, delivery delays, price increases and service interruptions in the past, and we may experience shortages, delays, materially increased costs or service interruptions in the future, including as a result of natural disasters, acts of war or international conflicts, epidemics or global pandemics, increased demand in the industry, trade policy, or if our suppliers do not have sufficient rights to supply the components in all jurisdictions in which we may host our platform and products. While global economic conditions have not had a material impact on our supply chain to date, these conditions have increased our costs in the past and could result in disruptions and delays for components in the future. For instance, there is a risk that current geopolitical, diplomatic and other developments affecting the relationship between China and Taiwan may materially and negatively impact the availability of certain critical components that we use in our data centers, which we source from overseas. The availability or price of such components may also be impacted by global trade policy, including the introduction or modification of tariffs affecting such components. For example, the current U.S. presidential administration has recently imposed tariffs on countries globally. If our supply of certain components is disrupted or delayed, there can be no assurance that available alternatives can serve as adequate replacements for the existing components or that alternatives will be available on terms that are favorable to us, if at all. Concentration among the vendors who host our co-located data centers may also increase our costs and exposure to business disruptions arising from our relationships with such vendors, including in the event that such vendors experienced a material service interruption or in the event that we are unable to renew our agreements with such vendors on terms that are favorable to us, if at all. Any disruption or delay in access to components, critical software and services that we use to operate our business may increase our costs, delay opening new data centers, delay increasing capacity or replacing defective equipment at existing data centers, or cause other constraints on our operations that could damage our channel partner or customer relationships or otherwise have a material adverse impact on our business.

Adverse economic conditions or reduced security, networking, or analytics spending may adversely impact our revenue and profitability.

Our operations, performance and growth depend in part on worldwide economic conditions and the impact these conditions have on levels of spending on security, networking, and analytics. Our business depends on the overall demand for security, networking, and analytics and on the economic health and general willingness of our current and prospective customers to purchase our platform and products. A broad reduction in security, networking, or analytics spending would have a material impact to our business.

The United States and the global economy have in the past few years experienced high levels of inflation. While inflation rates have recently moderated, the existence of inflation in the U.S. and global economy and the pricing pressure created by rising inflation in prior periods has resulted, and may continue to result, in high interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates and other similar effects. Elevated inflation rates can affect our expenses, especially employee compensation. In addition, rising interest rates could adversely affect the value of our investments and cash on hand and increase our borrowing costs. Inflation and related increases in interest rates could also increase our customers' operating costs, which could result in reduced security, networking, or analytics budgets, less demand for our platform and products, or delays in new orders, renewals or payments due to us. Because our customer contracts have typical terms of one to three years and are generally billed annually in advance, whereas our expenses in delivering cloud security platform are generally expensed as incurred, our ability to adjust our pricing in a timely manner in response to inflation or other macroeconomic conditions is limited.

Governments have implemented and are implementing fiscal policy interventions in response to high levels of inflation, including raising interest rates or keeping them at elevated levels. These interventions may also reduce economic growth rates, create recessions and increase unemployment rates. This could have an adverse effect on our consolidated financial condition and results of operations. For example, if our customers were to reduce their IT budgets or workforces in response to deteriorating economic conditions, they may not purchase or renew subscriptions for our platform and products or may renew for fewer products or users.

In addition, we or our customers may be affected by changes in trade policies, treaties, government regulations, and tariffs, as well as geopolitical volatility. For example, uncertainty as to the impact of the imposition of tariffs on certain countries by the current U.S. presidential administration, as well as any potential retaliatory measures by impacted trade partners, could adversely impact trade relations, result in higher costs, and thereby decrease the purchasing power of our customers, which could delay purchasing decisions, impact payment terms and collections, increase pressure on us to provide discounts, and create general market instability. Trade protection measures, retaliatory actions, tariffs and increased barriers, policies favoring domestic industries, or increased import or export licensing requirements or restrictions could have a negative effect on the overall macro economy and our customers, and our ability to sell our products or deliver services in certain jurisdictions, which could have an adverse impact on our operating results.

The impact of economic conditions, including the ongoing effects of inflation, high interest rates, trade policy, and regional or global recessions could materially and adversely affect our business, results of operations and financial condition in a number of ways, including by reducing sales, lengthening sales cycles and requiring us to lower prices for our platform and products.

Our ability to maintain customer satisfaction depends in part on the quality of our customer support, including the quality of the support provided on our behalf by certain channel partners. Failure to maintain high-quality customer support could have an adverse effect on our business, results of operations, and financial condition.

If we do not provide high quality support to our customers, our ability to renew subscriptions, increase the number of users and sell additional products to customers may be adversely affected. We believe that successfully delivering our platform and products requires a highly skilled level of customer support and engagement. We or our channel partners must assist our customers to deploy our platform and products, resolve performance issues, address interoperability challenges with a customer's existing network and security infrastructure and respond to security threats and cyberattacks. Many enterprises, particularly large organizations, have very complex networks and require high levels of focused support to fully realize the benefits of our platform. Any failure by us to maintain the expected level of support could reduce customer satisfaction and hurt our customer retention, particularly with respect to our large enterprise customers. Additionally, if our channel partners do not provide support to the satisfaction of our customers, particularly with implementation of our platform and products, we may be required to supplement their customer support ourselves, which would require us to hire additional personnel and to invest in additional resources. We may not be able to hire such resources fast enough to keep up with demand, particularly if the sales of our platform exceed our internal forecasts. We may also not be successful in our efforts to fully onboard new hires and provide adequate training to our employees, many of whom continue to work remotely. To the extent that we or our channel partners are unsuccessful in hiring, training and retaining adequate support resources, our ability and the ability of our channel partners to provide adequate and timely support to our customers will be negatively impacted, and our customers' satisfaction with our platform could be adversely affected. We currently rely in part on contractors provided by third-party service providers internationally to provide support services to our customers, and we expect to expand our international customer service support team to other countries. Any failure to properly train or oversee such contractors could result in a poor customer experience and an adverse impact on our reputation and ability to renew subscriptions or engage new customers. Furthermore, as we sell our platform and products internationally, our support organization faces additional challenges, including those associated with delivering support, training and documentation in languages other than English. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality support, could materially harm our reputation, adversely affect our ability to sell our platform and products to existing and prospective customers and could harm our business, results of operations, and financial condition.

Our success depends on the experience and expertise of our senior management team and key employees, particularly our co-founder and Chief Executive Officer, and if we are unable to hire, retain, train, and motivate our personnel, our business, operating results, and prospects may be harmed.

Our success has depended, and continues to depend, on the efforts and talents of our senior management team and key employees, including our leadership team, engineers, product managers, sales and marketing personnel, and professional services personnel. In particular, we are highly dependent on the services of Sanjay Beri, our co-founder and Chief Executive Officer, who is critical to our future vision and strategic direction. We rely on our leadership team in the areas of operations, security, marketing, sales, support and general and administrative functions, and on individual contributors on our research and development team. Although we have entered into employment agreements with our key personnel, these agreements have no specific duration and constitute at-will employment. Our future success will also depend upon our continued ability to identify, hire, and retain additional skilled and highly qualified personnel, which will require significant time, expense, and attention.

The majority of our employees, including all of our officers and key employees, are employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of one or more members of our senior management team, particularly if closely grouped, could adversely affect our ability to execute our business plan and thus, our business, operating results, and prospects. We do not maintain key man insurance on any of our officers or key employees, and we may not be able to find adequate replacements.

Competition for well-qualified employees in all aspects of our business, including sales, professional services, network engineering, and software engineering, is intense. We have from time to time experienced, and may in the future have, difficulty hiring and retaining employees with appropriate qualifications, and many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from our competitors or other companies, these employees' former employers may attempt to assert that we or these employees have breached legal obligations, resulting in a diversion of our time and resources. We may need to invest significant amounts of cash and equity to attract and retain new employees, and we may never realize returns on these investments. Additionally, many of our employees may be able to receive significant proceeds from sales of our Class A common stock in the public markets after this offering, which may reduce their motivation to continue to work for us. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we are unable to hire, retain, train, and motivate our personnel, our business, operating results, and prospects may be harmed.

We have limited experience with our pricing models, and changes in our subscription or pricing models could adversely affect our business, financial condition, and results of operations.

We generate revenue primarily from subscriptions to our platform and products, together with related support services. We offer subscription plans that combine multiple products, and also offer separate subscriptions to individual products and platform functionalities. We have limited experience with respect to determining the optimal prices and pricing models for our subscription plans and products. As the markets for our products mature, as we enter into newer product markets for our business, or as competitors introduce new products or services that compete with ours, we may adjust our subscription or pricing models (including changing the timing of customers' payments over the course of their subscriptions) or promotional programs. Any decrease in the sales prices for access to our platform and products, without a corresponding decrease in costs or increase in sales volume, would adversely affect our revenue, gross margin, financial condition, and cash flow.

We also have limited experience in determining which products and functionality to offer as part of our subscription plans and which to offer as separate products. Our limited experience in determining the optimal manner in which to bundle our various products and functionalities could reduce our ability to capture the value delivered by our offerings, which could adversely impact our business, results of operations, and financial condition.

We provide service level commitments under our customer contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service and our business could suffer.

Our customer agreements contain service level commitments, which contain specifications regarding the availability and performance of our platform and products. Any failure of or disruption to our infrastructure could impact the performance or availability of our platform and products. If we are unable to meet our stated service level commitments or if we suffer extended periods of poor performance or unavailability of our platform and products, we may be contractually obligated to provide affected customers with service credits for future subscriptions, and, in certain cases, refunds. In addition, the limitation of liability provisions in our customer agreements may not fully or effectively protect us from claims as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. We have at times made payments or issued customers credits arising under our service level commitments. Our reputation could be adversely affected, and our revenue, other results of operations and financial condition could be harmed, if we suffer performance issues or downtime that exceeds the service level commitments under our agreements with our customers, particularly if such issues are widespread.

Our future growth depends, in part, on sales to government entities, which are subject to a number of challenges and risks.

We derived approximately 10% and 10%, respectively, of our revenue from sales of our platform and products to federal, state, local, and foreign governments and public universities in fiscal 2024 and fiscal 2025, and a part of our growth strategy is to pursue successful procurement of government and other public sector contracts. Factors that could impede our ability to maintain or increase the amount of revenue derived from the public sector include:

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changes in fiscal or contracting policies;
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decreases in overall levels of government spending or available government funding;
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changes in government programs or applicable requirements;
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the adoption of new laws or regulations or changes to existing laws or regulations; and
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delays or changes in the government appropriations or other funding authorization processes.

The occurrence of any of the foregoing could cause governments, governmental agencies, and others in the public sector to delay or refrain from purchasing our platform and products or otherwise have an adverse effect on our business, operating results, and financial condition.

Additionally, the sale of our platform and products to the public sector is tied to budget cycles, and there are government requirements and authorizations that we may be required to meet. Further, we may be subject to audits and investigations relating to the contracts we enter into with the public sector, and violations could result in penalties and sanctions, including contract termination, refunding or forfeiting payments, fines and suspension, or debarment from future public sector business. Selling to these entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense. Public sector entities often require contract terms that differ from our standard arrangements and impose additional compliance requirements, require increased attention to pricing practices, or are otherwise time consuming and expensive to satisfy. For example, some of our government entity customers contract with us on the basis of our authorization under the U.S. Federal Risk and Authorization Management Program ("FedRAMP"), which has in the past required and may in the future require us to undertake additional actions and expense to ensure compliance. Public sector entities may also have statutory, contractual, or other legal rights to terminate contracts with us or our partners for convenience, for lack of funding, or due to a default, and any such termination may adversely impact our future results of operations. If we represent that we meet certain standards, authorizations (such as FedRAMP), or requirements and do not meet them, or if such authorizations are suspended or revoked, we could be subject to increased liability from our customers, investigation by regulators, or termination rights. Even if we do meet them, the additional costs associated with providing our service to public sector entities could harm our margins. Moreover, changes in underlying regulatory requirements could be an impediment to our ability to efficiently provide our service to public sector customers and to grow or maintain our customer base. Any of these risks related to contracting with public sector entities could adversely impact our future sales and results of operations or make them more difficult to predict.

Future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute stockholder value, and adversely affect our results of operations, financial condition, and prospects.

In the future, we expect that our business strategy may include acquisitions of other companies, products, and technologies. As a function of the industry in which we operate, we may acquire development stage companies that are not yet profitable, and that require continued investment, which could adversely affect our results of operations and liquidity as well as our ability to meet expectations or financial guidance, particularly if such expectations or guidance predate such acquisitions. Development stage companies generally involve a higher degree of risk as compared to later stage companies and have not been proven, require additional capital to develop, and typically do not generate enough revenue to offset increased expenses associated therewith. We also may enter into other strategic relationships with other businesses, which could involve joint ventures, preferred or exclusive licenses, additional channels of distribution, or investments in other companies.

Identifying candidates for strategic transactions can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified strategic transactions. The risks we face in connection with strategic transactions include:

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an acquisition may negatively affect our operating results or balance sheet because it may require us to incur charges or assume substantial levels of debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by stockholders and third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;
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we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel, or operations of any company that we acquire;
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a strategic transaction may disrupt our ongoing business, divert resources, increase our expenses, and distract our management;
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an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;
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we may encounter difficulties in, or may be unable to, successfully sell any acquired products;
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our use of cash in strategic transactions would limit other potential uses for our cash;
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if we incur debt to fund any strategic transactions, such debt may subject us to material restrictions on our ability to conduct our business; and
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if we issue a significant amount of equity securities in connection with future strategic transactions, existing stockholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could adversely affect our business, results of operations, and financial condition.

If we are unable to effectively manage certain risks and challenges related to our operations in India and Taiwan, our business could be harmed.

We believe that our significant presence in India and Taiwan provides important advantages for our business, such as direct access to a large pool of skilled professionals. However, it also creates certain risks that we must effectively manage. As of July 31, 2025, 27% of our global work force was based in India and 8% of our global work force was based in Taiwan, comprised mostly of R&D, support and operations professionals. Wage costs in India and Taiwan for skilled professionals are currently lower than in the United States for comparably skilled professionals. However, wages and benefit costs in India and Taiwan are increasing at a faster rate than in the United States, which could result in us incurring increased costs for technical professionals at a faster rate. There is intense competition in India and Taiwan for skilled technical professionals, and we expect this competition to increase. As a result, we may be unable to retain our current employee base in India and Taiwan or hire additional new talent or do so cost-effectively. In addition, India has recently experienced significant inflation and low economic growth. India also has experienced natural disasters, civil unrest and terrorism and, in the past, has been involved in conflicts with neighboring countries. If we are unable to effectively manage any of the foregoing risks related to our India and Taiwan operations, our development efforts and operations could be impaired, which could materially and negatively impact our growth and operating results.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, or financial reporting standards or interpretations change, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to the fair value allocation of multiple performance obligations in revenue recognition, the assumptions underlying the fair value used for equity-based compensation expense, the fair value of our Convertible Notes and estimated useful lives, and impairment of intangible assets and goodwill arising from business combinations. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock.

Additionally, changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could harm our operating results or the manner in which we conduct our business. Further, such changes could potentially affect our reporting of transactions completed before such changes are effective.

GAAP is subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change. Adoption of such new standards and any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors' confidence in us.

We rely on third parties for certain essential financial and operational services, and a failure or disruption in these services could materially and adversely affect our ability to manage our business effectively.

We rely on third parties to provide many essential financial and operational services to support our business. Many of these vendors are less established and have shorter operating histories than traditional software vendors. Moreover, these vendors provide their services to us via a cloud-based model instead of software that is installed on our premises. As a result, we depend upon these vendors to provide us with services that are always available and are free of errors or defects that could cause disruptions in our business processes. Any failure by these vendors to do so, or any disruption in our ability to access the internet, would materially and adversely affect our ability to manage our operations, and could adversely affect our reputation.

We track certain business and operational metrics, which are subject to inherent challenges in measurement, and actual or perceived inaccuracies in such metrics may harm our reputation and materially adversely affect our stock price, business, results of operations, and financial condition.

We track certain business and operational metrics, including metrics such as NRR, which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools are subject to a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including any metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. Investors should not place undue reliance on these metrics as an indicator of our future or expected results. If investors or analysts do not perceive any metrics we publicly disclose to be accurate representations of our business, or if we discover material inaccuracies in such metrics, our reputation, business, results of operations, and financial condition would be harmed.

Our estimated market opportunity and forecasts of our market and market growth may prove to be inaccurate. Moreover, even if our estimate of the market size is accurate, there can be no assurance that we will serve a significant portion of the market, and even if our estimated market opportunity achieves the forecasted growth, there can be no assurance that our business will grow at similar rates, or at all.

Our estimated market opportunity and growth forecasts included in this prospectus relating to our market opportunity and the expected growth in those markets are subject to significant uncertainty and are based on assumptions and estimates, which may prove to be inaccurate. The markets for cloud-based security, networking, analytics, and AI security are at an early stage and are rapidly evolving. As a result, the size and future growth of these markets are difficult to accurately estimate and subject to change. In addition, third-party estimates of our addressable markets reflect the opportunity available from all participants and potential participants, and we cannot predict with precision our ability to address this demand or the extent of market adoption of our platform and products.

Moreover, the market segments we are targeting may grow at different rates. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable businesses covered by our market opportunity estimates will purchase our products or generate any particular level of revenue for us. Any expansion in our market opportunity depends on a number of factors, including the cost, performance, and perceived value associated with our products and the products of our competitors. Moreover, even if this market meets our size estimate and experiences the forecasted growth, there can be no assurance that our business will serve a significant portion of this market, and we may not grow our business at a similar rate or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, our estimated market opportunity and the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our results of operations.

Our sales contracts are primarily denominated in U.S. dollars, and therefore, most of our revenue is not subject to foreign currency risk. However, in the event of a strengthening of the U.S. dollar against foreign currencies in which we conduct business, the cost of our products to our end-customers outside of the United States would increase, which could lead to a decline in the demand for our platform and products, which could, in turn, adversely affect our financial condition and operating results. The deterioration of currencies in which our customers do business could also increase the likelihood of non-payment and result in requests for concessions or cancellations by customers having significant exposures to such currencies. In addition, increased international sales in the future, including through our channel partners and other partnerships or as a result of our acquisitions, may result in increased foreign currency denominated sales, increasing our foreign currency risk.

Our operating expenses incurred outside the United States and denominated in foreign currencies are generally increasing and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with foreign currency fluctuations, our financial condition and operating results could be adversely affected. We have a foreign currency risk management program, although we do not generally enter into foreign currency forward contracts to mitigate variability in gains and losses generated from the remeasurement of certain monetary assets and liabilities denominated in foreign currencies.

If we become more exposed to currency fluctuations and are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be materially and adversely affected. Further, unanticipated changes in currency exchange rates may result in poorer overall financial performance.

We are exposed to the credit and liquidity risk of our customers, and to credit exposure in weakened markets, which could result in material losses.

Our sales are made on an open credit basis, according to agreed upon payment terms or contractual billing schedules. Such payment terms or billing schedules subject us to risk of non-payment by our customers, including as a result of insolvency. We maintain reserves we believe are adequate to cover exposure for doubtful accounts to mitigate credit risks of these customers. However, these programs may not be effective in reducing our credit risks.

Our exposure to the credit risks described above may increase if our customers are adversely affected by a global economic downturn or periods of economic uncertainty. If we are unable to adequately control these risks, our business, operating results, and financial condition could be harmed. In addition, in the past, we have experienced non-material losses due to bankruptcies among customers. If these losses increase due to global economic conditions, they could harm our business and financial condition.

Risks Related to Our Technology and Our Intellectual Property Rights

If we fail to obtain, maintain, protect, defend, or adequately enforce our intellectual property or proprietary rights, our competitive position could be impaired, and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights.

We believe our intellectual property and other proprietary rights are an essential asset of our business, and our success and ability to compete depend in part upon protection of our intellectual property and proprietary rights. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual provisions, to establish and protect our intellectual property rights, all of which provide only limited protection. We endeavor to protect our intellectual property and proprietary rights by relying on foreign, federal, state, and common law rights; implementing physical, operational, and managerial protections of our confidential information; and entering into contracts providing for confidentiality obligations, assignment of inventions, licenses of intellectual property and similar contractual terms. The prosecution, defense, enforcement, protection, and maintenance of registrations and applications for registration of intellectual property and proprietary rights require significant resources. Given the costs and expenses of obtaining, maintaining, protecting, exploiting, defending, and enforcing our intellectual property rights, we may choose not to obtain, maintain, protect, exploit, defend, or enforce certain intellectual property rights that later turn out to be important.

The efforts we have taken to protect our intellectual property and proprietary rights may not be sufficient or effective, and our intellectual property and proprietary rights may be held invalid or unenforceable. Moreover, we cannot assure you that any patents will be issued with respect to our currently pending patent applications in a manner that gives us adequate defensive protection or competitive advantages, or that any patents issued to us will not be challenged, invalidated or circumvented. We have filed for patents in the United States and in certain non-U.S. jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Moreover, we may need to expend additional resources to defend our intellectual property rights in these countries, and our inability to do so could impair our business or adversely affect our international expansion. Our currently issued patents and any patents that may be issued in the future with respect to pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Additionally, the U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and to maintain issued patents. There are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, it could materially harm our business, operating results, financial condition and prospects.

We may not be effective in policing unauthorized use of our intellectual property rights, and even if we do detect violations, litigation may be necessary to enforce our intellectual property rights. In addition, our intellectual property may be stolen, including by cybercrimes, and we may not be able to identify the perpetrators or prevent the exploitation of our intellectual property by our competitors or others. Protecting against the unauthorized use of our intellectual property rights, technology and other proprietary rights is expensive and difficult, particularly outside of the United States. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management's attention, either of which could harm our business, operating results and financial condition. Further, attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. The inability to adequately protect and enforce our intellectual property and other proprietary rights could seriously harm our business, operating results, financial condition and prospects. Even if we are able to secure our intellectual property rights, we cannot assure you that such rights will provide us with competitive advantages or distinguish our platform and products from those of our competitors or that our competitors will not independently develop similar technology, duplicate any of our technology, or design around our patents.

While it is our policy to require our employees, contractors, and other parties with whom we conduct business who may be involved in the conception or development of intellectual property for us to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Additionally, any such assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Further, although it is our policy to enter into confidentiality agreements with employees and third parties to protect our trade secrets and other proprietary rights, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets, confidential information, software, or other proprietary technology and, even if entered into, these agreements may otherwise fail to effectively prevent disclosure of our proprietary or confidential rights, information, or technologies, may be limited as to their term, or may not provide an adequate remedy in the event of unauthorized disclosure, misappropriation, use, or other violation of our trade secrets, confidential information, and other proprietary rights or technologies.

Our use of AI and ML, and the integration of AI and ML within our platform and products, may not be successful and may present business, compliance, and reputational challenges, which could lead to operational or reputational damage, competitive harm, legal and regulatory risk, and additional costs, any of which could adversely affect our business, results of operations, and financial condition.

We have incorporated, and expect to continue to incorporate, AI and ML into our platform and products. The rapid evolution of AI and ML requires the application of resources to develop, test and maintain our platform and products to help ensure that AI and ML are implemented responsibly in order to benefit our business, while also minimizing any unintended or harmful impact. As with many developing technologies, AI and ML present risks and challenges, many of which may be unknown, that could affect their further development, adoption and use. These risks and challenges could undermine public confidence in AI and ML, which could slow or even halt its adoption and negatively affect our business. Further, quickly-evolving legal and regulatory environments and evolving industry standards and policy recommendations relating to social and ethical issues related to AI and ML, may cause us to incur increased research and development or compliance costs or divert resources from development or other efforts. The use of AI and ML technologies presents emerging ethical issues that could become controversial. As a result of these and other challenges associated with our use, development, and implementation of AI and ML, we may in the future be subject to new and evolving rules and regulations regulating AI in various jurisdictions, such as the European Union's Artificial Intelligence Act and state legislation proposed, and in certain cases enacted, in the U.S. addressing AI, new and evolving applications of data protection, privacy, cybersecurity, information security, intellectual property and other laws, legal claims, demands and liability, regulatory investigations and other proceedings, competitive harm, and brand or reputational harm.

Our ability to introduce new security, networking, and analytics products, features, and functionality is dependent on adequate research and development resources. If we do not adequately fund our research and development efforts, we may not be able to compete effectively, and our business and results of operations may be harmed.

The market in which we compete is relatively new and subject to rapid technological change, evolving industry standards, and changing regulations, as well as changing customer needs, requirements, and preferences. To remain competitive, we must continue to offer new security, networking, and analytics products, features, and functionalities and enhancements to our platform and products. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market, is essential. We may be unable to develop products, features, and functionality internally due to certain constraints, such as high employee turnover, lack of management ability, or a lack of other research and development resources. Further, many of our competitors expend a considerably greater amount of funds on their respective research and development programs, and those that do not may partner with or be acquired by larger companies resulting in the devotion of greater resources to our competitors' research and development programs. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors, and our business, results of operations, and financial condition could be adversely affected. Moreover, our research and development efforts may not successfully anticipate market needs or result in significant new marketable products or enhancements to our platform and products, design improvements, cost savings, revenues, or other expected benefits. Any new products, features, or functionalities that we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If we are unable to generate an adequate return on such investments, we may not be able to compete effectively, and our business and results of operations may be adversely affected. There can be no assurance that we will successfully identify opportunities for new products, develop and bring new products to market in a timely manner, achieve market acceptance of our platform and products, or that products and technologies developed by others will not render our platform, products, and technologies obsolete or noncompetitive.

If the global network of data centers that deliver our platform and products was damaged or otherwise failed to meet the requirements of our business, our ability to provide our platform and products to our customers and maintain the performance of our platform and products could be negatively impacted, which could cause our business to suffer.

We currently host our platform and products and serve our customers from a global network of over 120 data centers. While we have electronic access to the components and infrastructure of our platform that are hosted by third parties, we do not control the operation of these facilities. Consequently, we may be subject to service disruptions as well as a lack of adequate support for our data center operations due to reasons that are outside of our direct control. Our data centers are vulnerable to damage and connections to our data centers may be interrupted by a variety of sources, including earthquakes, floods, fires, power loss, system or infrastructure failures, computer viruses, physical or electronic break-ins, human error or interference (including by disgruntled employees, former employees or contractors) and other catastrophic events, some of which may be exacerbated by the effects of climate change. Our data centers may also be subject to national or local administrative actions; changes in government regulations, including, for example, the impact of global economic and other sanctions like those levied in response to the current conflict between Russia and Ukraine; changes to legal or permitting requirements and litigation to stop, limit or delay operations. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in interruptions or delays in our platform and products, impede our ability to scale our operations or have other adverse impacts upon our business. In addition, if we do not accurately plan for our infrastructure capacity requirements or experience significant strains on our data center capacity, we may experience delays and additional expenses in arranging new data centers, and our customers could experience performance degradation or service outages that may subject us to financial liabilities, result in customer losses and materially harm our business.

If our internal networks, systems or data are or are perceived to have been breached, our platform and products may be perceived as insecure, our reputation may be damaged and our financial results may be negatively impacted.

Cyber attacks or other cybersecurity breaches, incidents, or disruptions with respect to our networks, systems, or applications, including loss or unavailability of, or unauthorized access to, or disclosure or other processing of, our proprietary, confidential, or sensitive information, including personal information, could disrupt our operations, compromise sensitive information related to our business or personal information processed by us or on our behalf, and expose us to liability, which could harm our reputation and adversely affect our business, results of operations, and financial condition. It is virtually impossible for us to entirely mitigate the risk of breaches of our platform or other security incidents affecting our platform or our internal systems, networks or data. As we grow, we may become a more attractive target for cyber attacks. Our security, networking, and analytics products analyze and otherwise process proprietary and confidential information, including personal information. Companies in our industry are subject to a wide variety of attacks on their networks and systems. As a well-known provider of security, networking, and analytics, we pose an attractive target for such attacks, and as our footprint grows larger, we may become an even more attractive target for cyber attacks. We have previously experienced, and may in the future experience, various attempts to access or disrupt our networks, systems, and applications. For example, in February 2023, we experienced a significant denial of service attack, which was mitigated within hours but temporarily impacted performance and some services. We face threats from a variety of sources, including sophisticated nation-state and nation-state supported actors, cyber criminals, terrorists, and politically motivated groups or individuals that pose risks to our networks and systems, our platform, our third-party service providers, and our customers' systems and the proprietary, confidential, or sensitive information, including personal information processed by us or on our behalf. The growth in state sponsored cyber activity, including those actions taken in connection with the current conflict between Russia and Ukraine, showcase the increasing sophistication of cyber threats. As a result, we may be unable to anticipate these techniques or implement adequate measures to prevent an electronic intrusion into our customers through our platform or to prevent breaches and other security incidents affecting our platform, internal networks, systems or data. Further, we may be unable to remediate or otherwise respond to any identified breach or other incident in a timely manner.

The nature of the attacks perpetrated against us may include, among others, theft of sensitive information, exploitation of our platform and products as part of a supply chain attack against our customers, distributed denial of service attacks, manipulation of data, ransomware, or others. Any of these attacks, if successful, can lead to significant interruptions in our operations, loss of sensitive data and income, reputational harm, and diversion of funds. We currently expend significant, and may in the future be required to expend significantly more, capital and financial resources to protect against any such threats or to alleviate problems caused by breaches in security.

Moreover, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities' systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be increasingly difficult to integrate companies into our IT environment and security program successfully, or at all.

Despite significant efforts to create security barriers to safeguard against such threats, it is impossible for us to entirely mitigate these risks. Despite our security measures, our and our third-party service providers' IT and infrastructure may be vulnerable to security risks, including loss or theft of, damage to, or unauthorized access to, use, disclosure or other processing of proprietary information or other customer data, employee error or misconduct, denial of service attacks, and other means to disrupt our platform or our or our service providers' networks and systems, and hacking attacks or other cyber attacks originated from our infrastructure. The security measures we have integrated into our internal networks, systems and platform, which are designed to detect unauthorized activity and help protect our proprietary, confidential, or sensitive information, including personal information, and to help prevent data loss and prevent or minimize security breaches, incidents, or disruptions, may not function as expected or may not be sufficient to protect our internal networks and platform against certain attacks. In addition, techniques used to sabotage or obtain unauthorized access to networks in which data is stored or through which data is transmitted change frequently, generally are not recognized until launched against a target, and may be difficult to discover for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. For example, threat actors may leverage emerging AI technologies to develop new hacking tools and attack vectors, exploit vulnerabilities, obscure their activities, increase the frequency or intensity of attacks, and increase the difficulty of threat attribution and remediation. Such cyber attacks and other cybersecurity breaches, incidents, or disruptions may continue to evolve in frequency and sophistication, and we may be unable to anticipate these techniques and implement adequate preventative, detection, mitigation or other measures.

If an actual or perceived breach of security occurs with respect to, or an actual or perceived security incident impacts, us or any of our third-party service providers, whether as result of third-party action, employee error, malfeasance, or otherwise, the market perception of the effectiveness of our security measures could be harmed, our brand and reputation could be impacted, we could lose potential sales and existing customers, our ability to operate our business could be impaired, we could be subject to claims, demands and litigation, regulatory audits, investigations, enforcement actions and other proceedings, additional reporting requirements, and restrictions on data processing, and we may be subject to fines or penalties or otherwise incur significant liabilities. Some of our contracts may contain relatively high limitations of liability for such events, and even where they do, there can be no assurance that any such limitations of liability are or will be sufficient to protect us from liabilities, damages, or claims related to any such actual or perceived breaches or incidents. Further, our platform and products may be perceived as less desirable, which could negatively affect our business and damage our reputation. Our ability to retain existing customers, expand product adoption and penetration with our existing customers, and acquire new customers is dependent upon our reputation as a trusted provider of security, networking, and analytics. The importance of our reputation in retaining existing business and acquiring new business is heightened by our focus on enterprise customers. In addition, we have numerous customers that operate in highly-regulated industries in which our customers' data is considered particularly sensitive, such as financial services and healthcare. An actual or perceived security breach or incident could damage our relationships with customers, result in the loss of customers, and make it more challenging to acquire new customers, and such damage would likely be heightened in the event a network or security breach or incident occurred in the highly-regulated industries we serve.

Our operations involve analyzing and processing our customers' and other third parties' confidential and proprietary information, including, in some cases, personal information. We have legal and contractual obligations with respect to the confidentiality and use of such information. Security incidents impacting our platform or the systems of our third-party service providers could result in a risk of loss of, damage to, or unauthorized access to or acquisition, use, disclosure, or other processing of the information we process on behalf of our customers. Any such actual or perceived incident could require notification under applicable laws and regulations or other actual or asserted obligations to which we are or may become subject and could lead to claims, demands, and litigation, regulatory audits, investigations, enforcement actions, and other proceedings, and fines, penalties and other possible liability, damage our relationships with our existing customers, trigger indemnification and other contractual obligations, cause us to incur investigation, mitigation, and remediation expenses, and have a negative impact on our ability to attract and retain new customers. Furthermore, any such incident, including a breach of our customers' systems, could compromise our networks or networks secured by our platform and products, creating system disruptions or slowdowns and exploiting security vulnerabilities of our or our customers' networks, and the information stored on or otherwise processed by our or our customers' systems could be accessed, disclosed, or otherwise processed without authorization, altered, lost, or stolen, which could subject us to liability and cause us financial harm. An actual or perceived breach of, or incident impacting, our networks, our customers' networks, those of our third-party service providers or other networks secured by our platform and products, whether or not due to a vulnerability in our platform, may also undermine confidence in our platform or our industry and result in expenditure of significant resources in efforts to analyze, correct, eliminate, or work around errors or defects, delayed or lost revenue, delay in the development or release of new products, features, or functionalities, an increase in collection cycles for accounts receivable, damage to our brand and reputation, negative publicity, loss of channel partners, customers and sales, increased costs to remedy any problem, increased insurance expense, and costly litigation.

While we maintain insurance, our insurance may be insufficient to cover all liabilities incurred in relation to actual, perceived or purported security breaches or other security incidents. We also cannot be certain that our insurance coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results and reputation.

In addition, if a high-profile security breach or incident occurs with respect to another security, networking, or analytics provider, our customers and potential customers may lose trust in the value of security, networking, and analytics solutions generally, including our platform and products, which could adversely impact our ability to retain existing customers or attract new ones, potentially causing a negative impact on our business. Any of these negative outcomes could adversely impact market acceptance of our platform and products and could adversely affect our business, results of operations, and financial condition.

The actual or perceived failure of our platform and products to block malware or prevent a security breach or incident could harm our reputation and adversely impact our business, results of operations, and financial condition.

Our platform and products may fail to detect or prevent security breaches or incidents for any number of reasons. Our platform is complex and may contain performance issues that are not detected until after its deployment. We also provide frequent product, feature, and functionality updates and enhancements, which increases the possibility of errors, and our reporting, tracking, monitoring and quality assurance procedures may not be sufficient to ensure we detect any such defects in a timely manner. We have in the past identified, and may in the future identify, vulnerabilities in our platform and products, including due to reporting from bounty hunting programs. Even once identified, addressing vulnerabilities may require customers to take action to reconfigure their systems or our product implementation to resolve such vulnerabilities, and failure to timely take such actions may result in the perceived failure of our platform and products to perform satisfactorily. The performance of our platform can be negatively impacted by our failure to enhance, expand or update our platform, bugs, errors or defects in our software, improper classification of websites by our vendors who provide us with lists of malicious websites, improper deployment or configuration of our platform and products and many other factors.

In addition, the techniques used by cyber threat actors, including state sponsored actors, to access or sabotage networks and other systems change frequently and generally are not recognized until launched against a target. There is a risk that our platform and products are unable to detect or prevent cyber threats until after our customers are impacted. The growth in state sponsored cyber activity showcases the increasing sophistication of cyber threats and dramatically expands the global threat landscape. Moreover, as our platform and products are adopted by an increasing number of enterprises, it is possible that the individuals and organizations behind cyber threats will focus on finding ways to defeat our platform and products or to target our systems. If this happens, our platform and products could be targeted by attacks designed to defeat our platform and products, disrupt our business, or create the perception that our platform and products is not capable of providing superior security, any of which could have a serious impact on our reputation as a provider of security, networking, and analytics. Further, high profile security breaches or incidents, whether actual, perceived, or purported, and in particular those of security, networking, or analytics providers, may cause our customers and potential customers to lose trust in security, networking, and analytics solutions generally, and with respect to security in particular, which could materially and adversely impact our ability to retain existing customers or attract new customers.

Increasingly, enterprises are subject to a wide variety of attacks on their networks and systems, including traditional threat actors, malicious code (such as viruses and worms), social engineering attacks (such as deep fakes), targeted phishing attacks, distributed denial-of-service attacks, advanced attacks conducted or sponsored by nation-states or affiliated actors, advanced persistent threat intrusions, ransomware and other malware and theft or misuse of intellectual property or business or personal data, including by disgruntled employees, former employees or contractors. No security solution, including our platform and products, can address all possible attacks or other security threats, which are becoming increasingly frequent and sophisticated with the development of AI and ML, or block all methods of penetrating a network or otherwise perpetrating a security breach or incident. Our customers typically rely on complex network and security infrastructures, which include products and services from multiple vendors, to secure their networks. If any of our customers becomes infected with malware or experiences a security breach or incident, or if this is perceived or purported to have occurred, such customer could be disappointed with our platform and products, regardless of whether our platform and products are intended to block the attack or other means of perpetrating the incident or would have done so if our platform was configured properly. Additionally, if any enterprise known to use our platform and products is the subject of an actual, perceived or purported cyberattack or security breach or incident that becomes publicized, our current or potential customers may look to our competitors for alternatives to our platform and products.

The limitation of liability provisions in our standard terms and conditions of sale may not fully or effectively protect us from any or all claims under or as a result of federal, state, or local laws or ordinances, unfavorable judicial decisions in the United States or other countries, or otherwise. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation, divert management's time and other resources, and harm our reputation.

From time to time, industry or financial analysts and research firms test our products against other security products. Our platform and products may fail to detect or prevent threats in any particular test for a number of reasons, including misconfiguration. To the extent potential customers, industry or financial analysts or testing firms believe that the occurrence of a failure to detect or prevent any particular threat is a flaw or indicates that our platform and products do not provide significant value, our reputation and business could be materially harmed.

Any actual or perceived flaws in our platform or any actual, perceived or purported security breaches or other security incidents impacting our customers could result in:

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a loss of existing or potential customers or channel partners;
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delayed or lost sales and harm to our financial condition and results of operations;
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a delay in attaining, or the failure to attain, market acceptance;

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the expenditure of significant financial resources in efforts to analyze, correct, eliminate, remediate or work around errors or defects, to address and eliminate vulnerabilities and to address any applicable legal or contractual obligations relating to any actual, perceived or purported security breach or incident;
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negative publicity and damage to our reputation and brand; and
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legal claims and demands (including for stolen assets or information, repair of system damages, and compensation to customers and business partners), litigation, regulatory inquiries or investigations and other liability.

Any of the above results could materially and adversely affect our business, results of operations, and financial condition.

Additionally, with data security being a critical competitive factor in our industry, we make public statements in our policies, on our website, and elsewhere describing the security or performance of our platform and products. As a result, we may face claims, including claims of unfair or deceptive trade practices alleging these statements are not accurate, brought by the U.S. Federal Trade Commission, state, local or foreign regulators and private litigants.

Further, our platform and products may be used by customers or third parties that obtain access to or influence the uses of our products in ways viewed as objectionable or that could violate local law or regulation. For example, some jurisdictions impose content moderation requirements on the internet, and operation of our platform and products in such jurisdictions may require us to comply with or facilitate such content moderation or censorship. In other jurisdictions such as certain European nations, the use of certain of our product features to monitor user activities is prohibited by applicable data privacy regulations. The use of our platform and products to facilitate such activities could result in negative press coverage and negatively affect our reputation.

Interruptions, outages, or other disruptions affecting the delivery or use of our platform and products, or any of the third-party cloud-based systems that we use in our operations, may adversely affect our business, operating results, and financial condition.

Our continued growth depends in part on the ability of our existing customers and new customers to consistently access our platform and products at any time and within an acceptable amount of time. Any interruption or delay in the delivery of our platform and products will negatively impact our customers. One function of our platform and products is to enable secure connections to cloud-based applications and other destinations via the internet. Our customers depend on the continuous availability of our platform and products to access the internet, and our platform and products are designed to operate without interruption in accordance with our service level commitments. However, our platform and products are complex and may contain defects or errors that are not detected until after deployment. Further, some of our software and features are powered by ML and AI, which depend on datasets and algorithms that could be flawed, including through inaccurate, insufficient, outdated, or biased data. In addition, our ability to access certain third-party cloud or SaaS solutions, including those of our service providers and of our customers, is important to our operations and the delivery of our customer support and professional services. If we fail to timely detect defects or errors affecting deployment or use, or if our entire platform or individual products were to fail, customers and users could lose access to critical services and applications until such disruption is resolved or customers deploy disaster recovery measures to bypass our platform and products to access the internet. The adverse effects of any service interruptions on our reputation and financial condition may be disproportionately heightened due to the nature of our business and the fact that our customers expect continuous and uninterrupted service and have a low tolerance for interruptions of any duration. While we do not consider them to have been material, we have experienced, and may in the future experience, service disruptions and other performance problems due to a variety of factors.

The following factors, many of which are beyond our control, can affect the delivery and availability of our platform and products:

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the development and maintenance of the infrastructure of the internet;
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the performance and availability of third-party telecommunications services with the necessary speed, data capacity and security for providing reliable internet access and services;
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decisions by the owners and operators of the data centers where our NewEdge network infrastructure is deployed or by global telecommunications service provider partners who provide us with network bandwidth to terminate our contracts, discontinue services to us, shut down operations or facilities, increase prices, change service levels, limit bandwidth, declare bankruptcy or prioritize the traffic of other parties;
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the occurrence of earthquakes, floods, fires, pandemics, power loss, system failures, physical or electronic break-ins, acts of war, international conflicts (such as the current conflicts between Russia and Ukraine and in the Middle East) or terrorism, human error or interference (including by disgruntled employees, former employees or contractors) and other catastrophic events;
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cyberattacks, including denial of service attacks, targeted at, directed toward, or otherwise impacting us, our data centers, our global telecommunications service provider partners or the infrastructure of the internet;
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government action to limit access to the internet or telecommunications services;
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failure by us to maintain and update our cloud infrastructure to meet our traffic capacity requirements;
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errors, defects or performance problems in our software, including those potentially introduced by our software updates and third-party software incorporated in our software, which we use to operate our platform;
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improper classification of IP addresses used to provide our platform and products as malicious sites by customers or third party reputation services which result in access to or by our platform and products being restricted;
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improper classification of websites by our vendors who provide us with lists of malicious websites;
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improper deployment or configuration of our platform and products by us, our channel partners, or our customers;
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the failure of our redundancy systems, in the event of a service disruption at one of our data centers, to provide failover to other data centers in our data center network; and
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the failure of our disaster recovery and business continuity arrangements.

The occurrence of any of these factors, or if we are unable to efficiently and cost-effectively fix such errors or other problems that may be identified, could damage our reputation, negatively impact our relationship with our customers or otherwise materially harm our business, results of operations and financial condition.

In addition, we provide our platform and products through a cloud-based inline proxy, and some governments, third-party products, websites or services may block proxy-based traffic under certain circumstances. For example, vendors may attempt to block traffic from our platform and products or blacklist our IP addresses because they cannot identify the source of the proxy-based traffic. Our competitors may use this as an excuse to block traffic from their solutions or blacklist our IP addresses, which may result in our customers' traffic being blocked from our platform and products. If our customers experience significant instances of traffic blockages, they will experience reduced functionality or other inefficiencies, which would reduce customer satisfaction with our platform and products and likelihood of renewal.

We have experienced, and may in the future experience, service disruptions, outages, and other performance problems both in the delivery of our platform and products and in third-party SaaS solutions we use due to a variety of factors, including infrastructure changes, malicious actors, human or software errors, or capacity constraints. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If our platform and products or the third-party SaaS solutions we depend on are unavailable or if our customers are unable to access our platform and products within a reasonable amount of time or at all, our business would be negatively affected.

We host our platform and products primarily using our own dedicated private cloud infrastructure known as the NewEdge network. Although we have disaster recovery plans that utilize multiple locations, any incident affecting our infrastructure that may be caused by fire, flood, severe storm, earthquake, or other natural disasters, cyber attacks, terrorist or other attacks, public health issues, or other similar events could negatively affect our platform and products. A service disruption affecting our platform and products for any of the foregoing or other reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the NewEdge network, which would also likely require significant investments of time.

We also rely on third-party software to provide many essential financial and operational services to support our business. Some of these vendors are less established and have shorter operating histories than traditional software vendors. Moreover, many of these vendors provide their services to us via a cloud-based model instead of software that is installed on our premises. As a result, we depend upon these vendors to provide us with services that are always available and are free of errors or defects that could cause disruptions in our business processes. Interruptions, outages, or other disruptions affecting third-party SaaS solutions that we rely on can significantly impact our business, operating results, and financial condition. Such disruptions could cause operational delays, inefficiencies, and customer dissatisfaction, which could result in increased customer churn, revenue loss, and increased mitigation costs and potential penalties for not meeting service-level agreements. Frequent or significant disruptions could damage our reputation, making it harder to attract and retain customers. Additionally, service disruptions can result in non-compliance with regulatory requirements, which could lead to legal penalties and increased scrutiny.

Incorrect or improper implementation or use of our platform and products could result in customer dissatisfaction and harm our business, financial condition, and results of operations.

Our platform and products are deployed in a wide variety of IT infrastructures, including large-scale, complex technology environments, and we believe our future success will depend, at least in part, on our ability to support such deployments. Implementations of our platform and products may be technically complicated, and it may not be easy to maximize the value of our platform and products without proper implementation, training, and support. Some of our customers have experienced difficulties implementing our platform and products in the past and may experience implementation difficulties in the future. If we, our channel partners or our customers do not implement our platform and products successfully, customer perceptions of our platform and products may be impaired, our reputation and brand may suffer, or customers may choose not to renew their contracts or purchase additional products from us.

Any failure by customers to appropriately implement our platform and products could result in customer dissatisfaction, impact the perceived reliability of our platform and products, result in negative press coverage, negatively affect our reputation, and harm our business, financial condition, and results of operations.

If our platform and products do not interoperate with our customers' systems and security infrastructure or with third-party products, websites or services, our platform and products may become less competitive and our results of operations may be harmed.

Our platform and products must interoperate with our customers' existing and planned systems and security infrastructure. These complex systems are developed, delivered and maintained by the customer and a myriad of vendors and service providers. As a result, the components of our customers' infrastructure have different specifications, rapidly evolve, utilize multiple protocol standards, include multiple versions and generations of products and may be highly customized. We must be able to interoperate and provide our platform and products to customers with highly complex and customized systems, which requires careful planning and execution between our customers, our customer support teams and our channel partners. Further, when new or updated elements of our customers' infrastructure or new industry standards, regulations, or protocols are introduced, we may have to update or enhance our platform and products to allow us to continue to serve customers. Our competitors or other vendors may refuse to work with us to allow their products to interoperate with our platform and products, which could make it difficult for our platform and products to function properly in customer networks that include these third-party products.

We may not deliver or maintain interoperability quickly or cost-effectively, or at all. These efforts require significant capital investment and engineering resources. If we fail to maintain compatibility of our platform and products with our customers' network, security, and analytics infrastructures, our customers may not be able to fully utilize our platform and products, and we may, among other consequences, lose or fail to increase our market share and experience reduced demand for our platform and products, which would materially harm our business, operating results and financial condition.

We use third-party licensed software and cloud services in or with our platform and products, and the inability to maintain these licenses or issues with the software we license or services we leverage could result in increased costs or reduced service levels, which would adversely affect our business.

Our platform and products include software or other intellectual property licensed from certain third parties, and we use certain software and other intellectual property licensed from third parties in our business. We anticipate that we will continue to rely on such third-party software and intellectual property in the future, and from time to time, we may be required to renegotiate our current third-party licenses or license additional technology from third parties to develop new products, features, and functionality, enhancements thereto, or to facilitate new business models. This exposes us to risks over which we may have little or no control. For example, the third-party software we currently license may not always be available, or available on commercially reasonable terms, and we may not have access to alternative third-party software in the event of any issues with such software. When our licenses for such software expire, our costs may increase or we may not be able to maintain or renew such licenses on commercially reasonable terms. In addition, a third party may assert that we or our customers are in breach of the terms of applicable licenses, which could, among other things, force us to cease use of such software and give such third party the right to terminate the applicable license or seek damages from us, or both. Additionally, we may not have the right to control the maintenance, prosecution, preparation, filing, enforcement, defense, or litigation of intellectual property that we license from third parties and are reliant on our licensors to do so. We also cannot be certain that activities such as intellectual property protection, maintenance, prosecution, and enforcement by our licensors have been or will be conducted consistent with our best interests or in compliance with applicable laws and regulations or will result in valid and enforceable intellectual property rights. It is possible that our licensors' infringement proceedings or defense activities may be less vigorous than had we conducted them ourselves or may not be conducted in accordance with our best interests. Furthermore, we cannot be certain that our licensors are not infringing, misappropriating, or otherwise violating the intellectual property rights of third parties or that our licensors have sufficient rights to the licensed intellectual property in all jurisdictions in which we may offer our platform and products. Our inability to obtain or maintain certain licenses or other rights, to obtain or maintain such licenses or rights on favorable terms, or the need to engage in litigation or any other proceedings regarding these matters could result in delays in releases of new products, features, or functionalities and could otherwise disrupt our business, until equivalent technology can be identified, licensed, or developed, if at all. Also, to the extent that our platform and products depend upon the successful operation of third-party software in conjunction with our software, any undetected errors, vulnerabilities, compromises, or defects in such third-party software could prevent the deployment or impair the functionality of our platform and products, delay introduction of new products, features, or functionalities, result in a failure of our platform or products, and injure our reputation. Any of the foregoing could materially adversely affect our business, results of operations, and financial condition.

Claims by others that we infringe their proprietary technology or other rights, or other lawsuits asserted against us, could result in significant costs and substantially harm our business, results of operations, and financial condition.

A number of companies in our industry hold a large number of patents and also protect their copyright, trade secret and other intellectual property rights, and companies in the networking and security industry frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they previously developed, have purchased or otherwise obtained. Many companies, including our competitors, may now, and in the future, have significantly larger and more mature patent, copyright, trademark and trade secret portfolios than we have, which they may use to assert claims of infringement, misappropriation and other violations of intellectual property rights against us and which may lead to litigation. For example, in 2022, we filed in the Northern District of California for declaratory judgement in response to communications by Fortinet alleging that we have been infringing certain of their patents, which proceeding remains ongoing. In addition, intellectual property litigation may involve non-practicing entities or other patent owners who have no relevant product offerings or revenue and against whom our own patents may therefore provide little or no deterrence or protection. As we face increasing competition and gain an increasingly higher profile the possibility of intellectual property rights claims against us grows. Claims asserting that we are infringing third parties' intellectual property, even if without merit, could harm our business, including by increasing our costs, reducing our revenue, creating customer concerns that result in delayed or reduced sales, distracting our management from the running of our business and requiring us to cease use of important intellectual property. In addition, because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more of our products. Moreover, in a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Furthermore, because of the substantial amount of discovery required in connection with patent and other intellectual property rights litigation, there is a risk that some of our confidential information could be compromised by the discovery process.

As the number of products and competitors in our market increases and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Our insurance may not cover intellectual property rights infringement claims. Third parties have in the past and may in the future also assert infringement claims against our customers or channel partners, with whom our agreements may obligate us to indemnify against these claims. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that such employees have divulged proprietary or other confidential information to us.

From time to time, the U.S. Supreme Court, other U.S. federal courts and the U.S. Patent and Trademark Appeals Board, and their foreign counterparts, have made and may continue to make changes to the interpretation of patent laws in their respective jurisdictions. We cannot predict future changes to the interpretation of existing patent laws or whether U.S. or foreign legislative bodies will amend such laws in the future. Any changes may lead to uncertainties or increased costs and risks surrounding the outcome of third-party infringement claims brought against us and the actual or enhanced damages, including treble damages, that may be awarded in connection with any such current or future claims and could have a material adverse effect on our business and financial condition.

We are unable to predict the likelihood of success in defending against current or future infringement claims. In the event that we fail to successfully defend ourselves against an infringement claim, a successful claimant could secure a judgment or otherwise require payment of legal fees, settlement payments, ongoing royalties or other costs or damages; or we may agree to a settlement that prevents us from offering certain products, features, or functionalities; or we may be required to obtain a license, which may not be available on reasonable terms, or at all, to use the relevant technology. If we are prevented from using certain technology or intellectual property, we may be required to develop alternative, non-infringing technology, which could require significant time, during which we could be unable to continue to offer our affected products, features, or functionalities, effort and expense and may ultimately not be successful. Any of these outcomes could result in a material adverse effect on our business. Even if we were to prevail, third-party infringement lawsuits could be costly and time-consuming, divert the attention of our management and key personnel from our business operations, deter channel partners from selling or licensing our platform and products and dissuade potential customers from purchasing our platform and products, which would also materially harm our business. In addition, any public announcements of the results of any proceedings in third-party infringement lawsuits could be negatively perceived by industry or financial analysts and investors and could cause our stock price to experience volatility or decline. Further, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change and could adversely affect our results of operations.

Any of these events could materially and adversely harm our business, results of operations, and financial condition.

Some of our technology incorporates "open source" software, and we license some of our software through open source projects, which could negatively affect our ability to sell our platform and subject us to possible litigation.

Some aspects of our platform and products are built using open source software, and we intend to continue to use open source software in the future. From time to time, we contribute software source code to open source projects under open source licenses or release internal software projects under open source software licenses and anticipate doing so in the future. Open source software is generally freely accessible, usable, and modifiable. However, certain open source licenses may, in certain circumstances, require us to offer our products that incorporate the open source software for no cost, make available source code for modifications or derivative works we create based upon the open source software, incorporate or use the open source software, and/or license such modifications or derivative works under the terms of the particular open source license or otherwise unfavorable terms. The terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to monetize our platform and products. While we try to insulate our proprietary code from the effects of such open source license provisions, we cannot guarantee that we will be successful, that all open source software is reviewed prior to use in our platform and products, that our developers have not incorporated open source software into our platform and products in potentially disruptive ways, or that they will not do so in the future. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source software license. These claims could result in costly litigation and could require us to make our software source code freely available, purchase a costly license, or cease offering the implicated products unless and until we can re-engineer them to avoid infringement or violation. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. We could also be subject to suits by parties claiming ownership of what we believe to be open source software. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software and, thus, may contain security vulnerabilities or broken code. Moreover, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an "as-is" basis. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Further, our use of any AI tools that use, incorporate, or output any open source software may heighten the foregoing risks. Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, operating results, and financial condition.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Our agreements with certain of our customers or other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from the use of our platform or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. We have in the past been sued on the basis of alleged violation of patents, and as we continue to grow, the possibility of these and other intellectual property rights claims against us may increase. For any intellectual property rights indemnification claim against us or our customers, we may incur significant legal expenses and must pay damages, pay license fees and/or stop using technology found to be in violation of the third party's rights. Large indemnity payments could harm our business, results of operations, and financial condition. We may also have to seek a license for the disputed technology. Such license may not be available on reasonable terms, if at all, and may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deliver certain products. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause us to alter our platform, which could negatively affect our business.

From time to time, customers, particularly larger enterprises, require us to indemnify or otherwise be liable to them for breach of confidentiality, violation of applicable law, or failure to implement adequate security measures with respect to their data stored, transmitted, or accessed using our platform. Our customer agreements provide limited indemnification to our customers based on third-party claims related to our violation of intellectual property rights, and some of our customer agreements offer indemnification for claims beyond that scope. The existence of such a dispute may have adverse effects on our customer relationship and reputation and we may still incur substantial liability related to them.

Any assertions by a third party, whether or not successful, with respect to such indemnification obligations could subject us to costly and time-consuming litigation, expensive remediation and licenses, divert management attention and financial resources, harm our relationship with that customer and other current and prospective customers, reduce demand for our platform and products, and harm our brand, business, results of operations, and financial condition.

Risks Related to Laws and Regulations

If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our business, results of operations and financial condition could be harmed.

The regulatory frameworks for privacy, data protection and security matters are rapidly evolving and are likely to remain volatile for the foreseeable future. Our handling of personal data is subject to various laws and regulations addressing privacy, data protection, cybersecurity, information security and other regulations or requirements where we offer our platform and products around the world. We also may be or become subject to codes of conduct, rules or other actual or asserted obligations relating to privacy, data protection, cybersecurity, information security or other matters, including such obligations promulgated or otherwise adopted by industry or other self-regulatory bodies or other cybersecurity or information security or data protection-related organizations. Further, we may be bound by additional, more stringent contractual obligations and other actual and asserted obligations, such as industry standards, relating to our collection, use, disclosure, and other processing of personal and other information. For example, we have numerous customers that operate in highly-regulated industries in which our customers' data is considered particularly sensitive, such as financial services and healthcare, and contracts with customers in these industries may require that we comply with the regulatory standards governing such customers' businesses. Changes in laws or regulations that adversely affect the use of the internet, including laws impacting net neutrality, could also impact our business. For example, the availability of our platform and products in certain jurisdictions has in the past been temporarily disrupted due to government actions requiring us to implement certain content moderation standards applicable under local law.

The U.S. federal government, and various state and foreign governments, have adopted or proposed laws and regulations on the collection, use, storage, disclosure, and other processing of information relating to individuals. Such laws and regulations may, among other things, require companies to implement privacy and security policies, permit customers to access, correct and delete information stored or maintained by such companies, inform individuals of security breaches that affect their information and, in some cases, obtain individuals' consent to use information for certain purposes. For example, the California Consumer Privacy Act took effect in January 2020 and was subsequently modified by the California Privacy Rights Act, which took effect in January 2023. Numerous other states have enacted, and others are expected to enact, privacy laws that have gone into effect, or will go into effect through 2026, and a federal privacy law is being considered. In addition, in certain jurisdictions, regulatory requirements may be more stringent than those in the U.S. For example, the European Union's General Data Protection Regulation provides for substantial obligations relating to the handling, storage and other processing of information relating to individuals and fines of up to €20 million or 4% of the annual global revenue of the noncompliant company, whichever is greater. The number of emerging and existing data protection, privacy and security laws and regulations creates the risk that obligations may be interpreted inconsistently between jurisdictions which may generate tension with our efforts to align our practices to comply with our privacy, data protection, and security obligations globally. Many of these laws and regulations impose substantial penalties for noncompliance.

We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection, cybersecurity, information security and telecommunications services jurisdictions in which we operate or may operate, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Needing to address new and evolving laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations, relating to privacy, data protection or security could require us to modify our platform and products, restrict our business operations, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue. New and evolving requirements may increase compliance costs, lead to increased regulatory scrutiny or liability, may require additional contractual negotiations, and may adversely impact our business, results of operations, and financial condition. In view of the foregoing, we cannot assure our compliance with all such laws, regulations, standards and obligations. Any failure or perceived failure by us to comply with applicable laws, regulations, standards or actual or asserted obligations, or any actual, perceived or purported security breach or other security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of information relating to individuals or other data, may result in regulatory investigations, enforcement actions and other proceedings, private claims, demands, and litigation, fines and penalties or adverse publicity, and could cause our customers and prospective customers to lose trust in us, which could have an adverse effect on our reputation and business.

We may also from time to time be subject to obligations relating to personal data by contract, or become, or face assertions that we are, subject to self-regulatory obligations, industry standards, or other obligations relating to privacy, data protection, cybersecurity and information security. Additionally, the Federal Trade Commission and many state attorneys general have brought enforcement actions in connection with federal and state consumer protection laws for false or deceptive acts or practices in relation to the collection, use, dissemination, and security of information relating to individuals. Internationally, data localization laws may mandate that personal data collected in a foreign country be processed and stored within that country.

We and our customers may face risk of enforcement actions or other proceedings by data protection authorities or other regulatory authorities, private claims, demands, and litigation, fines, penalties, and other potential liabilities, and adverse publicity including reputational damage and loss of customer confidence for actual or alleged violations of any of the foregoing obligations. Any such claims could result in substantial costs, ongoing remedial, audit and reporting obligations, and diversion of resources, and distract management and technical personnel. These potential proceedings, liabilities, and other matters could also have an overall negative effect on our business, operating results, and financial condition. The amount and scope of insurance we maintain may not cover all types of claims that may arise or otherwise compensate us for all related losses.

New legislation affecting the scope of information regulated by laws, regulations or other actual or asserted obligations where we or our customers and partners have operations, especially relating to classification of Internet Protocol addresses, machine identification, AI and machine learning, location data, and other information, may limit or inhibit our ability to operate or expand our business, including limiting strategic partnerships that may involve the sharing or other uses or processing of data. We may be required to engage in significant expenditures and efforts in our attempts order to comply with current and evolving laws, regulations, and other actual and asserted obligations relating to privacy, data protection, cybersecurity and information security. Notably, public perception of potential privacy, data protection, or information security concerns—whether or not valid—may harm our reputation and inhibit adoption of our platform and products and subscriptions by current and future customers. Each of these laws and regulations, and any changes to these laws and regulations, or new laws and regulations, could impose significant limitations, or require changes to our business model or practices or growth strategy, which may increase our compliance expenses and make our business more costly or less efficient to conduct.

Regulatory and legislative developments related to the use of AI and ML could adversely affect our use of such technologies in our platform and products and our business.

We use AI and ML throughout our business. As the regulatory framework for AI, ML, and automated decision making evolves, our business, financial condition, and results of operations may be adversely affected. The regulatory framework for AI, ML, and similar technologies and automated decision making is changing rapidly. It is possible that new laws and regulations will be adopted in the United States and in non-U.S. jurisdictions or that existing laws and regulations may be interpreted in ways that would affect the operation of our platform and products and the way in which we use AI, ML, and similar technologies. We may not be able to adequately anticipate or respond to these evolving laws and regulations, and we may need to expend additional resources to adjust our platform and products in certain jurisdictions if applicable legal frameworks are inconsistent across jurisdictions. In addition, because these technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our use of such technologies. Further, the cost to comply with such laws or regulations could be significant and could increase our operating expenses, which would adversely affect our business, financial condition, and results of operations.

For example, in August 2024, the EU Artificial Intelligence Act (the "AI Act"), which establishes broad obligations for the development and use of AI-based technologies in the EU based on their potential risks and level of impact, came into force. This framework categorizes AI systems, based on the risks associated with such AI systems' intended purposes, as creating unacceptable or high risks, with all other AI systems being considered low risk. Furthermore, the AI Act includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose AI, and foundation models, and provides for fines of up to the greater of €35 million or 7% of worldwide annual turnover for violations. There is a risk that our current or future AI-powered solutions may obligate us to comply with the applicable requirements of the AI Act, which may impose additional costs on us, increase our risk of liability, or adversely affect our business. For example, the AI Act prohibits certain uses of AI systems and places numerous obligations on providers and deployers of permitted AI systems, with heightened requirements based on AI systems that are considered high risk. This regulatory framework is expected to have a material impact on the way AI is regulated in the EU and beyond, and, together with developing regulatory guidance and judicial decisions in this area, may affect our use of AI and our ability to provide and to improve our platform and products, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us, and could adversely affect our business, financial condition, and results of operations.

We will face risks associated with the potential growth of our business within certain heavily regulated industry verticals.

We market and sell our platform and products to customers in heavily regulated industry verticals, including the financial services and healthcare industries. As a result, we face additional regulatory scrutiny, risks, and burdens from the governmental entities and agencies that regulate those industries. Entering new heavily regulated verticals and expanding in those verticals in which we are already operating will continue to require significant resources to address potential regulatory scrutiny, risks, and burdens, and there is no guarantee that such efforts will be successful or beneficial to us. Additionally, our customers have in the past faced, and may in the future face, evolving industry standards and regulations, including relating to cloud security and AI, which require us to update or enhance our platform and products to allow us to continue to serve such customers. If we are unable to successfully penetrate these verticals, maintain our market share in such verticals in which we already operate or cost-effectively comply with governmental and regulatory requirements applicable to our activities with customers in such verticals, our business, financial condition, and results of operations may be harmed.

We are subject to anti-corruption, anti-bribery and similar laws, and noncompliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and other anti-corruption, anti-bribery, anti-money laundering and similar laws in the United States and other countries in which we conduct activities. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees and agents from promising, authorizing, making or offering improper payments or other benefits to government officials and others in the private sector. We leverage third parties, including channel partners, to sell subscriptions to our platform and conduct our business abroad. We and these third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from U.S. government contracts, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Any investigations, actions or sanctions could materially harm our reputation, business, results of operations and financial condition.

We are subject to governmental export and import controls and trade and economic sanctions that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.

Our business activities are subject to various restrictions under U.S. export and similar laws and regulations, including the U.S. Department of Commerce's Export Administration Regulations and various economic and trade sanctions regulations administered by the U.S. Department of the Treasury's Office of Foreign Assets Control. The U.S. export controls and trade and economic sanctions include restrictions or prohibitions on the sale or supply of certain products and services to U.S. embargoed or sanctioned countries and governments of these countries, as well as other persons and entities. For example, the U.S. and other countries have implemented economic and other sanctions, as well as increased export controls in response to the current conflict between Russia and Ukraine. These export controls and sanctions and any additional restrictions may impact our ability to continue to operate in Russia and other affected regions. In addition, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide our platform and products or could limit our customers' ability to access or use our platform and products in those countries.

Although we take precautions to prevent our platform and products from being provided in violation of such laws, our platform and products may have been in the past, and could in the future be, provided inadvertently in violation of such laws, despite the precautions we take. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to civil or criminal penalties, including the possible loss of export privileges and fines. We may also be materially and adversely affected through penalties, reputational harm, loss of access to certain markets, or otherwise. Obtaining the necessary authorizations, including any required licenses, for a particular transaction may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in our platform, or changes in export, sanctions and import laws and regulations, could delay the introduction and sale of subscriptions to our platform in international markets, prevent users in certain countries from accessing our platform and products or, in some cases, prevent the provision of our platform and products to certain countries, governments, persons or entities altogether. Any change in export or import regulations, economic sanctions or related laws, shift in the enforcement or scope of existing regulations or change in the countries, governments, persons or technologies targeted by such regulations could decrease our ability to sell subscriptions to our platform or provide software to existing customers or potential new customers with international operations. Any decrease in our ability to sell subscriptions to our platform or provide software could materially and adversely affect our business, results of operations and financial condition.

We are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes.

We are subject to federal, state, and local income taxes in the United States and numerous foreign jurisdictions. Determining our provision for income taxes requires management's judgment, and the ultimate tax outcome may be uncertain. Our corporate structure and associated transfer pricing policies are designed to support our business in international markets, and consider the functions, risks and assets of the various entities involved in the intercompany transactions. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our corporate structure and associated transfer pricing policies, changes in the timing or amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. For example, on July 4, 2025, the United States enacted federal tax legislation commonly referred to as the One Big Beautiful Bill Act. We are currently evaluating the full impact of this legislation on us. Additionally, certain jurisdictions, including the U.K. and France, have introduced digital services taxes, which are generally taxes on gross revenue generated from users or customers located in those jurisdictions, and other jurisdictions are considering enacting similar laws. The taxing authorities of the jurisdictions in which we operate or regularly target may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements, disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, or if there are changes in tax laws or the way existing tax laws are interpreted or applied, we could be required to pay additional taxes, interest and penalties. While we regularly assess the adequacy of our provision for income taxes, there can be no assurance that the outcomes of such challenges or disagreements, or the changes in tax laws or their interpretation and application, will not have a material impact on our business, results of operations and financial condition.

Many countries are beginning to implement legislation and other guidance to align their international tax rules with the Organisation for Economic Cooperation and Development's ("OECD") Base Erosion and Profit Shifting recommendations and action plan that aim to standardize and modernize global corporate tax policy, including changes to cross-border tax, transfer pricing documentation rules, and nexus-based tax incentive practices. The OECD is also continuing discussions surrounding fundamental changes in the allocation of profits among tax jurisdictions in which companies do business, as well as the implementation of a global minimum tax (namely the "Pillar One" and "Pillar Two" proposals). Many countries have enacted or begun the process of enacting laws based on Pillar Two proposals. On June 28, 2025, the G7 released a joint statement announcing an understanding regarding a proposed "side-by-side" solution that would exempt U.S.-parented multinational businesses from certain provisions of Pillar Two; however, no agreement regarding implementation of the proposal has yet been reached. The enactment of Pillar Two or other developments or changes in U.S. federal, state, or international tax laws or tax rulings may adversely impact our provision for income taxes, net income and cash flows.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of January 31, 2025, we had net operating loss carryforwards for U.S. federal income tax purposes and state income tax purposes of approximately $1,036.5 million and $553.1 million, respectively, available to offset future taxable income. Our federal net operating loss carryforwards may be carried forward indefinitely, but the deductibility of such carryforwards generally is limited to 80% of our current year taxable income. Beginning in 2026, $479.8 million of state net operating losses will begin to expire at different times. The remaining $73.4 million of state net operating losses will carry forward indefinitely.

As of January 31, 2025, we also had U.S. federal and California research and development and other tax credit carryforwards of $40.1 million and $28.2 million, respectively. If not utilized, the federal research and development tax credit carryforwards will begin expiring at different times beginning in 2033. Our California research and development tax credits may be carried forward indefinitely. Realization of these net operating loss and research and development tax credit carryforwards depends on future income, and there is a risk that a portion of our existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could materially and adversely affect our results of operations.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), if a corporation undergoes an "ownership change," generally defined as a greater than 50% change (by value) in its equity ownership by "5% shareholders" over a three-year period, the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research and development tax credits, to offset its post-change income may be limited. As a result, in the event that it is determined that we have in the past experienced an ownership change, or if we experience one or more ownership changes in the future as a result of subsequent shifts in our stock ownership, our ability to use our pre-change net operating loss carryforwards and other pre-change tax attributes to offset U.S. federal taxable liability may be subject to limitations, which could potentially result in increased future tax liability to us. Furthermore, our state carryforwards may be subject to similar and additional limitations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our operating results.

We do not collect sales and use, value added or similar taxes in all jurisdictions in which we have sales because we have been advised that such taxes are not applicable to our platform and products in certain jurisdictions. Sales and use, value added and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, to us or our customers for the past amounts, and we may be required to collect such taxes in the future. If we are unsuccessful in collecting such taxes from our customers, we could be held liable for such costs, which may materially and adversely affect our operating results.

Risks Related to Our Indebtedness

Servicing our substantial indebtedness may require a significant amount of cash, and we may not have sufficient cash flow from our business or the ability to raise funds necessary to satisfy our obligations under our indebtedness. Our debt could also expose us to other risks that could adversely affect our business, financial condition and results of operations.

On December 22, 2022, we issued $401.0 million in aggregate principal amount of our 3.75% Convertible Senior PIK Toggle Notes due 2027 (as amended to extend the maturity date to 2028, the "2028 Notes"), which, effective upon the completion of this offering, mature on December 15, 2028. On September 30, 2024, we issued $75.0 million in aggregate principal amount of our 3.00% Convertible Senior PIK Toggle Notes due 2029 (the "2029 Notes" and, together with the 2028 Notes, the "Convertible Notes"), which mature on August 1, 2029. We may also incur additional indebtedness to meet our future financing needs. We may be required to use a substantial portion of our cash flows from operations to pay interest, principal or other required payments on our indebtedness. The delivery of shares of our Class B common stock upon conversion of the Convertible Notes could result in significant dilution to our existing stockholders and further limit or preclude their ability to influence corporate matters. Following this offering, assuming the conversion of the Convertible Notes into 22,186,181 shares of Class B common stock, based upon the aggregate principal and accrued and unpaid interest on such Convertible Notes as of July 31, 2025 and an assumed initial public offering price of $18.00 per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), holders of our Convertible Notes would collectively hold in the aggregate approximately 6.9% of the voting power of our capital stock. Together with our executive officers, directors, and holders of 5% or more of our common stock, this concentrated control could significantly influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that Class A common stockholders may feel are in their best interest as one group of our stockholders. For a description of the terms of our Convertible Notes, as well as an illustrative calculation of the number of shares of Class B common stock issuable upon conversion of the Convertible Notes as of July 31, 2025 and the maturity date of the Convertible Notes, please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Notes."

Our ability to make scheduled payments in respect of, to pay interest on, or to refinance our indebtedness, including the Convertible Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Such payments will reduce the funds available to us for working capital, capital expenditures and other corporate purposes and may limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans and other investments. Our business may not be able to generate cash flows from operations in the future that are sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flows, we may be required to adopt one or more alternatives, such as selling assets or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial conditions at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, which would adversely affect our financial condition. Further, the terms of our Convertible Notes include a number of covenants that limit our ability and our subsidiaries' ability to, among other things, incur additional indebtedness. The terms of our Convertible Notes may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs.

In addition, our indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, they could:

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make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry, and competitive conditions and adverse changes in government regulation;
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limit our flexibility in planning for, or reacting to, changes in our business and our industry;
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place us at a disadvantage compared to our competitors who have less indebtedness;
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limit our ability to borrow additional amounts to fund acquisitions, for working capital and for other general corporate purposes;

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subject us to risks associated with variable interest rates to the extent applicable to such indebtedness; and
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make an acquisition of our company less attractive or more difficult.

Any of these factors could harm our business, results of operations, and financial condition. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

In addition, a failure by us to comply with the covenants or payment requirements specified in our Convertible Notes could result in an event of default under the Convertible Notes, which would give the holders the right to default interest and a right to accelerate payment of the Convertible Notes. If the indebtedness under our Convertible Notes were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the indebtedness or sell sufficient assets to repay the indebtedness, which could immediately adversely affect our business, cash flows, results of operations, and financial condition. Even if we were able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. As of January 31, 2025 and July 31, 2025, the principal and accrued interest of the outstanding Convertible Notes was $509.6 million and $518.9 million in the aggregate, respectively.

We may not have the ability to raise the funds necessary to redeem the Convertible Notes, or to repay the principal and accrued interest of the Convertible Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the Convertible Notes.

Holders of the Convertible Notes will have the right to require us to repurchase the Convertible Notes upon the occurrence of certain fundamental changes that may occur before the maturity date, including a change of control. Upon the holders' exercise of such right, we would be required to repurchase the Convertible Notes for a price range, which shall be in an amount equal to the excess of (i) 140% of the principal amount of such Convertible Notes on or before the second anniversary of the issue date of the Convertible Notes, (ii) 155% of the principal amount of such Convertible Notes after the second anniversary but on or before the third anniversary of the issue date of the Convertible Notes, or (iii) 170% of the principal amount of such Convertible Notes after the third anniversary of the issue date of the Convertible Notes. We will also have the right to redeem the Convertible Notes commencing one year after the date of the completion of this offering if the price of our Class A common stock has increased to over 200% (or, in the case of the 2028 Notes, beginning on December 15, 2027, over 230%) of the then-applicable conversion price for each of at least twenty (20) trading days (whether or not consecutive) during the thirty (30) consecutive trading days prior to providing notice of such redemption. In addition, pursuant to the terms of the Convertible Notes, we will be required to repay the Convertible Notes in cash at their maturity unless earlier converted, redeemed, or repurchased. Moreover, pursuant to the terms of the Convertible Notes, we may, at our option, elect to settle conversions of the Convertible Notes in cash in lieu of issuing shares of our Class B common stock, or a combination of cash and shares of our Class B common stock, with cash in lieu of any fractional shares. However, we may not have enough available cash on hand or be able to obtain financing at the time we are required to make repurchases of any Convertible Notes surrendered therefor or pay cash with respect to Convertible Notes being converted or at their maturity.

In addition, our ability to repurchase the Convertible Notes or to pay cash upon conversion (if we elect to settle such conversions in cash in lieu of issuing shares of our Class B common stock) or at their maturity may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase Convertible Notes at a time when the repurchase is required by the Convertible Notes or to pay cash upon conversions of the Convertible Notes or at their maturity as required by the applicable indenture governing the Convertible Notes would constitute a default thereunder. A default under the applicable indenture could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and repurchase the Convertible Notes or pay cash with respect to the conversion of the Convertible Notes (if we elect, at our option, to settle such conversions in cash in lieu of issuing shares of our Class B common stock) or at maturity of the Convertible Notes.

Risks Related to This Offering and Ownership of Our Class A Common Stock

The market price of our Class A common stock may be volatile, and you could lose all or part of your investment.

The market price of our Class A common stock may fluctuate substantially in response to a number of factors, including those described in this "Risk Factors" section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our Class A common stock. Factors that could cause fluctuations in the market price of our Class A common stock include the following:

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actual or anticipated changes or fluctuations in our operating results;
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the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
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announcements by us or our competitors of new products or new or terminated significant contracts, commercial relationships or capital commitments;
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industry or financial analyst or investor reaction to our press releases, other public announcements and filings with the SEC;
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rumors and market speculation involving us or other companies in our industry;
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price and volume fluctuations in the overall stock market from time to time;
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volume fluctuations in the trading of our Class A common stock from time to time;
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changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;
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the sales of shares of our Class A common stock by us or our stockholders;
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issuances of shares of our common stock, whether in connection with an acquisition or upon conversion of some or all of our outstanding Convertible Notes;
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failure of industry or financial analysts to maintain coverage of us, changes in financial estimates by any analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
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actual or anticipated developments in our business or our competitors' businesses or the competitive landscape generally;
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litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;
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developments or disputes concerning our intellectual property rights or our platform and products, or third-party proprietary rights;
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announced or completed acquisitions of businesses or technologies by us or our competitors;
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actual or perceived privacy, data protection, or security incidents or breaches;
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new laws or regulations or new interpretations of existing laws or regulations applicable to our business and our responses thereto;
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any major changes in our management or our board of directors, particularly with respect to Mr. Beri;
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general economic conditions and slow or negative growth of our markets; and
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other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our Class A common stock could decline for reasons unrelated to our business, operating results, or financial condition. The trading price of our Class A common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company's securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management's attention and resources from our business. This could have an adverse effect on our business, operating results, and financial condition.

The requirements of being a public company may strain our resources, increase our costs, and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the Nasdaq Global Select Market ("Nasdaq") and other applicable securities rules and regulations. Complying with these statutes, regulations, and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:

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institute a more comprehensive compliance function;
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comply with rules promulgated by Nasdaq;
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continue to prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;
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establish and administer new internal policies, such as those relating to insider trading; and
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involve and retain to a greater degree outside counsel and accountants in the above activities.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a result of disclosure of information in our filings with the SEC, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

Our failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could adversely affect our financial position and lower our stock price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our internal resources and personnel may in the future be insufficient to avoid accounting errors, and there can be no assurance that we will not have material weaknesses in the future. Any failure to develop or maintain effective controls or any difficulties encountered implementing required new or improved controls could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC.

Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. Our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until our second annual report required to be filed with the SEC. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business, results of operations and financial condition, and could cause a decline in the price of our Class A common stock.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

Our business could be impacted as a result of actions by activist shareholders or others.

We may be subject, from time to time, to legal and business challenges in the operation of our company due to actions instituted by activist shareholders or others. Responding to such actions could be costly and time-consuming, may not align with our business strategies and could divert the attention of our board of directors and senior management from the pursuit of our business strategies. Perceived uncertainties as to our future direction as a result of shareholder activism may lead to the perception of a change in the direction of the business or other instability and may affect our relationships with our end-customers, prospective and current employees and others.

The multi-class structure of our common stock will have the effect of concentrating voting control with the holders of our outstanding Class B common stock. This ownership will limit or preclude your ability to influence corporate matters.

Following this offering, our Class B common stock will have 20 votes per share, our Class A common stock, which is the stock we are offering in this offering, will have one vote per share, and our Class C common stock will have no voting rights, except as otherwise required by law. Following this offering, holders of our outstanding Class B common stock will hold in the aggregate 99.3% of the voting power of our capital stock and will be able to control all matters submitted to our stockholders for approval. Additionally, our executive officers, directors, and holders of 5% or more of our common stock will hold, in the aggregate, approximately 54.4% of the voting power of our outstanding capital stock following this offering. Prior to the effectiveness of our registration statement related to this offering, our Chief Executive Officer and Chairman is expected to enter into a voting agreement with one of our non-executive co-founders for 1.6% of the voting power, resulting in an aggregate 8.4% of the voting power of our outstanding capital stock following the completion of this offering. This concentrated control will limit or preclude the ability of holders of Class A common stock to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that Class A common stockholders may feel are in their best interest as one group of our stockholders.

Future transfers by holders of shares of Class B common stock will generally result in those shares converting to Class A common stock, except for certain transfers permitted by our amended and restated certificate of incorporation, including transfers for tax and estate planning purposes so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred or shares voting and dispositive power with respect to such shares only with certain family members or professional service providers. Further, all shares of Class B common stock will be converted into shares of Class A common stock following the earliest to occur of certain events as described in our amended and restated certificate of incorporation. See the section titled "Description of Capital Stock—Common Stock—Conversion of Class B Common Stock."

In addition, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue Class C common stock in the future, the holders of Class B common stock may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we had issued Class A common stock rather than Class C common stock in such future transactions. See the section titled "Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws" for additional information.

We cannot predict the effect our multi-class structure may have on the trading price of our Class A common stock.

We cannot predict whether our multi-class structure will result in a lower or more volatile trading price of our Class A common stock, adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions affecting companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of a company's voting rights in the hands of public stockholders. Under this policy, the multi-class structure of our common stock could make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. Because of the multi-class structure of our common stock, we may be excluded from certain indices, and other stock indices may take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices could preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the trading price of our Class A common stock could be adversely affected.

There is currently no public trading market for our Class A common stock, and an active trading market may not develop or be sustained following this offering.

No public market for our Class A common stock currently exists. An active public trading market for our Class A common stock may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If industry or financial analysts do not publish research or issue inaccurate or unfavorable research about us, our business or our market, or if they change their recommendation regarding our Class A common stock adversely, our stock price and trading volume could decline.

The trading market for our Class A common stock is influenced by the research and reports that industry or financial analysts publish about us, our business, our market, or our competitors. We do not control these analysts or the content and opinions included in their reports. If any of the analysts who cover us issues an inaccurate or unfavorable opinion regarding our business or our stock price, our stock price would likely decline. In addition, the stock prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or public investors, analysts could downgrade our Class A common stock or publish unfavorable research about us. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause our stock price or trading volume to decline.

Sales of substantial amounts of our Class A common stock in the public markets, or the perception that they might occur, could reduce the price that our Class A common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

Sales of a substantial number of shares of our Class A common stock in the public market, particularly sales by our directors, executive officers and significant stockholders, or the perception that these sales could occur, could adversely affect the market price of our Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

After this offering, we will have 47,800,000 outstanding shares of Class A common stock. The Class A common stock offered hereby will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares of Class A common stock that may be held or acquired by our directors, executive officers and other affiliates (as that term is defined in the Securities Act), which will be restricted securities under the Securities Act.

In connection with the offering, we and all of our directors and officers and certain other holders that together represent approximately 94.3% of our outstanding Class A common stock and securities convertible into or exercisable or exchangeable (directly or indirectly) for our Class A common stock are or will be subject to lock-up agreements with the underwriters agreeing that, without the prior written consent of Morgan Stanley & Co. LLC ("Morgan Stanley"), on behalf of the underwriters, subject to certain exceptions, we and they will not, in accordance with the terms of such agreements, during the period ending on the earlier of (i) 12:01 AM Eastern Time on the second trading day after the date that we publicly announce earnings for the second quarter following the most recent period for which financial statements are included in this prospectus (which release of earnings for this purpose shall not include "flash" numbers), provided that such release of earnings is at least 145 days after the date of this prospectus, and (ii) the end of the 180th day after the date of this prospectus (the "lock-up period"):

(1)
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock;
(2)
enter into any swap, hedging transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock; or
(3)
publicly disclose the intention to take any such actions;

whether any such transaction described in (1) or (2) above is to be settled by delivery of Class A common stock or other securities convertible into or exercisable or exchangeable for our Class A common stock, in cash or otherwise. In addition, we have agreed not to file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock during the lock-up period other than a registration statement on Form S-8. All of our directors and officers and certain other holders that together represent approximately 94.3% of our outstanding Class A common stock and securities convertible into or exercisable or exchangeable for our Class A common stock have also agreed that, without the prior written consent of Morgan Stanley, on behalf of the underwriters, such person will not, during the lock-up period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.

Furthermore, (i) an additional approximately 0.1% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to the market standoff provisions in our amended and restated investors' rights agreement, pursuant to which such holders have agreed to not sell or otherwise transfer, dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of any of our Class A common stock or other securities held immediately prior to the effectiveness of the registration statement of which this prospectus forms a part; and (ii) an additional approximately 5.1% of our outstanding Class A common stock and other securities are subject to the market standoff provisions in our 2012 Plan, 2022 Plan and the related forms of agreement thereunder, pursuant to which such holders have generally agreed to not directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Class A common stock or other securities without the prior written consent of the Company or its underwriters. The forms and specific restrictive provisions within these market standoff provisions vary among security holders.

As a result of the foregoing and other such market standoff agreements, approximately 99.9% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to a lock-up agreement or market standoff provision during the lock-up period. We have agreed to enforce all such market standoff provisions on behalf of the underwriters and not to release, amend or waive any such market standoff provisions during the lock-up period without the prior written consent of Morgan Stanley, on behalf of the underwriters, provided that we may release shares from such restrictions to the extent such shares would be permitted to be transferred under the form of lock-up agreement with the underwriters entered into by our directors, officers and certain other record holders of our securities as described herein.

In addition, pursuant to certain exceptions to the lock-up and market standoff agreements, up to approximately 2,209,585 shares of our Class A common stock will be eligible for sale in the open market during the lock-up period in sell-to-cover transactions in order to satisfy tax withholding obligations in connection with the settlement of RSUs that will vest after the date of this prospectus and prior to the expiration of the lock-up period. We expect the settlement of these RSUs to begin on the January 1, 2026 quarterly vesting date and to extend over a multi-day period based on trading volumes. Because the purpose of the sell-to-cover transactions is to generate proceeds sufficient to satisfy tax withholding obligations, the exact number of shares sold will depend on the sale prices of the Class A common stock in such transactions. In addition, the exact number of shares of our Class A common stock eligible for sale in the open market in connection with such tax withholding obligations may differ based on our stockholders' personal tax rates.

Furthermore, as further described and subject to the conditions set forth in the sections titled "Shares Eligible for Future Sale" and "Underwriting," the terms of the lock-up agreement entered into by our officers, directors and certain other holders provide that if (i) the party to the lock-up agreement is an employee of the Company as of the date of this prospectus (excluding our directors and any officer within the meaning of Section 16(a) of the Exchange Act) who continues to provide service to the Company through the Initial Earnings Release Date (as defined below) and (ii) the closing price per share of the Class A common stock on Nasdaq is at least 25% greater than the initial public offering price per share of the Class A common stock set forth on the cover page of this prospectus for at least five trading days (one of which must be a trading day occurring after the Initial Earnings Release Date) in any consecutive ten trading day period, then such holder may sell in the public market, subject to compliance with applicable securities laws and the Company's insider trading policy, beginning at the later of (A) 12:01 AM Eastern Time on the second trading day immediately following the Company's release of earnings (which release of earnings for this purpose shall not include "flash" numbers) for the first completed quarter following the most recent period for which financial statements are included in this prospectus, and (B) the first date that is (x) more than 90 days following the date of this prospectus and (y) not during a Company blackout period (the later of (A) and (B), the "Initial Earnings Release Date"), up to 17,845,175 shares of our Class A common stock (including shares issuable upon exercise of stock options or warrants or vesting and settlement of RSUs) will become eligible for sale in the public market, subject in some cases to the restrictions of Rule 144.

Upon the expiration of the lock-up period described above, substantially all of the securities subject to such lock-up and market standoff restrictions will become eligible for sale, subject to compliance with applicable securities laws. Furthermore, Morgan Stanley may waive the lock-up and market standoff agreements entered into by our executive officers, directors, and record holders of our securities before they expire. All of these shares of Class A common stock will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by Morgan Stanley on behalf of the underwriters. See the sections titled "Shares Eligible for Future Sale" and "Underwriting," for more information. We also intend to register shares of Class A common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares of Class A common stock sell them or are perceived by the market as intending to sell them.

We may also issue our shares of Class A common stock or securities convertible into shares of our Class A common stock from time to time in connection with a financing, acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the market price of our Class A common stock to decline.

One of our existing stockholders holds an allocation right in connection with this offering, which, if exercised, could reduce the liquidity of our Class A common stock and increase the volatility of our market price.

SCGE Fund, L.P. (known as Sequoia Capital Global Equities or “SCGE”) has the right to purchase up to 15% of the shares of our Class A common stock being sold in this offering (excluding shares subject to the underwriters’ option to purchase additional shares) at the initial public offering price. SCGE is not an affiliate of ours, and any shares of Class A common stock which may be purchased by SCGE in this offering will not be subject to a lock-up agreement with the underwriters. SCGE may determine to purchase all, some, or none of the shares it is entitled to purchase in this offering following the effectiveness of this registration statement. The underwriters will receive the same discount on any shares of Class A common stock purchased by SCGE as they will from any other shares of Class A common stock sold to the public in this offering. To the extent that SCGE purchases shares in this offering, such purchase could reduce allocations to other investors and impact the liquidity of our Class A common stock if SCGE holds such shares of Class A common stock for the long-term. Such reduction in the liquidity of our Class A common stock, as well as any subsequent sale of a substantial amount of these shares by SCGE, could increase the volatility of the market price of our Class A common stock.

We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

Historically, we have financed our operations primarily through the sale of our debt and equity securities as well as payments received from customers. We expect that the proceeds of this offering, together with our existing cash, cash equivalents, short-term investments and anticipated payments from customers will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and Convertible Notes repayment requirements for at least the next 12 months. We may need to raise additional funds to fund our operating expenses, make capital purchases, acquire or invest in business or technology, and we may not be able to obtain those funds on favorable terms, or at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our Class A common stock could decline. Furthermore, if we engage in additional debt financing, the holders of our debt would have priority over the holders of our Class A common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness or our ability to pay any dividends on our Class A common stock, though we do not intend to pay dividends in the foreseeable future. We may also be required to take other actions, any of which could harm our business and operating results. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. If we are unable to obtain adequate financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, operating results, financial condition and prospects could be materially and adversely affected.

You will experience immediate and substantial dilution in the net tangible book value of the shares of Class A common stock you purchase in this offering.

The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering. If you purchase shares of our Class A common stock in this offering, you will suffer immediate dilution of $18.27 per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the sale of Class A common stock in this offering and an assumed initial public offering price of $18.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus. See the section titled "Dilution."

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and have the option to use certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of this offering, (B) in which we have total annual revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, with at least $700 million of equity securities held by non-affiliates as of the prior June 30th, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. Further, we may take advantage of some of the other reduced regulatory and reporting requirements that will be available to us so long as we qualify as an "emerging growth company."

Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal controls over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal controls over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our Class A common stock may be adversely affected. Further, we cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

Management will have broad discretion over the use of our proceeds from this offering.

The principal purposes of this offering include increasing our capitalization and financial flexibility, creating a public market for our stock, thereby enabling access to the public equity markets by our employees and stockholders, obtaining additional capital, and increasing our visibility in the marketplace. We intend to use our net proceeds from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures, and to repay indebtedness. See the section titled "Use of Proceeds." We cannot specify with certainty the particular uses of the net proceeds to us from this offering. Accordingly, we will have broad discretion in using these proceeds and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in this offering will need to rely upon the judgment of our management with respect to the use of our proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, operating results, and financial condition could be harmed.

We do not intend to pay dividends in the foreseeable future. As a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our Class A common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the market price of our Class A common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law (the "DGCL") may discourage, delay, or prevent a change in control by prohibiting us from engaging in certain business combinations with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect following this offering, will contain a number of provisions that may make the acquisition of our company more difficult. Such provisions include:

•
a multi-class common stock structure, which will provide our pre-offering stockholders, including certain of our executive officers, employees, directors, and their affiliates, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;
•
requiring approval of the holders of at least two-thirds of the outstanding shares of our Class B common stock for certain corporate actions including (i) any amendment to the amended and restated certificate of incorporation that alters the voting, conversion or other rights, powers, preferences, or restrictions of the Class B common stock, (ii) reclassification of Class A common stock or Class C common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock, (iii) an increase to the voting power of the Class A common stock or Class C common stock, and (iv) issuance of shares of any class or series of capital stock (other than Class B common stock) having more than one vote per share;
•
authorizing only our board of directors to fill vacant directorships, and the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority of the authorized number of directors;
•
a classified board of directors, consisting of three classes of directors with staggered three-year terms who are only able to be removed from office for cause;
•
authorizing stockholder action only at an annual or special meeting of stockholders, and providing that a special meeting of our stockholders may only be called by a majority of the authorized number of directors, the chair of our board of directors, our chief executive officer, or our president;
•
requiring advance notice procedures for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;
•
not providing for cumulative voting;
•
authorizing undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders, except that the approval of holders of two-thirds of the outstanding shares of our Class B common stock voting as a separate series will be required to authorize, or issue, any shares (other than Class B common stock) having the right to more than one vote per share;

•
providing that certain litigation against us can only be brought in Delaware; and
•
requiring the approval of the holders of at least two-thirds of the voting power of our then-outstanding capital stock to amend the foregoing provisions of our certificate of incorporation or amend any provision of our bylaws.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Our amended and restated bylaws that will become effective in connection with this offering will generally provide that the Court of Chancery of the State of Delaware (or another state court in Delaware) and the federal district courts of the United States will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders or employees.

Our amended and restated bylaws that will become effective in connection with this offering generally provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for the following types of proceedings:

•
any derivative action or proceeding brought on behalf of us;
•
any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders, or other employees to us or our stockholders;
•
any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); or
•
any action asserting a claim governed by the internal affairs doctrine.

Nothing in our amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law. Our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations thereunder.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, these exclusive-forum provisions may make it more expensive for stockholders to bring a claim than if the stockholders were permitted to select another jurisdiction and may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, stockholders, or other employees, which may discourage lawsuits against us and our directors, officers, stockholders, and other employees. Our amended and restated bylaws also limit the ability of a person to bring a claim in a judicial forum that it finds favorable for disputes arising under the Securities Act against any person in connection with any offering of the Company's securities, including any auditor, underwriter, expert, control person, or other defendant. Any person or entity purchasing, holding, or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. The enforceability of similar choice of forum provisions in other companies' governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder. If a court were to find either exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could significantly harm our business.

We may issue preferred stock whose terms could adversely affect the voting power or value of our Class A common stock.

Our certificate of incorporation that will become effective in connection with this offering will authorize us to issue, without the approval of our stockholders (except that the approval of holders of two-thirds of the outstanding shares of our Class B common stock voting as a separate series will be required to authorize, or issue, any shares (other than Class B common stock) having the right to more than one vote per share), one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our Class A common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our Class A common stock.

General Risk Factors

We may become involved in litigation that may materially and adversely affect us.

From time to time, we may become, involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including patent, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. For example, we have in the past been sued on the basis of alleged violation of patents, and as we continue to grow, the possibility of these and other intellectual property rights claims against us may increase. Such matters can be time-consuming, divert management's attention and resources, cause us to incur significant expenses or liability and/or require us to change our business practices. In addition, the expense of litigation and the timing of this expense from period-to-period are difficult to estimate, subject to change and could adversely affect our results of operations. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, results of operations, and financial condition.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, acts of war, international conflicts, terrorism, and security breaches or incidents.

Our business operations have been, and could in the future be, subject to disruption by natural disasters such as earthquakes, fire, floods or public health emergencies such as an outbreak of a pandemic or epidemic disease, as well as man-made problems such acts of war, international conflicts such as the current conflicts between Russia and Ukraine and in the Middle East, terrorism and other geopolitical unrest, or fear of such events. Such events could also cause disruptions in the businesses of our partners, customers or suppliers, national economies, or the world economy as a whole. In addition, computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent in our industry, and may become more frequent and effective through the use of AI, and our internal systems may be victimized by such attacks. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, security breaches and incidents and loss of critical data. Our insurance may not be sufficient to cover losses or additional expense that we may sustain in the event of a natural disaster or man-made problem. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our platform to the satisfaction of our users may materially harm our reputation and our ability to retain existing customers and attract new customers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. All statements other than statements of historical fact included in this prospectus, including statements regarding our future operating results and financial condition, our business strategy and plans, market growth, and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "would," "intend," "target," "goal," "objective," "seek," "project," "contemplate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

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our future financial performance, including our expectations regarding our revenue, expenses, cost of revenue, operating expenses, other business or operational metrics, and non-GAAP financial measures, our ability to determine reserves, and our ability to achieve and maintain future profitability;
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the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;
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our estimated market opportunity and forecasts of our market, including market size and market growth, which may prove to be inaccurate;
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our growth strategy, including our ability to attract and retain customers and to expand platform usage with existing customers;
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anticipated trends, growth rates, and challenges in our business and the markets we serve;
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our expectations regarding the expansion of our international footprint and growth of our partner ecosystem;
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our expectations regarding future cyber risks and the cost of future cyber attacks;
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our expectations regarding future dividend payments or issuances of additional capital stock;
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our expectations and management of future growth;
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our ability to grow and maintain successful relationships with our channel partners;
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the length and unpredictable nature of our sales cycle;
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our ability to compete successfully against current and future competitors;
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future investments in talent and in developing and enhancing our business and platform;
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our ability to develop and introduce new products and solutions and bring them to market in a timely manner;
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our ability to successfully and timely execute on, integrate, and realize the benefits of any acquisition, investment, strategic partnership, or other strategic transaction we may make or undertake;
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our ability to manage the increasing complexity of our operations;
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our ability to maintain and enhance our brand or reputation as an industry leader and innovator;
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our expectations regarding general economic conditions in the United States and globally, including the effects of global geopolitical conflicts, inflation and interest rates, monetary policy changes, trade policy changes, and tariffs;
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our ability to manage risk associated with our business, including as we expand the scope of our business;
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our ability to hire, retain, train, and motivate our personnel and management team and our ability to maintain our corporate culture;
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our ability to successfully introduce, use, and integrate AI and ML with our platform and products;

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our ability to develop, obtain, maintain, and protect our own intellectual property, and license intellectual property from third parties;
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breaches in our security, cyber attacks, or other cyber risks;
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interruptions, outages, or other disruptions affecting the delivery of our platform and products or any of the third-party cloud-based systems that we use in our operations;
•
our ability to adapt and respond to rapidly changing technology, industry standards, regulations, or customer needs, requirements, or preferences;
•
the ability of our platform and products to effectively interoperate with our customers' existing or future IT infrastructures;
•
our ability to comply with our policies relating to privacy, data protection or cybersecurity or related legal or regulatory requirements;
•
the impact of various tax laws and regulations, including our failure to comply therewith;
•
the potential effect on our business of litigation to which we may become a party;
•
our anticipated tax withholding and remittance obligations in connection with the RSU Settlement and other RSU settlements following this offering;
•
the increased expenses associated with being a public company; and
•
our anticipated uses of net proceeds from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

MARKET, INDUSTRY, AND OTHER DATA

This prospectus contains statistical data, estimates, forecasts and information concerning our industry, including with respect to the size of the markets we serve, that are based on various third‑party sources, industry publications and reports, other publicly available information and our own internal information. This information involves a number of assumptions and limitations and is inherently imprecise, and you are cautioned not to give undue weight to such estimates and information. While we believe such information is reliable, we have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. In addition, the markets we serve are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors." These and other factors could cause results to differ materially from those expressed in these sources, publications and reports.

The sources of certain statistical data, estimates and forecasts contained in this prospectus include the following independent industry publications or reports:

•
Cdata, Data Connectivity: The Missing Link for IT, January 16, 2024;
•
Electronic Frontier Foundation, The Last Mile of Encrypting the Web: 2023 Year in Review, December 25, 2023;
•
Forrester, The Forrester Wave™: Forrester Wave Security Service Edge Solutions, Q1 2024, March 20, 2024;
•
Forrester, The State of Technical Debt in the US, 2024, August 30, 2024;
•
Forrester Consulting, The Total Economic Impact™ of Netskope SSE, October 2024, which we commissioned;
•
Gartner®, Critical Capabilities for Security Service Edge, February 16, 2022;
•
Gartner®, Critical Capabilities for Security Service Edge, April 17, 2023;
•
Gartner®, Critical Capabilities for Security Service Edge, April 17, 2024;
•
Gartner®, Critical Capabilities for Security Service Edge, May 21, 2025;
•
Gartner®, Critical Capabilities for Single-Vendor SASE, July 3, 2024;
•
Gartner®, Critical Capabilities for SASE Platforms, July 14, 2025;
•
Gartner®, Magic Quadrant™ for Security Service Edge, March 30, 2022;
•
Gartner®, Magic Quadrant™ for Security Service Edge, April 10, 2023;
•
Gartner®, Magic Quadrant™ for Security Service Edge, April 15, 2024;
•
Gartner®, Magic Quadrant™ for Security Service Edge, May 20, 2025;
•
Gartner®, Magic Quadrant™ for Single-Vendor SASE, July 3, 2024;
•
Gartner®, Magic Quadrant™ for SASE Platforms, July 9, 2025;
•
IDC, IDC MarketScape: Worldwide DLP 2025 Vendor Assessment, March 2025;
•
IDC, Network Infrastructure Tracker Q4 2024, March 2025;
•
IDC, Revelations in the Global StorageSphere, September 2024;
•
IDC, Security Products Tracker Forecast 2024 1H, November 2024;
•
IDC, Semiannual Software Tracker Forecast 2024 1H, November 2024;
•
IDC, Software and Public Cloud Services Spending Guide 2025 V1, February 2025;
•
IDC, The Multiple Layers of API Security Across the DevOps Pipeline, December 2023;

•
IDC, Worldwide 5G and 4G/LTE Enterprise Wireless WAN Forecast 2024-2028, July 2024;
•
IDC, Worldwide AI and Generative AI Spending Guide, V1 2025, February 2025;
•
IDC, Worldwide Black Book Live Edition, March 2025;
•
IDC, Worldwide Datacenter Interconnection Services Forecast 2024-2028, May 2024;
•
IDC, Worldwide Enterprise Network Observability Forecast 2024-2028, December 2024;
•
IDC, Worldwide IaaS Networking Forecast 2024-2028, September 2024;
•
IDC, Worldwide Multi-Cloud Networking Forecast 2024-2028, September 2024;
•
IDC, Worldwide SD-WAN Infrastructure Forecast 2024-2028, July 2024;
•
S&P, 2024 Thales Cloud Security Study, 2024;
•
Statista, Average number of software as a service (SaaS) applications used by organizations in the U.S. from 2015 to 2024, January 8, 2025;
•
Statista, Volume of data/information created, captured, copied, and consumed worldwide from 2010 to 2023, with forecasts from 2024 to 2028, November 21, 2024;
•
Statista, Worldwide; Statista Technology Market Insights; 2018 to 2029, 2025; and
•
U.S. Department of Labor, Trendlines: Changes in the U.S. Labor Supply, August 2024.

GARTNER is a registered trademark and service mark of Gartner, Inc. ("Gartner") and/or its affiliates in the U.S. and internationally and is used herein with permission. All rights reserved. The Gartner content described herein (the "Gartner Content") represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, and is not a representation of fact. The Gartner Content speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Content are subject to change without notice.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $810.0 million, assuming an initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $932.6 million, after deducting underwriting discounts and commissions and offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by $45.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the net proceeds to us from this offering by $17.1 million, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our use of the proceeds from this offering, although it may impact when we may need to seek additional capital.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, facilitate future access to the public equity markets by us, our employees and our stockholders, and increase our visibility in the marketplace. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, services, technologies, or other assets. We do not, however, have agreements or commitments to enter into any acquisitions or investments at this time. We may also use the net proceeds from this offering to repay all or a portion of the outstanding indebtedness under our Convertible Notes, as described in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Notes." However, we do not currently intend to use the proceeds from this offering to repay our outstanding indebtedness.

We intend to use a portion of the net proceeds we receive from this offering to satisfy our anticipated tax withholding and remittance obligations of $82.3 million related to the RSU Settlement. These amounts are based upon the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed 43% tax withholding rate. Each $1.00 increase or decrease in the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount we would be required to pay to satisfy our tax withholding and remittance obligations related to the RSU Settlement by $4.6 million.

Because we expect to use the net proceeds from this offering for working capital and other general corporate purposes, our management will have broad discretion over the use of the net proceeds from this offering. As of the date of this prospectus, we intend to invest the net proceeds that are not used as described above in capital-preservation investments, which may include short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, bank deposits or direct or guaranteed obligations of the U.S. government.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations, repay any outstanding indebtedness under the Convertible Notes, and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our operating results, financial condition, contractual restrictions and capital requirements.

CAPITALIZATION

The following table summarizes our cash and cash equivalents, as well as our capitalization, as of July 31, 2025:

•
on an actual basis;
•
on a pro forma basis to give effect to (1) the Preferred Stock Conversion, as if such conversion had occurred on July 31, 2025; (2) the filing of our amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering and will effect the Reclassification, as if the Reclassification had occurred on July 31, 2025; (3) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation expense of $315.8 million associated with the RSU Settlement; (4) the net issuance of an estimated 6,059,110 shares of our Class B common stock upon the RSU Settlement; and (5) a liability of $82.3 million to satisfy a portion of the anticipated tax withholding and remittance obligations related to the RSU Settlement; and
•
on a pro forma as adjusted basis to reflect (1) the pro forma adjustments set forth above; (2) the issuance and sale by us of 47,800,000 shares of Class A common stock in this offering at the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (3) a cash payment of $82.3 million to satisfy our tax withholding and remittance obligations related to the RSU Settlement.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other final terms of this offering. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of July 31, 2025
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(in thousands, except share data)
Cash and cash equivalents and marketable securities	$261,407	$261,407	$992,883
Convertible Senior PIK Toggle Notes due 2028 (2) (3)	$610,663	$610,663	$610,663
Convertible Senior PIK Toggle Notes due 2029 (3)	89,678	89,678	89,678
Convertible preferred stock, par value $0.0001 per share, 218,898,192 shares authorized, 218,897,608 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	1,050,561	—	—
Stockholders' equity (deficit):
Preferred stock, par value $0.0001 per share, no shares authorized, issued or outstanding, actual; 300,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.0001 per share, 464,163,736 shares authorized, 109,316,479 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	11	—	—
Class A common stock, $0.0001 par value per share, no shares authorized, issued and outstanding, actual; 3,000,000,000 shares authorized, no shares issued and outstanding, pro forma; 3,000,000,000 shares authorized, 47,800,000 shares issued and outstanding, pro forma as adjusted	—	—	5
Class B common stock, $0.0001 par value per share, no shares authorized, issued and outstanding, actual; 600,000,000 shares authorized, 334,273,197 shares issued and outstanding, pro forma; 600,000,000 shares authorized, 334,273,197 shares issued and outstanding, pro forma as adjusted	—	33	33
Class C common stock, $0.0001 par value per share, no shares authorized, issued and outstanding, actual; 1,000,000,000 shares authorized, no shares issued and outstanding, pro forma; 1,000,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	458,186	1,742,242	2,552,267
Accumulated other comprehensive loss	(1,782)	(1,782)	(1,782)
Accumulated deficit	(2,119,055)	(2,434,849)	(2,434,849)
Total stockholders' equity (deficit)	(612,079)	(694,356)	115,674
Total capitalization	$88,262	$5,985	$816,015

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of our cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $40.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, each of our cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $17.1 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. To the extent that our tax withholding and remittance obligations related to the RSU

Settlement exceed the estimates set forth herein, we intend to use cash on hand to satisfy any such excess tax withholding and remittance obligations.
(2)
Pursuant to that certain First Supplemental Indenture, dated April 25, 2025, effective upon the completion of this offering, the 2028 Notes will mature on December 15, 2028. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Notes."
(3)
Represents the fair value of the notes.

The total number of shares of Class A common stock, Class B common stock, and Class C common stock that will be outstanding immediately after this offering is based on no shares of our Class A common stock, 334,273,197 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of July 31, 2025 (after giving effect to the Preferred Stock Conversion, Reclassification, and RSU Settlement), and excludes:

•
53,487,228 shares of Class B common stock issuable upon the exercise of outstanding options as of July 31, 2025, with a weighted-average exercise price of $5.80 per share;
•
26,000 shares of Class B common stock issuable upon the exercise of outstanding options that were granted after July 31, 2025, with an exercise price of $17.01 per share;
•
50,843,151 shares of Class B common stock issuable in connection with the vesting and settlement of RSUs and PSUs outstanding as of July 31, 2025, but for which the service or market condition was not satisfied as of such date;
•
1,910,705 shares of Class B common stock issuable in connection with the settlement of RSUs that were granted after July 31, 2025 upon satisfaction of both the service condition and the liquidity event condition;
•
up to a maximum of 25,140,837 shares of Class B common stock issuable upon conversion of our Convertible Notes, assuming the Convertible Notes are held until the applicable maturity date;
•
38,210,000 shares of Class A common stock reserved for future issuance under our 2025 Plan, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part; and
•
7,650,000 shares of Class A common stock reserved for future issuance under our ESPP, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.

The 2025 Plan and the ESPP each provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and the 2025 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares under the 2012 Plan and the 2022 Plan that expire, are forfeited or are repurchased by us, as more fully described in the section titled "Executive Compensation—Employee Benefits and Stock Plans."

For a description of the terms of our Convertible Notes, as well as an illustrative calculation of the number of shares of Class B common stock issuable upon conversion of the Convertible Notes as of July 31, 2025 and the maturity date of the Convertible Notes, please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Notes."

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of July 31, 2025 was $(834.5) million, or $(7.63) per share. Our pro forma net tangible book value as of July 31, 2025 was $(916.76) million, or $(2.74) per share, based on the total number of shares of our Class A common stock, Class B common stock, and Class C common stock outstanding as of July 31, 2025, after giving effect to Preferred Stock Conversion, Reclassification, and RSU Settlement into an aggregate of 334,273,197 shares of Class B common stock.

After giving effect to the sale by us of 47,800,000 shares of our Class A common stock in this offering at the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of July 31, 2025 would have been $(102.56) million, or $(0.27) per share. This represents an immediate increase in pro forma net tangible book value of $2.47 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $18.27 per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

Assumed initial public offering price per share		$18.00
Historical net tangible book value per share as of July 31, 2025	$(7.63)
Pro forma increase in net tangible book value per share as of July 31, 2025	4.89
Pro forma net tangible book value per share as of July 31, 2025	(2.74)
Increase in pro forma net tangible book value per share attributable to investors purchasing shares of Class A common stock in this offering	2.47
Pro forma as adjusted net tangible book value per share immediately after this offering		(0.27)
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		18.27

Each $1.00 increase or decrease in the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share by approximately $0.11, and would increase or decrease, as applicable, dilution per share to new investors purchasing shares of Class A common stock in this offering by $0.89, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $0.05 per share and increase or decrease, as applicable, the dilution to new investors purchasing shares of Class A common stock in this offering by $0.05 per share, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase 7,170,000 additional shares of Class A common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $0.05 per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $2.79 per share and the pro forma as adjusted dilution to new investors purchasing Class A common stock in this offering would be $17.95 per share.

The following table presents, on a pro forma as adjusted basis to give effect to this offering, as of July 31, 2025, after giving effect to the Preferred Stock Conversion, Reclassification, and RSU Settlement, the differences between the existing stockholders and the new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us and the average price per share paid or to be paid to us at the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders before this offering	334,273,197	87.5%	$1,742,275	66.9%	$5.21
Investors participating in this offering	47,800,000	12.5%	860,400	33.1%	$18.00
Total	382,073,197	100.0%	$2,602,675	100.0%	$6.81

Each $1.00 increase or decrease in the assumed initial public offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and the total consideration paid by all stockholders by approximately $40.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, total consideration paid by new investors and total consideration paid by all stockholders, by approximately $17.1 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The table above assumes no exercise of the underwriters' option to purchase 7,170,000 additional shares in this offering. If the underwriters' option to purchase additional shares is exercised in full, the total number of shares of our Class A common stock held by existing stockholders would be reduced to 85.9% of the total number of shares of our Class A common stock outstanding after this offering, and the total number of shares of Class A common stock held by investors purchasing shares of Class A common stock in the offering would be increased to 14.1% of the total number of shares of our Class A common stock outstanding after this offering.

The total number of shares of Class A common stock, Class B common stock, and Class C common stock that will be outstanding immediately after this offering is based on no shares of our Class A common stock, 334,273,197 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of July 31, 2025 (after giving effect to the Preferred Stock Conversion, Reclassification, and RSU Settlement), and excludes:

•
53,487,228 shares of Class B common stock issuable upon the exercise of outstanding options as of July 31, 2025, with a weighted-average exercise price of $5.80 per share;
•
26,000 shares of Class B common stock issuable upon the exercise of outstanding options that were granted after July 31, 2025, with an exercise price of $17.01 per share;
•
50,843,151 shares of Class B common stock issuable in connection with the vesting and settlement of RSUs and PSUs outstanding as of July 31, 2025, but for which the service or market condition was not satisfied as of such date;

•
1,910,705 shares of Class B common stock issuable in connection with the settlement of RSUs that were granted after July 31, 2025 upon satisfaction of both the service condition and the liquidity event condition;
•
up to a maximum of 25,140,837 shares of Class B common stock issuable upon conversion of our Convertible Notes, assuming the Convertible Notes are held until the applicable maturity date;
•
38,210,000 shares of Class A common stock reserved for future issuance under our 2025 Plan, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part; and
•
7,650,000 shares of Class A common stock reserved for future issuance under our ESPP, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.

The 2025 Plan and the ESPP each provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and the 2025 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares under the 2012 Plan and the 2022 Plan that expire, are forfeited or are repurchased by us, as more fully described in the section titled "Executive Compensation—Employee Benefits and Stock Plans."

For a description of the terms of our Convertible Notes, as well as an illustrative calculation of the number of shares of Class B common stock issuable upon conversion of the Convertible Notes as of July 31, 2025 and the maturity date of the Convertible Notes, please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Notes."

To the extent that any outstanding options to purchase our common stock are exercised, outstanding RSUs vest, or new awards are granted under our equity compensation plans, or we issue additional shares of our common stock or convertible notes, there will be further dilution to investors participating in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The objective of this section is to provide investors with an understanding of the financial drivers and levers in our business and describe the financial performance of the business.

Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal year ended January 31, 2024, fiscal year ended January 31, 2025, and fiscal year ending January 31, 2026 are referred to herein as "fiscal 2024", "fiscal 2025", and "fiscal 2026", respectively.

Overview

We are redefining security and networking for the era of cloud and AI.

The cloud and AI have completely revolutionized work. We are more dispersed, more productive, and more automated than ever before, and the rate of change is only accelerating. Not since the internet has there been such a transformative tectonic shift. But, with it has come collateral damage—traditional security and networking are now broken.

We founded Netskope to address this revolution. We built Netskope One, our unified, cloud-native platform from the ground up to solve the challenge of securing and accelerating the digital interactions of enterprises in this new era. Organizations rely on our Netskope One platform to provide profound contextual intelligence into their data and digital interactions, securing them with precision, without sacrificing the digital experience. We leverage our patented technologies to enable dynamic, granular context-aware policies that allow us to protect sensitive data, stop threats, support regulatory compliance, and elevate the digital experience.

By converging advanced security and modern networking capabilities with deep analytics, based on our analysis of IDC data, we believe our unified solution addresses a large total addressable market that is projected to reach $138.9 billion by 2028, growing at a 16.8% compound annual growth rate ("CAGR") from 2024 to 2028, providing us with a sustained and durable opportunity. We believe we are in the early days of addressing the nascent market opportunity for AI security that we project will grow to $30.8 billion by 2028, contributing an incremental $9.9 billion to our estimated total addressable market by 2028.7

Organizations today operate in a digital landscape that is heterogeneous and highly connected. It is comprised of globally dispersed users and non-human entities such as devices, applications, automated systems, and AI agents that interact with each other and a plethora of managed and unmanaged Software-as-a-Service applications, websites, AI, private applications, and other ecosystem applications across data centers and private and public clouds. With this new digital landscape, enterprises need a security and networking platform that can handle these far more complex, distributed, and dynamic sets of connections—all with more advanced security measures—to keep the organization, its people, and its data safe.

7 See the section titled "Business—Our Market Opportunity" for a more detailed discussion of the assumptions underlying our estimate of the total addressable market for our unified solution and AI security.

Legacy appliance-based and first-generation cloud security solutions were designed for a legacy internet and data footprint, where simple rules-based threat detection and block-or-allow policies were sufficient. Moreover, traditional corporate networks were not designed to support the scale, flexibility, performance, and advanced security that is essential in the cloud and AI era.

Architecture is critical when addressing these challenges. Our Netskope One platform uses a unique architecture built from the ground up as a unified platform with a converged security, network, and analytics technology stack that runs on our NewEdge global private cloud network ("NewEdge network") to deliver highly secure and performant digital interactions. Our Netskope One platform deeply understands the dynamic "language" of the modern internet. This means enabling real-time contextual visibility into, and control over, an organization's traffic.

As the digital and threat landscape continues to evolve, we have grown rapidly since our inception. Our Annual Recurring Revenue ("ARR")8 increased 33% year-over-year to $707 million as of July 31, 2025, compared to $531 million as of July 31, 2024. Our revenue increased 31% year-over-year to $328 million for the six months ended July 31, 2025, compared to $251 million for the six months ended July 31, 2024. Net loss improved to $170 million for the six months ended July 31, 2025, compared to $207 million for six months ended July 31, 2024. Similarly, our ARR increased 30% year-over-year to $618 million as of January 31, 2025, compared to $475 million as of January 31, 2024. Our revenue grew 32% year-over-year to $538 million for fiscal 2025, compared to $407 million for fiscal 2024. Net loss increased to $355 million for fiscal 2025 from $345 million for fiscal 2024.

We have achieved strong retention metrics, as evidenced by our dollar-based net retention rate ("NRR")9, which increased to 118% as of July 31, 2025, compared to 113% as of July 31, 2024. In addition, our dollar-based gross retention rate ("GRR")10 increased to 96% as of July 31, 2025, compared to 95% as of July 31, 2024.

In recent periods, we have invested in research and development to drive rapid innovation, leveraging our core platform to serve our customers' needs and further strengthen our technology leadership. We have also invested in expanding our salesforce and channel partners to pursue attractive growth opportunities both domestically and internationally. Netskope is built to scale. As a result, our loss from operations improved to $91 million for the six months ended July 31, 2025 from $161 million for the six months ended July 31, 2024, while our non-GAAP loss from operations improved to $63 million for the six months ended July 31, 2025 from $123 million for the six months ended July 31, 2024. In addition, our loss from operations improved to $256 million in fiscal 2025 from $313 million in fiscal 2024, while our non-GAAP loss from operations improved to $181 million in fiscal 2025 from $229 million in fiscal 2024. For the five most recent fiscal quarters ended July 31, 2024, October 31, 2024, January 31, 2025, April 30, 2025, and July 31, 2025 our incremental operating margin was 12%, 83%, 85%, 108%, and 74%, while our incremental non-GAAP operating margin was 10%, 72%, 72%, 100%, and 58%, respectively.

8 We define Annual Recurring Revenue ("ARR") as the annualized value of our cloud subscription contracts that are active as of the measurement date, assuming any contract that expires during the next 12 months is renewed on its existing terms. Provided that we are actively negotiating a renewal or new agreement with a customer after the expiration of a contract, we continue to include that contract's annualized value in ARR until the customer notifies us of their decision not to renew. ARR excludes non-recurring components of revenue such as professional services, training, sales of hardware, and other non-recurring revenue.

9 Our dollar-based Net Retention Rate ("NRR") reflects the percentage of our ARR from existing customers, inclusive of the effects of upsell, cross-sell, contraction, and churn. We calculate this by first determining the ARR of the cohort of customers established on the same date of the prior fiscal year (the "Prior Period ARR"). We then calculate the ARR from these same subscription customers as of the current period end (the "Current Period ARR"). Current Period ARR includes any expansion and is net of contraction and churn over the trailing 12 months, but excludes ARR from new customers. We then divide the Current Period ARR by the Prior Period ARR to arrive at our NRR.

10 Our dollar-based Gross Retention Rate ("GRR") reflects the percentage of ARR retained from existing customers, inclusive of the effects of churn. We calculate this by first determining the Prior Period ARR. We then deduct from the Prior Period ARR any ARR from subscription customers that are no longer active at the end of that reporting period over that year (the "Current Period Remaining ARR"). We then divide the total Current Period Remaining ARR by the total Prior Period ARR to arrive at our GRR. GRR includes the impact of customer losses but does not include the impact of customer expansion or contraction.

Our operating cash flow margin improved to 3% for the six months ended July 31, 2025 from (42%) for the six months ended July 31, 2024. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for information regarding our use of non-GAAP loss from operations and incremental non-GAAP operating margin and a reconciliation of non-GAAP loss from operations to loss from operations.

Our focus on innovation and dedication to customer experience has allowed us to achieve a number of key milestones. Our revenue has grown significantly over time as we have launched new products on our platform.

Product Categories
Security
Network
Analytics
Founded
Zero Trust Engine
CASB
Cloud Inline Security
Inline
DLP
Threat Protection
Gartner CASB MQ Leader
Started Netskope AI Labs
Next-Gen SWG
NewEdge Network
Private Access (ZTNA) | UEBA
Advanced Analytics
Firewall-as-a-Service
RBI | Email DLP | SSPM
Gartner SSE MQ Leader
SD-WAN | Endpoint DLP
SkopeAI
FedRAMP High
Dedicated Egress IP
DEM
Gartner Single-Vendor SASE MQ Leader
DSPM
IoT/OT Intelligence
Cloud Packet Stream
Enterprise Browser
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Our Business Model

We generate substantially all of our revenue from the sale of cloud subscriptions to our Netskope One platform. We generally price our subscriptions based on the scale of the customer's organization and products deployed. A substantial majority of our customers purchase subscriptions with a contract term of one to three years. We recognize revenue from our subscriptions ratably over the term of the subscription. Our go-to-market strategy is focused on acquiring new customers and driving increased adoption of our platform from existing customers.

Our customers typically start with the most prevalent use cases of enabling fast and secure AI, cloud and web access, or modernizing remote access and enterprise networking. As our customers realize tangible value from the products that they deploy, they often purchase more subscriptions, increase the number of users in more departments and geographies, and extend the number of applications covered. As part of our Netskope One platform, customers have the option to purchase our products in bundles, or standalone in various configurations. For example, with our Security Service Edge ("SSE") package, we offer Next-Gen Secure Web Gateway ("Next-Gen SWG"), Cloud Access Security Broker ("CASB") Inline, and our Zero Trust Network Access ("Private Access") products. In addition, customers have the option to add other products from our more than 20 products offered as part of our platform.

As our pace of innovation and product releases have increased in recent years, our customers continue to adopt a broader portion of our Netskope One platform. As of July 31, 2025, the percent of customers with subscriptions for three or more products, four or more products, and five or more products was 72%, 51%, and 35%, respectively, which represents an increase from 52%, 29%, and 18%, respectively, as of January 31, 2022.

Our platform and products are deployed by organizations of all sizes across a broad range of industries around the world. Our direct sales team is primarily focused on large and mid-market enterprises and governments. We sell to information technology executives, including Chief Information Officers, Chief Information Security Officers, and networking, infrastructure, and operations teams. We work closely with our channel partners, which include VARs, distributors, technology alliance partners, system integrators, MSPs, and global telecommunications service providers, to sell and deliver our platform and products. Additionally, we offer our platform and products through the major cloud marketplaces, providing additional purchasing options for our customers.

Key Factors Affecting Our Performance

Pace of Modernization of Security and Networking for Organizations. The rapid evolution of enterprise IT is driving organizations to replace legacy systems with cloud-based and hybrid solutions, fundamentally altering the way security and networking solutions are deployed and operated. We believe that as enterprises undergo digital transformation, they increasingly rely on advanced technologies such as AI to gain granular visibility and control over information flows. This trend is compounded by the growing imperative to understand and secure data in an environment where hybrid and remote work models are common. Moreover, organizations' expanding global operations and the relentless push for improved user experience has driven the convergence of security and networking that is reshaping industry standards. While we are in the early stages of this transformation, we believe that the pace of modernization will continue to accelerate, reinforcing the demand for our platform.

Our Ability to Add New Customers. Our ability to grow our customer base is a key indicator of both our market penetration and the future opportunities available to us.

As of July 31, 2025, we had 4,317 customers, which represented a 21% year-over-year increase from 3,571 customers as of July 31, 2024. As of January 31, 2025, we had 3,913 customers, which represented a 19% year-over-year increase from 3,293 customers as of January 31, 2024. Many of the world's largest organizations rely on us to help them modernize their security and networking infrastructure. As of July 31, 2025, more than 30% of the Fortune 100, and approximately 18% of Forbes Global 2000 were our customers. This demonstrates our ability to serve the world's leading companies and our significant opportunity to grow in the markets we serve.

We continue to increase the number of customers who have entered into substantial subscriptions with us. As of July 31, 2025, we had 111 customers with ARR over $1 million, representing 37% of our total ARR. This reflects a 32% year-over-year increase from 84 customers who made up 34% of our total ARR as of July 31, 2024. As of January 31, 2025, we had 98 customers with ARR over $1 million, representing 35% of our total ARR. This reflects a 24% year-over-year increase from 79 customers who made up 34% of our total ARR as of January 31, 2024.

Furthermore, as of July 31, 2025, we had 1,372 customers with ARR over $100,000, representing 86% of our total ARR. This reflects a 25% year-over-year increase from 1,095 customers who made up 85% of our total ARR as of July 31, 2024. As of January 31, 2025, we had 1,254 customers with ARR over $100,000, representing 86% of our total ARR. This reflects a 29% year-over-year increase from 973 customers who made up 84% of our total ARR as of January 31, 2024.

We believe that the number of customers with ARR over $100,000 and ARR over $1 million indicates our ability to scale with customers and the strategic importance of our platform for large enterprises and government entities. Further, our customer base is diversified, with no single customer accounting for more than 3% of our ARR as of July 31, 2025.

Our Ability to Retain and Expand Within Our Existing Customers. We believe that our ability to retain and expand within our existing customers is a testament to the technological strength and extensibility of our Netskope One platform and our customer relationships. As our customers realize tangible value from the products that they deploy, they often purchase more subscriptions, increase the number of users in more departments and geographies, and extend the number of applications covered.

We have achieved strong retention metrics, evidenced by our NRR, which increased to 118% as of July 31, 2025, compared to 113% as of July 31, 2024. In addition, our GRR increased to 96% as of July 31, 2025, compared to 95% as of July 31, 2024.

Investments in Sales and Marketing. We plan to continue investing in the expansion of our salesforce and channel partners to pursue attractive growth opportunities both domestically and internationally. In the Americas (which we define as the United States, Canada, and Latin America), this includes continuing the growth of our sales team, selling into the U.S. federal government market now that we have achieved FedRAMP High Authorization, and growing our channel partners, including MSPs, to expand within the mid-market. As a result of these investments, year-over-year growth in ARR for our Americas region accelerated from 22% as of July 31, 2024 to 35% as of July 31, 2025.

We have also made, and plan to continue to make, significant investments to expand geographically, particularly in Europe, the Middle East, and Africa ("EMEA") and Asia Pacific and Japan ("APJ"). In EMEA and APJ, we are growing our sales team and continue to expand our ecosystem of channel partners, including MSPs. We believe that our market opportunity is large, and we are committed to long-term growth through strategic investments in our business. Our geographic reach continues to expand. For the six months ended July 31, 2025, revenue contributed from the Americas, EMEA, and APJ comprised 56%, 25%, and 19% of our total revenue, respectively. This represents year-over-year growth of 28% in the Americas, 37% in EMEA, and 33% in APJ compared to the six months ended July 31, 2024. We see significant opportunities for continued expansion across all regions.

We focus on maximizing the lifetime value of our customer relationships, and we continue to make significant investments in order to grow our customer base. We measure the efficiency of new customer acquisition and unit economics by comparing a customer's lifetime value ("LTV")11, to a customer's acquisition cost ("CAC")12, at the end of each fiscal quarter to calculate our LTV:CAC ratio.

Our LTV:CAC ratio was greater than 10x for the three months ended July 31, 2025. The ratio has been greater than 8x for each of the last four fiscal quarters. This ratio helps us assess the effectiveness of our sales and marketing investments and our ability to drive sustainable growth.

Investment in Innovation. We plan to continue investing in research and development to drive rapid innovation, leveraging our core platform to serve our customers' needs and further strengthen our technology leadership. We believe this will lead to continued increased customer acquisition, expansion, and retention. We also intend to continue evaluating strategic acquisitions and investments in businesses and technologies that enhance our product capabilities, allow us to enter adjacent markets, and accelerate time to market.

11 We calculate LTV by dividing (i) the product of (A) average ARR per customer and (B) our non-GAAP gross margin for each fiscal quarter, which excludes stock-based compensation expense and amortization of acquired intangible assets, by (ii) (A) one minus (B) our dollar-based GRR for each fiscal quarter, which represents the percentage of ARR that did not renew over the trailing four quarters.

12 We calculate CAC by dividing (i) the sum of total adjusted sales and marketing expenses for the trailing four quarters, which excludes stock-based compensation expense and amortization of acquired intangible assets, by (ii) the sum of total gross new customers landed for the trailing four quarters.

Key Business Metric

We monitor the following key metric to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Dollar-Based Net Retention Rate

Our ability to maintain long-term revenue growth and achieve profitability is dependent on our ability to retain and grow revenue generated from our existing customers. We believe that we will achieve these objectives by continuing to focus on customer success and loyalty and by continuously innovating our platform. Our NRR may fluctuate from period to period as we continue to expand our business.

	As of January 31,		As of July 31,
	2024	2025	2024	2025
Dollar-based net retention rate	115%	113%	113%	118%

Components of Results of Operations

Revenue

We generate revenue primarily from subscriptions to the more than 20 products within our Netskope One platform, along with related support services. Subscription revenue accounted for approximately 98% of our total revenue in fiscal 2024 and 99% of our total revenue in fiscal 2025. During the six months ended July 31, 2024 and 2025, subscription revenue accounted for approximately 99% of the Company's total revenue. Customers do not take possession of cloud-based software; instead, our commitment is to provide our security, networking, and analytics platform throughout the contractual term. As a result, we recognize subscription revenue ratably over the contract term, which typically ranges from one to three years.

Professional services and hardware account for an immaterial portion of our total revenue.

Cost of Revenue

Our cost of revenue consists of direct costs associated with providing our platform and products and our related professional services, including colocation and network transit expenses to operate our global data centers, depreciation of our data center equipment, cloud infrastructure and software expenses, and amortization of capitalized internal-use software. It also includes employee-related compensation expenses, such as salaries, bonuses, stock-based compensation expense, and employee benefits for teams supporting cloud operations and customer support and service organizations, and allocated overhead costs. We continuously work on optimizing these costs through strategic partnerships, improved operational efficiencies, and technological advancements.

In the several quarters following the closing of this offering, we expect to recognize a portion of stock-based compensation expense related to the equity awards that include a liquidity-based performance condition that will be met in connection with this offering. We expect our cost of revenue as a percentage of revenue to increase in the near term due to the stock-based compensation expense that we expect to recognize in connection with this offering, but over the long term, we expect our cost of revenue as a percentage of revenue to decrease through improved operational efficiencies and technological advancements.

Additionally, we have made significant strategic investments to expand the global coverage of our NewEdge network to serve enterprises worldwide, which has historically increased our cost of revenue. As we have built our NewEdge network to include data centers in more than 75 unique regions with more than 200 localization zones globally, we do not anticipate future expansion requirements at the same rate. We expect the level of investment as a percentage of revenue to decrease over the long term as we realize the benefits of scale and operating leverage from previous investments we have made.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue and gross margin is gross profit expressed as a percentage of revenue. Both gross profit and gross margin have been and will continue to be affected by various factors, including the costs associated with infrastructure and services. We expect gross margin to decrease in the near term due to the stock-based compensation expense that we expect to recognize in connection with this offering, but over the long term, we expect it will increase due to the factors described above.

Operating Expenses

Operating expenses consist of sales and marketing, research and development, and general and administrative expenses. Employee-related compensation expenses are the most significant component of operating expenses and consist of salaries, benefits, bonuses, stock-based compensation expense, and in the case of sales and marketing expenses, sales commissions. Operating expenses also include other non-employee costs such as cloud infrastructure expenses, office space costs, fees for third-party professional services, and costs associated with software and subscription services.

In the several quarters following the closing of this offering, we expect to recognize a portion of stock-based compensation expense related to the equity awards that include a liquidity-based performance condition that will be met in connection with this offering. We expect our operating expenses as a percentage of revenue to increase in the near term due to the stock-based compensation expense that we expect to recognize in connection with this offering, but over the long term, we expect our operating expenses as a percentage of revenue to decrease, although they may fluctuate from period to period due to the timing and extent of these expenses.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related compensation expenses, sales commissions, marketing campaigns, marketing events, brand-building activities, promotions, and travel and entertainment expenses. Our sales and marketing strategies are comprehensive, involving direct sales efforts, channel partnerships, and digital marketing initiatives. We expect to expand our market presence both domestically and internationally, educate potential customers about the benefits of our platform and products, and drive both customer acquisition and retention.

We expect our sales and marketing expenses will increase in dollar amount as we continue to invest meaningfully in expanding our sales force, increasing our marketing efforts, and expanding into new markets, but over the long term, we expect our sales and marketing expenses as a percentage of revenue to decrease.

Research and Development

Research and development expenses consist primarily of employee-related compensation expenses, cloud infrastructure expenses related to the development of our platform and products, consulting fees, and software and subscription services. We prioritize research and development expenses to continuously enhance our product features, security protocols, and user experience, ensuring that we can respond swiftly to new cyber threats and customer needs.

We expect our research and development expenses to increase in dollar amount as we continue to increase investments in our technology architecture and platform. However, we anticipate research and development expenses to decrease as a percentage of our total revenue over the long term although our research and development expenses may fluctuate as a percentage of revenue from period to period depending on the timing of these expenses.

General and Administrative

General and administrative expenses consist primarily of employee-related compensation expenses, and other expenses for our executive, finance, legal, and human resources organizations. General and administrative expenses also include external legal, accounting, consulting, professional services fees, software and subscription services, facilities expenses, and other corporate expenses.

Following the closing of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. As our business expands, we expect our general and administrative expenses will increase in dollar amount to support our growth, but over the long term, we expect our general and administrative expenses as a percentage of revenue to decrease.

Loss on Changes in Fair Value of Convertible Notes

We issued Convertible Notes in December 2022 and September 2024. We have elected to account for the Convertible Notes using the fair value option under Accounting Standards Codification ("ASC") 825, Financial Instruments. As a result, we are required to determine the fair value of the Convertible Notes on a quarterly basis using a complex valuation model. If the fair value of the Convertible Notes increases during a given period, we recognize a loss on the change in fair value of Convertible Notes in our statement of operations for that period. Conversely, if the fair value of the Convertible Notes decreases, we recognize a gain on the change in fair value of Convertible Notes in that period. See the sections titled "—Liquidity and Capital Resources—Convertible Notes" and "—Critical Accounting Policies and Estimates—Fair Value Assumptions of Convertible Notes."

Other Income, net

Other income, net consists primarily of interest income, amortization of premiums and accretion of discounts on investment, convertible note issuance cost, and gains and losses from foreign currency transactions.

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes in certain foreign jurisdictions in which we conduct business. We maintain a full valuation allowance against net U.S. federal and state deferred tax assets as it is more likely than not that they will not be realized based on our history of losses.

On July 4, 2025, the United States enacted tax reform legislation through the One Big Beautiful Bill Act. Included in this legislation are provisions that allow for the immediate expensing of domestic U.S. research and development expenses, immediate expensing of certain capital expenditures, and other changes to the U.S. taxation of profits derived from foreign operations. Because we have a valuation allowance on our U.S. deferred tax assets, the tax law did not impact tax expense or cash paid for taxes for the six months ended July 31, 2025, when the law was enacted.

Results of Operations

The following table sets forth our results of operations for the periods presented:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Revenue	$406,883	$538,268	$251,250	$328,494
Cost of revenue(1)	163,633	190,369	94,444	95,737
Gross profit	243,250	347,899	156,806	232,757
Operating expenses:
Sales and marketing(1)	263,096	280,828	151,626	147,426
Research and development(1)	224,496	254,189	130,356	140,737
General and administrative(1)	68,456	68,623	35,555	35,917
Total operating expenses	556,048	603,640	317,537	324,080
Loss from operations	(312,798)	(255,741)	(160,731)	(91,323)
Loss on changes in fair value of convertible notes	(38,575)	(98,627)	(45,124)	(77,402)
Other income, net	13,305	4,101	2,758	4,122
Loss before provision for income taxes	(338,068)	(350,267)	(203,097)	(164,603)
Provision for income taxes	6,784	4,243	3,632	4,940
Net loss	$(344,852)	$(354,510)	$(206,729)	$(169,543)

(1) Includes stock-based compensation as follows:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Cost of revenue	$2,925	$2,477	$1,341	$927
Sales and marketing	25,125	18,341	10,532	6,459
Research and development	27,150	24,698	12,860	8,799
General and administrative	5,791	5,318	2,607	1,457
Total stock-based compensation expense	$60,991	$50,834	$27,340	$17,642

The following table sets forth the components of our consolidated statements of operations as a percentage of revenue for each of the periods presented:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
Revenue	100%	100%	100%	100%
Cost of revenue	40	35	38	29
Gross profit	60	65	62	71
Operating expenses:
Sales and marketing	65	52	60	45
Research and development	55	47	52	43
General and administrative	17	13	14	11
Total operating expenses	137	112	126	99
Loss from operations	(77)	(48)	(64)	(28)
Loss on changes in fair value of convertible notes	(9)	(18)	(18)	(24)
Other income, net	3	1	1	1
Loss before provision for income taxes	(83)	(65)	(81)	(51)
Provision for income taxes	2	1	1	2
Net loss	(85)%	(66)%	(82)%	(53)%

Note: Certain figures may not sum due to rounding.

Comparison of the Fiscal Years Ended January 31, 2024 and 2025

Revenue

	Fiscal Year Ended January 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Revenue	$406,883	$538,268	$131,385	32%

Revenue increased by $131.4 million, or 32%, in fiscal 2025 compared to fiscal 2024. The increase in revenue was driven by an increase in customers and the growing demand for our products from existing customers. Approximately 32% of the increase was driven by the addition of new customers and approximately 68% of the increase was driven by expansion within our existing customers.

Cost of Revenue, Gross Profit, and Gross Margin

	Fiscal Year Ended January 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Cost of revenue	$163,633	$190,369	$26,736	16%
Gross profit	243,250	347,899	104,649	43%
Gross margin	60%	65%

Cost of revenue increased by $26.7 million, or 16%, in fiscal 2025 compared to fiscal 2024. The increase was due to an $11.4 million increase in colocation and network transit expenses, a $4.8 million increase in cloud infrastructure and software expenses, a $3.6 million increase in outside services, a $2.7 million increase in employee-related compensation expenses, and a $2.5 million increase in amortization of capitalized internal-use-software.

Gross profit increased by $104.6 million, or 43%, in fiscal 2025 compared to fiscal 2024, and gross margin increased to 65% in fiscal 2025 from 60% in fiscal 2024, in each case primarily due to faster revenue growth from new customer acquisition and expansion within our existing customer base, compared to slower cost of revenue growth from improved efficiencies managing our global data centers and cloud infrastructure operations.

Sales and Marketing

	Fiscal Year Ended January 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Sales and marketing	$263,096	$280,828	$17,732	7%

Sales and marketing expenses increased by $17.7 million, or 7%, in fiscal 2025 compared to fiscal 2024, due to a $10.2 million increase in amortization of capitalized commissions, a $2.5 million increase in marketing programs and events aimed at driving customer engagement and brand visibility, a $2.5 million increase in contracted services to support sales efforts, and a $1.1 million increase in sales-related services and events. These increases were partially offset by a $1.2 million decrease in travel-related costs.

Research and Development

	Fiscal Year Ended January 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Research and development	$224,496	$254,189	$29,693	13%

Research and development expenses increased by $29.7 million, or 13%, in fiscal 2025 compared to fiscal 2024, due to a $25.0 million increase in employee-related compensation expenses, a $2.9 million increase in cloud infrastructure expenses incurred developing our platform and products, and a $1.1 million increase in allocated overhead costs.

General and Administrative

	Fiscal Year Ended January 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
General and administrative	$68,456	$68,623	$167	1%

General and administrative expenses increased by $0.2 million, or 1%, in fiscal 2025 compared to fiscal 2024. The increase was due to a $1.4 million increase in employee-related compensation expenses and a $1.6 million increase in legal and accounting services. The increase was partially offset by a $1.3 million decrease in facility-related expenses, net of sublease income, and the absence of a $1.3 million impairment charge related to subletting of an operating lease for an office that was recognized in fiscal 2024.

Loss on Changes in Fair Value of Convertible Notes

	Fiscal Year Ended January 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Loss on changes in fair value of convertible notes	$(38,575)	$(98,627)	$(60,052)	156%

Loss on change in fair value of Convertible Notes increased by $60.0 million, or 156%, in fiscal 2025 compared to fiscal 2024. The increase was primarily due to a higher fair value of our common stock, growth in the principal balance due to the payment-in-kind feature of the Convertible Notes, and an increase in both the volatility and an increase in probability of an IPO (as defined below) assumption used in the valuation model.

Other Income, net

	Fiscal Year Ended January 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Other income, net	$13,305	$4,101	$(9,204)	(69)%

Other income, net decreased by $9.2 million, or 69%, in fiscal 2025 compared to fiscal 2024. The decrease was due to a $7.5 million reduction in the amortization of premiums from our investments, a $1.2 million decrease in interest income, and the recognition of $0.6 million in debt issuance cost during fiscal 2025.

Provision for Income Taxes

	Fiscal Year Ended January 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Provision for income taxes	$6,784	$4,243	$(2,541)	(37)%

Provision for income taxes decreased by $2.5 million, or 37%, in fiscal 2025 compared to fiscal 2024, primarily due to the establishment of deferred tax liability as part of the acquisition of Dasera, Inc., augmenting our Data Security Posture Management product, under purchase accounting. This resulted in the release of a $2.2 million valuation allowance which provided a tax benefit recognized in fiscal 2025.

Comparison of the Six Months Ended July 31, 2024 and 2025

Revenue

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Revenue	$251,250	$328,494	$77,244	31%

Revenue increased by $77.2 million, or 31%, in the six months ended July 31, 2025 compared to the six months ended July 31, 2024. The increase in revenue was driven by an increase in customers and the growing demand for our products from existing customers. Approximately 46% of the increase was driven by the addition of new customers and approximately 54% of the increase was driven by expansion within our existing customers.

Cost of Revenue, Gross Profit, and Gross Margin

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Cost of revenue	$94,444	$95,737	$1,293	1%
Gross profit	156,806	232,757	75,951	48%
Gross margin	62%	71%

Cost of revenue increased by $1.3 million, or 1%, in the six months ended July 31, 2025 compared to the six months ended July 31, 2024. The increase was primarily due to a $3.1 million increase in colocation and network transit expenses and a $1.1 million increase in employee-related compensation expenses. The increase was partially offset due to a $2.3 million decrease in cloud infrastructure and software expenses and a $1.4 million decrease in data center depreciation.

Gross profit increased by $76.0 million, or 48%, in the six months ended July 31, 2025 compared to the six months ended July 31, 2024, and gross margin increased to 71% from 62%, primarily due to faster revenue growth from new customer acquisition and expansion within our existing customer base, compared to slower cost of revenue growth from improved efficiencies managing our global data centers and cloud infrastructure operations.

Sales and Marketing

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Sales and marketing	151,626	147,426	$(4,200)	(3)%

Sales and marketing expenses decreased by $4.2 million, or 3%, in the six months ended July 31, 2025 compared to the six months ended July 31, 2024. The decrease was primarily due to a $6.0 million decrease in employee-related compensation expenses, including a $4.1 million decrease in stock-based compensation largely due to our shift to restricted stock units ("RSUs") that are tied to a liquidity-based performance condition. These decreases were partially offset by a $3.6 million increase in the amortization of capitalized sales commissions associated with increased bookings and customer acquisition in recent periods.

Research and Development

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Research and development	$130,356	$140,737	$10,381	8%

Research and development expenses increased by $10.4 million, or 8%, in the six months ended July 31, 2025 compared to the six months ended July 31, 2024. The increase was primarily due to a $9.1 million increase in employee-related compensation expenses, partially offset by a $4.1 million decrease in stock-based compensation largely due to our shift to RSUs that are tied to a liquidity-based performance condition. In addition, outside services increased by $4.6 million.

General and Administrative

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
General and administrative	$35,555	$35,917	$362	1%

General and administrative expenses increased by $0.4 million, or 1%, in the six months ended July 31, 2025 compared to the six months ended July 31, 2024. The increase was primarily due to a $1.7 million increase in professional services fees. This increase was partially offset by a $1.0 million reduction in employee-related compensation expenses, including decrease in stock-based compensation largely due to our shift to RSUs that are tied to a liquidity-based performance condition.

Loss on Changes in Fair Value of Convertible Notes

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Loss on changes in fair value of convertible notes	$(45,124)	$(77,402)	$(32,278)	72%

Loss on change in fair value of Convertible Notes increased by $32.3 million, or 72%, in the six months ended July 31, 2025 compared to the six months ended July 31, 2024. The increase was primarily due to an increase in fair value of our common stock, growth in the principal balance due to the payment-in-kind feature of the Convertible Notes, and an increase in probability of an IPO assumption used in the valuation model.

Other Income, net

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Other income, net	$2,758	$4,122	$1,364	49%

Other income, net increased by $1.4 million, or 49%, in the six months ended July 31, 2025 compared to the six months ended July 31, 2024. The increase was primarily attributable to the net foreign currency exchange gain.

Provision for Income Taxes

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands, except percentages)
Provision for income taxes	$3,632	$4,940	$1,308	36%

Provision for income taxes increased primarily due to higher foreign tax liabilities associated with our international operations.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

We believe that the exclusion of stock-based compensation expense and related payroll taxes from certain of our non-GAAP measures is appropriate because it eliminates the impact of non-cash expenses for stock-based compensation costs that are based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly due to factors that are unrelated to our core operating performance and that can be outside of our control. Although we exclude stock-based compensation expense and related payroll taxes from certain of our non-GAAP measures, stock-based compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses, and may increase in future periods.

A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Non-GAAP Gross Profit and Non-GAAP Gross Margin

Non-GAAP gross profit and non-GAAP gross margin are defined as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation and related payroll tax expense and amortization of acquired intangible assets. We believe these non-GAAP measures offer additional consistency and comparability with our historical financial performance, providing management and investors with more meaningful period-to-period comparisons. These metrics are designed to remove the impact of certain variables that can fluctuate for reasons unrelated to our underlying operating performance.

The following table provides a reconciliation of our non-GAAP gross profit to our gross profit and of our non-GAAP gross margin to our gross margin, for each of the periods presented:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands, except percentages)
Revenue	$406,883	$538,268	$251,250	$328,494
Gross profit	$243,250	$347,899	$156,806	$232,757
Add: Stock-based compensation expense and related payroll taxes	2,926	2,478	1,341	941
Add: Amortization of acquired intangible assets	20,112	20,965	9,471	9,675
Non-GAAP gross profit	$266,288	$371,342	$167,618	$243,373
Gross margin	60%	65%	62%	71%
Non-GAAP gross margin	65%	69%	67%	74%

We expect non-GAAP gross margin will increase over the long term through improved operational efficiencies, scale benefits, and technological advancements.

Non-GAAP Loss from Operations and Non-GAAP Operating Margin

Non-GAAP loss from operations and non-GAAP operating margin are defined as GAAP loss from operations and GAAP operating margin, respectively, excluding stock-based compensation expense and related payroll taxes, transaction costs related to acquisitions, amortization of acquired intangible assets, impairment of right-of-use assets, and legal reserve and settlement charges. We believe these non-GAAP measures offer our management and investors additional consistency and comparability with our historical financial performance, enabling more meaningful period-to-period comparisons. These metrics are designed to remove the impact of certain variables that can fluctuate for reasons unrelated to our underlying operating performance.

The following table provides a reconciliation of our non-GAAP loss from operations to our loss from operations and of our non-GAAP operating margin to our operating margin, for each of the periods presented:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands, except percentages)
Revenue	$406,883	$538,268	$251,250	$328,494
Loss from operations	$(312,798)	$(255,741)	$(160,731)	$(91,323)
Add: Stock-based compensation expense and related payroll taxes	61,003	51,139	27,461	18,042
Add: Acquisition-related expenses	692	459	17	—
Add: Amortization of acquired intangible assets	21,103	22,747	10,298	10,725
Add: Impairment of right-of-use assets	1,256	—	—	—
Non-GAAP loss from operations	$(228,744)	$(181,396)	$(122,955)	$(62,556)
Operating margin	(77)%	(48)%	(64)%	(28)%
Non-GAAP operating margin	(56)%	(34)%	(49)%	(19)%

We expect non-GAAP operating margin to improve over the long term through continued operational efficiencies, scale benefits, and technological advancements.

Free Cash Flow and Free Cash Flow Margin

Free cash flow is defined as net cash used in operating activities less purchases of property and equipment and intangible assets and capitalized internal-use software. Free cash flow margin is determined by dividing free cash flow by revenue. We believe that free cash flow and free cash flow margin serve as valuable indicators of liquidity, providing management and investors with insights into the cash generated from our operations. After accounting for investments in property and equipment, intangible assets, and internal-use software, this cash is available for strategic initiatives, such as investing in our business and strengthening our financial position. Free cash flow does not represent the total change in our cash balance in any given period.

The following table summarizes our cash flows and provides a reconciliation of free cash flow to net cash (used in) provided by operating activities and of our free cash flow margin to our net cash (used in) provided by operating activities as a percentage of revenue for each of the periods presented:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands, except percentages)
Net cash (used in) provided by operating activities	$(167,166)	$(110,678)	$(105,914)	$8,714
Less: Purchase of property and equipment and intangible assets	(33,955)	(37,032)	(19,775)	(9,038)
Less: Capitalization of internal-use software costs	(7,197)	(3,390)	(818)	(1,873)
Free cash flow	$(208,318)	$(151,100)	$(126,507)	$(2,197)
Net cash (used in) provided by operating activities as a percentage of revenue	(41)%	(21)%	(42)%	3%
Free cash flow margin	(51)%	(28)%	(50)%	(1)%

We expect free cash flow and free cash flow margin to improve over the long term through continued operational efficiencies, scale benefits, and technological advancements.

Quarterly Results of Operations and Other Data

The following tables set forth our unaudited quarterly consolidated statements of operations data as well as the percentage of revenue that each line item represents for each quarter. The information for each quarter has been prepared on a basis consistent with our audited consolidated financial statements included elsewhere in this prospectus and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

Consolidated Summary Statements of Operations Data

	Three Months Ended
	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(in thousands)
Revenue	$88,708	$98,155	$106,132	$113,888	$120,997	$130,253	$138,532	$148,486	$157,736	$170,758
Cost of revenue(1)(3)	37,221	39,368	42,687	44,357	47,219	47,225	46,765	49,160	48,223	47,514
Gross profit	51,487	58,787	63,445	69,531	73,778	83,028	91,767	99,326	109,513	123,244
Operating expenses:
Sales and marketing(1)(3)	60,686	65,619	67,062	69,729	74,892	76,734	65,765	63,437	69,376	78,050
Research and development(1)(3)	55,985	56,323	58,654	53,534	64,829	65,527	62,402	61,431	67,881	72,856
General and administrative(1)(2)(4)	16,622	16,607	18,369	16,858	18,966	16,589	17,434	15,634	17,614	18,303
Total operating expenses	133,293	138,549	144,085	140,121	158,687	158,850	145,601	140,502	154,871	169,209
Loss from operations	$(81,806)	$(79,762)	$(80,640)	$(70,590)	$(84,909)	$(75,822)	$(53,834)	$(41,176)	$(45,358)	$(45,965)
Net loss	$(84,786)	$(74,593)	$(94,843)	$(90,630)	$(95,157)	$(111,572)	$(70,743)	$(77,038)	$(79,242)	$(90,301)

(1) Includes stock-based compensation expense and related payroll taxes as follows:
Cost of revenue	$671	$714	$784	$757	$701	$640	$589	$548	$520	$421
Sales and marketing	6,037	6,098	6,558	6,433	5,565	5,049	4,143	3,840	3,403	3,378
Research and development	6,826	6,408	6,910	7,016	6,599	6,300	5,884	5,963	5,345	3,517
General and administrative	1,649	1,407	1,559	1,176	1,395	1,212	1,711	1,000	905	553
Total stock-based compensation expense and related payroll taxes	$15,183	$14,627	$15,811	$15,382	$14,260	$13,201	$12,327	$11,351	$10,173	$7,869

(2) Includes acquisition-related expenses (credits) as follows:
General and administrative	$—	$2	$572	$118	$19	$(2)	$443	$(1)	$—	$—

(3) Includes amortization of acquired intangible assets as follows:
Cost of revenue	$5,205	$4,542	$5,059	$5,306	$4,682	$4,789	$5,174	$6,320	$6,082	$3,593
Sales and marketing	—	—	252	383	374	383	421	534	516	534
Research and development	86	90	90	90	70	—	—	—	—	—
Total amortization of acquired intangible assets	$5,291	$4,632	$5,401	$5,779	$5,126	$5,172	$5,595	$6,854	$6,598	$4,127

(4) Includes impairment of right-of-use assets as follows:
General and administrative	$—	$—	$—	$1,256	$—	$—	$—	$—	$—	$—

Percentage of Revenue Data

	Three Months Ended
	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(as a percentage of total revenue)
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	42	40	40	39	39	36	34	33	31	28
Gross profit	58	60	60	61	61	64	66	67	69	72
Operating expenses:
Sales and marketing	68	67	63	61	62	59	47	43	44	46
Research and development	63	57	55	47	54	50	45	41	43	43
General and administrative	19	17	17	15	16	13	13	11	11	11
Total operating expenses	150	141	136	123	131	122	105	95	98	99
Loss from operations	(92)%	(81)%	(76)%	(62)%	(70)%	(58)%	(39)%	(28)%	(29)%	(27)%
Net loss	(96)%	(76)%	(89)%	(80)%	(79)%	(86)%	(51)%	(52)%	(50)%	(53)%

Note: Certain figures may not sum due to rounding.

Quarterly Trends in Revenue

Our quarterly revenue increased sequentially in each quarter presented, primarily driven by higher subscriptions to our platform by new customers and expansion with existing customers. While we typically enter into a higher percentage of subscriptions and renewals in the fourth quarter of our fiscal year, we recognize subscription revenue ratably over the term of the contract. Consequently, a significant portion of the revenue reported in each period is derived from the recognition of deferred revenue associated with orders received in prior periods and does not result in seasonal fluctuations in our revenue.

Quarterly Trends in Operating Expenses

Our quarterly operating expenses have generally increased in each quarter presented when compared to the results of the same quarter in the prior year, primarily driven by higher employee-related compensation expenses in research and development to support our continued innovation of existing products and development of new products and in sales and marketing to support the growth of new customer acquisition and expansion with our existing customers.

Non-GAAP Financial Measures

	Three Months Ended
	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(in thousands, except for percentages)
Gross margin	58%	60%	60%	61%	61%	64%	66%	67%	69%	72%
Non-GAAP gross margin	65%	65%	65%	66%	65%	68%	70%	72%	74%	75%
Operating margin	(92)%	(81)%	(76)%	(62)%	(70)%	(58)%	(39)%	(28)%	(29)%	(27)%
Non-GAAP operating margin	(69)%	(62)%	(55)%	(42)%	(54)%	(44)%	(26)%	(15)%	(18)%	(20)%
Net cash (used in) provided by operating activities as a percentage of revenue	(50)%	(48)%	(40)%	(29)%	(42)%	(43)%	(8)%	4%	16%	(10)%
Free cash flow margin	(60)%	(62)%	(51)%	(35)%	(55)%	(46)%	(21)%	3%	11%	(12)%

Non-GAAP Gross Profit and Non-GAAP Gross Margin

The following table provides a reconciliation of non-GAAP gross profit to gross profit and of non-GAAP gross margin to gross margin, for each of the periods indicated:

	Three Months Ended
	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(in thousands, except for percentages)
Revenue	$88,708	$98,155	$106,132	$113,888	$120,997	$130,253	$138,532	$148,486	$157,736	$170,758
Gross profit	$51,487	$58,787	$63,445	$69,531	$73,778	$83,028	$91,767	$99,326	$109,513	$123,244
Add: Stock-based compensation expense and related payroll taxes	671	714	784	757	701	640	589	548	520	421
Add: Amortization of acquired intangible assets	5,205	4,542	5,059	5,306	4,682	4,789	5,174	6,320	6,082	3,593
Non-GAAP gross profit	$57,363	$64,043	$69,288	$75,594	$79,161	$88,457	$97,530	$106,194	$116,115	$127,258
Gross margin	58%	60%	60%	61%	61%	64%	66%	67%	69%	72%
Non-GAAP gross margin	65%	65%	65%	66%	65%	68%	70%	72%	74%	75%

Our non-GAAP gross margin increased over the last four quarters from 68% during the three months ended July 31, 2024 to 75% during the three months ended July 31, 2025.

Incremental Gross Margin and Incremental non-GAAP Gross Margin

The following table provides a reconciliation of incremental non-GAAP gross margin to incremental gross margin, for each of the periods indicated:

	Three Months Ended
	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(in thousands, except for percentages)
Revenue	$88,708	$98,155	$106,132	$113,888	$120,997	$130,253	$138,532	$148,486	$157,736	$170,758
Gross profit	51,487	58,787	63,445	69,531	73,778	83,028	91,767	99,326	109,513	123,244
Non-GAAP gross profit	57,363	64,043	69,288	75,594	79,161	88,457	97,530	106,194	116,115	127,258
Year-over-year change in revenue	—	—	—	—	—	32,098	32,400	34,598	36,739	40,505
Year-over-year change in gross profit	—	—	—	—	—	24,241	28,322	29,795	35,735	40,216
Year-over-year change in non-GAAP gross profit	—	—	—	—	—	24,414	28,242	30,600	36,954	38,801
Incremental gross margin	—	—	—	—	—	76%	87%	86%	97%	99%
Incremental non-GAAP gross margin	—	—	—	—	—	76%	87%	88%	101%	96%

Incremental gross margin is intended to measure the efficiency of our revenue growth in generating incremental gross profit. It is calculated as the year-over-year change in gross profit, divided by the year-over-year change in revenue. Incremental non-GAAP gross margin is intended to measure the efficiency of our revenue growth in generating incremental non-GAAP gross profit. It is calculated as the year-over-year change in non-GAAP gross profit, divided by the year-over-year change in revenue. These measures provide insight into what portion of each marginal dollar of revenue translates into incremental gross profit or non-GAAP gross profit, as applicable, reflecting our ability to grow revenue, manage cost of revenue, and efficiently scale.

Non-GAAP Loss from Operations and Non-GAAP Operating Margin

The following table provides a reconciliation of non-GAAP loss from operations to loss from operations and of non-GAAP operating margin to operating margin, for each of the periods indicated:

	Three Months Ended
	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(in thousands, except for percentages)
Revenue	$88,708	$98,155	$106,132	$113,888	$120,997	$130,253	$138,532	$148,486	$157,736	$170,758
Loss from operations	$(81,806)	$(79,762)	$(80,640)	$(70,590)	$(84,909)	$(75,822)	$(53,834)	$(41,176)	$(45,358)	$(45,965)
Add: Stock-based compensation expense and related payroll taxes	15,183	14,627	15,811	15,382	14,260	13,201	12,327	11,351	10,173	7,869
Add: Acquisition-related expenses (credits)	—	2	572	118	19	(2)	443	(1)	—	—
Add: Amortization of acquired intangible assets	5,291	4,632	5,401	5,779	5,126	5,172	5,595	6,854	6,598	4,127
Add: Impairment of right-of-use assets	—	—	—	1,256	—	—	—	—	—	—
Non-GAAP loss from operations	$(61,332)	$(60,501)	$(58,856)	$(48,055)	$(65,504)	$(57,451)	$(35,469)	$(22,972)	$(28,587)	$(33,969)
Operating margin	(92)%	(81)%	(76)%	(62)%	(70)%	(58)%	(39)%	(28)%	(29)%	(27)%
Non-GAAP operating margin	(69)%	(62)%	(55)%	(42)%	(54)%	(44)%	(26)%	(15)%	(18)%	(20)%

Our non-GAAP operating margin increased over the last four quarters from (44%) during the three months ended July 31, 2024 to (20%) during the three months ended July 31, 2025.

Incremental Operating Margin and Incremental non-GAAP Operating Margin

The following table provides a reconciliation of incremental non-GAAP operating margin to incremental operating margin, for each of the periods indicated:

	Three Months Ended
	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(in thousands, except for percentages)
Revenue	$88,708	$98,155	$106,132	$113,888	$120,997	$130,253	$138,532	$148,486	$157,736	$170,758
Loss from operations	(81,806)	(79,762)	(80,640)	(70,590)	(84,909)	(75,822)	(53,834)	(41,176)	(45,358)	(45,965)
Non-GAAP loss from operations	(61,332)	(60,501)	(58,856)	(48,055)	(65,504)	(57,451)	(35,469)	(22,972)	(28,587)	(33,969)
Year-over-year change in revenue	—	—	—	—	—	32,098	32,400	34,598	36,739	40,505
Year-over-year change in loss from operations	—	—	—	—	—	3,940	26,806	29,414	39,551	29,857
Year-over-year change in non-GAAP loss from operations	—	—	—	—	—	3,050	23,387	25,083	36,917	23,482
Incremental operating margin	—	—	—	—	—	12%	83%	85%	108%	74%
Incremental non-GAAP operating margin	—	—	—	—	—	10%	72%	72%	100%	58%

Incremental operating margin is intended to measure the efficiency of our revenue growth in generating incremental operating income. It is calculated as the year-over-year change in loss from operations, divided by the year-over-year change in revenue. Incremental non-GAAP operating margin is intended to measure the efficiency of our revenue growth in generating incremental non-GAAP operating income. It is calculated as the year-over-year change in non-GAAP loss from operations, divided by the year-over-year change in revenue. These measures provide insight into what portion of each marginal dollar of revenue translates into incremental operating income or non-GAAP operating income, reflecting our ability to grow revenue, manage expenses, and efficiently scale.

Free Cash Flow and Free Cash Flow Margin

The following table summarizes our cash flows and provides a reconciliation of free cash flow to net cash (used in) provided by operating activities and of our free cash flow margin to our net cash (used in) provided by operating activities as a percentage of revenue for each of the periods indicated:

	Three Months Ended
	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(in thousands, except for percentages)
Net cash (used in) provided by operating activities	$(44,439)	$(47,237)	$(42,591)	$(32,899)	$(50,534)	$(55,380)	$(10,884)	$6,121	$25,592	$(16,878)
Less: Purchase of property and equipment and intangible assets	(6,931)	(11,401)	(9,533)	(6,090)	(15,415)	(4,360)	(15,999)	(1,258)	(7,410)	(1,628)
Less: Capitalized internal-used software	(2,084)	(1,736)	(2,016)	(1,361)	(458)	(360)	(1,761)	(811)	(726)	(1,147)
Free cash flow	$(53,454)	$(60,374)	$(54,140)	$(40,350)	$(66,407)	$(60,100)	$(28,644)	$4,052	$17,456	$(19,653)
Net cash (used in) provided by operating activities as a percentage of revenue	(50)%	(48)%	(40)%	(29)%	(42)%	(43)%	(8)%	4%	16%	(10)%
Free cash flow margin	(60)%	(62)%	(51)%	(35)%	(55)%	(46)%	(21)%	3%	11%	(12)%

Liquidity and Capital Resources

Since inception, we have financed operations primarily through private placements of our equity securities, issuance of convertible notes, and payments received from our customers. As of July 31, 2025, our principal source of liquidity was available cash, cash equivalents, and marketable securities aggregating to $261.4 million. Since our inception, we have generated operating losses, as reflected in our accumulated deficit of $2.1 billion as of July 31, 2025. While we have historically incurred annual negative cash flows from operating activities since inception, we generated positive operating cash flow in the fourth quarter of fiscal 2025 and first quarter of fiscal 2026. We anticipate continued improvement over the long term. Notwithstanding the foregoing, we may still incur operating losses and generate negative cash flows from operations in the future due to the investments we intend to continue to make in our business. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

We believe that our existing cash, cash equivalents, and marketable securities will be sufficient to support our working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including but not limited to our obligation to repay any balance under our Convertible Notes, our revenue growth rate, timing of cash receipt and payments, and the timing and extent of spending to support strategic initiatives. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operating results, and financial condition.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Net cash (used in) provided by operating activities	$(167,166)	$(110,678)	$(105,914)	$8,714
Net cash provided by investing activities	176,950	2,244	53,682	19,604
Net cash provided by financing activities	6,286	109,861	13,575	16,481

Operating Activities

Our largest source of operating cash is payments received from our customers. Our primary uses of cash from operating activities are for employee and related expenses, sales and marketing expenses, cloud infrastructure expenses, and overhead expenses.

Cash used in operating activities during fiscal 2024 was $167.2 million, primarily consisting of our net loss of $344.9 million, adjusted for non-cash items totaling $183.0 million, and net cash outflows of $5.3 million resulting from changes in our operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were an $83.7 million increase in deferred revenue, primarily from increased subscription contracts, and a $6.5 million increase in accrued compensation and benefits due to increased headcount. These increases were partially offset by a $58.7 million increase in deferred contract acquisition costs, a $7.9 million increase in prepaid expenses and other assets, an $8.2 million increase in accounts receivable due to an increase in sales, and a $7.0 million decrease in accounts payable.

Cash used in operating activities during fiscal 2025 was $110.7 million, primarily consisting of our net loss of $354.5 million, adjusted for non-cash items totaling $254.3 million, and net cash outflows of $10.5 million resulting from changes in our operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $152.9 million increase in deferred revenue, primarily from increased subscription contracts, and a $13.4 million increase in accrued compensation and benefits due to increased headcount. These increases were partially offset by an $81.1 million increase in accounts receivable due to an increase in sales, a $66.2 million increase in deferred contract acquisition costs, a $4.1 million increase in prepaid expenses and other assets, and an $8.9 million increase in other non-current assets.

Cash used in operating activities during the six months ended July 31, 2024 was $105.9 million, primarily consisting of our net loss of $206.7 million, adjusted for non-cash items totaling $125.3 million, and net cash outflow of $24.5 million resulting from changes in our operating assets and liabilities. The main drivers of the change in operating assets and liabilities were a $29.2 million increase in deferred contract acquisition costs, a $21.3 million increase in accounts receivable, reflecting the timing of billings and collections, and a $4.9 million decrease in accrued compensation and benefits. These outflows were partially offset by a $24.1 million increase in deferred revenue and a $5.1 million increase in accounts payable.

Cash provided by operating activities during the six months ended July 31, 2025 was $8.7 million, primarily consisting of our net loss of $169.5 million, adjusted for non-cash items totaling $152.2 million, and net cash inflow of $26.1 million resulting from changes in our operating assets and liabilities. The main drivers of the change in operating assets and liabilities were a $47.8 million decrease in accounts receivable, reflecting the timing of billings and collections, a $16.1 million increase in deferred revenue, a $8.9 million increase in accrued expenses and other current liabilities, and a $4.5 million increase in accounts payable. These inflows were partially offset by a $34.3 million increase in deferred contract acquisition costs, a $7.2 million decrease in accrued compensation and benefits, and a $6.8 million increase in prepaid expenses and other current assets.

Investing Activities

Cash provided by investing activities during fiscal 2024 was $177.0 million, consisting primarily of $363.9 million in proceeds from maturities of marketable securities. The amount was offset by $133.2 million of purchases of marketable securities, $30.6 million of purchases of property and equipment to support additional data center growth, $13.6 million of payments for business acquisitions, net of cash acquired, $7.2 million of capitalized internal-use software costs, and $3.3 million of purchases of intangible assets.

Cash provided by investing activities during fiscal 2025 was $2.2 million, consisting primarily of $149.6 million in proceeds from maturities of marketable securities. The amount was offset by $104.5 million of purchases of marketable securities, $33.7 million of purchases of property and equipment to support additional data center growth, $3.4 million of capitalized internal-use software costs, $3.3 million of purchases of intangible assets, and $2.5 million of payments for a business combination.

Cash provided by investing activities during the six months ended July 31, 2024 was $53.7 million, consisting primarily of $88.7 million in proceeds from maturities of marketable securities. The amount was offset by $18.5 million of purchases of property and equipment to support additional data center growth, $14.4 million of purchases of marketable securities, and $1.2 million of purchases of intangible assets.

Cash provided by investing activities during the six months ended July 31, 2025 was $19.6 million, consisting primarily of $52.9 million in proceeds from maturities of marketable securities. The amount was offset by $22.4 million of purchase of marketable securities, $9.0 million of purchases of property and equipment to support additional data center growth, and $1.9 million of capitalized internal-use software costs.

Financing Activities

Cash provided by financing activities during fiscal 2024 was $6.3 million, consisting of $10.2 million of net proceeds from the issuance of our common stock through exercise of stock options, offset by $3.9 million of payments for holdback related to a business combination.

Cash provided by financing activities during fiscal 2025 was $109.9 million, consisting of $74.4 million in net proceeds from the issuances of Convertible Notes, and $35.6 million of net proceeds from the issuance of our common stock through the exercise of stock options.

Cash provided by financing activities during the six months ended July 31, 2024 was $13.6 million, driven by net proceeds from the issuance of our common stock through the exercise of stock options.

Cash provided by financing activities during the six months ended July 31, 2025 was $16.5 million, consisting of $21.3 million in net proceeds from the issuance of our common stock through the exercise of stock options, partially offset by $3.6 million payment of deferred offering costs related to our IPO preparation, and $1.2 million of payments for holdback related to a business combination.

Convertible Notes

In December 2022, we issued $401.0 million in aggregate principal amount of our 3.75% Convertible Senior PIK Toggle Notes due 2027 (as amended to extend the maturity date to 2028, the "2028 Notes") pursuant to an indenture, dated as of December 22, 2022, as supplemented by that certain First Supplemental Indenture, dated April 25, 2025 (as supplemented, the "2028 Notes Indenture"), between us and U.S. Bank Trust Company, National Association, as trustee (the "Trustee"). In September 2024, we issued $75.0 million in aggregate principal amount of our 3.00% Convertible Senior PIK Toggle Notes due 2029 (the "2029 Notes" and, together with the 2028 Notes, the "Convertible Notes"), pursuant to an indenture, dated as of September 30, 2024 (the "2029 Notes Indenture" and, together with the 2028 Notes Indenture, the "Indentures"), between us and the Trustee. The 2028 Notes accrue interest at a rate of 3.75% per annum and pursuant to the terms of the 2028 Notes Indenture, effective upon the completion of this offering, will mature on December 15, 2028 (the "2028 Note Maturity Date"), unless earlier repurchased, redeemed, or converted. The 2029 Notes accrue interest at a rate of 3.00% per annum and will mature on August 1, 2029 (the "2029 Note Maturity Date" and, together with the 2028 Note Maturity Date, each a "Maturity Date"), unless earlier repurchased, redeemed, or converted. Interest on the Convertible Notes is payable quarterly in arrears in cash or by increasing the principal amount thereof, at our election.

Our obligations under the Convertible Notes are guaranteed by each of our subsidiaries other than certain excluded subsidiaries. The Convertible Notes are senior, unsecured obligations and the guarantees are senior, unsecured obligations of our subsidiary guarantors.

Prior to the IPO, the Convertible Notes are convertible at the option of the holders following the second anniversary of the issuance date of such Convertible Notes until the relevant Maturity Date, at a conversion rate equal to 42.1046 shares of Class A common stock per $1,000 principal amount of 2028 Notes (equal to a conversion price of approximately $23.75 per share), or 34.4632 shares of Class A common stock per $1,000 principal amount of 2029 Notes (equal to a conversion price of approximately $29.02 per share).

Following this offering, holders of the Convertible Notes may convert such Convertible Notes following the date that is nine calendar months after such offering until the relevant Maturity Date, at a conversion price equal to the lesser of (i) the conversion price in effect immediately before the open of business on the effective date of this offering, which is approximately $23.75, in the case of the 2028 Notes, and approximately $29.02, in the case of the 2029 Notes, and (ii) 130% of the price of our Class A common stock in this offering, or $23.40 per share of Class B common stock, based on the midpoint of the estimated offering price range set forth on the cover page of this prospectus. Upon a conversion following this offering, we will settle conversions in shares of Class B common stock, cash, or a combination thereof, at our election.

For illustrative purposes only, if the conversion price of the Convertible Notes was equal to $23.40, or 130% of the assumed initial offering price of $18.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, the number of shares of Class B common stock that would be issuable upon conversion of the Convertible Notes are as follows:

	As of July 31, 2025(1)		As of Maturity Date(2)
	Aggregate Principal and Accrued and Unpaid Interest	Shares of Class B Common Stock Issuable Upon Conversion	Assumed Aggregate Principal and Accrued and Unpaid Interest	Shares of Class B Common Stock Issuable Upon Conversion
2028 Notes	$441,964,072	18,887,334	$501,292,935	21,422,753
2029 Notes	77,193,114	3,298,847	87,003,254	3,718,084

(1)
A $1.00 increase in the assumed conversion price of $23.40 would decrease the number of shares of Class B common stock issuable upon the conversion of the Convertible Notes by 413,810 shares of Class B common stock, subject to the cap on conversion price set forth above. Similarly, a $1.00 decrease in the assumed conversion price of $23.40 would increase the number of shares of Class B common stock issuable upon the conversion of the Convertible Notes by 990,500 shares of Class B common stock.
(2)
A $1.00 increase in the assumed conversion price of $23.40 would decrease the number of shares of Class B common stock issuable upon the conversion of the Convertible Notes by 468,393 shares of Class B common stock, subject to the cap on conversion price set forth above. Similarly, a $1.00 decrease in the assumed conversion price of $23.40 would increase the number of shares of Class B common stock issuable upon the conversion of the Convertible Notes by 1,122,410 shares of Class B common stock.

Holders of the Convertible Notes are also entitled to convert such Convertible Notes upon certain corporate transactions or if we call Convertible Notes for redemption following a change in tax law.

Pursuant to the terms of the Convertible Notes, we are required to offer to redeem the Convertible Notes upon the occurrence of certain change of control events, our liquidation or dissolution or, after this offering, the delisting of our Class A common stock. We would be required to repurchase the Convertible Notes at a price equal to the greater of (i) a specified premium, which shall be in an amount equal to the excess of (x) 140% of the principal amount of such Convertible Notes on or before the second anniversary of the issue date of the Convertible Notes, (y) 155% of the principal amount of such Convertible Notes after the second anniversary but on or before the third anniversary of the issue date of the Convertible Notes, or (z) 170% of the principal amount of such Convertible Notes after the third anniversary of the issue date of the Convertible Notes and (ii) the principal amount thereof and all accrued and unpaid interest thereon.

Effective upon the completion of this offering, and so long as the holders of the 2028 Notes have made no prior repurchase demand, holders of the 2028 Notes can, during the period beginning 120 days prior to the 2028 Note Maturity Date (or earlier, if we so choose) and ending 91 days prior to the 2028 Note Maturity Date, submit a repurchase demand requiring us to offer to repurchase their 2028 Notes at a repurchase price equal to the principal amount of such 2028 Notes and an amount equal to a rate of return of 14.0% per annum, compounded quarterly. Holders of the 2029 Notes can require us to repurchase their 2029 Notes following the date that is the earlier of (i) September 30, 2028, and (ii) the third anniversary of this offering, at a repurchase price equal to the principal amount of such 2029 Notes and an amount equal to a rate of return of 13.5% per annum, compounded quarterly.

The table below reflects the maximum amount potentially owed under the Convertible Notes, assuming that the Convertible Notes are held until the Maturity Date.

	Rate of Return (1)	Maturity Date	Amount
	(dollars in millions)
2028 Notes	14.0%	December 2028	$915.7
2029 Notes	13.5	August 2029	145.5

(1) Compounded quarterly.

We may not redeem the Convertible Notes prior to the occurrence of this offering, other than following certain changes in tax law. On or after the one year anniversary of the completion of this offering, we may redeem all or any portion of the Convertible Notes for cash at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if the price of our Class A common stock is at least 200% (or in the case of the 2028 Notes, beginning on December 15, 2027, at least 230%) of the then-applicable conversion price for each of at least twenty (20) trading days (whether or not consecutive) during the thirty (30) consecutive trading days prior to providing notice of such redemption. No sinking fund is provided for the Convertible Notes. So long as 10% of each series of Convertible Notes remain outstanding, we are restricted in the amount of indebtedness we may incur without the consent of holders of at least 55% of the then-outstanding aggregate principal amount of the relevant series of Convertible Notes. Following this offering, the Convertible Notes contain customary anti-dilution adjustments. Each indenture contains customary events of default, the occurrence of which would enable the Trustee or the holders of at least 25% in aggregate principal amount of such series of Convertible Notes to accelerate our obligations under such Convertible Notes.

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue that has not yet been recognized as of the end of each period, including both deferred revenue that has been invoiced and non-cancelable committed amounts that will be invoiced and recognized as revenue in future periods. As of July 31, 2025, the aggregate amount of the transaction price13 allocated to remaining performance obligations was $994.6 million. We expect to recognize 56% of the remaining performance obligations over the next 12 months and the remainder thereafter.

Contractual Obligations and Commitments

As of July 31, 2025, our commitments consisted of (i) obligations under operating leases for offices and data centers on an undiscounted basis, of which $12.6 million is due within 12 months and $33.5 million is due thereafter, (ii) Convertible Note obligations, with an aggregate principal amount of $401 million, effective upon the completion of this offering, due in fiscal 2029 and an aggregate principal amount of $75 million due in fiscal 2030, and (iii) purchase obligations with various parties for products and services entered into in the normal course of business, of which $88.5 million is due within the next 12 months and $336.1 million is due thereafter.

Quantitative and Qualitative Disclosures About Market Risk

We have operations in the United States and internationally, and we are exposed to market risk in the ordinary course of our business.

Interest Rate Risk

As of July 31, 2025, we had a total of $261.4 million of cash, cash equivalents, and marketable securities, which consisted primarily of money market funds, commercial paper, and corporate debt securities. We also had $1.2 million of restricted cash as of July 31, 2025, primarily due to collateral in connection with certain facility lease agreements. Our cash, cash equivalents, and marketable securities bear interest and are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Interest rates on the Convertible Notes are fixed, however, the fair value of the Convertible Notes are exposed to interest rate risk. Generally, the interest rate related to the changes in the U.S. Treasury rate will not significantly impact Convertible Notes valuation. We do not believe a hypothetical 10% increase or decrease in interest rates would have resulted in a material impact to our operating results.

13 For a discussion of the transaction price, see Note 2 “Basis of Presentation and Summary of Significant Accounting Policies” in the notes to our consolidated financial statements appearing elsewhere in this prospectus.

Currency Risk

The vast majority of our sales contracts are denominated in U.S. dollars, with a small number of contracts denominated in foreign currencies. A portion of our operating expenses are incurred outside the United States, denominated in foreign currencies and subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Indian Rupee, Taiwanese Dollar, and Euro. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. We do not believe a hypothetical 10% increase or decrease in the relative value of the U.S. dollar to other foreign currencies would have a material impact on our results of operations.

Inflation Rate Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies and Estimates

Our consolidated financial statements and related notes are prepared in accordance with U.S. GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances, and we evaluate our estimates and assumptions on an ongoing basis. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, operating results, and cash flows will be affected.

The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to our consolidated financial statements. An accounting estimate is considered critical if both (a) the nature of the estimate or assumption is material due to the levels of subjectivity and judgment involved, and (b) the impact within a reasonable range of outcomes of the estimate and assumption is material to our financial condition.

Revenue Recognition

We generate revenue primarily from sales of subscriptions to access our platform, along with related support services. Customers receive continuous access to our platform and do not have the right to take possession of the software.

We account for revenue contracts with customers in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when, or as, control of a promised service is transferred to the customer in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Contracts with customers may contain multiple performance obligations. Our contracts are generally non-cancellable over the contractual term and are subject to standard terms and conditions. Any non-standard terms are evaluated on a case-by-case basis to determine their impact on the timing of revenue recognition.

Common Stock Valuations

The fair value of the common stock underlying our stock-based awards has historically been determined by our board of directors, with input from management and reference to contemporaneous unrelated independent third party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock. These factors included, but were not limited to:

•
the results of contemporaneous independent third party valuations of our common stock;
•
the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of its common stock;
•
the lack of marketability of our common stock;
•
actual operating and financial results;
•
current business conditions and projections;
•
the operational and financial performance of comparable publicly traded companies;
•
the likelihood of achieving a liquidity event, such as an initial public offering or sale of our Company, given prevailing market conditions; and
•
the U.S. and global capital market conditions and overall economic conditions.

The determination of the fair value of our common stock involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations and may have a material impact on the valuation of our common stock.

The resulting estimated fair value of our business is then allocated to each class of stock using the Option Pricing Method ("OPM"), or a hybrid of the Probability Weighted Expected Return Method ("PWERM"), and OPM. In connection with this offering, we allocated the fair value of our business based on a hybrid of the OPM and the PWERM. Using the PWERM, a probability-weighted analysis of values for our common stock was estimated assuming possible future events for our company, including a scenario assuming we become a publicly traded company and a scenario assuming we continue as a privately held company. A discount for lack of marketability was applied to the resulting per share value to arrive at the fair value of our common stock on a non-marketable basis.

In addition, we also considered any secondary transactions involving our common stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, the number of participants, timing, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved parties with access to our financial information.

Following this offering, the fair value of our Class A common stock will be based on the closing price as reported on the date of grant on the stock exchange on which we are listed.

Fair Value Assumptions of Convertible Notes

We account for the Convertible Notes under the fair value option election of ASC 825, Financial Instruments, as the Convertible Notes are a financial instrument containing embedded features where the entire financial instrument is measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the Convertible Notes is measured using a scenario-based binomial lattice model. The scenarios consist of (a) Scenario 1 - likelihood of achieving a liquidity event, such as an initial public offering ("IPO") and (b) Scenario 2 - we will remain private. The determination of the fair value of the Convertible Notes is complex and highly judgmental due to the significant estimation of inputs, such as the fair value of common stock, the volatility of the common stock, the time to expiration of the Convertible Notes, credit spread, and the risk-free interest rate for a period that approximates the time to expiration.

We performed sensitivity analyses on the key inputs and assumptions used in determining the estimated fair value of Convertible Notes. Assuming all other assumptions and inputs used in the scenario-based binomial lattice model are held constant, a hypothetical 10% increase in the fair value of our common stock would result in increase in the fair value of our Convertible Notes of approximately $10.4 million and $13.4 million as of January 31, 2025 and July 31, 2025, respectively, whereas a hypothetical 10% decrease would result in decrease in the fair value of our Convertible Notes of approximately $5.7 million and $7.4 million as of January 31, 2025 and July 31, 2025, respectively.

Recent Accounting Pronouncements

For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see Note 2 "Basis of Presentation and Summary of Significant Accounting Policies" in the notes to our consolidated financial statements appearing elsewhere in this prospectus.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Business

Overview

We are redefining security and networking for the era of cloud and AI.

The cloud and AI have completely revolutionized work. We are more dispersed, more productive, and more automated than ever before, and the rate of change is only accelerating. Not since the internet has there been such a transformative tectonic shift. But, with it has come collateral damage—traditional security and networking are now broken.

We founded Netskope to address this revolution. We built Netskope One, our unified, cloud-native platform from the ground up to solve the challenge of securing and accelerating the digital interactions of enterprises in this new era. Organizations rely on our Netskope One platform to provide profound contextual intelligence into their data and digital interactions, securing them with precision, without sacrificing the digital experience. We leverage our patented technologies to enable dynamic, granular context-aware policies that allow us to protect sensitive data, stop threats, support regulatory compliance, and elevate the digital experience.

By converging advanced security and modern networking capabilities with deep analytics, based on our analysis of IDC data, we believe our unified solution addresses a large total addressable market that is projected to reach $138.9 billion by 2028, growing at a 16.8% compound annual growth rate ("CAGR") from 2024 to 2028, providing us with a sustained and durable opportunity. We believe we are in the early days of addressing the nascent market opportunity for AI security that we project will grow to $30.8 billion by 2028, contributing an incremental $9.9 billion to our estimated total addressable market by 2028.14

Organizations today operate in a digital landscape that is heterogeneous and highly connected. It is comprised of globally dispersed users and non-human entities such as devices, applications, automated systems and AI agents that interact with each other and a plethora of managed and unmanaged Software-as-a-Service ("SaaS") applications, websites, AI, private applications, and other ecosystem applications across data centers and private and public clouds. With this new digital landscape, enterprises need a security and networking platform that can handle these far more complex, distributed, and dynamic sets of connections—all with more advanced security measures—to keep the organization, its people, and its data safe.

The substrate for this digital landscape is the modern internet. No longer just a collection of static web pages of the 2000-2010 era, it is dynamic, interactive, and data-rich, and powered by the cloud and AI. In addition, continuously evolving technologies, such as AI, are voraciously consuming organizational data, but also generating it at unprecedented scale. This data is increasingly spread across the cloud and shadow IT systems and accessed by human and non-human entities worldwide, beyond locked down on-premises corporate IT environments. Data is the lifeblood of modern organizations, but protecting it and the broader organization has never been more difficult.

Meanwhile, cyber adversaries are leveraging cloud and AI technologies to launch widespread and sophisticated attacks. Ransomware-as-a-Service groups have emerged, deploying an onslaught of rapidly morphing attack campaigns. Nefarious actors trick victims into executing commands that infect their machine with malware, such as the LummaStealer campaign that transpired in early 2025. AI advances have armed attackers with new tools, such as deepfakes, to steal data for financial gain, espionage, or digital warfare. Organizations also face significant compliance risk from constantly growing security and data privacy regulations.

14 See the section titled "Business—Our Market Opportunity" for a more detailed discussion of the assumptions underlying our estimate of the total addressable market for our unified solution and AI security.

Legacy appliance-based and first-generation cloud security solutions were designed for a legacy internet and data footprint, where simple rules-based threat detection and block-or-allow policies were sufficient. Moreover, traditional corporate networks were not designed to support the scale, flexibility, performance, and advanced security that is essential in the cloud and AI era. This frustrates users and creates an untenable situation for organizations, forcing them to trade performance for security, or vice versa. In many cases, users may be allowed to directly access an application without security to avoid a bad user experience. The fragmented nature of these legacy solutions, and the way they were architected, fundamentally limits their ability to address the complex and continuously evolving security and networking challenges that are the new reality for organizations. These tradeoffs hurt security, limit resilience and performance, create greater regulatory risk, and increase operational costs.

Architecture is critical when addressing these challenges. Our Netskope One platform uses a unique architecture built from the ground up as a unified platform with a converged security, network, and analytics technology stack that runs on our NewEdge global private cloud network ("NewEdge network") to deliver highly secure and performant digital interactions.

Our Netskope One platform deeply understands the dynamic "language" of the modern internet. This means enabling real-time contextual visibility into, and control over, an organization's traffic. For example, our Netskope One platform sees if a user is entering sensitive corporate data into a prompt of a personal instance of an application such as Google Gemini or ChatGPT and then coaches or re-directs them towards the corporate instance—in real-time. This sophisticated contextual awareness is critical for safely enabling the widespread adoption of cloud and AI tools that drive business innovation and productivity today.

Our Netskope One platform leverages our proprietary AI models to detect, classify, track, and control sensitive data no matter where it is or how it is being used, stop threats no matter where they originate, and improve the digital experience globally whether a human or non-human entity is involved. We solve organizations' security versus performance tradeoff challenges with our NewEdge network, which is comprised of more than 120 full-compute edge data centers in more than 75 regions, with all of our capabilities available for every customer in every data center. Architected to deliver advanced security capabilities as close to the end user as possible, our NewEdge network greatly reduces the need to re-route traffic back and forth between data centers and provides a seamless, resilient user experience across locations and devices. This enables blazing fast traffic on-ramps and processing and optimized access to critical business applications and content.

Our customers rely on us to protect their sensitive data, stop threats, accelerate their digital interactions, and deliver significantly higher operational simplicity. They include some of the largest and most complex organizations around the world and across industries. As of July 31, 2025, we had 4,317 customers, which represents a 21% year-over-year increase from 3,571 customers as of July 31, 2024. As of January 31, 2025, we had 3,913 customers, which represented a 19% year-over-year increase from 3,293 customers as of January 31, 2024. As of July 31, 2025, more than 30% of the Fortune 100 and approximately 18% of the Forbes Global 2000 were our customers.

As the digital and threat landscape continues to evolve, we have grown rapidly since our inception. Our Annual Recurring Revenue ("ARR")15 increased 33% year-over-year to $707 million as of July 31, 2025, compared to $531 million as of July 31, 2024. Our revenue increased 31% year-over-year to $328 million for the six months ended July 31, 2025, compared to $251 million for the six months ended July 31, 2024. Net loss improved to $170 million for the six months ended July 31, 2025, compared to $207 million for six months ended July 31, 2024. Similarly, our ARR increased 30% year-over-year to $618 million as of January 31, 2025, compared to $475 million as of January 31, 2024. Our revenue grew 32% year-over-year to $538 million for fiscal 2025, compared to $407 million for fiscal 2024. Net loss increased to $355 million for fiscal 2025 from $345 million for fiscal 2024.

15 See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" for a description of how we calculate ARR.

We have achieved strong retention metrics, as evidenced by our dollar-based net retention rate ("NRR")16, which increased to 118% as of July 31, 2025, compared to 113% as of July 31, 2024. Our NRR was 113% and 115% as of January 31, 2025 and 2024, respectively. In addition, our dollar-based gross retention rate ("GRR")17 increased to 96% as of July 31, 2025, compared to 95% as of July 31, 2024.

In recent periods, we have invested in research and development to drive rapid innovation, leveraging our core platform to serve our customers' needs and further strengthen our technology leadership. We have also invested in expanding our salesforce and channel partners to pursue attractive growth opportunities both domestically and internationally. Netskope is built to scale. As a result, our loss from operations improved to $91 million for the six months ended July 31, 2025 from $161 million for the six months ended July 31, 2024, while our non-GAAP loss from operations improved to $63 million for the six months ended July 31, 2025 from $123 million for the six months ended July 31, 2024. In addition, our loss from operations improved to $256 million in fiscal 2025 from $313 million in fiscal 2024, while our non-GAAP loss from operations improved to $181 million in fiscal 2025 from $229 million in fiscal 2024. For the five most recent fiscal quarters ended July 31, 2024, October 31, 2024, January 31, 2025, April 30, 2025, and July 31, 2025 our incremental operating margin was 12%, 83%, 85%, 108%, and 74%, while our incremental non-GAAP operating margin was 10%, 72%, 72%, 100%, and 58%, respectively.

Our operating cash flow margin improved to 3% for the six months ended July 31, 2025 from (42%) for the six months ended July 31, 2024. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for information regarding our use of non-GAAP loss from operations and incremental non-GAAP operating margin and a reconciliation of non-GAAP loss from operations to loss from operations.

Industry Background

Cloud and AI are Transforming the Internet

The internet is no longer just a collection of static web pages. The modern digital landscape is dynamic, data-rich, and interactive, spanning the web, data centers, managed and unmanaged SaaS applications, private and public clouds, and ecosystem applications. Powered by the cloud and AI, modern advancements have transformed how and where we access information, communicate, collaborate, interact with services, and even create new experiences, making the internet more powerful, adaptive, and responsive, and more essential to modern business, than ever before. With enterprise spend on cloud and generative AI expected to reach approximately $1.5 trillion and $226.5 billion, respectively, by 2028 according to IDC, the success of organizations worldwide depends significantly on the security, performance, and resilience of the experiences across this dynamic and feature-rich digital landscape.

Today's internet and software applications use modern languages and methods of exchanging information, rich context, and data, notably via Application Programming Interfaces ("APIs") and new protocols, such as Model Context Protocol ("MCP") and the Agent2Agent ("A2A") protocol typically encoded using JavaScript Object Notation ("JSON"). For example, modern AI applications rely on thousands of APIs, each transmitting vast amounts of dynamic information. Applications now connect directly to AI models via APIs—sending requests, initiating third-party services, and receiving responses in real-time—all of which increase the complexity of these interactions and some of which require little or no human interaction. Protocols, such as MCP and A2A, enable LLMs and agents to access external systems, such as browsers, SaaS applications, data stores, databases, and other systems. SaaS applications such as Office365 and Slack integrate with numerous different applications, enabling seamless data exchange with a variety of external tools and services. API endpoints are the connection mechanisms underpinning the majority of internet traffic today, underscoring the shift from traditional static content delivery to dynamic, data-rich interactions in a world where everything on the internet is connected.

16 See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" for a description of how we calculate NRR.

17 See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" for a description of how we calculate GRR.

Organizations are embracing the use of cloud and AI, as users work flexibly from any device or location and increasingly interconnected "non-human entities" such as internet of things ("IoT")/operational technology ("OT") devices, factory floors, applications, robots, and AI agents are deployed—or they risk falling behind. As of February 2025, 92% of organizations that we surveyed for our Cloud and Threat Report were using some type of AI application. In addition, enterprises use 112 SaaS applications on average according to Statista. The challenge is security—organizations must have very granular visibility and context of the modern digital landscape so they can enable its use but must also do so securely and with a great end user experience. This requires a real-time, deep understanding of the contextual parameters of each digital interaction to enable more granular levels of dynamic and comprehensive control—a necessity for organizations modernizing their security while prioritizing business adoption of new technologies.

Protecting Data—the Lifeblood of Modern Business—Has Never Been More Difficult, or More Important

According to Statista, the data generated in 2024 was nearly 75 times greater than the data generated in 2010. With billions of people using the web, cloud, SaaS, IoT devices, smartphones, and social media, every click, swipe, and sensor reading can generate massive amounts of data in an organization. With AI, streaming services, and smart technologies, data creation has surged to unprecedented levels.

The vast amount of data an organization has and creates is often one of its greatest assets and competitive differentiators. It is mission critical for organizations to classify and protect this data. The challenge is that this growing amount of sensitive data is no longer maintained in secure, centralized corporate systems. Data now resides across digital environments, including corporate managed and unmanaged decentralized cloud services, the web, AI, SaaS applications, Infrastructure-as-a-Service ("IaaS"), Platform-as-a-Service ("PaaS"), private applications, endpoints, on-premises networks, databases, data lakes, data warehouses, email, and other IT systems.

Beyond the volume of data being generated, the nature of how it moves within and outside of an organization's control is dramatically different than it was a decade ago. For example:

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New data sharing behaviors, such as image, audio, and video sharing, undermine the effectiveness of conventional, static text-based data identification methods that traditional data loss prevention ("DLP") solutions mainly rely upon.
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Generative AI applications can create synthetic data ranging from realistic text and images to code, audio, and video content, which often mimics real-world data. This synthetic data serves to train other AI systems, enhance simulations, or generate personalized content, but it also raises concerns about the origin and authenticity of the data, which can be exploited to forge documents or create deepfake communications that look and sound authentic and can evade legacy data inspection techniques.
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Agentic AI, characterized by its autonomous decision-making capabilities, creates operational data that includes logs of actions, decisions, and interactions with other systems. This data travels between interconnected enterprise systems, APIs, and cloud infrastructures—from creation, through various stages of processing, to its eventual use in business analytics or automated responses. This introduces new vectors for data leakage and unauthorized access that legacy data inspection tools were not designed to look for.

Furthermore, organizational data has become a highly sought after prize for cybercriminals, and organizations face relentless, sophisticated cyber threats that try to steal it. Cyber threats, including insider theft, ransomware, and nation-state espionage, are projected to cost businesses more than $10 trillion worldwide in 2025 alone, according to a report prepared by Statista. Organizations therefore must adopt proactive, vigilant security measures to safeguard the diverse, valuable, and increasingly vulnerable data essential to their operations.

Modern Business Needs Fast, Secure, and Resilient Performance that Far Exceeds the Capability of Existing Network Architectures

Traditional networks were built for a world where users typically worked from fixed locations, such as offices or campuses, and their applications and data resided in a corporate data center. The world we now live in is vastly different.

Digitally-native Generation Z and Millennials, who according to the U.S. Department of Labor now comprise a majority of the workforce, generally expect seamless and always available access to data and applications from any device, whether they are in an office, branch, manufacturing floor, their home, working from a coffee shop or anywhere else. Extended enterprises need to provide ubiquitous access to their globally distributed business partners, suppliers, contractors, and acquired businesses. Furthermore, many digital interactions are now automatically initiated by IoT/OT devices, factory floors, applications, robots, and AI agents, which we collectively refer to as "non-human entities." As a result, it is now an organizational imperative to deliver a fast and seamless experience for all digital interactions.

With this new paradigm, an organization's network needs to handle a far more complex, distributed, and dynamic set of connections that require more advanced security measures. Traditional network architectures and networks were not designed to support the level of scale, flexibility, and advanced security that organizations now view as essential. This has led to frustration from users and an untenable situation for organizations that are forced to trade performance for security, or vice versa. In many cases, organizations accept the risk of allowing users to directly access an application without securing the traffic, just so they do not have to disrupt performance.

This problem is exacerbated by the increasing use of the open internet as a corporate network, where digital interactions traverse a growing number of disparate networks and clouds that can be unreliable, uncontrollable, unpredictable, and inefficient. This results in reduced security and resilience, greater regulatory risk, and increased operational costs. Organizations need a more agile, resilient, and intelligent network infrastructure to overcome these drawbacks.

Cyber Risk Is One of the Greatest Challenges Organizations Face

Beyond the continuing growth in the number of attackers and ever-increasing speed and sophistication at which they operate, the risk of cyber attacks has increased due to the size and complexity of the attack surface, which has expanded to include public cloud, SaaS, AI, and private applications across disparate devices and locations that extend far beyond the traditional corporate perimeter. Not only must organizations continue to grapple with traditional threats such as phishing, malware, ransomware, infostealers, and insider threats, they must also protect themselves against emerging threats such as application credential and token theft, illicit authorization, deepfakes, AI data leaks, and attacks on AI LLMs and infrastructure. Many organizations lack full visibility into and control over their traffic, including traffic destined for web, cloud, AI, private applications, and more, leaving them vulnerable to attack.

At the same time, many organizations continue to allow unrestricted access to SaaS applications, including unauthorized or high-risk applications, leading to uncontrolled data movement, insider threats, and regulatory non-compliance. Furthermore, organizations are often quick to integrate new technologies such as generative and agentic AI which promise increases in efficiency and profit into their critical workflows, creating new opportunities for data loss and infiltration by adversaries.

Adversaries continue to find new and innovative ways to trick organizations and their employees into downloading and opening high-risk file types such as executables, archives, documents, and scripts while evading inspection. Adversaries are increasingly targeting cloud and SaaS applications directly, stealing tokens and credentials, and tricking victims into authorizing the attacker to directly access their data, bypassing the endpoint completely. Examples of these include:

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Ransomware-as-a-Service groups have emerged, deploying an onslaught of campaigns, including double-extortion schemes where data is stolen, encrypted, and leaked if the ransom is not paid.
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Nefarious actors have deployed fake CAPTCHA pages to trick victims into executing a command that infects their machine with malware, such as the LummaStealer campaign that transpired in early 2025.

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Recent AI advances have armed attackers with new tools to create increasingly convincing and targeted baits, including deepfakes, making social engineering more difficult to detect.

Moreover, cyberthreats now extend beyond traditional attacks—focused on financial gain or espionage—to more sophisticated attacks where nation-states engage in digital warfare to damage critical infrastructure, disrupt communications channels, erode trust in information systems, undermine economic stability, challenge the safety of nations, and reshape the geopolitical landscape.

Organizations also face significant and increasing compliance risk from a constantly evolving regulatory landscape governing data use, privacy, and the use of AI, including GDPR, HIPAA, EU-US Data Privacy Framework, Australia Privacy Act, Canada Privacy Act, Brazil's General Data Protection Law, CCPA, and the EU AI Act. Failure to comply can result in severe penalties, loss of trust, and reputational damage, as evidenced by Meta's record-breaking €1.2 billion fine for inadequately protecting personal data during cross-border transfers.

Organizations need modern, comprehensive, and proactive security solutions to protect an ever-growing attack surface against increasingly sophisticated cyber threats and data breaches.

Limitations of Legacy Systems

Appliance-centric and first generation cloud security solutions were not built to address the challenges of the modern digital landscape, preventing organizations from fully embracing cloud and AI in a safe, resilient, and performant way. According to a Forrester survey, 44% of U.S. IT and technology decision makers report that technical debt has a moderate or significant impact on organizations' ability to innovate, whereas 60% of surveyed global and digital IT professionals are aware of the risks of technical debt and fund and prioritize it appropriately.

Legacy systems suffer from a number of fundamental architectural shortcomings, including:

Inability to Provide Real-time Granular Inspection and Control of Digital Activity, Forcing Organizations to Block Essential Applications or Allow Them to be Used and Accept the Risks

Many legacy security systems are not capable of understanding the dynamic, data-rich, and interactive language of the modern internet. As a result, they lack real-time granular visibility and context of each interaction, and cannot go beyond rigid and rudimentary controls such as blocking or allowing based on basic application access rules, device posture, or common activity types. This leads to undesirable consequences.

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For example, completely blocking AI applications such as Google Gemini because their systems cannot discern the content or context of prompts and interactions leaves organizations and employees without the applications and tools that could improve productivity and deliver competitive advantage. Conversely, organizations will sometimes allow both corporate and personal instances, and transmission of any type of data, for the hundreds of SaaS applications they rely heavily on, such as Microsoft Office 365, Google Workspace, Slack, and Zoom. This leads to unchecked risks, including data loss, regulatory violations, and susceptibility to emerging cyber threats.

Moreover, these legacy security systems were built for a world of human-generated traffic and struggle to manage the velocity and risks of machine-to-machine communication between non-human entities, creating critical blind spots.

Lacking a Unified, Comprehensive Approach to Data Security

Massive volumes of data and new data sharing behaviors unlocked by cloud, SaaS, and AI have increased the risk of data leakage. At the same time, many organizations today rely on a myriad of disparate point solutions for data security, each intended for a specific digital environment. In addition, these security tools are often built to inspect either data-at-rest or data-in-motion, but few tools adequately do both. The emergence of agentic AI tools is expected to only exacerbate this problem.

This fragmented approach with disjointed controls and policies leaves IT teams struggling to gain full visibility into where their data resides, what type of data it is, who is accessing it, and how it is being used holistically. This has two important consequences:

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Increased exposure to data breaches. Without unified, comprehensive data security in place, data is more vulnerable to breaches, theft, and misuse, which can have significant adverse consequences. Sensitive information—whether it is customer details, financial records, or intellectual property—must be protected to ensure privacy, maintain trust, and comply with regulations. Without robust security, organizations risk losing not only their data but also their reputation, customer loyalty, and even their ability to operate in a competitive landscape.
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Stifled productivity and agility. Innovation thrives on access to data to analyze trends, test new ideas, and experiment with new products or services. Teams may be reluctant to share or experiment with data, fearing security breaches or non-compliance with regulations. As a result, organizations that do not modernize their data security find themselves locked out of their own data, unable to leverage it effectively for new business models, solutions, or customer experiences. In a 2024 study by cdata, 61% IT professionals reported that security concerns keep data out of the hands of those who need it most, and it is the top reason IT professionals say that data requests move (too) slowly, or never materialize at all. This can not only delay decision making but also directly reduce overall productivity.

While data drives growth and innovation, it cannot be optimally used or protected if siloed point solutions are the only mechanisms in place to safeguard it. Without a unified approach to data security, organizations not only expose themselves to major risks, but also hinder their ability to unlock the full potential of their data and compete in a rapidly evolving digital world.

Cannot Apply Advanced Security and Networking Controls at Scale Without Degrading Performance

Legacy security and networking systems suffer from one or more of the following architectural limitations.

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They lack advanced security controls. Their technology and architecture were built for securing legacy internet traffic, not for the era of the modern cloud and AI. As a consequence, they cannot understand the context needed to determine what should, or should not, require inspection. In addition, they have rudimentary data security capabilities and lack the sophisticated methods of inspection and advanced algorithms, including the use of AI, needed to identify sensitive data across all formats of data and stop threats. They also lack the ability to conduct data and advanced threat inspection in real-time at scale for cloud and AI applications.
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They lack advanced security capabilities at the edge, and therefore must re-route traffic back to central corporate data centers or limited cloud enforcement points to enforce the required security controls, which leads to a poor user experience. This is because:
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They were not designed and built with the scale, software architecture, and network and infrastructure compute required to perform all of the granular inspection and control that organizations need at the locations that are closest to users. Legacy systems are built on a centralized compute model, not taking user experience into account. Over time, ever increasing throughput of traffic has resulted in an unacceptably slow experience for human and non-human entities.
o
Their networks leverage the public cloud providers' infrastructure, much of which is not intended to handle compute-intensive products from edge locations. This limits the number of locations where their security services can operate, and hinders the control they can exert over traffic routing. In addition, public cloud providers control how they prioritize traffic, which creates unpredictability for organizations who need their security and network to scale up whenever they need it.
o
They are unable to process encrypted traffic, which makes up 80-95% of internet traffic according to the Electronic Frontier Organization, at the scale and speed required by modern organizations.

Consequently, when advanced security controls and networking configurations are applied at scale when using legacy systems, there is often a significant degradation in performance for both human and non-human entities. Organizations thus can face a dilemma: they must either disable these advanced security measures entirely or activate them only selectively. This leads to inconsistent security protocols, decreased productivity for users and systems, and an increased susceptibility to data breaches and cyber threats.

Siloed, Cumbersome, and Closed Security and Networking Infrastructure

Organizations are burdened with a plethora of disparate security and networking appliances and cloud tools, each requiring separate management consoles, policies, and configurations. Even when all of these are sourced from a single vendor, they are often fragmented and inefficient. Instead of receiving the seamless single console, policy framework, and network experience they hope for, organizations get only a "platform" that is unintegrated, complex, costly to deploy, difficult to operate, and many times designed to be closed in order to lock-in customers. This places significant strain on organizational resources and hurts the overall security posture of the organization in the following manner:

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Disparate or poorly integrated acquired point products and services wrapped together in one price list is not a platform. Organizations do not want "price list platforms," which is when vendors compile separate products and include these products on a price list and describe such list as a "platform." Poorly integrated acquisitions result in products that do not work well together, management of the products is extremely complicated, and customers expend valuable time and resources trying to attain the platform effect.

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Patched together "platforms" do not actually make customers more secure. Attackers and criminals benefit from "price list platforms." Attackers are able to exploit "platforms" which, under the surface, are comprised of a patchwork of legacy technologies which often have exploitable gaps in coverage and lack advanced capabilities. Attackers just need to find the gap in order to gain access to an enterprise's most important assets. In the mid-to-large enterprise category especially, defense in depth, best-of-breed, and open integration matters. An ecosystem approach is critical, and multiple security and networking platforms will coexist in an ecosystem where it makes sense to have them.

Chief Information Officers ("CIOs") and Chief Information Security Officers ("CISOs") of large enterprises tend not to want a single vendor for all of their security and networking needs but do not want scores of them either. Therefore, the "goldilocks" of deciding what capabilities to converge into platforms lies in the difference between true integration rather than mere aggregation. An ecosystem of multiple complementary platforms is what CIOs, CISOs, and infrastructure and operations leaders typically favor for simplicity, flexibility, and efficiency.

Our Revolutionary Approach

Our Netskope One platform is architected from the ground up to address the limitations of existing solutions and help customers modernize security and networking for the cloud and AI era. Our platform simplifies administration, integrates with and enhances existing investments, protects people, non-human entities, and data from pervasive threats, enables tool and capabilities consolidation without requiring complete system overhauls, and balances the historically conflicting needs of networking and security.

With the widespread adoption of SaaS and cloud, and the beginnings of an era expected to be dominated by AI, the way that essential security and networking services are delivered must fundamentally change in order to satisfy modern business needs. We deliver a modern solution; our team has not only built a converged platform, but has also fully reimagined the architecture of security, networking, and analytics for the cloud and AI era.

Architecture is critical, and platform architecture itself is as important as the individual security, network, and analytics services that it delivers. The traditional methods of delivering these services are inadequate for the demands of today and tomorrow. A modern architecture is necessary for greater visibility and control over data, threats, and access, ensuring all enterprise traffic remains fast and secure when everything, everywhere, is online and interconnected, while addressing the increasing velocity and volume of security threats.

Thanks to the differentiated architecture of our Netskope One platform, which includes context-based security, our NewEdge network—one of the world's largest and most connected global private security cloud networks—and our ability to deliver market-leading security, network, and analytics products efficiently to wherever users, devices, applications, and data live, organizations no longer need to compromise between security and network performance.

Deeply Understands the Language of the Modern Internet

The modern digital landscape of cloud and AI is comprised of dynamic, highly interactive applications powered by a layer of APIs and protocols, such as MCP and A2A, using JSON-based data encoding that contain granular information about the digital interaction. Our patented technologies and our Zero Trust Engine were built from the ground up to operate at this layer, enabling us to inspect, analyze, and control traffic in real-time and at high speed. We leverage this profound contextual intelligence to understand and control more than 100 different activity types across thousands of cloud, SaaS, and AI applications, over a billion websites, and countless data lakes, stores, and private applications. This contextual intelligence and control goes far beyond basic application access rules, device posture, and common activities (e.g., upload or download), to answer questions such as:

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Is the identity involved a human employee or a non-human entity?
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Is a user attempting to move sensitive data from a corporate instance of Google Drive to their personal instance?
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Is a user attempting to share a screenshot of a confidential design document with someone outside of the organization?
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Is the user prompting Google Gemini with sensitive data?
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Is an unauthorized user attempting to delete an S3 Bucket or stop an EC2 instance in AWS?
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Is the user attempting to create a Gist (posting a chat) in GitHub that contains sensitive data?
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Is a database query returning sensitive data to a user that does not have permission to access the data?
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Is the user's behavior exhibiting high, medium, or low risk patterns?
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Is a compromised user who would normally be allowed to access sensitive data attempting to do so from an unsecured location?

This in-depth understanding of each digital interaction allows us to drive situation-specific policy actions such as Coach, Encrypt, Legal Hold, and Quarantine, to safeguard data and neutralize threats with exceptional precision. For example, a user accessing a personal instance of a Google Gemini can be coached and redirected to the corporate instance.

Unified Approach to Data Security

Our Netskope One platform's unified platform approach enables organizations to discover, classify, and protect data, while providing the appropriate level of access based on context in real-time. Unlike vendors that focus on only a single facet of data security, or platform vendors with limited data security capabilities, the Netskope One platform:

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Provides real-time and complete data visibility and control across the digital landscape.
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Extends across structured and unstructured data in-motion, in-use, and at-rest.
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Delivers highly differentiated contextual awareness (including how, with whom or what, where, and when) this data is being used to deliver granular, least-privileged access to data, greatly reducing the risk of data leakage and breaches.
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Offers precise data discovery and classification capabilities—with over 3,000 data identifiers, support for over 2,000 file types, and over 40 regulatory and compliance templates—enabling distinction of sensitive data from the sea of information in an organization's environment.
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Applies an array of proprietary AI and ML models that augment traditional DLP policies and controls, including data classification and real-time user coaching with situation-specific guidance on how they can handle data safely.

Our Netskope One platform delivers deep, real-time visibility and control into organizations' data across the digital landscape, allowing security teams to track where sensitive information resides, who is accessing it, and how it is being used. Our precise data discovery and classification capabilities allow our customers to achieve enhanced accuracy in detection, minimizing false positives and restrictive policies that hinder full productivity and access to important data. Our platform leverages our proprietary AI and ML models to detect, classify, track, and control sensitive data no matter where it is, and automatically flags and addresses security and privacy risks, which includes coaching users in real-time with situation-specific guidance on how they can handle data safely. Our unified policies are designed to be applied consistently across data types—whether structured or unstructured, in-motion or at-rest, on-premises, in the cloud, or on an endpoint—closing security gaps and facilitating compliance with regulations and data sovereignty laws.

Ability to Apply Advanced Security Controls at Scale while Accelerating Performance

Our NewEdge network provides the foundation for delivering our converged security, networking, and analytics capabilities. The NewEdge network is purpose-built, leveraging bare metal servers with vendor-agnostic hardware. Currently, it comprises more than 120 data centers in more than 75 unique regions, each offering full compute at the edge and capabilities for in-region traffic processing for all products in our Netskope One platform. In addition, our NewEdge network provides more than 200 localization zones around the world, ensuring that customer end users receive local content, in the local language. Each of our NewEdge network data centers are available to all customers and capable of running all of our products. For example, there is no traffic re-routing to other data centers to run certain products that are not available in the originating data center, allowing our NewEdge network to deliver superior performance with the lowest possible latency.

Our NewEdge network leverages an extensive interconnection strategy, featuring over 10,000 network adjacencies to over 700 unique Autonomous System Numbers. This strategy uses premium transit and comprehensive peering with Internet Service Providers and leading web, content delivery, cloud, and SaaS providers. For example, our NewEdge network maintains peering and direct interconnection with Amazon Web Services, Google Cloud Platform, and Microsoft Azure datacenters in mutually available locations, along with other major cloud and SaaS platforms.

The private cloud architecture of our NewEdge network enables advanced integrations that further extend this interconnection strategy directly to our customers. For example, we recently completed direct interconnects via Private Network Interconnect between our NewEdge network and a number of our large enterprise and telecommunications customers' data centers, increasing their performance and resilience.

Converged Security, Networking, and Analytics Platform at the Global Edge

Our Netskope One platform converges security, networking, and analytics capabilities into a single unified, cloud-native architecture. This integration resolves the traditional conflict between security and networking teams, where it was believed that high performance could only be achieved at the expense of security efficacy, or vice versa. Our Netskope One platform sacrifices neither—organizations get advanced security and highly performant and resilient networking. This results in greater security efficacy and an exceptional user experience, while simplifying operations through a single console, engine, network, gateway, and client.

Our Netskope One platform streamlines security operations and reduces complexity, while enabling organizations to apply consistent security policies. Furthermore, extending our converged products to every data center in our Netskope NewEdge network enables organizations to efficiently secure their data, while also optimizing performance and reducing latency. This allows for a more agile and responsive security posture, adapting to the dynamic needs of the modern, distributed workforce and extended enterprise. It also extends visibility and control. From a single console, network and operations teams can see the end-to-end experience of any user, network, application, or device, while security teams can similarly enjoy a global view of trust levels.

Our Netskope One platform's convergence of networking and security also extends to branch and multi-cloud environments through our Netskope One Gateway, forming a new thin, lightweight on-premises network edge. It consolidates software-defined wide-area network ("SD-WAN") and a range of local network services and leverages the deep context of our Zero Trust Engine to prioritize business-critical applications. It is available in physical, virtual, cloud, or client form factors and is designed to eliminate the need for disparate network and security appliances at each location, reducing complexity and cost at scale. Netskope One Gateway software also runs as a service within our Netskope NewEdge network to optimize transcontinental site-to-site and site-to-cloud traffic. Combining our Netskope One Gateway at the network edge with our Security Service Edge ("SSE") offering enables organizations to achieve a true Secure Access Service Edge ("SASE") architecture that converges security and networking in a single platform, delivering secure and optimized connectivity for users and applications, regardless of their location.

AI is Foundational to our Platform

At the heart of our Netskope One platform lies a deep commitment to AI, brought to life by Netskope AI Labs. This dedicated team of AI scientists, security researchers, and product engineers boasts a proven track record in solving complex security and fraud challenges across diverse domains. Their objective is to advance the state-of-the-art AI/ML technology that powers our Netskope One platform, and their work is crucial to our ability to deliver cutting-edge security, networking, and analytics solutions. With over 160 ML models and more than 40 patents, Netskope AI Labs not only adds features, but also builds foundational elements used throughout our products. Through continuous innovation in the AI/ML space and constant evolution of our models and techniques, we strive to stay ahead of emerging threats and challenges and to provide our customers with the most effective security and performance possible. The Netskope AI Labs' innovations also manifest in our Netskope One platform's ability to secure AI usage and enable organizations to take advantage of generative and agentic AI safely. We refer to our suite of AI innovations across the platform as SkopeAI.

Key Benefits for Our Customers

Our Netskope One platform is designed to empower organizations to confidently adopt cloud and AI technologies with robust security and seamless performance. It significantly reduces risks through unified data security and advanced threat protection, enabling a true zero trust architecture. Our Netskope One platform extends zero trust principles to external parties, fostering secure collaboration and reducing breach risks. It delivers fast, resilient digital interactions, supporting hybrid and remote work and thereby helping organizations to attract and retain global talent. By simplifying security and networking, our Netskope One platform addresses cybersecurity talent shortages and reduces operational costs. Its open ecosystem promotes innovation and flexibility, allowing organizations to harness best-in-class solutions from diverse vendors.

Accelerates and Secures Organizations' Adoption of Cloud and AI

Our platform empowers organizations to confidently embrace cloud and AI. It enables the inspection and implementation of real-time, granular, and contextual security controls across the digital landscape. Our platform also facilitates the swift and secure integration of advanced AI applications by enabling customers to deploy sophisticated global security policies that promote access to generative AI and agentic AI applications, while stopping sensitive data leaks and threats. We offer our customers deep visibility and control over the storage and utilization of the data being fed into and generated by these AI applications, driving innovation along with robust data governance. By leveraging our platform, organizations gain the visibility, resilience, performance, and control necessary to lead in business and technological innovation.

Significantly Reduces Risks for Organizations

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Enabling a True Zero Trust Architecture. Effective zero trust implementation hinges on context. Instead of binary access decisions based solely on identity, context-aware zero trust considers multiple factors: the device, location, application, data, and user behavior. By incorporating this information, zero trust makes intelligent and granular access decisions, enhancing security without reducing productivity. Our Zero Trust Engine is central to this approach, continuously gathering risk telemetry and contextual awareness across users, devices, non-human entities, threats, data, and more. It understands the language of the modern internet in real-time across the web, cloud, SaaS, AI applications, and private applications, providing broad visibility and protection. Our platform proactively mitigates cyber threats in real-time, which can prevent incidents and stop attacks early. For example, our platform detected and alerted a customer of a potential ransomware attack during the data exfiltration stage itself, which meant that the customer could stop the attack before the perpetrator could start to encrypt data. In another example, our platform protected customers from becoming victims to the LummaStealer attack by detecting and blocking fake CAPTCHA web pages from tricking the customer into executing a command that would infect their environment with malware. Context-aware analytics offer deep visibility into and control of security posture, leveraging rich metadata across various factors. Our Netskope One platform enables a true least-privilege architecture, enhancing detection, investigation, prevention, and response capabilities. Data is seamlessly shared within our platform and integrated with third-party solutions, providing enhanced security efficacy and a comprehensive security ecosystem.
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Reducing Risks for the Extended Enterprise. In today's interconnected world, secure collaboration with partners, contractors, and third parties is crucial. However, third-party access introduces risks due to varying security postures and limited oversight. Broad, unmonitored access can significantly raise the risk of data breaches, malware infections, and insider threats. Netskope One Private Access and our Zero Trust Engine extend zero trust principles to external parties to provide granular control and visibility into third-party access, even with unmanaged devices. Without these capabilities, organizations cannot fully implement zero trust across their ecosystem.

Our customers typically see a notable reduction in severe breach risk using improved malware protection and tightened DLP controls. Our platform's enhanced visibility into risky user behaviors combined with stronger real-time granular security controls can significantly reduce security incidents and accelerate breach resolution times.

Enables a Fast, Resilient Experience for All Digital Interactions

Our NewEdge network is designed to be ultrafast, highly elastic, built for scale, and capable of providing cloud-delivered security and networking services directly where the users (human and non-human entities) and workplaces are, without performance trade-offs. With intelligent traffic route control, we are able to deliver consistent performance under dynamic network conditions, while our highly available infrastructure is backed by "five nines" (99.999%) performance guarantees. Ultimately, a fast and resilient experience leads to greater productivity for human and non-human entities alike, and legacy technology is often cited as a reason for lost productivity.

Enables Hybrid and Remote Work and Helps Customers Attract and Retain Talent

By removing geographic barriers to secure connectivity and enabling safe use of cloud and AI, organizations can support hybrid and remote workers, expanding their talent pool and attracting top candidates globally. Our Netskope One platform provides full visibility from device to application, enabling IT and network teams to quickly diagnose and resolve traffic performance issues—oftentimes before they happen—allowing organizations to scale operations and support a distributed workforce through hybrid and remote work arrangements. With minimal latency and precise policy enforcement, our platform allows human and non-human entities to connect instantly and securely from any location. Customers can benefit from gains in end-user productivity across their organizations due to the time saved per day and the better work experience for remote workers.

Reduces Cost and Complexity and Addresses Cybersecurity Talent Shortages by Enabling Organizations to Do More with Less

We simplify security, networking, and analytics for organizations by integrating fragmented point solutions into a unified cloud-native platform. By reducing reliance on legacy hardware appliances, sunsetting legacy data centers, and streamlining and thinning the on-premises footprint, organizations benefit from lower deployment and operational costs while enhancing efficiency.

For example, our unified data security capabilities reduce the need for multiple data protection tools, each often having its own console and policy, which reduces data leakage risks from sources such as corporate managed and unmanaged decentralized cloud services, the web, AI, SaaS applications, IaaS, PaaS, private applications, endpoints, on-premises networks, databases, data lakes, data warehouses, email, and other IT systems. Further, our advanced threat protection minimizes false positives, reducing alert fatigue and allowing security and network teams to focus on higher-value initiatives.

Our Netskope One platform reduces the operational burden on security and networking teams by automating routine security tasks and providing highly actionable, context-rich insights. With our Netskope One platform, organizations can streamline their security and networking operations, enabling fewer staff to manage complex hybrid and cloud environments effectively. Shifting from unpredictable capital expenditures to a predictable operational expense model allows for better budget management and operational cost efficiencies.

A quantified benefit analysis that we commissioned found that a composite organization, based on four of our interviewed customers, would realize an estimated $2.4 million over three years in retained profits and recaptured end-user efficiencies by mitigating the impacts of outages and downtime on revenue operations and staff productivity. The study found that the composite multibillion-dollar organization improved visibility during troubleshooting which helped reduce the mean time to resolve ("MTTR") incidents. Combined with other network and security operations improvements, this was estimated to reattribute nearly 400 hours of effort per resource to more productive tasks over the course of three years.

Enables an Open Ecosystem for the Benefit of the IT Industry and Customers

Netskope Cloud Exchange ("NCE") champions an open ecosystem by offering seamless integration with hundreds of cloud services, IT platforms, and third-party applications. Our comprehensive suite includes more than 100 pre-built integrations, many of which can operate across multiple systems right out of the box, allowing businesses to employ best-of-breed solutions from different IT vendors, providing flexibility while prioritizing security.

NCE's open architecture also promotes and supports open industry standards, allowing organizations to quickly scale and leverage their investments without being locked into proprietary solutions. Our ecosystem accelerates digital transformation by simplifying complex integrations, fostering innovation, and enhancing customer experiences.

Our Competitive Strengths

Deep Technology Moat

Our ability to win with customers is driven by our deep technology moat. Our patented technologies and unified platform enable advanced security controls while accelerating performance at scale and providing the following key advantages:

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Advanced Security Built for the Cloud and AI Era.
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Our patented technology operates at the API/JSON, application, and protocol layers, allowing real-time inspection, analysis, and control of modern internet and private traffic, leveraging contextual intelligence across human and non-human entities and their instances, activities, behavior, data, threats and more.
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Our unified data security approach discovers, classifies, and protects data no matter where it resides—whether in motion or at rest, across the web, SaaS, cloud, AI, private applications, on-premises environments, endpoints, data lakes, and data warehouses. Our proprietary AI models precisely identify sensitive data, enhancing accuracy and minimizing false positives. Our unified policies, applied consistently across data types, are designed to eliminate security gaps and ensure compliance.
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AI is foundational to our platform. Our dedicated AI Labs team, with a proven track record in solving security and fraud challenges, has developed over 160 machine learning models and more than 40 patents. Our proprietary AI capabilities are infused across the entire Netskope One platform. We refer to our suite of AI innovations across the platform as SkopeAI.
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Designed to Deliver Accelerated Performance and Resilience at Scale. All of our NewEdge network data centers are available to all of our customers and are capable of running all of our products. With more than 120 data centers, more than 200 localization zones, and more than 10,000 network adjacencies across more than 75 unique regions, our advanced network architecture and resilience measures are backed by 99.999% uptime guarantees for all inline services, providing a seamless user experience. Additionally, through intelligent traffic route control, our NewEdge network dynamically adjusts traffic flows to respond to real-time network conditions, promoting consistent performance and enhancing user experience. Built for scale, our NewEdge network can handle heavy traffic loads, providing users and organizations with a fast and reliable network that can adapt to their evolving needs.
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True Convergence of Security and Networking. Our Netskope One platform is a unified, cloud-native platform with truly converged security, networking, and analytics capabilities. With a single console, engine, client, network, and gateway, our platform is designed to significantly reduce complexity and costs while increasing performance and resilience. Our converged architecture, extended by our Netskope One Gateway, delivers consistent security and networking policies and optimized performance, enabling a true SASE and SSE architecture (and more) that adapts to the dynamic needs of modern businesses. Our Netskope One platform is a platform built the right way, delivering simplicity and efficacy while working effectively with other leading IT solutions in an organization's overall strategy.

Recognized Industry Leadership

We are recognized as a leader in markets that are central to a multi-decade IT transformation and have received accolades from numerous publications, including:

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A Leader in Gartner® Magic Quadrant™ for Security Service Edge every year since its inception in 2022 through 2025, positioning the furthest in completeness of vision and among the top two in ability to execute in the 2023, 2024, and 2025 reports.
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Ranked highest in the 2025 Gartner® Critical Capabilities for SSE report in three of the six use cases evaluated, Essential SSE, Private Application Access, and SaaS Enablement, and the only Magic Quadrant for SSE Leader to rank in the top two for all six use cases.
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A Leader in Gartner® Magic Quadrant™ for SASE Platforms in 2024 and 2025, positioning the furthest in completeness of vision and among the top two in ability to execute in the 2025 report.
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Ranked highest in the 2025 Gartner® Critical Capabilities for SASE Platforms report in three of the four use cases evaluated, achieving the highest aggregate score overall. Netskope's number one ranking spanned the Foundational SASE Platform, Zero Trust SASE Platform, and "Coffee Shop" Networking use cases.
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A Leader in The Forrester Wave™: Security Service Edge (SSE) Solutions for Q1 2024, scoring the highest in the current offering category of all vendors evaluated.
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A leader in the 2025 IDC MarketScape for Worldwide DLP Vendor Assessment.

Broad and Deep Partner Ecosystem

Our partner ecosystem is a key component of our business strategy. We believe in the power of collaboration and working with a broad and diverse set of partners globally. Our ecosystem encompasses many of the world's leading security and network value added resellers ("VARs") and distributors, technology alliances, service and telecommunications partners, managed service providers ("MSPs"), system integrators, and other strategic partners. Our extensive partnerships further enhance our ability to deliver customized, integrated, and fully managed solutions to enterprises of all sizes.

We have cultivated strong, deep technology partnerships with industry leaders across the IT ecosystem, including Amazon, CrowdStrike, Google, MetTel, Microsoft, Okta, and Telstra. Our go-to-market strategy is built upon clearly defined and agreed-upon business objectives and commitments, including bi-directional referral programs. We are dedicated to ensuring seamless and powerful integrations that empower our customers, as evidenced by the more than 100 pre-built integrations with our technology partners currently using our NCE.

Strong International Presence

Our international footprint is a testament to our ability to serve the world's largest customers with our global operations. For fiscal 2025 and the second quarter of fiscal 2026, revenue from regions outside the Americas comprised 43% and 43% of our total revenue, respectively, underscoring our commitment to transforming and modernizing organizations for the cloud and AI era on a global scale. This international presence is a byproduct of our ability to deliver a comprehensive solution, with world-class support and customer success, to a diverse customer base worldwide. Our architecture and technology enable organizations operating in different regulatory, cultural, and compliance environments to confidently choose us as their partner.

Visionary and Experienced Management Team

We are guided by a visionary and experienced management team, led by co-founder and CEO Sanjay Beri, who has more than 25 years of experience in the security and networking industry. We have built a dynamic, highly-experienced and proven leadership team, drawing top-tier talent from the security, cloud, big data, AI, and networking sectors. Our leadership team is deeply committed to driving continuous innovation and collaboratively engaging with the industry and community to advance security, networking, and analytics solutions. Our mission extends beyond business success to creating a safer digital world, fostering a strong, transparent culture, and ensuring our customers achieve their goals.

Our Market Opportunity

By converging advanced security and modern networking capabilities with deep analytics, based on our analysis of IDC data, we believe our unified solution addresses a large total addressable market that is projected to reach $138.9 billion by 2028, growing at a 16.8% CAGR from 2024 to 2028, providing us with a sustained and durable opportunity. We believe we are in the early days of addressing the nascent market opportunity for AI security that we project will grow to $30.8 billion by 2028, contributing an incremental $9.9 billion to our estimated total addressable market by 2028.

Our opportunity spans the following key categories:

Security Products

Our security products are designed to cater to the escalating need for real-time, context-aware protection. This includes safeguarding human users, non-human entities, and data from cyber threats through the use of zero trust principles without compromising performance.

Based on our analysis of IDC data, we project the global market for our security products will grow from $24.4 billion in 2024 to $43.2 billion in 2028, at a 15.3% CAGR.

Our market opportunity projection is based on core categories that IDC defines as Secure Web Gateway, including Cloud Access Security Broker and Networking Sandboxing; VPN/zero trust network access ("ZTNA"); Information Protection; and Virtual Client Computing. We refer to these markets as cloud inline security, cloud access security broker ("CASB"), DLP, threat protection, next-gen secure web gateway ("Next-Gen SWG"), Private Access/ZTNA, remote browser isolation ("RBI"), SaaS security posture management ("SSPM"), data security posture management ("DSPM"), and enterprise browser. Our Netskope One platform also delivers an array of advanced inspection and threat protection capabilities consistently across all controls, including antimalware and multistage sandboxing with deobfuscation, recursive file unpacking, AI/ML malware detection, file detonation and MITRE ATT&CK analysis with patient zero protection and alerts, DNS security, and insider threat protection with AI/ML-based anomaly detections for insider risk, compromised accounts, and data exfiltration.

Networking Products

The rapid adoption of cloud, SaaS, and AI has outgrown the design of traditional network architectures. Legacy VPNs, proxies, and firewalls—many of which we believe have or will soon hit a typical refresh cycle period—contribute to performance bottlenecks, security gaps, and operational complexity. Data is the lifeblood of the modern organization, and modern organizations need a modern networking approach that delivers secure, high-performance access to the web, cloud, SaaS, AI, private applications, and all of their proprietary data, regardless of where it is located.

Based on our analysis of IDC data, we project the global market for our networking products will grow from $40.7 billion in 2024 to $78.4 billion by 2028, at a 17.8% CAGR.

Our market opportunity projection is based on core categories that IDC defines as Firewall / UTM; Internet / Video, SD-WAN Infrastructure, Cloud and Data Center Interconnects, 5G and 4G LTE Enterprise Wireless WAN, Delivery Platform as a Service, Delivery Platform Software, Segmentation, and IaaS Networking. We address this opportunity with our Netskope NewEdge network to deliver advanced networking products that are optimized, low-latency, and highly performant, while enforcing security at the edge. Key solutions include dedicated egress IP, Netskope One SD-WAN, Firewall-as-a-Service ("FWaaS"), and IoT/OT Intelligence. We also enable enterprise-grade connectivity with Cloud Packet Stream, intelligent traffic route control, and localization zones.

Analytics Products

Cybercriminals constantly adapt their tactics, launching sophisticated attacks that disrupt businesses and expose sensitive data. Attackers leave breadcrumbs behind in the form of data, and advanced analytics enable organizations to sift through these digital trails and identify anomalies that point to potential threats.

Based on our analysis of IDC data, we project the global market for our analytics products will grow from $9.2 billion in 2024 to $17.1 billion by 2028, at a 16.7% CAGR.

Our market opportunity projection is based on core categories that IDC defines as Enterprise Network Observability, Tier 2 SOC Analytics, and Cloud-Native XDR. We address this opportunity by providing deep visibility and analytics through solutions such as User and Entity Behavior Analytics ("UEBA") for anomaly and insider threat protection, Advanced Analytics for modernizing the way security and network operations teams measure and analyze cloud, AI and web risk and activity, NCE for seamless integration with hundreds of partners in the IT ecosystem, and Digital Experience Management ("DEM") to deliver proactive performance optimization, rapid issue resolution, and deep visibility from endpoint to application.

AI Security

AI applications have revolutionized corporate workflows, but they also pose significant data security risks. Organizations need ways to safely use AI applications by implementing application access control, real-time user guidance, and data protection. Our platform addresses these emerging challenges to promote the responsible use of AI. We estimate that AI security spend presents a $30.8 billion opportunity in 2028.18

Our Growth Strategies

We are executing a disciplined, multi-pronged approach to drive new customer acquisition worldwide and expand and upsell our solutions across our installed base. Key elements of our growth strategies include:

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Win New Customers. We are executing a disciplined approach to expanding our presence across major accounts, enterprises, and the mid-market.
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Major accounts. We intend to continue to grow our penetration of the largest enterprises, and see potentially significant opportunities for further adoption. As of July 31, 2025, we counted more than 30% of the Fortune 100, and approximately 18% of the Forbes Global 2000, as our customers;
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Enterprises. We intend to also continue to grow our customer base in the broader set of enterprises that have between 2,000 to 39,999 employees;

18 According to IDC, in 2024, spending on security software was $124 billion, while spending on overall IT software and hardware was $2.8 trillion. Based on our analysis of IDC data, security software expenditures accounted for 4.4% of overall IT spending. To estimate our AI security opportunity, we apply the same percentage to the IDC estimates of $226.5 billion of generative AI spend and $477.4 billion of other AI spend in 2028. Of the projected $30.8 billion total AI security opportunity in 2028, we believe that approximately $20.9 billion spent on other AI security would be included in our estimates of the addressable markets for security, networking, and analytics products above and $9.9 billion spent on generative AI security would be incremental to such estimates.

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Mid-market. We have also increased our focus on the mid-market, which we define as customers with fewer than 2,000 employees, as we are seeing growing interest and demand for our Netskope One platform, facilitated by features designed for this group and the MSPs that frequently serve them.
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Expand within Existing Customers. We drive growth within our existing customer base by expanding the adoption of our Netskope One platform through product cross-sell and by expanding deployments across additional customer business units, use cases, and geographies. We have built our platform to include over 20 products, with continuous expansion as we have historically delivered an average of two new products per year. With less than half of our customer base using four or more products as of January 31, 2025, we believe there is a large cross-sell opportunity within our customer base. Many customers start with us by focusing on new use cases, challenges, requirements, and risks, and upgrade from legacy technology over time as their contracts end. Furthermore, as our platform has expanded, we have extended our reach within organizations beyond the CISO into CIOs and infrastructure & operations leaders. Our ability to expand is demonstrated through our strong NRR, which increased to 118% as of July 31, 2025, compared to 113% as of July 31, 2024.
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Broaden Reach into the Public Sector. We are investing in the acquisition of public sector customers to capture additional revenue streams and diversify our customer base, including U.S. federal government agencies, supported by our recent FedRAMP High Authorization. In addition, we maintain an extensive portfolio of third-party assessments and certifications for government sectors worldwide, including SSAE-18/SOC-2 Type 2, HIPAA/HITECH, CSA STAR Level 2, and ISO 27001/27017/27018 for international markets. We also hold certifications in Germany (C5), UK (Cyber Essentials), Australia (IRAP), Canada (Protective-B), and Spain (Esquema Nacional de Seguridad). We have also self-certified under the EU-U.S. Data Privacy Framework (EU-U.S. DPF), the UK Extension to the EU-U.S. Data Privacy Framework (UK Extension to the EU-U.S. DPF), and the Swiss-U.S. Data Privacy Framework (Swiss-U.S. DPF). These assessments demonstrate our commitment to security and compliance across various industries and geographies to further penetrate new customer categories.
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Grow our International Footprint. We have strategically invested in and expanded our international presence, particularly in Europe, the Middle East and Africa ("EMEA"), and Asia Pacific and Japan ("APJ"). For the six months ended July 31, 2025, EMEA and APJ contributed 25% and 19% of our revenue, respectively, representing 37% and 33% year-over-year growth, and these two regions continue to represent potentially significant opportunities for us. We also intend to continue growing our customer base through additional investments in new key regions, including Southeast Asia, Japan, Latin America, and the broader European and Middle Eastern regions.
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Expand our Domestic Footprint. We have built a substantial business internationally over the years, and we are now even more focused on increasing the size of our Americas salesforce to drive increased growth, especially in the U.S. Our go-to-market strategy prioritizes comprehensive sales, solutions engineering, and channel enablement, equipping our teams to accelerate customer acquisition and platform adoption.
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Grow our Partner Ecosystem. Our partner ecosystem enhances the distribution of our platform and expands our go-to-market reach. We continue to expand our channel partnerships with VARs, distributors, technology alliance partners, system integrators, MSPs, and global telecommunications service providers to continue to grow efficiently.
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Enhance our Platform Capabilities through Strategic M&A. When we evaluate companies externally, we look for great technical teams who fit our culture of collaboration, innovation, and putting customers first. We prioritize those who, like us, have architected and built their technology leveraging modern methods so that it can ultimately be seamlessly integrated to support our unified platform strategy. When we acquire a company for its technology and talent, we have a dedicated team and process to relentlessly focus on integrating the technology into our platform in a holistic fashion.

Our Products and Platform

Our Netskope One platform is our comprehensive solution that integrates security, networking, and analytics products into a single, unified platform.

Security. Our platform is designed to address the complex and rapidly evolving needs of modern organizations by providing a robust suite of security products. These products include the following:

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Cloud Inline Security: Provides real-time inline data protection and threat defense for an organization's cloud and SaaS traffic of any type, inclusive of corporate and shadow usage, with the ability to decode application context and control application activities, continuously inspecting and securing traffic from users, devices, IoT/OT, applications, and AI to cloud services, while accelerating performance.
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Cloud Access Security Broker ("CASB"): Delivers comprehensive and adaptive visibility and security controls for cloud and SaaS in an out-of-band manner, including access control, threat, and data protection. Our CASB can combine its out-of-band capabilities such as data and threat detection and inventory, remediating controls, and event log analysis, with our real-time preventive controls for human and non-human entities across the digital landscape for all cloud-based services and applications.
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Data Loss Prevention ("DLP"): A comprehensive and advanced DLP solution that discovers and secures sensitive data across web, cloud, AI, private applications, networks, email services, endpoints, users, and devices. Our DLP solution includes three products: Inline, Endpoint, and Email.
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Threat Protection: This provides high-efficacy threat detection and blocking for advanced malware (such as ransomware), phishing, and other threats. It uses a comprehensive, multi-engine approach with anti-malware, intrusion prevention, and multistage sandboxing with deobfuscation and recursive file unpacking, machine learning for risky malware file types, detonation, and MITRE ATT&CK analysis for over 30 file types, patient zero protection and alerts, and sandbox and retrohunt APIs. All of them are enhanced with curated threat intelligence from threat sources that include millions of indicators from our Netskope One platform and Netskope Threat Labs and are updated multiple times per hour.

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Next-Gen Secure Web Gateway ("Next-Gen SWG"): Our Next-Gen SWG goes well beyond traditional SWGs, which only provide web filtering and basic TLS decryption. Our Next-Gen SWG performs high-performance, highly resilient TLS decryption and incorporates cloud inline security and threat protection capabilities to prevent malware, detect advanced threats, filter websites by category, protect data, and secure the web, applications, AI, and cloud services within a single-pass architecture for users, non-human entities, and more, irrespective of location.
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Private Access / Zero Trust Network Access ("ZTNA"): With Private Access, enterprises can fully replace their legacy VPNs with a cloud-based, remote access solution that we believe offers superior performance and tighter security based on zero trust principles. Leveraging identity, risk, and context scoring for each interaction's originator (managed or unmanaged user devices, IoT/OT devices, and more), Private Access extends and enforces adaptive access.
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Remote Browser Isolation ("RBI"): RBI isolates risky and uncategorized websites by downloading and assembling web pages into a cloud-based container and mapping them into safe images that are presented to end-users, delivering seamless, safe viewing of websites, and isolating end-user devices from potentially malicious website code.
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SaaS Security Posture Management ("SSPM"): SSPM is designed to continuously monitor and harden critical SaaS applications by removing risky integrations and implementing enhanced security settings and entitlement controls, all in alignment to industry security benchmarks and customer specific best practices. SSPM also reduces misconfiguration-related security and compliance risks.
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Data Security Posture Management ("DSPM"): DSPM automates data security and governance by empowering security and compliance teams to automatically discover and classify data, provide access governance, and monitor risky data use for structured, unstructured, and semi-structured data in the cloud and on-premises, including data lakes and data warehouses.
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Enterprise Browser: Enterprise Browser streamlines the security of how unmanaged devices and the extended enterprise connect to the web, applications, AI, and other corporate resources. It seamlessly integrates and leverages all other products in the Netskope One platform to deliver a secure and performant end user experience globally. This is a crucial difference from "standalone" enterprise browser tools, because organizations can rely on seamless, secure access to web sites and applications for unmanaged devices and temporary workers, and can also prevent data leakage to applications and unmanaged devices by consistently applying adaptive policy controls.

Networking. Our platform incorporates a range of networking products that enhance performance, resilience, connectivity, and security. These include the following:

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Firewall-as-a-Service: Delivers FWaaS for egress traffic, controlling, and protecting traffic from layer 3-7 for all ports and protocols. FWaaS traffic is inspected by our threat and data protection capabilities and is secured by comprehensive DNS security.
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IoT/OT Intelligence: Provides visibility into connected devices across enterprise networks and branch offices, securing IoT and OT devices through context-driven classification, risk assessment, network segmentation, and access control.
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SD-WAN: Provides secure, reliable connectivity for each branch, cloud, remote user, or IoT/OT device, delivering consistent performance and unified policy enforcement.
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Dedicated Egress IP: Provides organizations with unique, static IP addresses for their outbound traffic, allowing organizations to ensure their cloud- or AI-bound traffic originates from a consistent, allowlist-friendly IP address and to exert stricter security control using conditional access policies.

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Cloud Packet Stream: Extends comprehensive visibility and analysis by mirroring customer traffic from our Netskope One platform so that it can be ingested directly by customer tools or exported into third-party vendor solutions for deeper analysis. This enables compliance, threat hunting, and performance monitoring use cases.

Analytics. Our platform also empowers organizations with rich insights into user activity, data movement, and security events across the web, cloud, SaaS, AI, private applications, and other environments. It also offers enhanced visibility into performance metrics and capabilities to detect, troubleshoot, and address performance degradation for human and machine-machine interactions. These products include:

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Advanced Analytics: Advanced Analytics allows customers to build custom queries and visualizations for Netskope-generated data, including event and signal correlations and risk identification, and to understand how their risk is being managed. It provides visibility and insights, among other things, into user activity, data movement, and security events across the web, cloud, SaaS, AI, private applications and other environments. Advanced Analytics also enables organizations to generate customized reports and dashboards for a variety of use cases including compliance, threat protection, and data protection.
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User and Entity Behavior Analytics ("UEBA"): UEBA detects insider threats by analyzing traffic and user behaviors across the web, cloud, SaaS, AI applications, endpoint processes, data stores, data warehouses, data lakes, private applications, shadow IT, and public-facing custom applications, applying AI/ML and statistical analysis to spot anomalous activities and implement dynamic user trust score based on inline access control.
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Digital Experience Management ("DEM"): DEM offers enhanced visibility into performance metrics for human and non-human entities, and includes telemetry and tools to detect, troubleshoot, and address sources of performance degradation, whether these are related to the customer environment, the network interconnect, or the infrastructure.

Our dedication to AI/ML manifests in various critical areas of our platform, including:

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AI Operations: We harness AI for workflow automation, application health monitoring, root cause analysis, and adaptive incident prioritization.
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Behavioral Analysis: AI-driven detection and statistical modeling identify anomalous behaviors linked to malicious insiders, compromised accounts, brute-force attacks, and data exfiltration.
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Cloud Security: Our ML models classify cloud applications, assess risks, and evaluate connection reliability to enhance overall cloud security.
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Data Security: We leverage natural language processing ("NLP") and computer vision techniques to accurately and efficiently identify sensitive documents and images.
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GenAI for Security: We utilize generative AI technologies to provide policy recommendations, answer routine queries, and optimize internal processes, documentation, and workflows.
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IoT/OT and Device Intelligence: AI-powered classification and dynamic device grouping enable advanced anomaly detection using multiple ML techniques.
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SD-WAN: AI/ML-driven anomaly detection for wide-area network ("WAN") access.
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Threat Detection: We enhance malware and phishing URL detection by using ML methods that complement signature, heuristics, and sandbox techniques.
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Web Security: NLP and computer vision models enable scalable, intelligent website content filtering and categorization.

Our platform is continually evolving, with ongoing innovation and new products being added to the platform. We are committed to staying at the forefront of security, networking, analytics, AI, and technology by providing a platform that meets the ever-changing needs of our customers. Our focus on innovation allows us to provide cutting-edge solutions that help businesses navigate the complexities of the digital world.

Netskope NewEdge Network

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Each region can contain multiple data centers.

Underpinning its network performance advantages, the efficient processing of traffic within our NewEdge network data centers is achieved by security and networking functions implemented as scalable microservices. These microservices operate independently, while efficiently sharing resources, and their architecture enables intelligent, scalable, and high-performance traffic processing while incorporating rich context and performing deep inspection. Our NewEdge network also leverages a single-pass design that is designed to minimize the performance impact of multi-layered traffic processing and achieve the lowest possible latency, supporting a superior end-to-end user, device, and application experience. Our NewEdge network is backed by a latency guarantee of 10 milliseconds for non-decrypted traffic, 50 milliseconds for decrypted traffic inspection, and 99.999% uptime.

From a network and service resilience perspective, our NewEdge network implements a layered approach beginning with its extensive global footprint of data centers positioned strategically at the edge, as close to users, devices, and sites as possible. Our infrastructure plans are intended to ensure consistent availability of abundant capacity, adding resources in regions well ahead of anticipated demand, and prioritizing adding new data centers in existing regions (where possible) to maximize resilience and capacity rather than expanding existing facilities. Regardless of which data center traffic egresses from, NewEdge Localization Zones ensure that end users always receive local content, in the appropriate local language, without running into legacy issues with geo-fencing or blocking. In addition to positively impacting the overall digital experience, this is important for resilience, as well as compliance with data sovereignty regulations important for networking and security teams.

To achieve our overall resilience objectives, we implement proactive measures such as Auto Failout, which is designed to automatically remove data centers from service if performance degradation is detected. Additionally, our innovative NewEdge Traffic Management technology connects users or non-human entities to the "nearest" data center based on the best performance, determined by round-trip time latency measurements. This system maintains awareness of nearby data centers so that during a service impairment event, connections can automatically shift to the next best-performing data center within seconds and without manual intervention. In addition, we leverage AI/ML to optimize access and performance of applications throughout our entire network and to troubleshoot network availability.

Our convergence of networking and security also extends to branch and multi-cloud environments through our Netskope One Gateway, forming a new thin, lightweight on-premises network edge. Our Netskope One Gateway, available in physical, virtual, cloud, or client form factors, consolidates SD-WAN and a range of local network services such as routing, WiFi, 5G, firewall, IPS, IoT/OT intelligence, DEM, and Edge Compute, along with a seamless on-ramp to our Netskope One platform, into one simple, zero-touch provisioned device. This microservices-based architecture is designed to eliminate the need for disparate network and security appliances at each location, reducing complexity and cost at scale. Netskope One Gateway software also runs as a service within our NewEdge network to optimize transcontinental site-to-site and site-to-cloud traffic. Combining our SD-WAN product at the network edge with our SSE offering enables organizations to achieve a true SASE architecture that converges security and networking in a single platform, delivering secure and optimized connectivity for users and applications, regardless of their location.

Our Customers

The following is a representative sampling of our customers:

AMETEK	Exclusive Networks	Omnicom
Ashland	Home Depot	Qualcomm
ASICS	Hugo Boss	Suncorp
Bayer	LifeLabs	SunLife Financial
Bel Group	Magna International	Tata Motors
BMO	ManTech	Tyson Foods
Colgate-Palmolive	MetTel

The customer examples below illustrate how customers from different industries benefit from our Netskope One platform:

ASICS is currently transforming its network and security infrastructure to align with Adaptive Trust principles, supporting its cloud-first and hybrid workforce model. In collaboration with Netskope's architecture team, it has designed a unified SASE deployment that spans its global operations. This initiative focuses on enabling secure access from anywhere, enhancing agility, and integrating risk-based policy enforcement into its user and data interactions.

Key Architectural Priorities

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Eliminating legacy perimeter bottlenecks: ASICS has moved to direct-to-cloud routing using Netskope's infrastructure, streamlining network access and improving performance.
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Unifying security functions: ASICS' design combines essential security functions into a single inspection point, reducing complexity, including Next-Gen SWG, Cloud Inline, ZTNA, and DLP.

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Implementing adaptive access controls: ASICS is finalizing policies that dynamically adjust based on user identity, device posture, location, and risk context, ensuring a more flexible security environment.
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Designing around the principle of least privilege: ASICS is replacing its legacy VPN with fine-grained ZTNA access to private applications, enhancing its security posture.

Integrated Ecosystem Approach

Our products seamlessly interoperate with ASICS' broader security ecosystem to enable a resilient security framework. ASICS is integrating our products with other dynamic policy enforcement, enhanced device risk scoring, high-fidelity anomaly detection, and automated incident management tools already in its stack. This approach harmonizes its detection and response capabilities while ensuring centralized visibility and control.

Execution and Outcome

Working closely with its regional security, networking, and compliance teams, the ASICS team's rollout is aimed at minimizing user disruption while meeting critical business timelines. Key global locations are being onboarded via NewEdge points of presence, ensuring low-latency access and effective regional policy enforcement.

Additionally, ASICS is developing custom dashboards and governance workflows tailored to its internal risk and compliance teams, leveraging the Netskope One platform. This ongoing implementation is expected to strengthen ASICS' security framework and empower it to operate confidently in a complex and evolving digital landscape.

This initiative reflects ASICS' commitment to maintaining a robust security posture in support of its business objectives. With Netskope's support and expertise, ASICS is well-equipped to meet the challenges of the digital age, delivering visibility, control, and performance while minimizing operational complexity.

"Netskope is committed to continuous improvement and innovation in the security landscape. They enabled us to operationalize Adaptive Trust at scale, securely connecting users to data with precision, performance, and policy control, anywhere, anytime, on any device."

— Shirin Khimji, Global Head of Zero Trust, ASICS Technology Ltd

Challenge

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Leading with a Digital First mindset, BMO takes an innovative approach to providing digital strategies and tools that help customers make real financial progress.
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BMO had multiple business groups that were all leveraging a variety of different business tools. With the emergence of next generation technologies, BMO was looking for a way to maintain and improve the visibility and control of data moving across the organization and its partners.
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The bank was searching for an innovative and unified solution that would set the foundation for its digital future, improve security, visibility and employee experience, while continuing to meet regulatory requirements.
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BMO was also tasked with protecting and maintaining corporate network performance amidst the growing demand for digital banking services.

Netskope Solution

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To address these challenges, Netskope partnered with BMO's network and security teams to deploy the Netskope One platform.
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The implementation includes:
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Netskope's Security Service Edge package, which includes Next-Gen SWG and CASB to provide seamless control over data movement and enhanced security for cloud services;
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Netskope's data security to safeguard sensitive information and robust DLP & SSPM measures;
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Advanced Analytics for actionable insights into cloud app usage and RBI;
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Dedicated Egress IP addresses in order to avoid a shared IP address pool where others can impact reputation ratings and block lists; and
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NewEdge network for optimized connectivity and performance.

Results and Impact

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Successfully replaced legacy technology across 50,000 users without compromising network performance or employee productivity.
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Gained visibility and real-time granular controls across an optimized global cloud infrastructure.
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Met the needs of both security and networking teams via a single pane of glass, saving time on investigations and realizing cost avoidance and efficiency.
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Obtained superior service coverage, performance and resilience without compromising security across users, web and cloud applications (particularly in unique and hard to reach regions of the world).

Colgate-Palmolive is a caring, innovative growth company that is reimagining a healthier future for all people, their pets, and our planet. Focused on Oral Care, Personal Care, Home Care and Pet Nutrition, Colgate-Palmolive sells its products in more than 200 countries and territories. Colgate-Palmolive's commitment to innovation has seen it shift to a cloud-first model and prioritize intellectual property data protection.

Challenge

Colgate-Palmolive's primary concerns were to protect its valuable intellectual property from insider threats, increasing visibility of cloud usage, and ensuring the performance of cloud applications.

As the company continued to innovate and expand its global operations, maintaining a balance between data protection and accessibility became more critical.

Netskope Solution

To address these challenges, Netskope partnered with Colgate-Palmolive's network security and R&D team to deploy Netskope's SSE package of products.

The implementation included Netskope's Advanced Analytics for actionable insights into cloud app usage; Netskope's data security to safeguard sensitive information and its robust DLP measures; CASB to provide seamless control over data movement and enhanced security for cloud services; and the NewEdge network.

Results and Impact

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Gained actionable insights into cloud app usage
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Allowed safeguard rails to contain sensitive information within Colgate-Palmolive's ecosystem
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Enabled seamless control over data movement and enhanced security for cloud services
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Benefited from a unified, global cloud on-ramp architecture providing secure, low-latency access to web and cloud applications

"Netskope is a valued partner for us, seamlessly integrating networking and security into a single platform and streamlining our data protection processes."

Exclusive Networks ("Exclusive") is a global cybersecurity distributor that provides partners and customers with a wide range of services and product portfolios via proven routes to market. With offices in over 45 countries and the ability to serve customers in over 170 countries, Exclusive combines a local perspective with the scale and delivery of a single global organization. In 2024, Exclusive strengthened its North American business with the 100% acquisition of Cloudrise, a U.S. based managed security services provider and strategic Netskope partner.

Challenge

As a global cybersecurity distributor and managed services provider, Exclusive seeks continued expansion of its security business, selecting high-quality vendors to create an optimal balance of products that help define, develop, and drive new market opportunities. As our market presence grew and we became a recognized leader in security, networking, and analytics solutions, both Exclusive and Cloudrise built steadily expanding partner relationships with us over a multi-year period.

Netskope Expansion

Exclusive has sought to establish itself as a "one-stop shop for everything Netskope", empowering partners and customers to deliver a complete Netskope experience while helping enterprise end-user customers benefit from the capabilities of the Netskope One platform, including SSE and SASE capabilities and the performance benefits of our underlying NewEdge network infrastructure.

Results and Impact

Netskope is a leading global vendor for Exclusive, offering the advanced capabilities of the Netskope One platform, which Exclusive distributes via an array of tailored services to customers in over 170 countries. In addition, Exclusive has leveraged our Netskope Academy to educate professionals in optimizing the deployment and ongoing management of our cutting-edge technologies.

"The Netskope One platform offers superior protection and performance. As we have built a global business, we remain deliberate about the technology providers we partner with as we expand. Netskope is a strategic vendor for Exclusive and in high demand with customers wanting to make a successful, secure transition to a cloud-first technology environment."

- Paul Eccleston, Chief Business Innovation Officer

Qualcomm relentlessly innovates to deliver intelligent computing everywhere, helping the world tackle some of its most important challenges. Building on 40 years of technology leadership in creating era-defining breakthroughs, they deliver a broad portfolio of solutions built with their leading-edge AI, high-performance, low-power computing, and connectivity. Their Snapdragon® platforms power extraordinary consumer experiences, and their Qualcomm Dragonwing™ products empower businesses and industries to scale to new heights. Together with their ecosystem partners, Qualcomm enables next-generation digital transformation to enrich lives, improve businesses, and advance societies.

Opportunity

Qualcomm is developing the critical wireless technologies the world runs on today and has 170 offices in more than 30 countries. With thousands of distributed employees in various regions, they sought a security and networking platform that would optimize cost and protect against security risks without slowing down their network.

Netskope Solution

Netskope partnered with Qualcomm network and security teams to deploy the Netskope One platform. The implementation includes our SSE package, which includes Next-Gen SWG and CASB to provide seamless control over data movement and enhanced security for cloud services; Netskope data security to safeguard sensitive information and robust DLP measures; Advanced Analytics for actionable insights into cloud application usage; and our NewEdge network to meet the unique needs of servicing user, site, application, and cloud traffic, including in China.

Results and Impact

Through collaboration with Netskope, Qualcomm has enhanced network performance and traffic processing efficiency and expanded peering capabilities. Qualcomm has also improved visibility into global data movement. Qualcomm's teams have adjusted security policies and configurations to reduce risk and enhance protection. This collaboration allows Qualcomm to secure users, data, and devices more effectively, while also improving user experience, increasing employee productivity, and reducing costs and complexity for network security teams.

How a Fortune 500 Global Services Company Transformed its Security and Networking with Netskope

A Fortune 500 global services company operates worldwide and has thousands of clients and more than 70,000 employees. The company sought our assistance with the project described below.

Challenge

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In 2017, this Fortune 500 global services company embarked on a transformative journey to become a cloud-first organization, marking a significant milestone in its strategic use of technology. This decision involved a comprehensive plan to consolidate diverse technology solutions. Its mission was to find a technology partner and platform to eliminate duplicate spend on security and infrastructure technologies, reduce cost, increase security maturity, and provide secure access and high network speed for hybrid employees across the globe.

Netskope Solution

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To effectively address the challenges of secure data and network management, we have partnered with this company's network and security teams to deploy the comprehensive capabilities of the Netskope One platform. This strategic implementation encompasses several key components designed to enhance data control and security across various operations. Netskope's SSE package of products, which includes Next-Gen SWG, CASB, and Private Access products, provides robust security measures and seamless control over data movement; FWaaS controls egress traffic for users and offices through firewall protection; Netskope data security and comprehensive DLP safeguard sensitive information; and User & Entity Behavior Analytics along with Advanced Analytics provide actionable insights into application usage. In addition, our Private Access solutions optimize access to all private applications from any location, and the platform capabilities are all fully enabled by the NewEdge network, which is critical to optimizing connectivity and performance, catering to the specific needs associated with user, site, application, and cloud traffic, especially within regions that have varying requirements for the protection and governance of data.

Results and Impact

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The Netskope One platform enabled the company to consolidate disparate legacy technology solutions from multiple vendors into a unified platform, allowing standard configuration and consistent policy enforcement across both managed and unmanaged devices, facilitating seamless on-premises and remote user access and also enabling the secure use of generative AI tools.
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The company has achieved a modern zero trust architecture for access to private applications both on-premises and in the cloud, and significantly reduced the operational burden previously associated with maintaining multiple network solutions.
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The company achieved comprehensive monitoring capabilities that are applied consistently to over 70,000 users worldwide across 350 diverse locations in 40 countries, ensuring uniformity in security irrespective of geographical or operational variance while safeguarding against the loss of sensitive data and actively defending against malware and other security threats in real time.

"We consider Netskope one of our most important strategic partners for security and networking. The Netskope One platform has allowed us to consolidate technology platforms, reduce costs, protect data from constant threats, and enable modern, hybrid work with safe access to cloud, web, Al, and private applications." - CIO, global services company

Sales and Marketing

Sales

Our sales strategy is built on a disciplined categorization of our customer base and strong focus on customer success that drives recurring revenue growth worldwide. Our customers fall into three main categories:

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Major Accounts, which are customers with 40,000 or more employees;
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Enterprises, which are customers with 2,000 to 39,999 employees; and
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Mid-Market, which are customers with fewer than 2,000 employees.

As of July 31, 2025, our Major Accounts and Enterprises categories together accounted for approximately 80% of our ARR, with the Mid-Market category contributing the remaining approximately 20%. Our land-and-expand approach is core to our sales strategy. We typically establish an initial foothold with a customer through two or more products. Our platform's unified architecture, ease of deployment, and broad coverage of modern security, networking, and analytics use cases simplify expansion efforts, making it easier for our sales and customer success teams to increase user count, add new products, address new use cases, and deepen customer adoption of our platform over time.

To support this expansion, we maintain continuous customer engagement through our direct sales force, channel partners, and global customer success team. Our enterprise field sales and customer success teams work directly with partners and large customers, supporting deployment, optimizing usage, and driving adoption of additional products. In the mid-market, we focus on leveraging a combination of MSPs, our own mid-market sales teams, and partner-led service models to expand customer relationships at scale.

Marketing

Our marketing strategy is designed to grow our brand awareness, generate a robust opportunity pipeline, showcase our technological and platform leadership, and ultimately drive organizations to evaluate us, as we have a high win rate once organizations try our Netskope One platform. Our digital-first, account-based approach targets key decision-makers in IT, security, and networking—ensuring that our message is both consistent and compelling across global and regional markets. We employ a wide range of digital programs, including search engine marketing, online and social media initiatives, and content syndication. We host online virtual events focused on key industry topics, such as SASE Week and Data Security Converged, to reach thousands of professionals wherever they are.

We focus our marketing efforts across the entire customer's journey with content designed to educate and help professionals evaluate solutions. Our approach to content includes producing our own Security Visionaries Podcast, creating use case demo videos, and writing educational books such as The Cyber Savvy Board Room.

To support customer adoption and retention, we provide structured training through our Netskope Academy, making it easier for organizations to onboard, expand their deployments, and optimize their security strategies. Our training includes SASE Accreditation, which helps our customers' personnel enhance their professional credentials. As our platform evolves, we continuously educate customers on new capabilities to drive deeper engagement through interactive webinars, regionally-based user group meetings, technical customer advisory boards, and the online Netskope Community (a cloud security and cybersecurity online forum). Netskope Academy (a training solution for employees, partners, and customers), SASE Accreditation (introductory training on SASE), and the Netskope Community are educational programs and forums also available to all of our partners and their sales and solutions engineering teams, helping drive our partner adoption and expansion.

In addition to digital efforts, we run large-scale events, including the global SASE Summit, which spans over 30 cities worldwide and provides a platform for industry leaders, customers, and partners to engage with our latest innovations. We also engage in regional events that target specific industries or customer personas, as well as large tradeshows such as the RSA Conference, AWS re:Invent, and Black Hat.

Partnerships and Strategic Relationships

We collaborate with a variety of technology and ecosystem partners through direct partnership and our NCE. NCE offers customers a powerful and simple integration tool to leverage their IT investments, offering seamless integration with hundreds of IT platforms, cloud services and third-party application partners.

We have also forged strong technology partnerships with leading companies such as Amazon, CrowdStrike, Google, MetTel, Microsoft, Okta, and Telstra. These relationships provide significant value to our joint customers through bi-directional integrations. Each partnership includes well-established go-to-market strategies, agreed-upon business objectives, and commitments such as bi-directional referral programs and cloud marketplace initiatives where applicable.

Our partner ecosystem encompasses premier VARs, distributors, technology alliance partners, global system integrators, service providers, MSPs, and global telecommunications service providers, allowing us to serve a diverse range of accounts from large multinationals to mid-market enterprises around the world.

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Distributors, such as 2SB, Exclusive Networks, Ingram Micro, and Tokyo Electron streamline the procurement process, resell our products and facilitate distribution of both software and hardware throughout the world.

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Global System Integrators, such as, Deloitte, TCS, and Wipro have strong strategic consulting relationships with our customers and engage to drive architecture, integration, and portfolio rationalization decisions with their clients.
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Service Providers and MSPs, such as FIS, MetTel, Orange, Telefonica, and Telstra help augment the reach of our direct sales organization and offer our solutions, both packaged with additional managed services or without.
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VARs, such as Optiv, Presidio, SHI, Trace3, and WWT provide vertical expertise and technical advice in addition to reselling our platform. Many of our reseller partners have extensive sales and marketing efforts designed to promote our products and provide implementation and ongoing services for our Netskope One platform.

At the heart of our partner strategy is our award-winning Evolve Partner Program. This initiative provides comprehensive training, co-marketing opportunities, and incentive programs designed to help our partners achieve maximum growth and profitability while transforming enterprise security, networking, and analytics. Additionally, the Service Delivery Specialization within the Evolve Program recognizes partner organizations that excel in architecting, deploying, and optimizing our products, with rigorous certification, customer satisfaction, and geographical coverage standards. Our MSP program enables partners to deliver our platform and products on a fully managed basis, meeting the growing demand for outsourced security, networking, and analytics which is especially relevant for the mid-market. We are also working to expand our presence with major telecommunication providers to bring our platform to a broader enterprise and mid-market audience.

Research and Development

Our research and development team is responsible for the design, development, testing, operation, and quality of our platform. This investment has resulted in over 210 patents related to AI/ML, anomaly detection, cloud risk, cloud application classification, cloud security, data protection, encryption, inline inspection, IoT, networking, private application access and control, posture management, threat protection, and user and entity behavior and analytics. Our research and development team includes our Netskope AI Labs team, whose contributions have led to over 40 AI/ML patents granted and over 160 AI/ML models deployed including 25+ AI/ML models for data protection. Our research and development leadership team is located in Santa Clara, California, supported by our Centers of Excellence located across the Americas, Europe, and Asia.

We have consistently invested in research and development because we believe that the industry requires constant innovation in order to truly stay ahead of the curve when it comes to the challenges that our customers face. We believe that if you do not innovate, you die as a company. We intend to continue to invest in our research and development capabilities to extend our platform and drive innovation of new products to expand our market size and customer and industry impact.

Threat Research

Our Netskope Threat Labs team discovers, analyzes, and designs defenses against the latest web, cloud, and AI threats affecting organizations. With original research and in-depth analysis of web, cloud, and AI-related threats—including cloud phishing, AI-generated phishing, scams, deepfakes, malware, ransomware, command and control, data exfiltration, and data exposure—Netskope Threat Labs protects organizations from malicious actors and contributes to the global security community with research, advice, and best practices.

Over time, the team has publicly reported on various web, cloud, and AI threats in more than 400 reports, presentations, and blogs, sharing detailed intelligence for each threat with the broader community. The team's research has been included more than 2,000 times in articles appearing worldwide, including more than 350 times in articles in U.S.-based publications including Forbes, The Hacker News, and Dark Reading. Reports published by the team include the annual Netskope Cloud and Threat Report, which delivers deep insights into the adoption of cloud applications, changes in the cloud-enabled threat landscape, and risks to enterprise data, and specific themed reports that highlight particular regions, industries, or topics such as AI security risks.

As of April 1, 2025, over the past year, our team has discovered over 1,300 previously unknown malware variants (Zero Day threats), tracked more than 75 adversary groups, and cataloged approximately 130 million malicious URLs and domains spanning 14 security risk categories, 1 million malware hashes, and an estimated 146 million newly observed or registered domains.

Researchers, engineers, and data scientists on the team have collaborated to develop patented and AI-powered solutions in several key areas, including a phishing detection system designed to find fake login pages, multiple engines using static and dynamic analysis to detect evasive and targeted malware threats, and an innovative behavioral analytics platform that can identify hidden threats, including compromised devices, compromised accounts, and insider threats. Led by renowned security researchers, distinguished engineers, and principal architects with experience founding and leading companies in Silicon Valley and around the world, Netskope Threat Labs is based in our Santa Clara headquarters with team members worldwide. The researchers are regular presenters and volunteers at top security conferences, including DEF CON, Black Hat, and RSA Conference.

Competition

We face competition from large, well-known companies that offer security, networking, and/or analytics within their product portfolios, and vendors with whom we have not traditionally competed but who may either introduce new products or incorporate features into existing products that compete with our platform and products. We consider the following types of companies our competitors or potential competitors:

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Independent IT security vendors, which offer a mix of network and/or security products;
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Large networking and other vendors that offer security appliances and/or incorporate security capabilities into their networking products and other services;
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Companies with point solutions that compete with some of the features of our platform and products, such as proxy, firewall, CASB, sandboxing and advanced threat protection, DLP, encryption, load balancing, and VPN; and
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Other providers of IT security services that offer, or may leverage related technologies to introduce, products that compete with or are alternatives to our platform and products.

Our primary competitors include companies such as Broadcom, Cisco, Fortinet, Palo Alto Networks, and Zscaler.

The principal competitive factors in the markets in which we operate include:

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Delivering security from cloud with zero trust principles, regardless of location;
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Platform extensibility, effectiveness, simplicity, and ability to integrate with security and networking ecosystems;
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Reliability, availability, and scalability of the platform;
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Rapid deployment and delivery of new capabilities;
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Comprehensive approach to securing and accelerating performance across the digital landscape;
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Price, total cost of ownership, and cost savings;
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Brand awareness, reputation, and customer trust;
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Strength of sales, marketing, and channel partnerships; and
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Quality of customer support and ease of deployment.

We believe we are well-positioned against our competitors based on these factors. However, many of our competitors have substantially greater financial, technical, and operational resources, larger sales and marketing teams, broader distribution networks, and established brand recognition. As competition intensifies, we must continue to innovate, execute on our go-to-market strategy, and expand our customer base to maintain and grow our market position.

Culture

For us, culture is paramount. We recognize that facing the rapidly escalating security and networking challenges of today demands more than just technology—it requires a unified team deeply committed to core values. This is why we employ a core philosophy of GRIT: Guts, Resolve, Integrity, and Tenacity. GRIT is not just an acronym; it permeates every aspect of how we operate.

GRIT embodies our:

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Guts to proactively and boldly confront and solve evolving cybersecurity, networking, and IT challenges, to implement robust defenses, and create an exceptional user experience.
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Resolve in our ability to withstand setbacks, learn from failures, and keep pushing forward in the face of adversity.
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Integrity in how we conduct ourselves, with a steadfast commitment to ethical practices and "doing it the right way."
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Tenacity in our relentless pursuit of progress—never settling, always striving to break new ground, and inspiring those around us to rise to every challenge with unwavering determination.

At the heart of our success are six foundational cultural traits that guide how we innovate, collaborate, and deliver exceptional value to our customers, partners, team members, families, communities, and investors every day:

Be Collaborative and Transparent

Every one of our team members works hard, and we work together. Our company leadership is clear, open, honest, and transparent.

Cut the Bureaucracy

We have no place for politics or bureaucracy. Accountability matters, everyone rolls up their sleeves, and the best ideas win.

Make it Happen

Whether it is a customer need, a new industry innovation, or enabling our best partners, we make it happen. No excuses. It is in our DNA.

Put Customers First

The success of our customers means more to us than anything else. We earn their trust by being in the trenches with them. Their success is our top priority—and we always have their back.

Innovate Boldly

We challenge the status quo to deliver cutting-edge solutions. By pushing boundaries and embracing fresh ideas, we drive innovation without compromise.

Strengthen our Communities

We give back by sharing our time, energy, and resources to improve the places where we live and work. Supporting our communities is a core part of who we are.

Cultivate Belonging

We intentionally create an inclusive environment where everyone feels valued and heard. A sense of belonging fosters creativity, openness, and trust across our people, customers, partners, and products.

Intellectual Property

Our success depends in part upon our ability to protect and use our core technology and intellectual property rights. We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, contractual provisions, and confidentiality procedures to protect our intellectual property rights. As of July 31, 2025, we had over 220 issued patents and over 75 pending patent applications in the United States and abroad. These patents and patent applications seek to protect our proprietary inventions relevant to our business. Our issued patents are scheduled to expire between 2026 and 2045 and cover various aspects of our platform and products. In addition, we have registered "Netskope" as a trademark in the United States and other jurisdictions, and we have filed other trademark applications in the United States. We are also the registered holder of a variety of domestic and international domain names that include "Netskope"—including "Netskope.com"—and also many variations.

In addition to the protection provided by our intellectual property rights, we enter into proprietary information and invention assignment agreements or similar agreements with our employees, consultants, and contractors. We further control the use of our proprietary technology and intellectual property rights through provisions in our subscription agreements. For additional information, see the section titled "Risk Factors—Risks Related to Our Technology and Our Intellectual Property Rights."

Government Regulation

Our business activities are subject to various federal, state, local, and foreign laws, rules, and regulations. Compliance with these laws, rules, and regulations has not had, and is not expected to have, a material effect on our capital expenditures, results of operations, or competitive position as compared to prior periods. Nevertheless, compliance with existing or future governmental regulations applicable to our business or to our customers, including, but not limited to, those pertaining to global trade, anti-corruption, anti-bribery, anti-money laundering, business acquisitions, consumer and data protection, privacy, business resiliency, employment, labor, use of AI and ML, and taxes, could have a material impact on our business in subsequent periods. For more information on the potential impacts of government regulations affecting our business, see the section titled "Risk Factors—Risks Related to Laws and Regulations."

Security, Privacy, and Data Protection

We are committed to privacy-by-design and embed privacy considerations and protections into the design and architecture of our products and platform from the outset, ensuring user privacy is prioritized throughout.

Security

To ensure the highest standards of user privacy, we devote considerable resources to our information security program. Our security program is aligned with applicable standards and regulations, including the ISO/IEC 27001 standard, and is regularly audited and assessed by third parties, including an annual SOC 2 Type 2 audit.

Our security program focuses on preserving the confidentiality, integrity, and availability of the personal data and other confidential information of our customers. To this end, our team of security professionals, in partnership with peers across our company, work to implement best practices, identify and mitigate risks, and continually evaluate ways to improve our global information security program. These steps include classification and inventorying of data, encryption of in-transit and at-rest sensitive data and personal information, network and application security and penetration testing, minimizing and authorizing access controls, and multi-factor authentication for system access. We also employ regular system monitoring, logging, and alerting to retain and analyze the security state of our corporate and production infrastructure. In addition, we take steps to help ensure that appropriate security measures are maintained by the third-party vendors we use, including the conducting of due diligence prior to engagement as well as regular security reviews and assessments.

Privacy and Data Protection

The privacy of our customers' data is critical to our continued growth and success, and as a result, the ability to support our customers' compliance with data protection and privacy laws that regulate the storage, sharing, use, processing, transfer, disclosure, and protection of personal data is core to our strategy and integral to the creation of trust in our platform. Privacy is a shared responsibility among all of our employees. We also have a privacy team that builds and executes on our privacy program, including support for data protection and privacy-related requests.

We are committed to helping our customers comply with applicable privacy and data protection laws. We seek to update our practices and contractual commitments for changes in privacy and data protection laws. Despite measures we put in place, we may be unable to comply or ensure compliance by our customers in all respects with all applicable privacy and data protection laws or to anticipate or prevent unauthorized access to our data or the data of our customers. For additional information about our approach to privacy and data protection, please see the section titled "Risk Factors—Risks Related to Laws and Regulations."

Employees and Human Capital Resources

As of July 31, 2025, we had 2,910 employees. We also engage contractors and consultants. None of our employees are represented by a labor union or covered under a collective bargaining agreement other than mandatory collective bargaining and works councils in various EU and Latin American countries. We have not experienced any work stoppages due to employee disputes, and we consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and new employees. The principal purposes of our equity incentive plans are to attract, retain, and reward personnel through the granting of share-based compensation awards in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Our corporate headquarters is located in Santa Clara, California, and consists of approximately 43,000 square feet of office space pursuant to a lease that expires in 2030. We lease additional offices in the United States and around the world, including in Missouri in the United States and in the United Kingdom, France, Australia, India, Japan, Spain, Singapore, and Taiwan and lease space in highly secure colocation facilities for our data centers in over 75 regions across the globe.

We lease all of our facilities and do not own any real property. We believe that our existing facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available as and when needed.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of our business. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition, or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of July 31, 2025:

Name	Age	Position(s)
Executive Officers
Sanjay Beri	49	Chief Executive Officer and Chairman
Andrew Del Matto	66	Chief Financial Officer
Raphaël Bousquet	51	Chief Revenue Officer

Non-Employee Directors
Kimberly Alexy(1)(3)	54	Director
William Griffith	53	Director
Arif Janmohamed(2)	49	Director
Enrique Salem(1)(2)(4)	59	Director
Eric Wolford(1)(3)	58	Director

(1)
Member of the audit committee
(2)
Member of the compensation committee
(3)
Member of the nominating and corporate governance committee
(4)
Lead independent director

Executive Officers

Sanjay Beri. Sanjay Beri has served as our Chief Executive Officer and as a member of our board of directors since he co-founded the Company in October 2012 and currently serves as chairman of our board of directors. From August 2004 to September 2012, Mr. Beri served in various executive roles at Juniper Networks, Inc., a developer of networking products, most recently as Vice President and General Manager, Access/Security and Pulse Business Unit from June 2007 to August 2012. In 1999, he co-founded Ingrian Networks, Inc., an enterprise data protection and privacy solutions company, that was acquired by SafeNet Inc. Mr. Beri holds an Honors BSc in Computer Engineering from the University of Waterloo, M.S. in Electrical Engineering from Stanford University, and M.B.A. from the University of California, Berkeley, Haas School of Business.

We believe Mr. Beri is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as our co-founder, as well as his prior business experience.

Andrew Del Matto. Andrew Del Matto has served as our Chief Financial Officer since May 2019. From February 2018 to April 2019, Mr. Del Matto served as Executive Vice President and Chief Financial Officer at Citrix Systems, Inc., a public software company. From January 2014 to February 2018, he served as Chief Financial Officer at Fortinet, Inc., a public cybersecurity company. From January 2005 to December 2013, Mr. Del Matto served in various executive roles at Symantec Corporation, a public cybersecurity company, including as acting Chief Financial Officer from October 2013 to December 2013 and as Senior Vice President and Chief Accounting Officer from April 2012 to October 2013. He began his career with KPMG LLP as a certified public accountant. Mr. Del Matto holds a B.S. from Ohio University and an M.B.A. from Golden Gate University.

Raphaël Bousquet. Raphaël Bousquet has served as our Chief Revenue Officer since November 2024. From February 2024 to November 2024, Mr. Bousquet served as our Executive Vice President, Worldwide Sales and Channel and as our Senior Vice President, EMEA and LATAM from August 2021 to February 2024. From February 2016 to July 2021, he served as Vice President EMEA South, Israel & Alps at Palo Alto Networks, Inc., a cybersecurity company. Mr. Bousquet holds a Master in Management from Grenoble Ecole de Management in Grenoble, France.

Non-Employee Directors

Kimberly Alexy. Kimberly Alexy has served as a member of our board of directors since May 2021. Since June 2005, Ms. Alexy has served as the Principal of Alexy Capital Management, a private investment management firm that she founded. From August 2012 until June 2014, she served as an Adjunct Lecturer at San Diego State University in the Graduate School of Business. Ms. Alexy currently serves on the board of directors of Western Digital Corporation, a data storage company, and SanDisk Corporation, a computer technology company, and previously served on the boards of directors of Alteryx, Inc., an enterprise software provider acquired by Clearlake Capital Group and Insight Partners, Five9, Inc., a provider of cloud contact center software, and Mandiant, Inc., a cybersecurity company acquired by Google LLC ("Mandiant"). She is a Chartered Financial Analyst (CFA) and holds a B.A. from Emory University and an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary.

We believe Ms. Alexy is qualified to serve as a member of our board of directors due to her experience investing in technology companies and her service as a director of multiple publicly traded companies.

William Griffith. William Griffith has served as a member of our board of directors since February 2023. Since January 2013, Mr. Griffith has been a Partner of ICONIQ Capital, LLC, a global investment firm ("ICONIQ") where he founded ICONIQ's venture and growth investing platform. From August 2000 to December 2011, he was at Technology Crossover Ventures, a private equity and venture capital firm where he was a General Partner. Mr. Griffith began his career in investment banking at Morgan Stanley and at the Beacon Group, a private equity firm acquired by JPMorgan Chase. Mr. Griffith has served on the board of directors of Procore Technologies, Inc., a publicly traded construction management software company, since December 2015, and ServiceTitan, Inc., a publicly-traded cloud-based software company that powers the trades, since November 2016, as well as serving on the boards of directors of several privately-held companies. Mr. Griffith previously served on the board of directors of BlackLine, Inc., a publicly traded enterprise software company and Orbitz Worldwide, Inc., a publicly traded online travel company that was acquired by Expedia Group, Inc. He holds an A.B. in History and Engineering from Dartmouth College and an M.B.A. from Stanford University Graduate School of Business.

We believe Mr. Griffith is qualified to serve as a member of our board of directors due to his extensive investment experience in the technology sector, and his service as a director of multiple publicly traded companies.

Arif Janmohamed. Arif Janmohamed has served as a member of our board of directors since May 2013. Since June 2008, Mr. Janmohamed has served as a Partner at Lightspeed Venture Partners, a venture capital firm ("Lightspeed Venture Partners"). Prior to joining Lightspeed Venture Partners, Mr. Janmohamed held roles at various technology companies, including Cisco Systems, Inc., a technology solutions company, from 2006 to 2008. Mr. Janmohamed holds a B.Sc. in Computer Engineering from University of Waterloo, Canada and an M.B.A. from The Wharton School of the University of Pennsylvania.

We believe Mr. Janmohamed is qualified to serve as a member of our board of directors given his leadership and business experience, technical knowledge, and his deep understanding of our business and industry as an early investor.

Enrique Salem. Enrique Salem has served as a member of our board of directors since September 2013. Since July 2014, Mr. Salem has served as a Managing Director at Bain Capital Ventures, a venture capital firm. He previously served as President, Chief Executive Officer, and Chief Operating Officer, at Symantec Corporation, now known as Gen Digital, Inc., a cybersecurity company. Mr. Salem currently serves on the board of directors of Docusign, Inc., a cloud-based digital transaction administration platform and previously served on the boards of directors of Atlassian Corporation, a software company, Forescout Technologies, Inc., a provider of network security control solutions, Mandiant, and Rubrik, Inc., a cybersecurity company. Mr. Salem holds an A.B. in Computer Science from Dartmouth College.

We believe Mr. Salem is qualified to serve as a member of our board of directors due to his extensive investment, management, and leadership experience, and his service as a director of multiple publicly traded companies.

Eric Wolford. Eric Wolford has served as a member of our board of directors since May 2014. Since January 2014, Mr. Wolford has served as a venture partner at Accel, a venture capital firm ("Accel"). He currently serves on the boards of directors of several privately-held companies. Mr. Wolford holds a B.S. in Pre-Medicine from Pepperdine University and an M.B.A. from the New York University Stern School of Business.

We believe Mr. Wolford is qualified to serve as a member of our board of directors due to his experience investing in, and serving on the board of directors of, various technology companies.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as our contractors, consultants and agents. Following this offering, the full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above, or in filings under the Exchange Act.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of six directors. Pursuant to our current certificate of incorporation and voting agreement, our current directors were elected as follows:

•
Sanjay Beri was elected as the designee nominated by holders of our common stock;
•
Arif Janmohamed was elected as the designee nominated by Lightspeed Venture Partners IX, L.P.;
•
Eric Wolford was elected as the designee nominated by Accel XII L.P.;
•
William Griffith was elected as the designee nominated by entities affiliated with ICONIQ; and
•
Kimberly Alexy and Enrique Salem were elected as the designees nominated by the holders of preferred stock and common stock, voting together.

Our voting agreement will terminate and our current certificate of incorporation will be amended and restated in connection with this offering. After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board of Directors

We have adopted an amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering. Our amended and restated certificate of incorporation will provide that, upon completion of this offering, our board of directors will be divided into three classes with staggered three-year terms who are only able to be removed from office for cause. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors will be divided among the three classes as follows:

•
the Class I directors will be Sanjay Beri and Arif Janmohamed, and their terms will expire at the annual meeting of stockholders to be held in 2026;
•
the Class II directors will be Enrique Salem and Eric Wolford, and their terms will expire at the annual meeting of stockholders to be held in 2027; and
•
the Class III directors will be Kimberly Alexy and William Griffith, and their terms will expire at the annual meeting of stockholders to be held in 2028.

Each director's term will continue until the election and qualification of their successor, or their earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as practicable, each class will consist of one-third of our directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Kimberly Alexy, William Griffith, Arif Janmohamed, Enrique Salem, and Eric Wolford, representing five of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Party Transactions."

Lead Independent Director

Our board of directors has adopted corporate governance guidelines that will become effective as of the effective date of the registration statement of which this prospectus forms a part. Our corporate governance guidelines will provide that if our chairperson is not an independent director, our board of directors will select an independent director to serve as our lead independent director. Our board of directors has appointed Mr. Salem to serve as our lead independent director. As lead independent director, Mr. Salem will preside over periodic meetings of our independent directors, serve as a liaison between the chairperson of our board of directors and the independent directors, and perform such additional duties as our board of directors may otherwise determine and delegate.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until the earlier of their resignation or removal by our board of directors in its discretion.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our audit committee will be Kimberly Alexy, Enrique Salem, and Eric Wolford, with Kimberly Alexy serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members. Each member of our audit committee also meets the financial literacy requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that each of Kimberly Alexy and Enrique Salem is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act and meets the financial sophistication requirements of the listing standards of Nasdaq. Following completion of this offering, our audit committee will, among other things:

•
select, retain, compensate, evaluate, oversee and, where appropriate, terminate our independent registered public accounting firm;
•
review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;
•
evaluate the independence and qualifications of our independent registered public accounting firm;
•
review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•
review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
•
discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;
•
oversee the design, implementation and performance of our internal audit function, if any;
•
set hiring policies with regard to the hiring of employees and former employees of our independent auditor and oversee compliance with such policies;
•
review, approve and monitor related party transactions;
•
review our policies on risk assessment and risk management;
•
adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
•
review and discuss with management and our independent auditor the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and
•
review and discuss with management and our independent auditor our guidelines and policies to identify, monitor and address enterprise risks.

Our audit committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our compensation committee will be Enrique Salem and Arif Janmohamed, with Enrique Salem serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Following completion of this offering, our compensation committee will, among other things:

•
review, approve, or make recommendations to our board of directors regarding the compensation for our executive officers, including our chief executive officer;
•
review and make recommendations to our board of directors regarding the compensation for our non-employee directors;
•
review, approve, and administer our employee benefit and equity incentive plans;
•
establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;
•
approve the retention of compensation consultants or other advisers; and
•
approve or make recommendations to our board of directors regarding the creation or revision of any clawback policy.

Our compensation committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our nominating and corporate governance committee will be Eric Wolford and Kimberly Alexy, with Eric Wolford serving as chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq. Following completion of this offering, our nominating and corporate governance committee will, among other things:

•
review and assess and make recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;
•
identify, evaluate, select or make recommendations to our board of directors regarding nominees for election to our board of directors;
•
develop policies and procedures for considering stockholder nominees for election to our board of directors;
•
review our succession planning process for our chief executive officer and any other members of our executive management team;
•
review and make recommendations to our board of directors regarding the composition, organization and governance our board of directors and its committees;
•
review and make recommendations to our board directors regarding our corporate governance guidelines and corporate governance framework;
•
oversee director orientation for new directors and continuing education for our directors;
•
oversee the evaluation of the performance of our board of directors and its committees;

•
review and monitor compliance with our code of business conduct and ethics, and review conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee; and
•
administer policies and procedures for communications with the non-management members of our board of directors.

Our nominating and corporate governance committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Enrique Salem and Arif Janmohamed. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Risk Oversight

Our board of directors will oversee the risk management activities designed and implemented by our management. Our board of directors will execute its oversight responsibility for risk management both directly and through its committees. The full board of directors will also consider specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our board of directors will receive detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Director Compensation

No compensation was provided to our non-employee directors for fiscal 2025. Directors who are also our employees receive no additional compensation for their service as directors. We do reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors. The compensation received by Mr. Beri as an employee is set forth in the section titled "Executive Compensation."

No equity awards were granted to non-employee directors for fiscal 2025.

On May 25, 2021, we granted options to Ms. Alexy and Mr. Salem, each covering 421,600 shares of our Class B common stock, granted pursuant to the terms and conditions of our 2012 Plan and a stock option agreement thereunder. One-fourth of the shares subject to the option vested on May 19, 2022, and the remainder vests in 36 equal monthly installments thereafter. Each option award is subject to vesting acceleration in full pursuant to the terms of the applicable award agreement and upon Ms. Alexy or Mr. Salem's Involuntary Termination (as defined in the applicable award agreement) within 12 months following the consummation of a change in control.

Prior to this offering, we did not have a formal policy with respect to compensation payable to our non‑employee directors for service as directors.

Outside Director Compensation Policy

In August 2025, our board of directors adopted, and our stockholders approved, a new compensation policy for our directors, which will govern their cash and equity compensation following the completion of this offering (the "Director Compensation Policy").

Following the effectiveness of our Director Compensation Policy, each non-employee director will receive cash and equity compensation for board services described below. We also will continue to reimburse our eligible non-employee directors for reasonable, customary, and documented travel expenses to board and committee meetings.

The Director Compensation Policy includes a maximum annual limit of $750,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $1,000,000 in the initial fiscal year of service as a non-employee director. For purposes of this limitation, the value of equity awards will be based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

We anticipate that, following the completion of this offering, eligible non-employee directors will be entitled to receive the following cash compensation for their services:

•
$35,000 per year for service as a board member;
•
$50,000 per year for service as non-executive chair of the board of directors;
•
$20,000 per year for service as lead independent director;
•
$20,000 per year for service as chair of the audit committee;
•
$10,000 per year for service as a member of the audit committee;
•
$15,000 per year for service as chair of the compensation committee;
•
$7,500 per year for service as a member of the compensation committee;
•
$10,000 per year for service as chair of the nominating and corporate governance committee; and
•
$5,000 per year for service as a member of the nominating and corporate governance committee.

Each eligible non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of the committee, except that if a nonemployee director serves as chair of the board of directors, they will be entitled to the annual fee for such services as well as the fee for serving as a member of the board of directors. All cash payments to non-employee directors will be paid quarterly in arrears on a prorated basis.

Equity Compensation

Initial Award

Each person who first becomes an eligible non-employee director following the completion of this offering will receive an initial award of RSUs covering shares of our Class A common stock (the "Initial Award") that have an aggregate grant date fair value as of such Initial Award's grant date equal to $400,000. The Initial Award will be granted on the first trading day on or after the date on which such individual first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. The Initial Award will vest in equal annual installments on each of the first three anniversaries of such Initial Award's grant date, subject to the eligible non-employee director continuing to provide services to us through the applicable vesting date. If the person was a member of the board of directors and also an employee, becoming an eligible non-employee director due to termination of employment will not entitle the eligible non-employee director to an Initial Award.

Annual Award

Each eligible non-employee director automatically will receive, on the date of each annual meeting of stockholders starting in calendar year 2026, an annual award of RSUs covering shares of our Class A common stock (the "Annual Award"), that have an aggregate grant date fair value as of such Annual Award's grant date equal to $200,000. The Annual Award will vest on the one-year anniversary of the grant date of the Annual Award or, if earlier, the day before our annual meeting of stockholders that follows the grant date of the Annual Award, subject to the eligible non-employee director continuing to provide services to us through the applicable vesting date.

In the event of a "change in control" (as defined in our 2025 Plan (as defined below)), each non-employee director will fully vest in his or her outstanding Company equity awards, including any Initial Award or Annual Award, provided that the eligible non-employee director continues to be a non-employee director through the "change in control."

Limitation of Liability and Indemnification of Directors and Officers

We have adopted an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the law. Any amendment to, or repeal or elimination of, or adoption of any provision of our amended and restated certificate of incorporation inconsistent with these provisions will not eliminate, reduce or otherwise adversely affect any limitation on the personal liability of our directors or officers existing at the time of such amendment, repeal, or elimination or adoption of such an inconsistent provision. In addition, if the DGCL is amended to provide for further elimination or limitations on the personal liability of directors and officers of corporations, then the personal liability of our directors and officers will be further eliminated or limited to the greatest extent permitted by the DGCL. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors or officers for the following:

•
any breach of the director's or officer's duty of loyalty to us or to our stockholders;
•
acts or omissions of a director or officer not in good faith or that involve intentional misconduct or a knowing violation of law;
•
with respect to a director, unlawful payment of dividends or unlawful stock repurchases or redemptions;
•
any transaction from which the director or officer derived an improper personal benefit; and
•
with respect to an officer, any action by or in our right.

In addition, we have adopted amended and restated bylaws, which will become effective as of immediately prior to the completion of this offering, and which provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer), as of January 31, 2025, were:

•
Sanjay Beri, our Chief Executive Officer;
•
Raphaël Bousquet, our Chief Revenue Officer; and
•
Andrew Del Matto, our Chief Financial Officer.

Summary Compensation Table for Fiscal 2025

The following table sets forth information regarding the compensation awarded to, earned by or paid to our named executive officers for fiscal 2025:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Sanjay Beri Chief Executive Officer	2025	535,001	-	-	436,025	1,650(4)	972,676
Raphaël Bousquet Chief Revenue Officer	2025	480,129	5,088,110	2,661,096	776,746	53,620(5)	9,059,701
Andrew Del Matto Chief Financial Officer	2025	517,500	-	-	406,237	-	923,737

(1)
The amounts reported represent the aggregate grant-date fair value of the RSUs calculated in accordance with ASC 718, Compensation—Stock Compensation. Such grant date fair values do not take into account any estimated forfeitures. Stock awards reflected in the table above represent RSUs that are subject to both a service condition and a performance condition. The grant-date fair value of RSUs granted during the fiscal year reported in the table above assumes achievement of the performance condition as of the grant date. Note that while the grant-date fair value assuming achievement of the performance condition is included in the table above, the achievement of the performance condition was not deemed probable on the date of grant. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Notes 2 and 12 to our consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(2)
The amounts reported represent the aggregate grant-date fair value of the options calculated in accordance with ASC 718, Compensation—Stock Compensation. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in Note 12 to our consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(3)
The amounts reported in this column represent amounts earned under each named executive officer's annual bonus and, in the case of Mr. Bousquet, his individualized sales commission plan, as described in the section titled "Fiscal 2025 Non-Equity Incentive Plans."
(4)
The amount reported represents the medical waiver payments to Mr. Beri in exchange for Mr. Beri declining to use Company medical coverage.
(5)
The amount reported represents $14,571 in car and home allowance and $39,049 in pension and life insurance premiums.

Fiscal 2025 Non-Equity Incentive Plans

Each of our named executive officers is eligible to receive performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined performance goals and to reward our executives for individual achievement towards these goals. The performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our board of directors or compensation committee establishes.

For fiscal 2025, Messrs. Beri and Del Matto were each eligible to receive a bonus at an annual target of 50% of his annual base salary. Our corporate performance objectives for fiscal 2025 related to achievement of the following corporate goals of ARR, NRR, GRR, organic cash burn, and gross margin. In addition, annual bonuses can be adjusted based on individual performance during fiscal 2025. In March 2025, our compensation committee approved payments under our fiscal 2025 bonus plan to our named executive officers (other than Mr. Bousquet) equal to 94% of their target bonus amount based on achievement of 94% of the relevant corporate goals in fiscal 2025 and 100% of the individual performance factor.

For fiscal 2025, Mr. Bousquet participated in an individualized sales commission plan with a target cash compensation opportunity of 425,000 EUR. For fiscal 2025, he was paid monthly commissions based on attainment of certain sales targets relating to annual contract value and total contract value.

The total amount of non-equity incentive plan compensation paid to our named executive officers for fiscal 2025 is set forth in the "Non-Equity Incentive Plan Compensation" of the "Summary Compensation Table" above.

Outstanding Equity Awards at Fiscal 2025 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2025.

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Sanjay	8/21/2018	1,088,680	(2)				$1.49	8/22/2028
Beri	8/21/2018				1,350,000	(3)	$1.49	8/22/2028
	1/27/2023											9,618,295	(4), (13)	$119,363,041
Raphaël	8/24/2021	301,875	(5)	43,125			$8.45	8/25/2031
Bousquet	8/31/2023	48,125	(6)	61,875			$10.43	9/1/2033
	3/6/2024	104,270	(7)	350,730			$11.25	3/7/2034
	6/5/2024								51,210	(8)	635,516
	9/5/2024								400,000	(9)	4,964,000
Andrew	6/18/2019	3,266,835	(10)				$2.41	6/19/2029
Del Matto	1/27/2023								500,000	(11)	6,205,000
	1/27/2023											500,000	(12), (13)	$6,205,000

(1)
This amount reflects the fair market value of our common stock of $12.41 as of January 31, 2025 (the determination of the fair market value by our board of directors as of the most proximate date) multiplied by the amount shown in the column for the number of shares or units that have not vested.
(2)
This option became fully vested on August 1, 2022.
(3)
Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2012 Plan and a stock option agreement thereunder. One-eighth of the shares subject to the stock option vest upon the occurrence of an initial public offering and the remainder vests in 42 equal monthly installments thereafter. The stock option grant is subject to full vesting acceleration pursuant to the terms of the applicable stock option agreement upon a double trigger occurring after the closing of an initial public offering.

(4)
Amount reflects shares of our Class B common stock subject to an award of RSUs pursuant to the terms and conditions of our 2022 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of three conditions: a service condition, a performance condition, and a market condition. The service condition for the RSUs is satisfied in 60 monthly installments beginning on January 1, 2023. The performance condition for the RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or change in control. The market condition is satisfied upon the Company achievement certain market capitalization milestones: 12.5% of the RSUs upon the Company's achievement of each of the first two market capitalization milestones and 25% of the RSUs upon the Company's achievement of each of the next three market capitalization milestones. The award of RSUs is subject to vesting acceleration pursuant to the terms of the applicable award agreement and upon the consummation of a change in control and subject to continued service through the consummation of the change in control, the service condition will be satisfied in full. This award was cancelled in April 2025. See the section titled "—CEO Fiscal 2026 Equity Awards" for further details.
(5)
Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2012 Plan and a stock option agreement thereunder. One-fourth of the shares subject to the stock option vested on July 31, 2022, and the remainder vests in 36 equal monthly installments thereafter. The stock option grant is subject to vesting acceleration under our Severance Plan (as defined below). See "—Potential Payments upon Termination or Change in Control—Executive Change in Control Severance Plan" below for further details.
(6)
Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2022 Plan and a stock option agreement thereunder. The shares subject to the stock option vest in 48 equal monthly installments beginning on April 1, 2023. The stock option grant is subject to vesting acceleration under our Severance Plan. See the section titled "—Potential Payments upon Termination or Change in Control—Executive Change in Control Severance Plan" below for further details.
(7)
Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2022 Plan and a stock option agreement thereunder. The shares subject to the stock option vest in 48 equal monthly installments beginning on February 1, 2024. The stock option grant is subject to vesting acceleration under our Severance Plan. See the section titled "—Potential Payments upon Termination or Change in Control—Executive Change in Control Severance Plan" below for further details.
(8)
Amount reflects shares of our Class B common stock subject to an award of RSUs pursuant to the terms and conditions of our 2022 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of both a service condition and a performance condition. The service condition for the RSUs is satisfied in 16 equal quarterly installments beginning on April 1, 2024. The performance condition for the RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or change in control. The award of RSUs is subject to vesting acceleration under our Severance Plan. See the section titled "—Potential Payments upon Termination or Change in Control—Executive Change in Control Severance Plan" below for further details.
(9)
Amount reflects shares of our Class B common stock subject to an award of RSUs pursuant to the terms and conditions of our 2022 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of both a service condition and a performance condition. The service condition for the RSUs is satisfied in 16 equal quarterly installments beginning on October 1, 2024. The performance condition for the RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or change in control. The award of RSUs is subject to vesting acceleration under our Severance Plan. See the section titled "—Potential Payments upon Termination or Change in Control—Executive Change in Control Severance Plan" below for further details.
(10)
This option became fully vested on May 7, 2023.
(11)
Amount reflects shares of our Class B common stock subject to an award of RSUs pursuant to the terms and conditions of our 2022 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of both a service condition and a performance condition. The service condition for the RSUs is satisfied as to 15% of the RSUs on April 1, 2024, 15% of the RSUs on April 1, 2025, 30% of the RSUs on April 1, 2026, and 40% of the RSUs on April 1, 2027. The performance condition for the RSUs is satisfied upon the occurrence of an initial public offering or change in control pursuant to which the shares subject to the RSU will be exchanged for consideration of which at least 50% of such consideration is made up of cash and/or readily tradeable securities, or the RSU will be settled for cash and/or readily tradeable securities, or as otherwise determined by the board of directors. The award of RSUs is subject to vesting acceleration under our Severance Plan. See the section titled "—Potential Payments upon Termination or Change in Control—Executive Change in Control Severance Plan" below for further details.

(12)
Amount reflects shares of our Class B common stock subject to an award of RSUs pursuant to the terms and conditions of our 2022 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of a performance condition and a market condition. The performance condition for the RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or certain change in control events. The market condition is satisfied upon the Company achievement certain market capitalization milestones: 12.5% of the RSUs upon the Company's achievement of each of the first two market capitalization milestones and 25% of the RSUs upon the Company's achievement of each of the next three market capitalization milestones. The award of RSUs is subject to vesting acceleration under our Severance Plan. In July 2025, the market condition for this award was modified to align the market condition milestones with the performance-based RSU granted to our CEO in fiscal 2026. See the sections titled "—CEO Fiscal 2026 Equity Awards; CFO Equity Award Modification" and "—Potential Payments upon Termination or Change in Control—Executive Change in Control Severance Plan" below for further details.
(13)
Following the completion of this offering, the market capitalization will be measured as of the closing of the IPO and as of each monthly anniversary thereafter (each a "Monthly Performance Measurement Date") during the remaining term of the award to determine the extent to which the market condition has been satisfied as of the Monthly Performance Measurement Date. Market capitalization will be measured based on the highest 60-day trading average per share of our Class A common stock ending during the applicable month, as reasonably determined by our board of directors or a designated committee thereof, and determined on a prorated basis if the market capitalization as of the applicable Monthly Performance Measurement Date is between any two market capitalization milestones. Upon a change in control, the market condition will be satisfied with respect to that number of RSUs on the market capitalization milestone(s) determined based on the higher of the price per share of our Class A common stock payable in that change in control or, if applicable, the 60-day trading average ending prior to the consummation of the change in control, as reasonably determined by our board of directors or an authorized committee of our board of directors, and determined on a prorate basis if the market capitalization is between two market capitalization milestones.

Named Executive Officer Employment Arrangements

We have entered or anticipate entering into confirmatory employment agreements with Messrs. Beri and Del Matto and an employment agreement with Mr. Bousquet, providing for the terms set forth below.

Sanjay Beri

Mr. Beri's confirmatory employment agreement will not have a specific term and will provide that Mr. Beri is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Beri may have concerning his employment relationship with us. We expect that Mr. Beri's confirmatory employment agreement will provide that he will continue to receive his current annual base salary of $550,000, and be eligible for a target annual bonus at 70% of his annual base salary.

Raphaël Bousquet

Mr. Bousquet's employment agreement has a term expiring on June 1, 2026 with an automatic renewal clause. Mr. Bousquet's employment agreement provides that he will receive an annual base salary of 1,929,733 AED and be eligible for commissions with a target amount of 100% of his annual base salary and be provided monthly allowances for transportation, housing and education.

Andrew Del Matto

Mr. Del Matto's confirmatory employment agreement does not have a specific term and provides that Mr. Del Matto is an at-will employee. The agreement supersedes all existing agreements and understandings that Mr. Del Matto may have concerning his employment relationship with us. Mr. Del Matto's confirmatory employment agreement provides that he will continue to receive his current annual base salary of $548,550, and be eligible for a target annual bonus at 50% of his annual base salary.

CEO Fiscal 2026 Equity Awards; CFO Equity Award Modification; CRO Fiscal 2026 Equity Awards

In April 2025, our board of directors granted a one-time grant to Mr. Beri of 9,028,328 time-based RSUs (the "FY26 CEO RSUs") and 9,028,328 performance-based RSUs (the "FY26 CEO PSUs") under our 2022 Plan. In exchange for the grant of FY26 CEO RSUs and FY26 CEO PSUs, Mr. Beri agreed to cancel and forfeit his grant of 9,618,295 performance-based RSUs granted on January 27, 2023, and described in more detail in footnote 4 to the "Outstanding Equity Awards at Fiscal 2025 Year-End" table above.

The FY26 CEO RSUs vest upon the satisfaction of both a service condition and a performance condition, subject to the terms of the 2022 Plan and a restricted unit award agreement covering such award. The service condition for the FY26 CEO RSUs is satisfied over five years in equal quarterly installments from January 1, 2025, subject to Mr. Beri's continuous service. The performance condition for the FY26 CEO RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or change in control, subject to Mr. Beri's continuous service. Upon a change in control, 100% of the FY26 CEO RSUs shall vest. The FY26 CEO RSUs, to the extent unvested, expire on the earlier of seven years from the grant date or the termination of Mr. Beri's continuous service.

The FY26 CEO PSUs are eligible to vest upon the satisfaction of three conditions: a service condition, a performance condition, and a market condition, subject to the terms of the 2022 Plan and a restricted unit award agreement covering such award. The FY26 CEO PSUs, to the extent unvested, expire on the earlier of seven years after the grant date, the consummation of a change in control, or the termination of Mr. Beri's continuous service.

The service condition for the FY26 CEO PSUs is satisfied over four years in equal monthly installments from the closing of our initial public offering. Upon a change in control, 100% of the FY26 CEO RSUs shall satisfy the service condition.

The performance condition for the FY26 CEO PSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or change in control, subject to Mr. Beri's continuous service.

The market condition is satisfied upon the Company's achievement certain market capitalization milestones: 1/3 of the FY26 CEO PSUs upon the Company's achievement of each of the three market capitalization milestones (achievement of a $10 billion market capitalization, $12.5 billion market capitalization, and $15 billion market capitalization), subject to Mr. Beri's continuous service (collectively, the "Market Condition Milestones").

Following the completion of this offering, our market capitalization will be measured as of the closing of the IPO and as of each monthly anniversary thereafter (each a "Monthly Performance Measurement Date") during the remaining term of the FY26 CEO PSUs to determine the extent to which the market condition has been satisfied as of the Monthly Performance Measurement Date. Our market capitalization will be measured based on the highest 60-day trading average per share of our Class A common stock ending during the applicable month, as reasonably determined by our board of directors or a designated committee thereof. To the extent the market capitalization as of the applicable Monthly Performance Measurement Date is between any two market capitalization milestones, the number of FY26 CEO PSUs satisfying the market condition as of the applicable Monthly Performance Measurement Date shall be determined on a pro rata basis using straight line interpolation. If a particular market capitalization milestone is satisfied as measured as of one Monthly Performance Measurement Date but decreases as measured on a subsequent Monthly Performance Measurement Date, the market condition will remain satisfied with respect to the market capitalization milestone that was previously satisfied (and no additional FY26 CEO PSUs will satisfy the market capitalization milestone based on achieving that same milestone again).

Upon a change in control, the market condition will be satisfied with respect to that number of FY26 CEO PSUs based on the market capitalization milestone(s) achievement determined based on the higher of the price per share of our Class A common stock payable in that change in control or, if applicable, the 60-day trading average ending prior to the consummation of the change in control, as reasonably determined by our board of directors or an authorized committee of our board of directors. If the market capitalization is between any two market capitalization milestones, the number of FY26 CEO PSUs with respect to which the market condition will be determined on a pro rata basis using straight line interpolation.

In July 2025, our board of directors modified the RSU award covering 500,000 shares originally granted to Mr. Del Matto on January 27, 2023 to change the original market condition milestones of this grant to the Market Condition Milestones.

In August 2025, our board of directors granted an annual refresh grant and a promotion grant to Mr. Bousquet of 200,000 time-based RSUs and 250,000 time-based RSUs, respectively (the "FY26 CRO RSUs") under our 2022 Plan. The FY26 CRO RSUs vest upon the satisfaction of both a service condition and a performance condition. The service condition for the FY26 CRO RSUs is satisfied in 16 equal quarterly installments beginning on October 1, 2025. The performance condition for the FY26 CRO RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or change in control. The award of FY26 CRO RSUs is subject to vesting acceleration under our Severance Plan. See the section titled "—Potential Payments upon Termination or Change in Control—Executive Change in Control Severance Plan" below for further details.

We do not intend to have a policy or practice to time equity grants based on the release of material non-public information.

Potential Payments upon Termination or Change in Control

Executive Change in Control Severance Plan

Our Executive Change in Control Severance Plan (the "Severance Plan") is designed to attract, retain, and reward senior level employees. The severance payments and benefits under the Severance Plan generally are in lieu of any other severance payments and benefits to which a participant was entitled before signing his or her participation agreement under the Severance Plan, except as specifically provided under the participation agreement.

Our board of directors has designated each of our executive officers as a participant under our Severance Plan eligible for the rights to the applicable payments and benefits described below.

In the event of a "termination" of the employment of an executive officer by us for a reason other than "cause" or the executive officer's death or "disability" (as such terms are defined in our Severance Plan), that occurs outside the change in control period (as described below), the executive officer will be entitled to the following payments and benefits:

•
Continuing payments equal to 12 months of the executive officer's annual base salary; and
•
reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA") (or similar benefit, in the case for Mr. Bousquet), for a period of 12 months.

In the event of a "termination" of the employment by us for a reason other than "cause" or the participant's death or "disability" or by the participant for "good reason" (as such terms are defined in our Severance Plan), in either case, occurring within a period beginning 3 months prior to and ending 12 months following a "change in control" (as defined in our Severance Plan, and such period the "change in control period"), the participant will be entitled to the following payments and benefits:

•
a lump sum payment equal to (i) 12 months (or in the case of Mr. Beri, 18 months), plus (ii) 100% of the participant's target annual bonus as in effect for the fiscal year in which the qualifying termination of employment occurs;
•
reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under the COBRA (or similar benefit, in the case for Mr. Bousquet) for a period of 12 months (or in the case of Mr. Beri, 18 months); and
•
100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s), unless otherwise determined by the applicable agreement governing the equity award with performance-based vesting.

In the case of Mr. Bousquet, his severance entitled under the Severance Plan is the greater of the payments and benefits provided above or the statutory severance.

The receipt of the payments and benefits provided for under the Severance Plan described above is conditioned on the executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the named executive officer's involuntary termination of employment, as well as continued compliance with any confidentiality, proprietary information, and inventions agreement applicable to the executive officer.

Any provision in a participant's existing offer letter, employment agreement, and/or equity award agreement with the Company that provides for vesting of participant's RSUs upon (i) the effective date of the initial public offering of the Company's securities or (ii) the date of an acquisition or such other similar terms as set forth therein will not be superseded by the Severance Plan or the participation agreement, and will continue in full force and effect pursuant to its existing terms.

In addition, if any of the payments or benefits provided for under our Severance Plan or otherwise payable to the executive officer would constitute "parachute payments" within the meaning of Section 280G of the Code and could be subject to the related excise tax, the executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. Our Severance Plan does not require us to provide any tax gross-up payments to the executive officers.

Employee Benefit and Stock Plans

2025 Equity Incentive Plan

Our board of directors has adopted, and our stockholders have approved, our 2025 Equity Incentive Plan (the "2025 Plan"). We expect that our 2025 Plan will be effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. Our 2025 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights, performance awards to our employees, directors, and consultants, and our parent and subsidiary corporations' employees and consultants. We expect that our 2022 Plan will terminate immediately prior to effectiveness of the 2025 Plan with respect to the grant of future awards.

Authorized Shares

A total of 38,210,000 shares of our Class A common stock will be reserved for issuance pursuant to our 2025 Plan. In addition, the shares reserved for issuance under our 2025 Plan also will include a number of shares of Class A common stock equal to the number of shares of Class B common stock subject to stock options, RSUs or similar awards granted under our 2012 Plan and 2022 Plan that, on or after the date our board of directors approved our 2025 Plan, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares of Class A common stock that may be added to our 2025 Plan pursuant to this sentence is 105,800,420 shares). The number of shares available for issuance under our 2025 Plan will also include an annual increase on the first day of each fiscal year beginning on February 1, 2026, equal to the least of:

•
38,210,000 shares of Class A common stock;
•
five percent (5%) of the outstanding shares of capital stock as of the last day of the immediately preceding fiscal year; or
•
such other amount as our board of directors may determine.

If an award granted under the 2025 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs, or performance awards, is forfeited or repurchased due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2025 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2025 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2025 Plan. Shares that have actually been issued under the 2025 Plan under any award will not be returned to the 2025 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, or performance awards are repurchased or forfeited, such shares will become available for future grant under the 2025 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2025 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2025 Plan.

Plan Administration

Our board of directors or one or more committees appointed by our board of directors will administer our 2025 Plan. The compensation committee is expected to administer our 2025 Plan. In addition, if we determine it is desirable to qualify transactions under our 2025 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2025 Plan, the administrator has the power to administer our 2025 Plan and make all determinations deemed necessary or advisable for administering the 2025 Plan, including, but not limited to, the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2025 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2025 Plan and awards granted under it, prescribe, amend, and rescind rules relating to our 2025 Plan, including creating sub-plans, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator's decisions, interpretations, and other actions are final and binding on all participants.

Stock Options

Stock options may be granted under our 2025 Plan. The exercise price of options granted under our 2025 Plan must at least be equal to the fair market value of our Class A common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2025 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under our 2025 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for twelve months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2025 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share of Class A common stock on the date of grant.

Restricted Stock

Restricted stock may be granted under our 2025 Plan. Restricted stock awards are grants of shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2025 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under our 2025 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our Class A common stock. Subject to the provisions of our 2025 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

Performance Awards

Performance Awards may be granted under our 2025 Plan. Performance awards will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance awards to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance awards.

Non-Employee Directors

Our 2025 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under our 2025 Plan. Prior to the completion of this offering, we intend to implement a formal policy pursuant to which our non-employee directors will be eligible to receive equity awards under our 2025 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, our 2025 Plan provides that in any given fiscal year, a non-employee director will not be paid cash retainers or granted awards having a grant-date fair value greater than $750,000, but this limit is increased to $1,000,000 in connection with his or her initially joining the board of directors (in each case, excluding awards granted to him or her as a consultant or employee). The grant-date fair values will be determined according to GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our non-employee directors under our 2025 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, our 2025 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2025 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2025 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2025 Plan.

Dissolution or Liquidation

In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

Our 2025 Plan provides that in the event of our merger with or into another corporation or entity or a change in control (as defined in our 2025 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant's awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant's rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant's rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; (v) with respect only to an award (or portion thereof) that is unvested as of immediately prior to the effective time of the merger or change in control, the termination of the award immediately prior to the effective time of the merger or change in control with such payment to the participant (including no payment) as the administrator determines in its discretion; or (vi) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly.

In the event an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or stock appreciation right, as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right, as applicable, will terminate upon the expiration of such period.

Awards granted to our outside directors will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback

Awards will be subject to any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our stock is listed or as otherwise required by applicable laws, and the administrator also may specify in an award agreement that the participant's rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. Our board of directors may require a participant to forfeit, return, or reimburse us all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate our 2025 Plan provided such action does not impair the existing rights of any participant. Our 2025 Plan automatically will terminate in 2035, unless we terminate it sooner.

2022 Stock Incentive Plan

Our board of directors adopted our 2022 Stock Incentive Plan (the "2022 Plan") in October 2022 and our stockholders approved our 2022 Plan in December 2022. The 2022 Plan was most recently amended in August 2024. Our 2022 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code to our employees or any employees of our parent, subsidiary or affiliate corporations and for the grant of nonstatutory stock options, restricted stock awards, stock appreciation rights, RSUs and other stock awards are permitted to our employees, consultants, advisors, and non-employee directors and any of our parent, subsidiary, or affiliate corporations. As of July 31, 2025, stock options covering 6,482,724 shares of our Class B common stock, RSUs (subject to service-based and liquidity-based vesting conditions) covering 48,744,840 shares of our Class B common stock, and PSUs (subject to service-based, liquidity-based, market-based, and performance-based vesting conditions, as applicable) covering 12,728,328 shares of our Class B common stock were outstanding under the 2022 Plan. The 2022 Plan is expected to be terminated in connection with this offering and we are not expected to grant any additional awards under the 2022 Plan. However, the 2022 Plan is expected to continue to govern the terms and conditions of the outstanding awards previously granted thereunder.

Plan Administration

Our board of directors or any committee designated by our board of directors in accordance with the 2022 Plan administers our 2022 Plan. Our administrator has full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2022 Plan, including but not limited to the authority and discretion to determine (i) the cash, shares, or combination thereof for the settlement of awards, (ii) the terms of the assumed, substituted, or replaced awards, (iii) the number of awards granted, (iv) the waiver of transfer restrictions, (v) the purchase price and exercise price, (vi) the term of awards, (vii) when all or any installment of an award is to become exercisable, (viii) the accelerated exercisability in the event of a change in control or other events, and (ix) terms of post-termination exercise.

In addition, our administrator may modify, extend or renew outstanding options and stock appreciation rights and accept the cancelation of outstanding options and stock appreciation rights, whether or not granted under the 2022 Plan, in return for the grant of new options or stock appreciation rights for the same or a different number of shares or exercise price, or in return for the grant of a different award for the same or a different number of shares. The foregoing notwithstanding, no modification of an option and stock appreciation rights, except as required to comply with any applicable law, shall, without the consent of the participant, materially impair the participant's rights or increase the participant's obligations under such option. The administrator's decisions, interpretations, and any other actions are final and binding on all participants.

Options

Stock options may be granted under our 2022 Plan. Each option granted under our 2022 Plan shall be evidenced by an option award agreement between the participant and the Company. Each such option shall be subject to all applicable terms and conditions of the 2022 Plan and may be subject to additional terms and conditions imposed by the administrator as set forth in the applicable option award agreement, provided that such terms and conditions are not inconsistent with the 2022 Plan.

Each option award agreement shall specify the number of shares of Class B common stock that are subject to the option, a per share exercise price for the option, the term of the option, the date when all or any installment of the option is to become exercisable, and whether the option is intended to be an incentive stock option or nonstatutory stock option. The administrator shall determine the per share exercise price of an option in its sole discretion, provided that no option shall have an exercise price per share of less than 100% of the fair market value of a share on the date of grant and that an incentive stock option issued to a participant who owns more than 10% of the total combined voting power of all classes of our outstanding stock or of any of our parent or subsidiary corporations (a "Ten Percent Stockholder") shall not have a per share exercise price less than 110% of the fair market value of a share on the date of grant. The administrator shall determine the term of an option in its sole discretion, provided that the term of an option shall not exceed 10 years from the date of grant and that the term of an incentive stock option granted to a Ten Percent Stockholder shall not exceed 5 years from the date of grant.

Each option shall be exercisable in accordance with the applicable option award agreement. The administrator may in its discretion provide for accelerated exercisability in the event of a change in control or other event, provided that the vesting and exercisability of an option granted to a non-employee director for non-employee director service shall be automatically accelerated in full in the event of a change in control. The administrator may permit a participant to early exercise an option. The administrator will determine the methods of payment of the exercise price of an option, which may include cash or cash equivalents, and, at the discretion of the administrator, other types of consideration permitted under the 2022 Plan, including but not limited to surrender of stock, services rendered, promissory notes, sale proceeds from exercise and sale of awards, exercise and pledge of shares of Class B common stock as loan security, and net exercise.

Following the termination of a participant's service, such participant shall have the right to exercise his or her option as set forth in the applicable option award agreement. After the termination of service of a participant, such participant may exercise the participant's option for the period of time stated in the participant's option agreement. If a participant's service terminates other than for cause or the participant's death or disability, then the participant may exercise the vested portion of his or her option for at least 30 days after the termination. If a participant's service terminates due to the participant's death or disability, then the participant may exercise the vested portion of his or her option for at least 6 months after the termination. If the participant's service is terminated for cause, the award agreement may provide that the participant's right to exercise terminates immediately on the effective date of the participant's termination. If the administrator amends the option within 30 days following the participant's termination other than for cause to increase the number of vested shares of Class B common stock for which the option would be exercisable, the option shall not be considered to have terminated upon termination of service with respect to such additional number of vested shares of Class B common stock, and such amendment shall be given effect as of the date of termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2022 Plan, the administrator determines the other terms of options.

Our 2022 Plan generally does not allow for the transfer of options other than by beneficiary designation, will, or the laws of descent and distribution. During the lifetime of a participant, his or her options shall be exercisable only by such participant or such participant's guardian or legal representative. However, in the administrator's sole discretion, the holder of a nonstatutory stock option may transfer such option to a revocable trust, to one or more family members, or to a trust established for the benefit of such participant and/or one or more family members to the extent permitted by applicable law.

Restricted Stock Award

Restricted shares of our Class B common stock may be awarded or sold under our 2022 Plan. Each such award granted under our 2022 Plan shall be evidenced by an award agreement between the participant and the Company. The administrator may impose on restricted shares of Class B common stock whatever terms, conditions and restrictions pertaining to the acquisition of such shares of Class B common stock that it determines to be appropriate, provided that such terms and conditions are set forth in the applicable award agreement and are consistent with the 2022 Plan. The administrator shall determine the consideration for such restricted shares of Class B common stock, provided that the consideration for newly issued shares of Class B common stock shall not be less than the par value of such shares of Class B common stock. The administrator will determine the methods of payment of the consideration, which may include cash or cash equivalents, and, at the discretion of the administrator, other types of consideration permitted under the 2022 Plan as previously discussed in the "Options" section.

Each award of restricted shares of Class B common stock shall automatically expire if not exercised within 30 days after the Company communicates the award to the individual to whom the right was granted. Our 2022 Plan generally does not allow for the transfer of offers to purchase restricted shares of Class B common stock, and only the recipient of an award to purchase restricted shares of Class B common stock may exercise such award, except to the extent otherwise determined by our administrator.

Repurchase Right, Transfer and Vesting Restrictions

Shares of Class B common stock purchased upon exercise of an award and any dividends paid with respect to such shares of Class B common stock, shall be subject to vesting, forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the administrator determines, subject to the provisions of the 2022 Plan and as provided for in the applicable award agreement. The administrator in its sole discretion shall determine when such conditions, rights, or restrictions lapse and may provide for accelerated vesting in the event of a change in control or other events, provided that in the event of a change in control, the vesting of a restricted stock award granted to a non-employee director for service as a non-employee director shall be automatically accelerated in full.

Stock Appreciation Rights

Stock appreciation rights may be granted under our 2022 Plan. Each stock appreciation right granted under our 2022 Plan shall be evidenced by a stock appreciation right award agreement between the participant and the Company. Each such stock appreciation right shall be subject to all applicable terms and conditions of the 2022 Plan and may be subject to additional terms and conditions imposed by the administrator as set forth in the applicable stock appreciation right award agreement, provided that such terms and conditions are not inconsistent with the 2022 Plan.

Each stock appreciation right award agreement shall specify the number of shares of Class B common stock to which the stock appreciation right pertains, a per stock appreciation right exercise price, the term of the stock appreciation right, and the date when all or any installment of the stock appreciation right is to become exercisable. No stock appreciation right shall have an exercise price per stock appreciation right of less than 100% of the fair market value of a share on the date of grant. The administrator shall determine the term of the stock appreciation right in its sole discretion, provided that the term of the stock appreciation right shall not exceed 10 years from the date of grant.

Each stock appreciation right shall be exercisable in accordance with the applicable stock appreciation right award agreement. The administrator may in its discretion provide for accelerated exercisability in the event of a change in control or other event, provided that the vesting and exercisability of a stock appreciation right granted to a non-employee director for non-employee director service shall be automatically accelerated in full in the event of a change in control. Stock appreciation rights may be awarded in combination with options, and such awards may provide that the stock appreciation right will not be exercisable unless the related options are forfeited. The administrator in its discretion shall determine the amount of shares of Class B common stock, cash, or a combination thereof equal to the amount by which the fair market value of the shares of Class B common stock subject to the stock appreciation right, on the date of surrender, exceeds the exercise price to be provided to the participant upon his or her exercise of the stock appreciation right.

Following the termination of a participant's service, such participant shall have the right to exercise his or her stock appreciation rights as set forth in the applicable stock appreciation rights award agreement. However, each stock appreciation right award agreement shall provide that if a participant's service terminates other than for cause or the participant's death or disability, then the participant may exercise the vested portion of his or her stock appreciation rights for at least 30 days after the termination. Additionally, each stock appreciation rights award agreement shall provide that if a participant's service terminates due to the participant's death or disability, then the participant may exercise the vested portion of his or her stock appreciation rights for at least 6 months after the termination. If the participant's service is terminated for cause, the stock appreciation rights award agreement may provide that the participant's right to exercise terminates immediately on the effective date of the participant's termination. If the administrator amends the stock appreciation rights within 30 days following the participant's termination other than for cause to increase the number of vested shares of Class B common stock for which the stock appreciation right would be exercisable, the stock appreciation right shall not be considered to have terminated upon termination of service with respect to such additional number of vested shares of Class B common stock, and such amendment shall be given effect as of the date of termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2022 Plan, the administrator determines the other terms of stock appreciation rights.

Our 2022 Plan generally does not allow for the transfer of stock appreciation rights other than by beneficiary designation, will, or the laws of descent and distribution. During the lifetime of a participant, his or her stock appreciation rights shall be exercisable only by such participant or such participant's guardian or legal representative. However, in the administrator's sole discretion, the participant may transfer stock appreciation rights to a revocable trust, to one or more family members, or to a trust established for the benefit of such participant and/or one or more family members to the extent permitted by applicable law.

Restricted Stock Units

RSUs may be granted under our 2022 Plan. Each RSU granted under our 2022 Plan shall be evidenced by a RSU award agreement between the participant and the Company. Each such RSU shall be subject to all applicable terms and conditions of the 2022 Plan and may be subject to additional terms and conditions imposed by the administrator as set forth in the applicable RSUs award agreement, provided that such terms and conditions are not inconsistent with the 2022 Plan. A participant or a transferee of the participant shall have no rights as a stockholder with respect to any shares of Class B common stock covered by the RSU until such participant becomes entitled to receive the shares of Class B common stock covered by the RSU upon settlement of the award. Unless the restricted unit award agreement provides otherwise, the participant shall have no right to be credited with amounts equal to the dividends paid on the shares of Class B common stock subject to the RSU award and shall have no rights other than those of a general creditor of the Company.

Each RSU award agreement shall specify the number of shares of Class B common stock that are subject to the RSU. Unless otherwise provided in the RSU award agreement, no consideration other than services shall be required of the participant. Each award of a RSU may or may not be subject to vesting, as specified in the applicable RSU award agreement. The administrator may in its discretion provide for the vesting of RSUs in the event of a change in control or other event, provided that the vesting of a RSU granted to a non-employee director for non-employee director service shall be automatically accelerated in full in the event of a change in control. Unless otherwise provided in the RSU award agreement, RSUs shall generally be settled when they vest and may be made in the form of cash or whole shares of Class B common stock or a combination thereof, as determined by the administrator in its sole discretion.

Our 2022 Plan generally does not allow for the transfer of RSUs other than by beneficiary designation, will, or the laws of descent and distribution.

Other Stock Awards

The administrator may grant other forms of award under the 2022 Plan that are based in whole or in part on our common stock or the value thereof and determine the terms and conditions of such awards.

Certain Adjustments

In the event of certain changes in our capitalization, the administrator will adjust the number of shares of Class B common stock available for future awards under our 2022 Plan, the number and exercise price of shares of Class B common stock covered by each outstanding option, and/or the price of shares of Class B common stock subject to the Company's right of repurchase.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, all outstanding options will terminate immediately prior to the consummation of such proposed transaction.

Mergers, Consolidation and Other Corporate Transactions

Our 2022 Plan provides that in the event of a merger, consolidation, a sale of all or substantially all of our stock or assets, or such other corporate transactions such as a separation or reorganization, outstanding awards shall be treated as the administrator determines, in each case without the participant's consent. Subject to Section 409A of the Code, the administrator may provide, without limitation, for one or more of the following: (i) the continuation of the outstanding awards by us if we are the surviving corporation, (ii) the assumption, in whole or in part, of the outstanding awards by the surviving corporation or its successor or parent, (iii) the substitution, in whole or in part, by the surviving corporation or its successor or parent with its own awards, (iv) exercisability and settlement, in whole or in part, to the extent vested and exercisable followed by cancellation upon or immediately prior to the transaction, or (v) settlement of the intrinsic value of the outstanding awards to the extent vested and exercisable followed by cancellation. For the avoidance of doubt, if the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant's rights, then such award may be terminated without payment. For the avoidance of doubt, the value of property provided in settlement of an award shall be determined by the administrator and to the extent permitted under Section 409A of the Code, the settlement of an award may provide for payment to be made on a delayed and/or continent basis in connection with the transaction. Additionally, any acceleration of a payment that is subject to Section 409A of the Code shall be delayed, if necessary, until the earliest time that such payment would not trigger additional taxes under Section 409A of the Code. The administrator in its discretion may suspend the right of participants to exercise outstanding awards during a limited time of period preceding the closing of the transaction if such suspension is administratively necessary for the closing of the transaction, and may terminate the rights of holders of options from early exercise such that following the closing, the option may only be exercised to the extent vested.

Buyout Provisions

The administrator may at any time (i) offer to buy out an award previously granted for a payment of cash or cash equivalents, or (ii) authorize a participant to elect to cash out an award previously granted, in either case at such time and upon such terms and conditions as the administrator shall establish.

Transfer Restrictions

Participants who have acquired shares of Class B common stock of any right to acquire shares of Class B common stock under the 2022 Plan shall not sell, assign, pledge or otherwise transfer any such shares of Class B common stock or any rights or interests therein, whether voluntarily or involuntarily, by operation of law, by gift or otherwise, without our prior written consent. The transfer restrictions shall not apply for the following: (i) transfers by law or intestacy to the participant's immediate family members, custodians or trustees for the benefit of such immediate family members, or a limited partnership or limited liability company whose ownership interests are wholly owned by the participant, the immediate family members, or trusts for the benefit of said persons; (ii) a bona fide pledge or mortgage of securities with a commercial lending institution that creates a mere security interest; and (iii) transfers of any or all of the securities to the Company. The transfer restrictions shall terminate immediately prior to the closing of a firm commitment underwritten public offering of the Company.

Amendment, Termination

Our administrator has the authority to amend, suspend, or terminate the 2022 Plan. An amendment will not be subject to Company stockholder approval unless it increases the number of shares of Class B common stock available under the 2022 Plan or materially changes the class of persons eligible to be participants under the 2022 Plan. As noted above, our 2022 Plan is expected to terminate in connection with this offering and following such termination, no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

2012 Stock Incentive Plan

In October 2012, our board of directors adopted and our stockholders approved our 2012 Stock Incentive Plan (the "2012 Plan"). The 2012 Plan was terminated in connection with the adoption of our 2022 Plan. However, the 2012 Plan continued to govern outstanding awards granted thereunder.

Our 2012 Plan permitted the grant of incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, and restricted shares of Class B common stock of our common stock. Our 2012 Plan permitted the grant of incentive stock options to our employees or any employees of our parent or subsidiary corporations and for the grant of nonstatutory stock options and the award or sale of restricted shares of Class B common stock of our common stock to our employees, consultants, advisors, and non-employee directors and any of our parent and subsidiary corporations. As of July 31, 2025, stock options covering 47,004,504 shares of our Class B common stock were outstanding under the 2012 Plan.

Plan Administration

Our board of directors or any committee designated by our board of directors in accordance with the 2012 Plan administers our 2012 Plan. Our administrator has full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2012 Plan, including but not limited to the authority and discretion to determine: (i) the purchase price and the exercise price, (ii) the term of an option, (iii) whether all or any installment of an option is to become exercisable, (iv) whether to provide for accelerated exercisability in the event of a change in control or other events, (v) whether to permit the transfer of nonstatutory stock options to a trust or a family member, and (vi) the payment method of the exercise price, including the acceptance of cash, cash equivalents, stock, past or future services, promissory notes, sale proceeds, and pledges. In addition, our administrator may modify, extend or renew outstanding options and accept the cancelation of outstanding options, whether or not granted under the 2012 Plan, in return for the grant of new options for the same or a different number of shares or exercise price. The foregoing notwithstanding, no modification of an option shall, without the consent of the optionee, materially impair the optionee's rights or increase the optionee's obligations under such option. The administrator's decisions, interpretations, and any other actions are final and binding on all participants.

Options

Stock options may be granted under our 2012 Plan. Each option granted under our 2012 Plan shall be evidenced by a stock option agreement between the optionee and the Company. Each such option shall be subject to all applicable terms and conditions of the 2012 Plan and may be subject to additional terms and conditions imposed by the administrator as set forth in the applicable stock option agreement, provided that such terms and conditions are not inconsistent with the 2012 Plan.

Each stock option agreement shall specify the number of shares that are subject to the option, a per share exercise price for the option, the term of the option, the date when all or any installment of the option is to become exercisable, and whether the option is intended to be an incentive stock option or nonstatutory stock option. The administrator shall determine the per share exercise price of an option in its sole discretion, provided that no option shall have an exercise price per share of less than 100% of the fair market value of a share on the date of grant and that an incentive stock option issued to a Ten Percent Stockholder shall not have a per share exercise price less than 110% of the fair market value of a share on the date of grant. The administrator shall determine the term of an option in its sole discretion, provided that the term of an option shall not exceed 10 years from the date of grant and that the term of an incentive stock option granted to a Ten Percent Stockholder shall not exceed 5 years from the date of grant.

Each option shall be exercisable in accordance with the applicable stock option agreement. The administrator may in its discretion provide for accelerated exercisability in the event of a change in control or other event, provided that an option granted to a non-employee director for non-employee director service shall be automatically accelerated in full in the event of a change in control. The administrator may permit an optionee to early exercise an option. The administrator will determine the methods of payment of the exercise price of an option, which may include cash or cash equivalents, and, at the discretion of the administrator, other types of consideration permitted under the 2012 Plan, including but not limited to surrender of stock, services rendered, promissory notes, sale proceeds from exercise and sale of awards, and exercise and pledge of shares as loan security.

Following the termination of an optionee's service, such optionee shall have the right to exercise his or her option as set forth in the applicable stock option agreement. However, each stock option agreement shall provide that if an optionee's service terminates other than for cause, the optionee's death or disability, then the optionee may exercise the vested portion of his or her option for at least 30 days after the termination. Additionally, each stock option agreement shall provide that if an optionee's service terminates due to the optionee's death or disability, then the optionee may exercise the vested portion of his or her option for at least 6 months after the termination. If the optionee's service is terminated for cause, the stock option agreement may provide that the optionee's right to exercise terminates immediately on the effective date of the optionee's termination. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2012 Plan, the administrator determines the other terms of options.

Our 2012 Plan generally does not allow for the transfer of options other than by beneficiary designation, will, or the laws of descent and distribution. During the lifetime of an optionee, his or her options shall be exercisable only by such optionee or such optionee's guardian or legal representative. However, in the administrator's sole discretion, the holder of a nonstatutory stock option may transfer such option to a revocable trust, to one or more family members, or to a trust established for the benefit of such optionee and/or one or more family members to the extent permitted by applicable law.

Certain Adjustments

In the event of certain changes in our capitalization, the administrator will adjust the number of shares available for future awards under our 2012 Plan, the number and exercise price of shares covered by each outstanding option, and/or the price of shares subject to the Company's right of repurchase.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, all outstanding options will terminate immediately prior to the consummation of such proposed transaction.

Merger and Consolidation

Our 2012 Plan provides that in the event of a merger, consolidation or sale, each outstanding option will be subject to the agreement of merger, consolidation, or sale. Such agreement may provide for one or more of the following, in each case without a participant's consent: (i) continuation of the outstanding options by us if we are the surviving corporation, (ii) assumption of the 2012 Plan and outstanding options by the surviving corporation or its parent, (iii) substitution by the surviving corporation or its parent with options with substantially the same terms as each outstanding option, (iv) immediate exercisability of such outstanding options followed by cancelation, or (v) settlement of the intrinsic value of the outstanding options followed by cancelation of such options. As noted above, options granted to non-employee directors for their service on the board of directors shall be automatically accelerated in full in the event of a change in control.

Amendment, Termination

Our administrator has the authority to amend, suspend, or terminate the 2012 Plan. An amendment will not be subject to Company stockholder approval unless it increases the number of shares available under the 2012 Plan or materially changes the class of persons eligible to be participants under the 2012 Plan. As noted above, our 2012 Plan has been terminated, and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

2025 Employee Stock Purchase Plan

Our board of directors has adopted, and our stockholders have approved, our ESPP. Our ESPP will be effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. However, no offering period or purchase period will begin unless and until otherwise determined by our board of directors.

Authorized Shares

A total of 7,650,000 shares of our Class A common stock will be available for sale under our ESPP. The number of shares of our Class A common stock that will be available for sale under our ESPP also includes an annual increase on the first day of each fiscal year beginning on February 1, 2026, equal to the least of:

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7,650,000 shares;
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one percent (1%) of the outstanding shares of our capital stock as of the last day of the immediately preceding fiscal year; or
•
such other amount as our board of directors may determine.

Plan Administration

Our board of directors, or a committee appointed by our board of directors, will administer our ESPP, and have full but non-exclusive authority to interpret the terms of our ESPP and determine eligibility to participate, subject to the conditions of our ESPP, as described below. We expect our compensation committee to administer our ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate our subsidiaries and affiliates as participating in the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans, and appendices to the ESPP enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States. The administrator's findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.

Eligibility

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of our common stock under our ESPP if such employee:

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immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or
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hold rights to purchase shares of our Class A common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our Class A common stock for each calendar year.

Offering Periods; Purchase Periods

Our ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in our ESPP. Our ESPP will provide for consecutive, overlapping twelve (12)-month offering periods. The offering periods will be scheduled to start on the first trading day on or after March 1 and September 1 of each year, except the first offering period will commence on the effective date of the registration statement of which this prospectus forms a part and will end on the first trading day on or before August 31, 2026, and the second offering period will commence on the first trading day on or after March 1, 2026. Each offering period will include purchase periods, which, unless the administrator provides otherwise, will (i) commence on the first trading day on or after February 28 and August 31 and (ii) terminate on the last trading day on or before August 31 of the same year and February 28 of the following year, respectively, except that the first purchase period under our ESPP will commence on the effective date of the registration statement of which this prospectus forms a part and will end on March 2, 2026.

Contributions

Our ESPP will permit participants to purchase shares of our common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation. During a purchase period, a participant may purchase a number of shares of our Class A common stock up to the lesser of (i) 5,000 shares of Class A common stock or (ii) $12,500 divided by the purchase price for that purchase period.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of our Class A common stock at the end of each six (6)-month purchase period. The purchase price of the shares will be 15% of the lower of the fair market value of our Class A common stock on the first trading day of the offering period or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Class A common stock. Participation ends automatically upon termination of employment with us.

Non-Transferability

A participant may not transfer rights granted under our ESPP (other than by will, the laws of descent and distribution or as otherwise provided under our ESPP).

Merger or Change in Control

Our ESPP provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant's option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

The administrator will have the authority to amend, suspend, or terminate our ESPP, except that, subject to certain exceptions described in our ESPP, no such action may adversely affect any outstanding rights to purchase shares of our Class A common stock under our ESPP. Our ESPP automatically will terminate in 2045, unless we terminate it sooner.

Executive Incentive Compensation Plan

Our board of directors adopted our Executive Incentive Compensation Plan (the "Incentive Compensation Plan") in August 2025. Our Incentive Compensation Plan will allow us to provide cash incentive awards to employees selected by our board of directors or the compensation committee, or the administrator, including our named executive officers, based upon performance goals established by the administrator. Pursuant to the Incentive Compensation Plan, the administrator, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Under our Incentive Compensation Plan, the administrator will determine the performance goals applicable to any award, which goals may include, without limitation, attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

The administrator of our Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce, or eliminate a participant's actual award, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at, or above a participant's target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will be paid in cash (or its equivalent) in a single lump sum only after they are earned, which usually requires continued employment through the date the actual award is paid. The administrator reserves the right to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, as the administrator determines. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Incentive Compensation Plan.

Our board of directors and our compensation committee will have the authority to amend, alter, suspend, or terminate our Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Compensation Recovery Policy

In August 2025, our board of directors adopted an executive compensation clawback policy (the "Clawback Policy"), applicable to our current and future former executive officers in compliance with the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act as implemented by SEC rules and regulations and Nasdaq listing standards. The Clawback Policy will provide for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement. As will be described in more detail in the Clawback Policy, excess compensation generally is incentive-based compensation that exceeds the amount a covered executive otherwise would have received had the compensation been determined based on the restated amounts. Excess compensation generally will be covered by the Clawback Policy if received by an individual following the effective date of the policy and during the three completed fiscal years immediately prior to the date it is determined that an accounting restatement is required, such amounts were received after the individual became an executive officer and such individual was an executive officer at any time during the applicable performance period.

401(k) Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan permits us to make certain matching contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, and indemnification agreements, discussed in the sections titled "Management" and "Executive Compensation," the following is a description of each transaction since February 1, 2022, and each currently proposed transaction, in which:

•
we have been or are to be a participant;
•
the amount involved exceeded or exceeds $120,000; and
•
any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Investors' Rights Agreement

We are party to an amended and restated investors' rights agreement, dated July 7, 2021 and as amended October 2, 2024, pursuant to which certain holders of our capital stock, including entities affiliated with Lightspeed Venture Partners, entities affiliated with Accel and entities affiliated with ICONIQ, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Messrs. Janmohamed, Wolford and Griffith are affiliated with Lightspeed Venture Partners, Accel and ICONIQ, respectively.

Right of First Refusal

Pursuant to our equity compensation plans and certain agreements with our stockholders, including an amended and restated right of first refusal and co-sale agreement, dated July 7, 2021, with certain holders of our capital stock, including entities affiliated with Lightspeed Venture Partners, entities affiliated with Accel, entities affiliated with ICONIQ and Mr. Beri (including an affiliated trust), we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate upon the completion of this offering. Messrs. Janmohamed, Wolford and Griffith are affiliated with Lightspeed Venture Partners, Accel and ICONIQ, respectively.

Voting Agreement

We are a party to an amended and restated voting agreement, dated July 7, 2021, under which certain holders of our capital stock, including entities affiliated with Lightspeed Venture Partners, entities affiliated with Accel, entities affiliated with ICONIQ and Mr. Beri (including an affiliated trust), have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. The voting agreement will terminate upon the completion of this offering. Messrs. Janmohamed, Wolford and Griffith are affiliated with Lightspeed Venture Partners, Accel and ICONIQ, respectively.

Limitation of Liability and Indemnification of Directors and Officers

We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. In addition, we expect to adopt amended and restated bylaws, which will become effective as of immediately prior to the completion of this offering, and which will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. See the section titled "Management—Limitation of Liability and Indemnification of Directors and Officers."

Policies and Procedures for Related Person Transactions

We intend to adopt a formal, written policy regarding related person transactions, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. This written policy regarding related person transactions will provide that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our policy will also provide that a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our audit committee will have the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to our policy, our audit committee charter that will be in effect upon the effectiveness of the registration statement of which this prospectus forms a part will provide that our audit committee shall review and approve or disapprove any related person transactions. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party's interest in the transaction.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our capital stock as of July 31, 2025 by:

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our common stock;
•
each of our named executive officers;
•
each of our directors; and
•
all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act.

The percentage of beneficial ownership prior to the offering shown in the table is based upon no shares of Class A common stock, 334,273,197 shares of Class B common stock, and no shares of Class C common stock outstanding as of July 31, 2025, assuming the completion of the Preferred Stock Conversion, Reclassification, and RSU Settlement. The percentage of beneficial ownership after the offering shown in the table is based on 47,800,000 shares of Class A common stock, 334,273,197 shares of Class B common stock, and no shares of Class C common stock outstanding after the closing of this offering, assuming no exercise of the underwriters' option to purchase additional shares.

We have deemed shares of our Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of July 31, 2025, and RSUs that would vest based on time and service-based vesting conditions, assuming any applicable liquidity event condition had been achieved, within 60 days of July 31, 2025, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o Netskope, Inc., 2445 Augustine Drive, Suite 301, Santa Clara, California 95054.

	Shares Beneficially Owned				% of Total	% of Total	% of Total	% of Total
					Outstanding Before	Voting Power Before	Outstanding After	Voting Power After
Name of Beneficial Owner	Class A Shares	%	Class B Shares	%	Offering	Offering	Offering	Offering
Greater than 5% Stockholders:
Entities affiliated with Lightspeed Venture Partners(1)	—	*	64,493,207	19.3	19.3	19.3	16.9	19.2
Entities affiliated with ICONIQ(2)	—	*	64,267,513	19.2	19.2	19.2	16.8	19.1
Entities affiliated with Accel(3)	—	*	29,637,545	8.9	8.9	8.9	7.8	8.8
Named Executive Officers and Directors:
Sanjay Beri(4)	—	*	24,449,151	7.3	7.3	7.3	6.4	7.2
Raphaël Bousquet(5)	—	*	1,004,128	*	*	*	*	*
Andrew Del Matto(6)	—	*	3,432,460	1.0	1.0	1.0	*	*
Kimberly Alexy(7)	—	*	421,600	*	*	*	*	*
William Griffith(8)	—	*	64,267,513	19.2	19.2	19.2	16.8	19.1
Arif Janmohamed(9)	—	*	4,340,640	1.3	1.3	1.3	1.1	1.3
Enrique Salem(10)	—	*	1,420,562	*	*	*	*	*
Eric Wolford	—	*	—	*	*	*	*	*
All executive officers and directors as a group (8 persons)(11)	—	*	99,336,054	29.2	29.2	29.2	25.6	29.2

* Represents beneficial ownership of less than 1%.

†The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of Class A common stock.

# Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to 20 votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law or our amended and restated certificate of incorporation.

(1)
Consists of (i) 20,231,286 shares of Class B common stock held of record by Lightspeed Venture Partners IX, L.P., or Lightspeed IX; (ii) 219,075 shares of Class B common stock held of record by Lightspeed Venture Partners XII, L.P., or Lightspeed XII; (iii) 8,818,610 shares of Class B common stock held of record by Lightspeed Venture Partners Select, L.P., or Lightspeed Select; (iv) 7,508,890 shares of Class B common stock held of record by Lightspeed Venture Partners Select II, L.P., or Lightspeed Select II; (v) 15,608,645 shares of Class B common stock held of record by Lightspeed SPV II, LLC, or Lightspeed SPV II; (vi) 7,765,561 shares of Class B common stock held of record by Lightspeed SPV II-B, LLC, or Lightspeed SPV II-B; (vii) 4,340,640 shares of Class B common stock held of record by Lightspeed Opportunity Fund, L.P., or Lightspeed Opportunity Fund; and (viii) 500 shares of Class B common stock held of record by LSS Fund II, LLC, or LSS Fund II. Lightspeed General Partner IX, L.P., or Lightspeed GP IX, is the general partner of Lightspeed IX and Lightspeed Ultimate General Partner IX, Ltd., or Lightspeed UGP IX, is the general partner of Lightspeed GP IX. Barry Eggers, Ravi Mhatre, and Peter Nieh, the directors of Lightspeed UGP IX, share voting and investment power with respect to the shares held of record by Lightspeed IX. Lightspeed General Partner XII, L.P., or Lightspeed GP XII, is the general partner of Lightspeed XII and Lightspeed Ultimate General Partner XII, Ltd., or Lightspeed UGP XII, is the general partner of Lightspeed GP XII. Messrs. Eggers, Mhatre, and Nieh, the directors of Lightspeed UGP XII, share voting and investment power with respect to the shares held of record by Lightspeed XII. Lightspeed General Partner Select, L.P., or Lightspeed GP Select, is the general partner of Lightspeed Select and Lightspeed Ultimate General Partner Select, Ltd., or Lightspeed UGP Select, is the general partner of Lightspeed GP Select. Messrs. Eggers, Mhatre, and Nieh, the directors of Lightspeed UGP Select, share voting and investment power with respect to the shares held of record by Lightspeed Select. Lightspeed General Partner Select II, L.P., or Lightspeed GP Select II, is the general partner of Lightspeed Select II and Lightspeed Ultimate General Partner Select II, Ltd., or Lightspeed UGP Select II, is the general partner of Lightspeed GP Select II. Messrs. Eggers, Mhatre, and Nieh, the directors of Lightspeed UGP Select II, share voting and investment power with respect to the shares held of record by Lightspeed Select II. LS SPV Management, LLC, or LS SPV Mgmt, is the manager of Lightspeed SPV II and Lightspeed SPV II-B. Messrs. Eggers, Mhatre, and Nieh, the managers of LS SPV Mgmt, share voting and dispositive power with respect to the shares held of record by Lightspeed SPV II and Lightspeed SPV II-B. Lightspeed General Partner Opportunity Fund, L.P., or Lightspeed GP Opportunity Fund, is the general partner of Lightspeed Opportunity Fund and Lightspeed Ultimate General Partner Opportunity Fund, Ltd., or Lightspeed UGP Opportunity Fund, is the general partner of Lightspeed GP Opportunity Fund. Arif Janmohamed, one of our directors, and Mr. Mhatre, the directors of Lightspeed UGP Opportunity Fund, share voting and investment power with respect to the shares held of record by Lightspeed Opportunity Fund. Lightspeed Scout Management, LLC is the manager of LSS Fund II. Barry Eggers, Ravi Mhatre, and Peter Nieh, the managing members of Lightspeed Scout Management, LLC, share voting and investment power with respect to the shares held of record by LSS Fund II. The address for the entities affiliated with Lightspeed Venture Partners is 2200 Sand Hill Road, Menlo Park, California 94025.

(2)
Consists of (i) 12,874,066 shares of Class B common stock held of record by ICONIQ Strategic Partners II, L.P., or ICONIQ II; (ii) 10,077,800 shares of Class B common stock held of record by ICONIQ Strategic Partners II-B, L.P., or ICONIQ II-B; (iii) 2,339,380 shares of Class B common stock held of record by ICONIQ Strategic Partners II Co-Invest, L.P. (Series NS), or Co-Invest II Series NS; (iv) 8,127,540 shares of Class B common stock held of record by ICONIQ Strategic Partners VI, L.P., or ICONIQ VI; (v) 11,976,293 shares of Class B common stock held of record by ICONIQ Strategic Partners VI-B, L.P., or ICONIQ VI-B; and (vi) 18,872,434 shares of Class B common stock held of record by ICONIQ Strategic Partners VI Co-Invest, L.P. (Series NS), or Co-Invest VI Series NS. ICONIQ Strategic Partners II GP, L.P., or ICONIQ GP II, is the sole general partner of ICONIQ II, ICONIQ II-B and Co-Invest II Series NS and ICONIQ Strategic Partners II TT GP, Ltd., or ICONIQ Parent GP II, is the sole general partner of ICONIQ GP II. As the sole equity holders of ICONIQ Parent GP II, Divesh Makan and William J. G. Griffith, one of our directors, may each be deemed to have voting, investment and dispositive power with respect to the shares held of record by ICONIQ II, ICONIQ II-B and Co-Invest II Series NS. ICONIQ Strategic Partners VI GP, L.P., or ICONIQ GP VI, is the sole general partner of ICONIQ V, ICONIQ VI-B and ICONIQ Co-Invest VI Series NS and ICONIQ Strategic Partners VI TT GP, Ltd., or ICONIQ Parent GP VI, is the sole general partner of ICONIQ VI GP. As the sole equity holders of ICONIQ Parent GP VI, Messrs. Makan and Griffith and Matthew Jacobson may each be deemed to have voting, investment and dispositive power with respect to the shares held of record by ICONIQ VI, ICONIQ VI-B and Co-Invest VI Series NS. The address for the entities affiliated with ICONIQ is c/o ICONIQ, 50 Beale Street, Suite 2300, San Francisco, California 94105.
(3)
Consists of (i) 13,030,880 shares of Class B common stock held of record by Accel XII L.P., or A12; (ii) 675,644 shares of Class B common stock held of record by Accel XII Strategic Partners L.P., or A12SP; (iii) 41,134 shares of Class B common stock held of record by Accel XIV L.P., or A14; (iv) 1,670 shares of Class B common stock held of record by Accel XIV Strategic Partners L.P., or A14SP; (v) 2,196 shares of Class B common stock held of record by Accel XIV Investors (2019) L.L.C., or AI19; (vi) 14,267,686 shares of Class B common stock held of record by Accel Growth Fund IV L.P., or AGF4; (vii) 81,169 shares of Class B common stock held of record by Accel Growth Fund IV Strategic Partners L.P., or AGF4SP; (viii) 682,419 shares of Class B common stock held of record by Accel Growth Fund Investors 2016 L.L.C., or AGFI16; and (ix) 854,747 shares of Class B common stock held of record by Accel Investors 2014 L.L.C., or AI14. Accel XII Associates L.L.C., or A12A, is the General Partner of A12 and A12SP, and has sole voting and investment power with respect to the shares held of record by A12 and A12SP. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Ryan J. Sweeney and Richard P. Wong are the Managing Members of A12A and share such powers. Accel XIV Associates L.L.C., or A14A, is the General Partner of both A14 and A14SP, and has sole voting and investment power with respect to the shares held of record by A14 and A14SP. Messrs. Braccia, Gandhi, Li, Sweeney and Wong are the Managing Members of A14A and share such powers. Messrs. Braccia, Gandhi, Li, Sweeney and Wong are the Managing Members of AI19 and share voting and investment power with respect to the shares held of record by AI19. Accel Growth Fund IV Associates L.L.C., or AGF4A, is the General Partner of AGF4 and AGF4SP and has sole voting and investment power with respect to the shares held of record by AGF4 and AGF4SP. Messrs. Braccia, Gandhi, Li, Sweeney and Wong are the Managing Members of AGF4A and share such powers. Messrs. Braccia, Gandhi, Li, Sweeney and Wong are the Managing Members of AGFI16 and share the voting and investment power with respect to the shares held of record by AGFI16. Messrs. Braccia, Gandhi, Li, Sweeney and Wong are the Managing Members of AI14 and share voting and investment power with respect to the shares held of record by AI14. The address for the entities affiliated with Accel is c/o Accel, 500 University Avenue, Palo Alto, California 94301.
(4)
Consists of (i) 22,288,889 shares of Class B common stock held of record by the 2012 Sanjay Beri and Ava Malla Revocable Trust for which Mr. Beri serves as trustee; (ii) 1,257,430 shares of Class B common stock subject to options exercisable within 60 days of July 31, 2025, all of which are fully vested; and (iii) 902,832 shares of Class B common stock issuable upon settlement of RSUs within 60 days of July 31, 2025. Prior to the effectiveness of our registration statement related to this offering, Mr. Beri is expected to enter into a voting agreement with one of our non-executive co-founders for an additional 1.6% of the voting power of our outstanding capital stock following the completion of this offering.
(5)
Consists of (i) 910,000 shares of Class B common stock subject to options exercisable within 60 days of July 31, 2025, of which 591,562 are fully vested and (ii) 94,128 shares of Class B common stock issuable upon settlement of RSUs within 60 days of July 31, 2025.

(6)
Consists of (i) 3,266,835 shares of Class B common stock subject to options exercisable within 60 days of July 31, 2025, all of which are fully vested and (ii) 165,625 shares of Class B common stock issuable upon settlement of RSUs within 60 days of July 31, 2025.
(7)
Consists of 421,600 shares of Class B common stock held of record by Ms. Alexy.
(8)
Consists of shares of Class B common stock held by entities affiliated with ICONIQ. See footnote (2) above.
(9)
Consists of 4,340,640 of Class B common stock held by Lightspeed Opportunity Fund. See footnote (1) above.
(10)
Consists of 1,220,562 shares of Class B common stock held of record by Mr. Salem and (ii) 200,000 shares of Class B common stock held of record by The Enrique Salem 2017 Grantor Retained Annuity Trust for which Mr. Salem serves as trustee.
(11)
Consists of (i) 92,739,204 shares of Class B common stock beneficially owned by our executive officers and directors; (ii) 5,434,265 shares of Class B common stock subject to options exercisable within 60 days of July 31, 2025; and (iii) 1,162,585 shares of Class B common stock issuable upon settlement of RSUs within 60 days of July 31, 2025.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. We expect to adopt an amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering, and amended and restated bylaws that will become effective as of immediately prior to the completion of this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled "Description of Capital Stock," you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors' rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Immediately prior to the completion of this offering, our authorized capital stock will consist of 4,900,000,000 shares of capital stock, $0.0001 par value per share, of which:

•
3,000,000,000 shares are designated as Class A common stock;
•
600,000,000 shares are designated as Class B common stock;
•
1,000,000,000 shares are designated as Class C common stock; and
•
300,000,000 shares are designated as preferred stock.

Assuming the completion of the Preferred Stock Conversion, Reclassification, and RSU Settlement, as of July 31, 2025, there were no shares of our Class A common stock outstanding, 334,273,197 shares of our Class B common stock outstanding, held by 3,605 stockholders of record, no shares of our Class C common stock outstanding, and no shares of our preferred stock outstanding.

Common Stock

We have three series of authorized common stock designated as Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of our Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion.

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of our Class A common stock. Until the Final Conversion Date (as defined below), subject to limited exceptions set forth in our amended and restated certificate of incorporation, any issuance of additional shares of Class B common stock requires the approval by the affirmative vote of the holders of two-thirds of the outstanding shares of our Class B common stock. After the Final Conversion Date, additional shares of Class B common stock may not be issued.

Dividend Rights

Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of our Class A common stock, Class B common stock, and Class C common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled "Dividend Policy" for more information.

No Preemptive or Similar Rights

Our Class A common stock, Class B common stock, and Class C common stock are not entitled to preemptive rights, and are not subject to redemption or sinking fund provisions. Our Class A common stock is not subject to conversion provisions.

Voting Rights

Holders of our Class A common stock are entitled to one vote per share held as of the applicable record date on all matters submitted to a vote of the holders of our Class A common stock, holders of our Class B common stock are entitled to 20 votes per share held as of the applicable record date on all matters submitted to a vote of the holders of our Class B common stock, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require holders of our Class A common stock, Class B common stock, or Class C common stock to vote as a separate series if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of such series of common stock in a manner that affected such shares adversely but does not so affect the entire class of common stock.

Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, except as otherwise required by law or our governing documents, the holders of a plurality of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively shall be the act of the stockholders, except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, our governing documents or the rules of the stock exchange on which our securities are listed.

Under our amended and restated certificate of incorporation, approval of the holders of at least a majority of the outstanding shares of our Class A common stock, Class B common stock and Class C common stock, each voting as a separate series, is required in order for the Class A common stock, Class B common stock and Class C common stock to be treated differently with respect to, among other things, dividends, distributions and the consideration paid or distributed to stockholders in a change of control. In addition, until the Final Conversion Date, the prior affirmative vote of the holders of two-thirds of the outstanding shares of our Class B common stock will be required to:

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amend or repeal, or adopt any provision of the amended and restated certificate of incorporation inconsistent with, or otherwise alter, any provision of the amended and restated certificate of incorporation relating to the voting, conversion, or other rights, powers, preferences, or restrictions of the Class B common stock;
•
reclassify any outstanding shares of Class A common stock or Class C common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or, in the case of Class A common stock, the right to have more than one vote for each share thereof and, in the case of Class C common stock, the right to have any vote for any share thereof, except as required by law; or
•
authorize, or issue any shares of, any class or series of our capital stock (other than Class B common stock) having the right to more than one vote for each share thereof.

Liquidation Rights

Subject to certain limited exceptions set forth in our amended and restated certificate of incorporation, in the event of a Liquidation Event (as defined in our amended and restated certificate of incorporation) in connection with which our board of directors has determined to effect a distribution of assets of the Company to any holder or holders of common stock, then, subject to the rights of any preferred stock that may then be outstanding, the assets legally available for distribution to stockholders (including after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock, if applicable) shall be distributed on an equal priority, pro rata basis to the holders of common stock, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, Class B common stock and Class C common stock, each voting separately as a series.

Fully Paid and Nonassessable

In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued in this offering will be fully paid and non-assessable.

Conversion of Class B Common Stock

Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each outstanding share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain transfers exempted by our amended and restated certificate of incorporation, including, but not limited to, certain transfers effected for estate planning purposes.

Each outstanding share of Class B common stock shall automatically convert into one share of our Class A common stock following the earliest to occur of (i) the date specified by the holders of two-thirds of the then outstanding shares of Class B common stock, voting as a separate series, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of Class B common stock; (ii) 5:00 p.m. Eastern Time on the date that is ten years after the closing date of the initial sale of shares of Class A common stock in this initial public offering; (iii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the closing date of the initial sale of shares of Class A common stock in this initial public offering that (A) Mr. Beri is both no longer providing services to us as an officer, employee, or consultant and is no longer a member of our board of directors as a result of his voluntary resignation or as a result of his request or agreement not to be renominated as a director or (B) Mr. Beri's employment with us is terminated for Cause (as defined in our amended and restated certificate of incorporation); and (iv) the date that is twelve months following the death or Disability (as defined in our amended and restated certificate of incorporation) of Mr. Beri, which period may be extended for up to 18 months upon the approval of a majority of the independent directors then in office (the "Final Conversion Date"). Following the conversion of all outstanding shares of our Class B common stock into Class A common stock, no further shares of our Class B common stock will be issued or reissued.

Conversion of Class C Common Stock

After the conversion or exchange of all outstanding shares of our Class B common stock into shares of Class A common stock, each outstanding share of Class C common stock shall automatically convert into one share of Class A common stock, on the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate series.

Preferred Stock

Our board of directors will have the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders (except that the approval of holders of two-thirds of the outstanding shares of our Class B common stock voting as a separate series will be required to authorize, or issue, any shares (other than Class B common stock) having the right to more than one vote per share). These powers, rights, and preferences could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. As of the closing of this offering, no shares of preferred stock will be outstanding.

Options

As of July 31, 2025, we had outstanding options to purchase an aggregate of 53,487,228 shares of our Class B common stock, with a weighted-average exercise price of $5.80 per share, under our 2012 Plan and 2022 Plan.

Restricted Stock Units

As of July 31, 2025, we had 61,473,168 shares of our Class B common stock subject to outstanding RSUs under our 2012 Plan and 2022 Plan.

Voting Agreement

Prior to the effectiveness of our registration statement related to this offering, Mr. Beri is expected to enter into a voting agreement with one of our co-founders, which voting agreement will remain in effect after the completion of this offering. This voting agreement will cover 1.6% of the voting power of our outstanding capital stock following the completion of this offering and will also cover any shares acquired by such stockholder after our IPO. We are not a party to this voting agreement. Under this voting agreement, the proxyholder, Mr. Beri, has the authority (and irrevocable proxy) to direct the vote and vote these shares at his discretion on all matters to be voted upon by stockholders.

Shares subject to the voting agreement will no longer be subject to the provisions of the voting agreement if they are transferred, assigned, pledged, or otherwise disposed of, except for permitted transfers under the amended and restated certificate of incorporation. The voting agreement will terminate on the express written consent of the proxyholder, the date on which the Final Conversion Date occurs or the date on which the stockholder or the stockholder's permitted transferees ceases to own any of the shares subject to the voting agreement.

Allocation Right

Pursuant to our amended and restated investors' rights agreement, SCGE Fund, L.P. (known as Sequoia Capital Global Equities or “SCGE”) has the right to purchase from us up to 15 percent of the aggregate number of shares offered in our initial public offering (excluding shares subject to the underwriters’ option to purchase additional shares), subject to compliance with applicable securities laws.

Registration Rights

Upon the completion of this offering, under our amended and restated investors' rights agreement, the holders of up to 220,501,863 shares of our Class B common stock or their transferees, will have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

After the completion of this offering, the holders of up to 219,461,683 shares of our Class B common stock will be entitled to certain demand registration rights. At any time beginning six months after the effective date of the registration statement of which this prospectus forms a part, the holders of at least 30% of the shares having registration rights then outstanding can request that we file a registration statement on Form S‑1 to register the offer and sale of their shares, the aggregate proceeds of which (after deduction for underwriter's discounts and expenses related to the issuance) must exceed $30 million. We are only obligated to effect two such registrations. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us to effect such a demand registration, then we have the right to defer such registration, not more than once in any 12‑month period, for a period of not more than 120 days.

Form S‑3 Registration Rights

After the completion of this offering, the holders of up to 219,461,683 shares of our Class B common stock will be entitled to certain Form S‑3 registration rights. At any time when we are eligible to file a registration statement on Form S‑3, the holders of at least 20% of the shares having these registration rights then outstanding can request that we register the offer and sale of their shares of our common stock on a registration statement on Form S‑3 so long as the request covers securities the anticipated aggregate public offering price of which, net of certain selling expenses, is at least $3 million. We are obligated to effect up to two such registrations in a given 12 month period. These Form S‑3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us to effect such a registration, then we have the right to defer such registration, not more than once in any 12‑month period, for a period of not more than 120 days.

Piggyback Registration Rights

After the completion of this offering, the holders of up to 220,501,863 shares of our Class B common stock will be entitled to certain "piggyback" registration rights. If we propose to register the offer and sale of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating to any employee benefit, incentive or similar plan, (2) a registration relating to a transaction covered by Rule 145 promulgated under the Securities Act, (3) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities or (4) a registration in which the only stock being registered is common stock issuable upon conversion of debt securities also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Expenses of Registration

We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares to be offered and sold pursuant to the registrations described above, including the reasonable fees and disbursements of one counsel chosen by the holders of the shares included in such registrations not to exceed $30,000 for each registration.

Termination

The registration rights terminate upon the earliest of (1) as to a given holder of registration rights, when such holder of registration rights can sell all of such holder's registrable securities without limitation in a 90-day period pursuant to Rule 144 promulgated under the Securities Act and (2) the date that is five years after the closing of this offering.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will be governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in Section 203 of the DGCL) with any "interested stockholder" (defined in Section 203 of the DGCL generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers of such corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;
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any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder, subject to certain exceptions; and

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary, subject to certain exceptions.

These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management, including the following:

Multi-Class Common Stock

As described above in the section titled "—Common Stock—Voting Rights," our amended and restated certificate of incorporation provides for a multi-class common stock structure, which will provide our pre-offering equityholders, including certain of our executive officers, employees, directors, and their affiliates, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Separate Class B Vote for Certain Actions

Until the Final Conversion Date, our Class B common stock will have the right to vote as a separate series on certain actions that affect the rights of our Class B common stock. See the section above titled "—Common Stock—Voting Rights."

Board of Directors Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that only our board of directors may fill vacant directorships or other unfilled board seats, subject to the rights of the holders of preferred stock. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority of the authorized number of directors, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the newly created seats with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors is classified into three classes of directors with staggered three-year terms who are only able to be removed from office for cause. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled "Management—Classified Board of Directors."

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders, except for the rights of the holders of the Class B common stock to vote separately as a series as specifically set forth in our amended and restated certificate of incorporation and the rights of the holders of any series of preferred stock. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws will further provide that, subject to the terms of any series of preferred stock, special meetings of our stockholders may be called only by a majority of the authorized number of directors, the chair of our board of directors, our chief executive officer, or our president, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the voting power of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or any special meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Issuance of Undesignated Preferred Stock

Our board of directors will have the authority, without further action by our stockholders (except that the approval of holders of two-thirds of the outstanding shares of our Class B common stock voting as a separate series will be required to authorize, or issue, any shares (other than Class B common stock) having the right to more than one vote per share), to issue up to 300,000,000 shares of undesignated preferred stock with rights, powers, and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Amendment of Certain Charter and Bylaws Provisions

Any amendment of the above provisions in our amended and restated certificate of incorporation will require approval by holders of at least two-thirds of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. See also above under "Separate Class B Vote for Certain Actions." Our amended and restated bylaws will also provide that the affirmative vote of the holders of at least two-thirds of the total voting power of our outstanding voting securities, voting together as a single class, is required for stockholders to alter, amend, repeal, or adopt any provision of our bylaws.

Exclusive Forum

Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any action asserting a claim that is governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). Nothing in our amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law. Our amended and restated bylaws will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant. Any person or entity purchasing, holding, or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors, officers, and employees even though an action, if successful, might benefit our stockholders. If a court were to find any of the forum selection provisions contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management and board of directors.

Indemnification

Our amended and restated bylaws provide that, subject to certain exceptions, we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors' and officers' insurance providing coverage for our directors, certain officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Director and Officer Exculpation

Our amended and restated certificate of incorporation eliminates personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer of the Company, to the fullest extent permitted by Delaware law. The limitation on liability of directors and officers in our amended and restated certificate of incorporation and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. See the section titled "Management—Limitation of Liability and Indemnification of Directors and Officers."

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. The transfer agent and registrar's address is 150 Royall Street, Canton, Massachusetts 02021.

Listing

We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol "NTSK."

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of shares of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices of our Class A common stock prevailing from time to time. As described below, only a limited number of shares of our Class A common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the completion of this offering, based on our shares of our capital stock outstanding as of July 31, 2025 and after giving effect to the Preferred Stock Conversion, Reclassification, and RSU Settlement, we will have a total of 47,800,000 shares of our Class A common stock outstanding, 334,273,197 shares of our Class B common stock outstanding, and no shares of Class C common stock outstanding. Of these outstanding shares, all 47,800,000 shares of our Class A common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our "affiliates," as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our Class A common stock (including shares issuable upon conversion of our Class B common stock) will be, and shares subject to stock options and RSUs will be upon issuance, deemed "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below. As a result of the lock‑up agreements and market standoff provisions described below and subject to the provisions of Rules 144 or 701, shares of our Class A common stock will be available for sale in the public market as follows:

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beginning on the date of this prospectus, all 47,800,000 shares of our Class A common stock sold in this offering will be immediately available for sale in the public market;
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beginning on the Initial Earnings Release Date (as defined below), up to 17,845,175 shares of our Class A common stock (including shares issuable upon exercise of stock options or warrants or vesting and settlement of RSUs) will become eligible for sale in the public market, subject in some cases to the restrictions of Rule 144; and
•
beginning on the earlier of (i) 12:01 AM Eastern Time on the second trading day after the date that we publicly announce earnings for the second quarter following the most recent period for which financial statements are included in this prospectus (which release of earnings for this purpose shall not include "flash" numbers), provided that such release of earnings is at least 145 days after the date of this prospectus, and (ii) the end of the 180th day after the date of this prospectus, subject to the terms of the lock‑up agreements and market standoff provisions described below, all remaining shares will become eligible for sale in the public market, of which 209,402,697 shares of our Class A common stock (including shares issuable upon conversion of our Class B common stock or issuable upon exercise of stock options or warrants or vesting and settlement of RSUs) will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

In addition, pursuant to certain exceptions to the lock-up and market standoff agreements, we expect up to approximately 2,209,585 shares of our Class A common stock will be eligible for sale in the open market during the lock-up period in sell-to-cover transactions in order to satisfy tax withholding obligations in connection with the settlement of RSUs and PSUs that may vest after the date of this prospectus and prior to the expiration of the lock-up period beginning on the January 1, 2026 quarterly vesting date and to extend over a multi-day period based on trading volumes. Because the purpose of the sell-to-cover transactions is to generate proceeds sufficient to satisfy tax withholding obligations, the exact number of shares sold will depend on the sale prices of the Class A common stock in such transactions. In addition, the exact number of shares of our Class A common stock eligible for sale in the open market in connection with such tax withholding obligations may differ based on our stockholders' personal tax rates.

Lock-Up and Market Standoff Agreements

We and all of our directors and officers and certain other holders that together represent approximately 94.3% of our outstanding Class A common stock and securities convertible into or exercisable or exchangeable (directly or indirectly) for our Class A common stock are or will be subject to lock-up agreements with the underwriters agreeing that, without the prior written consent of Morgan Stanley, on behalf of the underwriters, subject to certain exceptions, we and they will not, in accordance with the terms of such agreements, during the period ending on the earlier of (i) 12:01 AM Eastern Time on the second trading day after the date that we publicly announce earnings for the second quarter following the most recent period for which financial statements are included in this prospectus (which release of earnings for this purpose shall not include "flash" numbers), provided that such release of earnings is at least 145 days after the date of this prospectus, and (ii) the end of the 180th day after the date of this prospectus (the "lock-up period"):

(1)
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock;
(2)
enter into any swap, hedging transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock; or
(3)
publicly disclose the intention to take any such actions;

whether any such transaction described in (1) or (2) above is to be settled by delivery of Class A common stock or other securities convertible into or exercisable or exchangeable for our Class A common stock, in cash or otherwise. In addition, we have agreed not to file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock during the lock-up period other than a registration statement on Form S-8. All of our directors and officers and certain other holders that together represent approximately 94.3% of our outstanding Class A common stock and securities convertible into or exercisable or exchangeable for our Class A common stock have also agreed that, without the prior written consent of Morgan Stanley, on behalf of the underwriters, such person will not, during the lock-up period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.

Furthermore, (i) an additional approximately 0.1% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to the market standoff provisions in our amended and restated investors' rights agreement, pursuant to which such holders have agreed to not sell or otherwise transfer, dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of any of our Class A common stock or other securities held immediately prior to the effectiveness of the registration statement of which this prospectus forms a part; and (ii) an additional approximately 5.1% of our outstanding Class A common stock and other securities are subject to the market standoff provisions in our 2012 Plan, 2022 Plan and the related forms of agreement thereunder, pursuant to which such holders have generally agreed to not directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Class A common stock or other securities without the prior written consent of the Company or its underwriters. The forms and specific restrictive provisions within these market standoff provisions vary among security holders.

As a result of the lock-up and market standoff agreements described herein, and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock will be available for sale in the public market as follows:

Type of Release	Expected Timing	Release Trigger	Shares Released
Employee Release	December 17, 2025

The later of: (A) 12:01 AM Eastern Time on the second trading day immediately following the Company's release of earnings (which release of earnings for this purpose shall not include "flash" numbers) for the first completed quarter following the most recent period for which financial statements are included in this prospectus, and (B) the first date that is (x) more than 90 days following the date of this prospectus and (y) not during a Company blackout period (the later of (A) and (B), the "Initial Earnings Release Date"); provided that (I) the holder is an employee of the Company as of the date hereof (excluding our directors and any officer within the meaning of Section 16(a) of the Exchange Act) who continues to provide service to the Company through the Initial Earnings Release Date; and (II) the closing price per share of our Class A common stock on Nasdaq is at least 25% greater than the initial public offering price per share of the Class A common stock set forth on the cover page of this prospectus for at least five trading days (one of which must be a trading day occurring after the Initial Earnings Release Date) in any consecutive ten trading day period

Approximately 17.8 million shares, representing a number of shares of Class A common stock not in excess of 25% of the aggregate number of shares of Class A common stock and securities convertible into or exercisable or exchangeable for our Class A common stock owned by such holder as of the date of this prospectus and vested through the first day of the month in which the Initial Earnings Release Date occurs

Full Release	February 10, 2025

The earliest of: (i) 12:01 AM Eastern Time on the second trading day after the date that we publicly announce earnings for the second quarter following the most recent period for which financial statements are included in this prospectus (which release of earnings for this purpose shall not include "flash" numbers), provided that such release of earnings is at least 145 days after the date of this prospectus, and (ii) the end of the 180th day after the date of this prospectus

All remaining shares (including shares of our Class A common stock issuable upon conversion of Class B common stock, exercise of stock options or warrants, or vesting and settlement of RSUs)

The lock-up and market standoff agreements described herein are subject to a number of customary exceptions. Morgan Stanley, in its sole discretion, may release the Class A common stock and any securities convertible into or exercisable or exchangeable for Class A common stock subject to the lock-up agreements or the market standoff provisions described herein in whole or in part at any time. See the section titled "Underwriting" for more information about these exceptions and further description of these agreements.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144 and subject to applicable lock-up restrictions. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements and market standoff provisions described above, within any three‑month period, a number of shares that does not exceed the greater of:

•
1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 478,000 shares immediately after this offering; and
•
the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 a person who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the effective date of this prospectus before selling such shares pursuant to Rule 701, subject to the expiration of the lock-up and market standoff agreements described herein.

Registration Rights

Pursuant to our amended and restated investors' rights agreement, upon the completion of this offering, the holders of up to 220,501,863 shares of our Class B common stock, or certain permitted transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. These registration rights are described under the section titled "Description of Capital Stock—Registration Rights." Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

Registration Statement on Form S‑8

We intend to file a registration statement on Form S‑8 under the Securities Act promptly after the completion of this offering to register shares of our common stock subject to options outstanding, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S‑8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff provisions and lock‑up agreements. See the section titled "Executive Compensation—Employee Benefit and Stock Plans" for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON‑U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our Class A common stock acquired in this offering by a "non-U.S. holder" (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the "IRS"), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•
banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
•
persons subject to the alternative minimum tax;
•
tax-exempt organizations;
•
pension plans and tax-qualified retirement plans;
•
controlled foreign corporations, foreign controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•
entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors in such entities or arrangements);
•
brokers or dealers in securities or currencies;
•
traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
•
persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•
certain former citizens or long-term residents of the United States;
•
persons who hold our Class A common stock as a position in a hedging transaction, "straddle," "conversion transaction," or other risk reduction transaction;
•
persons who hold or receive our Class A common stock pursuant to the exercise of any option or otherwise as compensation;
•
persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);
•
persons deemed to sell our Class A common stock under the constructive sale provisions of the Code; or
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an "applicable financial statement" as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership or flow-through for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a beneficial owner of such entity generally will depend on the status of the beneficial owner and upon the activities of the entity. A beneficial owner of a partnership or flow-through entity that will hold our Class A common stock should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our Class A common stock through such flow-through entity.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT OR ESTATE TAX RULES OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non‑U.S. Holder Defined

For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of our Class A common stock that, for U.S. federal income tax purposes, is neither a partnership (or other entity classified as a partnership or flow-through entity for U.S. federal income tax purposes) nor:

•
an individual who is a citizen or resident of the United States;
•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons, who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled "Dividend Policy," we have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any dividends on our Class A common stock following the completion of this offering. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under "—Gain on Disposition of Class A Common Stock."

Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act ("FATCA") withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 (or successor form) certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our Class A common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form W‑8ECI or other applicable IRS Form W‑8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non‑U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock, including the application of any applicable tax treaties that may provide for different rules.

Gain on Disposition of Class A Common Stock

Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);
•
you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•
our Class A common stock constitutes a "United States real property interest" by reason of our status as a "United States real property holding corporation," or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our United States and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, your Class A common stock will be treated as United States real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non‑U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Class A common stock made to you may be subject to backup withholding at the then-applicable statutory rate unless you establish an exemption, for example, by properly certifying your non‑U.S. status on a properly completed IRS Form W‑8BEN or W‑8BEN‑E or another appropriate version of IRS Form W‑8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Class A common stock, paid to a "foreign financial institution" (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Class A common stock paid to a "non-financial foreign entity" (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on our Class A common stock and to the payment of gross proceeds of a sale or other disposition of our Class A common stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Class A common stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded. The withholding tax will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of FATCA withholding to your investment in, and ownership and disposition of, our Class A common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non‑U.S. tax considerations of purchasing, owning and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
BMO Capital Markets Corp.
TD Securities (USA) LLC
Citizens JMP Securities, LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Oppenheimer & Co. Inc.
BTIG, LLC
KeyBanc Capital Markets Inc.
Piper Sandler & Co.
William Blair & Company, L.L.C.
Santander US Capital Markets LLC
Credit Agricole Securities (USA) Inc.
Total:

The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $ per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 7,170,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $7.4 million. We have agreed to reimburse the underwriters for their expenses relating to clearance of this offering with the Financial Industry Regulatory Authority ("FINRA"), up to $60,000.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

We have applied to list our Class A common stock on the Nasdaq Global Select Market under the trading symbol "NTSK."

We and all of our directors and officers and certain other holders that together represent approximately 94.3% of our outstanding Class A common stock and securities convertible into or exercisable or exchangeable (directly or indirectly) for our Class A common stock are or will be subject to lock-up agreements with the underwriters agreeing that, without the prior written consent of Morgan Stanley, on behalf of the underwriters, subject to certain exceptions, we and they will not, in accordance with the terms of such agreements, during the period ending on the earlier of (i) 12:01 AM Eastern Time on the second trading day after the date that we publicly announce earnings for the second quarter following the most recent period for which financial statements are included in this prospectus (which release of earnings for this purpose shall not include "flash" numbers), provided that such release of earnings is at least 145 days after the date of this prospectus, and (ii) the 180th day after the date of this prospectus (the "lock-up period"):

(1)
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock;
(2)
enter into any swap, hedging transaction, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock; or
(3)
publicly disclose the intention to take any such actions;

whether any such transaction described in (1) or (2) above is to be settled by delivery of Class A common stock or other securities convertible into or exercisable or exchangeable for our Class A common stock, in cash or otherwise. In addition, we have agreed not to file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock during the lock-up period other than a registration statement on Form S-8. All of our directors and officers and certain other holders that together represent approximately 94.3% of our outstanding Class A common stock and securities convertible into or exercisable or exchangeable for our Class A common stock have also agreed that, without the prior written consent of Morgan Stanley, on behalf of the underwriters, such person will not, during the lock-up period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.

Notwithstanding the foregoing, the terms of the lock-up agreement entered into by our officers, directors and certain other holders provide that if (i) the party to the lock-up agreement is an employee of the Company as of the date of this prospectus (excluding our directors and any officer within the meaning of Section 16(a) of the Exchange Act) who continues to provide service to the Company through the Initial Earnings Release Date (as defined below) and (ii) the closing price per share of the Class A common stock on Nasdaq is at least 25% greater than the initial public offering price per share of the Class A common stock set forth on the cover page of this prospectus for at least five trading days (one of which must be a trading day occurring after the Initial Earnings Release Date) in any consecutive ten trading day period, then such holder may sell in the public market, subject to compliance with applicable securities laws and the Company's insider trading policy, beginning at the later of (A) 12:01 AM Eastern Time on the second trading day immediately following the Company's release of earnings (which release of earnings for this purpose shall not include "flash" numbers) for the first completed quarter following the most recent period for which financial statements are included in this prospectus, and (B) the first date that is (x) more than 90 days following the date of this prospectus and (y) not during a Company blackout period (the later of (A) and (B), the "Initial Earnings Release Date"), a number of shares of Class A common stock not in excess of 25% of the aggregate number of shares of Class A common stock and securities convertible into or exercisable or exchangeable for our Class A common stock owned by such holder as of the date of this prospects and vested through the first day of the month in which the Initial Earnings Release Date occurs.

Furthermore, (i) an additional approximately 0.1% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to the market standoff provisions in our amended and restated investors' rights agreement, pursuant to which such holders have agreed to not sell or otherwise transfer, dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of any of our Class A common stock or other securities held immediately prior to the effectiveness of the registration statement of which this prospectus forms a part; and (ii) an additional approximately 5.1% of our outstanding Class A common stock and other securities are subject to the market standoff provisions in our 2012 Plan, 2022 Plan and the related forms of agreement thereunder, pursuant to which such holders have generally agreed to not directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Class A common stock or other securities without the prior written consent of the Company or its underwriters. The forms and specific restrictive provisions within these market standoff provisions vary among security holders. For example, although some of these market standoff agreements do not specifically restrict hedging transactions and others may be subject to different interpretations between us and security holders as to whether they restrict hedging, our insider trading policy prohibits hedging, short sales, and certain other transactions involving derivative securities by all of our current directors, officers, employees, contractors, and consultants. Sales, short sales, or hedging transactions involving our equity securities, whether before or after this offering and whether or not we believe them to be prohibited, could adversely affect the price of our Class A common stock.

As a result of the foregoing and other such market standoff agreements, approximately 99.9% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to a lock-up agreement or market standoff provision during the lock-up period. We have agreed to enforce all such market standoff provisions on behalf of the underwriters and not to release, amend or waive any such market standoff provisions during the lock-up period without the prior written consent of Morgan Stanley, on behalf of the underwriters, provided that we may release shares from such restrictions to the extent such shares would be permitted to be transferred under the form of lock-up agreement with the underwriters entered into by our directors, officers and certain other record holders of our securities as described herein.

The restrictions imposed by the lock-up agreements and market standoff provisions on our directors, officers and certain other holders of our securities as described herein during the lock-up period are subject to certain exceptions, including with respect to:

(a)
transactions relating to shares of Class A common stock or any other securities convertible into or exercisable or exchangeable (directly or indirectly) for, or that represent the right to receive, shares of Class A common stock (the "other securities") acquired (1) from the underwriters in the offering or (2) in open market transactions after the completion of the offering, provided that no public announcement or filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the lock-up period in connection with subsequent sales of Class A common stock or other securities acquired in the offering or in such open market transactions;
(b)
transfers of shares of Class A common stock or other securities upon death or by will, testamentary document or intestate succession, including to the transferee's nominee or custodian;
(c)
transfers of Class A common stock or other securities as a bona fide gift, charitable contribution, or for bona fide estate planning purposes;
(d)
transfers of shares of Class A common stock or other securities to an immediate family member of the holder or any trust for the direct or indirect benefit of the holder or an immediate family member of the holder;
(e)
transfers or distributions of shares of Class A common stock or other securities by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(f)
if the holder is a corporation, partnership, limited liability company, trust or other business entity, (1) transfers or distributions of shares of Class A common stock or other securities to current or former partners (general or limited), members, managers, beneficiaries, stockholders or holders of similar equity interests in the holder, or to the estates of any of the foregoing (or in each case its nominee or custodian) or (2) transfers or distributions of shares of Class A common stock or other securities to another corporation, partnership, limited liability company, trust, or other business entity (or in each case its nominee or custodian) that is an affiliate of the holder, or to any investment fund or other entity controlled or managed by the holder or affiliates of the holder;
(g)
transfers of shares of Class A common stock or other securities by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order;
(h)
the receipt by the holder of shares of Class A common stock upon the exercise, vesting, or settlement of options, RSUs, or other equity awards granted under an equity incentive plan or other equity award arrangement, which plan or arrangement is described in this prospectus or the exercise or conversion of warrants, convertible securities or other shares of convertible capital stock of the Company as described in this prospectus; provided that any shares of Class A common stock received as a result of such exercise, vesting or settlement shall remain subject to the terms of the lock-up agreement;
(i)
transfers of shares of Class A common stock or other securities (1) to the Company for the purposes of exercising or settling (including any transfer for the payment of tax withholdings or remittance payments, including estimated taxes, due as a result of vesting, settlement, or exercise of such options, RSUs, or other rights) on a "net exercise" or "cashless" basis options, RSUs, or other rights to purchase shares of Class A common stock or (2) in "sell to cover" or similar open market transactions to generate such amount of cash needed for the payment of taxes or remittance payments, including estimated taxes, due as a result of the vesting, settlement, or exercise of options, RSUs, or other rights; provided that such options, RSUs, or other rights were granted under an equity incentive plan or other equity award arrangement, which plan or arrangement is described in this prospectus and to the extent permitted by the instruments representing such equity awards, and only in an amount reasonably determined by the Company to be necessary to cover the applicable exercise price or tax withholding obligations, including estimated taxes, of the holder in connection with the vesting, settlement or exercise of such options, RSUs, or other rights; provided that any "net exercise" or "cashless exercise" pursuant to clause (1) is effected solely by the surrender of outstanding equity awards (or the Class A common stock issuable upon the exercise thereof) to the Company and our cancellation of all or a portion thereof to pay the exercise price and/or withholding tax and remittance obligations; and provided further, that in the case of clause (1), any shares of Class A common stock received by the holder as a result of such exercise, vesting or settlement shall remain subject to the terms of the lock-up agreement;
(j)
transfers to the Company of shares of Class A common stock or other securities in connection with the Company's repurchase from the holder of shares of Class A common stock or other securities pursuant to arrangements under which the Company has the option to repurchase such shares of Class A common stock or other securities or a right of first refusal with respect to such shares of Class A common stock or other securities;
(k)
transfers of shares of Class A common stock or other securities in connection with a change of control after the completion of this offering that has been approved by the Company's board of directors and made to all holders of Class A common stock; provided that in the event that a change of control transaction is not completed, the Class A common stock or other securities held by the holder shall remain subject to the provisions of this paragraph;
(l)
(1) the conversion of outstanding preferred stock into shares of Class A common stock in connection with the consummation of the offering or (2) any conversion, reclassification, exchange or swap of preferred stock, Class A common stock or other securities as described in this prospectus; provided that such shares of Class A common stock received upon conversion, reclassification, exchange or swap remain subject to the terms of the lock-up agreement; provided further that for the avoidance of doubt no transfers are permitted under this clause (l) except for transfers to and from the Company;
(m)
any sales of Class A common stock by the holder to the underwriters pursuant to the underwriting agreement; or
(n)
establishing or facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock or other securities, provided that (i) such plan does not provide for the transfer of Class A common stock or other securities during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the holder or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the Restricted Period;

provided, that with respect to (b)-(g) above, the recipient shall deliver a lock-up agreement and with respect to (b)-(j) and (l) above, no public announcements or filings under Section 16(a) of the Exchange Act or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of Class A common stock, shall be required or shall be voluntarily made during the lock-up period other than any Schedule 13G, 13D or Form 13F (or any amendments to such schedules or forms) with respect to such transfer, disposition or distribution (other than, in the case of a transfer or other disposition pursuant to (I) (b), (c), or (f) above, to the extent such transfer or other disposition is to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under (b), (c) or (f) above, or (II) (h) or (i) above, if the holder is subject to Section 16 reporting with respect to the Company under the Exchange Act and any Form 4 or Form 5 is required to be filed under the Exchange Act, any such filing will indicate by footnote disclosure or otherwise the nature of the transfer, disposition or distribution), and (C) in the case of any transfer or distribution pursuant to (b)-(f) above, such transfer or disposition shall not involve a disposition for value.

The restrictions imposed on us as described herein during the lock-up period are subject to certain exceptions, including with respect to: (a) shares to be sold in this offering, (b) the issuance of shares of Class A common stock upon the exercise of an option or warrant, the vesting and settlement of RSUs outstanding as of the date hereof pursuant to the terms of an equity compensation plan described in this prospectus, or the conversion of a security outstanding on the date hereof as described in this prospectus, (c) the grant of options or any other type of equity award described in this prospectus, or the issuance of shares of Class A common stock (whether upon the exercise of stock options or otherwise) to the Company's employees, officers, directors, advisors or consultants, in each case pursuant to the terms of an equity compensation plan described in this prospectus, (d) our filing of a registration statement on Form S-8 relating to the issuance, vesting, exercise or settlement of equity awards granted or to be granted pursuant to any equity compensation plan described in this prospectus, (e) facilitating the establishment of a trading plan on behalf of a stockholder, officer or director pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock, provided that (i) such plan does not provide for the transfer of Class A common stock during the lock-up period (except to the extent otherwise allowed pursuant to the form lock-up agreement) and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the lock-up period, or (f) the sale or issuance of or entry into an agreement to sell or issue Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock in connection with one or more mergers; acquisitions of securities, businesses, property or other assets, products or technologies; joint ventures; commercial relationships or other strategic corporate transactions or alliances; provided that the aggregate amounts of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock (on an as-converted, as-exercised or as-exchanged basis) that the Company may sell or issue or agree to sell or issue pursuant to this clause (f) shall not exceed 10% of the total number of shares of Class A common stock issued and outstanding immediately following the completion of the transactions contemplated by the terms of the underwriting agreement determined on a fully-diluted basis; provided, that each recipient of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock pursuant to clause (b), (c) or (f) of this paragraph, shall deliver a lock-up agreement.

Morgan Stanley, in its sole discretion, may release the Class A common stock and any securities convertible into or exercisable or exchangeable for Class A common stock subject to the lock-up agreements or the market standoff provisions described above in whole or in part at any time.

In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option described above. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase shares of Class A common stock in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. Furthermore, certain affiliates of Morgan Stanley & Co. LLC are holders of our Convertible Notes.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings, and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a "Member State"), no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our Class A common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of our Class A common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

a.
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or
c.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with each of the representatives and us that it is a "qualified investor" within the meaning of Article 2(e) in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, the expression "Prospectus Regulation" means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of Class A common stock which (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that shares of our Class A common stock may be offered to the public in the UK at any time:

a.
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or
c.
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 ("FSMA"),

provided that no such offer of shares of our Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an "offer to the public" in relation to the shares of our Class A common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock and the expression "UK Prospectus Regulation" means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the "Order"), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our Class A common stock in the UK within the meaning of the FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors ("QII")

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a "QII only private placement" or a "QII only secondary distribution" (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a "small number private placement" or a "small number private secondary distribution" (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Brazil

The offer and sale of our shares of Class A common stock has not been, and will not be, registered (or exempted from registration) with the Brazilian securities commission, Comissão de Valores Mobiliários, or CVM, and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM resolution No. 160, dated July 13, 2022, as amended ("CVM Resolution 160"), or unauthorized distribution under Brazilian laws and regulations. The shares of our Class A common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire our shares of Class A common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

Switzerland

The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland.

This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares of our Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our Class A common stock.

Canada

The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Shares of our Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"), (ii) to a relevant person or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of Class A common stock are subscribed or purchased under Section 275 by a relevant person which is:

a.
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
b.
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable within six months after that corporation or that trust has acquired shares of Class A common stock under Section 275 of the SFA except:
(1)
to an institutional investor or to a relevant person, or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;
(2)
where no consideration is or will be given for the transfer;
(3)
where the transfer is by operation of law;
(4)
as specified in Section 276(7) of the SFA; or
(5)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulation 2018.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons, that the shares are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act") and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives, and circumstances and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the "DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. Goodwin Procter LLP, Redwood City, California, is acting as counsel for the underwriters.

Experts

The consolidated financial statements of Netskope, Inc. as of January 31, 2024 and 2025, and for each of the years in the two-year period ended January 31, 2025, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S‑1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at netskope.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Netskope, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Netskope, Inc. and subsidiaries (the Company) as of January 31, 2024 and 2025, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2024 and 2025, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2019.

Santa Clara, California

April 25, 2025

Netskope, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	As of January 31,		As of July 31,
	2024	2025	2025
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$163,054	$166,012	$210,811
Marketable securities	123,910	80,679	50,596
Accounts receivable, net	113,952	195,100	147,307
Inventories	7,306	5,763	5,436
Deferred contract acquisition costs	35,758	42,860	46,471
Prepaid expenses and other current assets	36,151	37,991	48,721
Total current assets	480,131	528,405	509,342
Property and equipment, net	94,290	99,480	95,463
Operating lease right-of-use assets	33,155	34,571	33,664
Intangible assets, net	36,535	37,242	26,517
Goodwill	57,176	61,083	61,083
Restricted cash	2,716	1,185	1,185
Deferred contract acquisition costs, noncurrent	64,989	78,805	84,167
Other assets, noncurrent	4,796	17,735	15,966
Total assets	$773,788	$858,506	$827,387
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$7,532	$2,652	$7,044
Accrued compensation and benefits	49,428	62,781	55,587
Deferred revenue	335,351	430,156	453,300
Operating lease liabilities, current	11,323	10,267	10,435
Accrued expenses and other current liabilities	23,924	20,852	28,404
Total current liabilities	427,558	526,708	554,770
Deferred revenue, noncurrent	101,580	160,151	153,077
Convertible notes	472,500	626,622	700,341
Operating lease liabilities, noncurrent	24,680	25,808	25,348
Other liabilities, noncurrent	4,290	4,806	5,930
Total liabilities	1,030,608	1,344,095	1,439,466
Commitments and contingencies (Note 7)
Stockholders’ deficit:
Convertible preferred stock; $0.0001 par value, issued in series; 218,898,192, 218,898,192, and 218,898,192 shares authorized as of January 31, 2024, January 31, 2025, and July 31, 2025 (unaudited), respectively; 218,893,378, 218,897,608, and 218,897,608 shares issued and outstanding as of January 31, 2024, January 31, 2025, and July 31, 2025 (unaudited), respectively	1,050,561	1,050,561	1,050,561
Common stock; $0.0001 par value; 388,160,000, 464,163,736, and 464,163,736 shares authorized; 94,536,186, 104,589,784, and 109,316,479 shares issued and outstanding as of January 31, 2024, January 31, 2025, and July 31, 2025 (unaudited), respectively; including Founders preferred stock of 3,160,000, 3,160,000, and 3,160,000 shares authorized; 3,160,000, 3,160,000 and 3,160,000 shares issued and outstanding as of January 31, 2024, January 31, 2025, and July 31, 2025 (unaudited), respectively	9	10	11
Additional paid-in capital	312,444	418,791	458,186
Accumulated other comprehensive loss	(24,832)	(5,439)	(1,782)
Accumulated deficit	(1,595,002)	(1,949,512)	(2,119,055)
Total stockholders’ deficit	(256,820)	(485,589)	(612,079)
Total liabilities and stockholders’ deficit	$773,788	$858,506	$827,387

The accompanying notes are an integral part of these consolidated financial statements

Netskope, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Revenue	$406,883	$538,268	$251,250	$328,494
Cost of revenue	163,633	190,369	94,444	95,737
Gross profit	243,250	347,899	156,806	232,757
Operating expenses:
Sales and marketing	263,096	280,828	151,626	147,426
Research and development	224,496	254,189	130,356	140,737
General and administrative	68,456	68,623	35,555	35,917
Total operating expenses	556,048	603,640	317,537	324,080
Loss from operations	(312,798)	(255,741)	(160,731)	(91,323)
Loss on changes in fair value of convertible notes	(38,575)	(98,627)	(45,124)	(77,402)
Other income, net	13,305	4,101	2,758	4,122
Loss before provision for income taxes	(338,068)	(350,267)	(203,097)	(164,603)
Provision for income taxes	6,784	4,243	3,632	4,940
Net loss	$(344,852)	$(354,510)	$(206,729)	$(169,543)
Net loss per share attributable to common stockholders, basic and diluted	$(3.77)	$(3.64)	$(2.18)	$(1.59)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	91,394,561	97,515,591	94,670,774	106,429,655

The accompanying notes are an integral part of these consolidated financial statements

Netskope, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Net loss	$(344,852)	$(354,510)	$(206,729)	$(169,543)
Other comprehensive (loss) income:
Unrealized gain (loss) on marketable securities, net of tax	417	(112)	(129)	(26)
Unrealized (loss) gain on convertible notes, net of tax	(13,645)	19,505	3,765	3,683
Total other comprehensive (loss) income, net of tax	(13,228)	19,393	3,636	3,657
Total comprehensive loss	$(358,080)	$(335,117)	$(203,093)	$(165,886)

The accompanying notes are an integral part of these consolidated financial statements

Netskope, Inc.

Consolidated Statements of Changes in Stockholders' Deficit

(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Loss) Income	Deficit	Deficit
Balance as of January 31, 2023	218,893,378	$1,050,561	91,649,072	$9	$238,954	$(11,604)	$(1,250,150)	27,770
Issuance of common stock upon exercise of stock options	—	—	2,557,821	—	9,826	—	—	9,826
Issuance of common stock subject to repurchase rights	—	—	329,293	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	2,220	—	—	2,220
Stock-based compensation	—	—	—	—	61,444	—	—	61,444
Other comprehensive loss	—	—	—	—	—	(13,228)	—	(13,228)
Net loss	—	—	—	—	—	—	(344,852)	(344,852)
Balance as of January 31, 2024	218,893,378	1,050,561	94,536,186	9	312,444	(24,832)	(1,595,002)	(256,820)
Issuance of common stock upon exercise of stock options	—	—	8,107,164	1	35,646	—	—	35,647
Issuance of preferred stock upon exercise of warrants	4,230	—	—	—	—	—	—	—
Issuance of common stock and assumed equity awards related to acquisition	—	—	1,947,810	—	18,114	—	—	18,114
Repurchase of employee early exercised common stock	—	—	(1,376)	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	1,660	—	—	1,660
Stock-based compensation	—	—	—	—	50,927	—	—	50,927
Other comprehensive income	—	—	—	—	—	19,393	—	19,393
Net loss	—	—	—	—	—	—	(354,510)	(354,510)
Balance as of January 31, 2025	218,897,608	$1,050,561	104,589,784	$10	$418,791	$(5,439)	$(1,949,512)	$(485,589)

Netskope, Inc.

Consolidated Statements of Changes in Stockholders' Deficit (Continued)

(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of January 1, 2024	218,893,378	$1,050,561	94,536,186	$9	$312,444	$(24,832)	$(1,595,002)	(256,820)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	3,146,501	1	13,578	—	—	13,579
Vesting of early exercised stock options (unaudited)	—	—	—	—	866	—	—	866
Stock-based compensation (unaudited)	—	—	—	—	27,383	—	—	27,383
Other comprehensive income (unaudited)	—	—	—	—	—	3,636	—	3,636
Net loss (unaudited)	—	—	—	—	—	—	(206,729)	(206,729)
Balance as of July 31, 2024 (unaudited)	218,893,378	$1,050,561	97,682,687	$10	$354,271	$(21,196)	$(1,801,731)	$(418,085)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of January 31, 2025	218,897,608	$1,050,561	104,589,784	$10	$418,791	$(5,439)	$(1,949,512)	$(485,589)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	4,726,695	1	21,256	—	—	21,257
Vesting of early exercised stock options (unaudited)	—	—	—	—	458	—	—	458
Stock-based compensation (unaudited)	—	—	—	—	17,681	—	—	17,681
Other comprehensive income (unaudited)	—	—	—	—	—	3,657	—	3,657
Net loss (unaudited)	—	—	—	—	—	—	(169,543)	(169,543)
Balance as of July 31, 2025 (unaudited)	218,897,608	$1,050,561	109,316,479	$11	$458,186	$(1,782)	$(2,119,055)	$(612,079)

The accompanying notes are an integral part of these consolidated financial statements

Netskope, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Cash flows from operating activities
Net loss	$(344,852)	$(354,510)	$(206,729)	$(169,543)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	49,548	51,544	26,407	25,497
Deferred income tax benefit	(2,445)	(3,371)	(163)	—
Amortization of deferred contract acquisition costs	34,230	45,265	21,742	25,347
Stock-based compensation expense	60,991	50,834	27,340	17,642
Non-cash operating lease expenses	10,332	11,975	5,935	6,532
(Accretion of discount) amortization of premium on investments, net	(9,383)	(2,029)	(1,307)	(454)
Change in fair value of convertible notes	38,575	98,627	45,124	77,402
Other	1,107	1,453	256	210
Changes in operating assets and liabilities:
Accounts receivable, net	(8,192)	(81,128)	(21,253)	47,793
Inventories	(5,603)	686	(93)	113
Deferred contract acquisition costs	(58,720)	(66,183)	(29,194)	(34,320)
Prepaid expenses and other current assets	(7,937)	(4,100)	9,537	(6,831)
Other non-current assets	(981)	(8,912)	866	1,769
Accounts payable	(7,043)	(4,085)	5,063	4,535
Accrued compensation and benefits	6,466	13,353	(4,948)	(7,194)
Operating lease liabilities	(11,284)	(13,093)	(6,322)	(5,917)
Accrued expenses and other current liabilities	2,643	(741)	(2,889)	8,939
Deferred revenue	83,698	152,940	24,054	16,070
Other non-current liabilities	1,684	797	660	1,124
Net cash (used in) provided by operating activities	(167,166)	(110,678)	(105,914)	8,714
Cash flows from investing activities
Purchases of property and equipment	(30,613)	(33,695)	(18,535)	(9,038)
Capitalized internal-use software	(7,197)	(3,390)	(818)	(1,873)
Purchases of intangible assets	(3,342)	(3,337)	(1,240)	—
Payments for business combination, net of cash acquired	(13,579)	(2,508)	—	—
Proceeds from disposal of fixed assets	18	30	—	—
Purchases of marketable securities	(133,183)	(104,465)	(14,430)	(22,386)
Proceeds from maturities of marketable securities	363,861	149,609	88,705	52,901
Proceeds from sales of marketable securities	985	—	—	—
Net cash provided by investing activities	176,950	2,244	53,682	19,604
Cash flows from financing activities
Proceeds from issuance of common stock upon exercise of stock options	10,218	35,649	13,575	21,257
Payments for holdback on business combination	(3,932)	—	—	(1,197)
Proceeds from issuance of convertible senior notes, net of issuance cost	—	74,355	—	—
Payments for deferred offering costs	—	(143)	—	(3,579)
Net cash provided by financing activities	6,286	109,861	13,575	16,481
Net increase (decrease) in cash, cash equivalents, and restricted cash	16,070	1,427	(38,657)	44,799
Cash, cash equivalents, and restricted cash, beginning of period	149,700	165,770	165,770	167,197
Cash, cash equivalents, and restricted cash, end of period	$165,770	$167,197	$127,113	$211,996
Supplemental cash flow information:
Cash paid for interest	$3	$5	$—	$—
Cash paid for income taxes	$7,898	$6,626	$2,383	$3,427
Non-cash investing and financing activities:
Stock-based compensation capitalized in internal-use software	$453	$93	$43	$39
Property and equipment purchased but not yet paid	$1,945	$474	$225	$278
Vesting of early exercised stock options	$2,220	$1,660	$866	$458
Issuance of common stock and assumed equity awards in connection with acquisition	$—	$18,114	$—	$—
Deferred offering costs accrued but not yet paid	$—	$128	$—	$448

The accompanying notes are an integral part of these consolidated financial statements

Netskope, Inc.

Notes to Consolidated Financial Statements

(1)
Description of Business

Netskope, Inc. ("Netskope" or the "Company") was incorporated in Delaware in October 2012. The Company is headquartered in Santa Clara, California, and conducts business worldwide, including North America, South America, Europe, and Asia. Netskope is a global cybersecurity company that provides security, networking, and analytics solutions to organizations ranging from some of the world's largest enterprises to mid-sized companies. The Company delivers its offerings through a Software-as-a-Service ("SaaS") business model, selling subscriptions that provide customers access to its platform along with related support services.

(2)
Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements including the accounts of Netskope and its wholly owned subsidiaries have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

All intercompany balances and transactions have been eliminated in consolidation. The Company's fiscal year ends on January 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Such estimates include, but are not limited to, the estimation of fair value of Convertible Notes (as defined below), valuation of common stock, stock-based awards, and warrants, standalone selling price ("SSP") for each performance obligation, useful lives of intangible assets and property and equipment, the period of benefit for deferred contract acquisition costs for commissions, incremental borrowing rate used to value operating lease liabilities, income taxes including related reserves, and valuation of intangible assets and goodwill. These estimates are based on information available as of the date of the consolidated financial statements. On a regular basis, management evaluates these estimates and assumptions. Actual results may differ from these estimates and such difference could be material to the consolidated financial statements.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying unaudited condensed consolidated financial statements as of July 31, 2025 and for the six months ended July 31, 2024 and 2025 have been prepared in accordance with U.S. GAAP and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. In the opinion of management, these interim condensed consolidated financial statements include all adjustments necessary for a fair presentation of the Company’s financial position as of July 31, 2025 and the results of operations and cash flows for the six months ended July 31, 2024 and 2025. The financial data and other financial information as of July 31, 2025 and for the six months ended July 31, 2024 and 2025 disclosed in the accompanying notes to the consolidated financial statements are also unaudited. The results of operations for the six months ended July 31, 2025 are not necessarily indicative of the results to be expected for the full fiscal year, or any future interim or annual period.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash equivalents, marketable securities, accounts receivable, accounts payable, accrued expenses, Convertible Notes, and the convertible preferred stock warrant liability. The carrying amounts reported on the consolidated balance sheets for cash equivalents, marketable securities, accounts receivable, accounts payable, and accrued liabilities approximate their respective fair value due to their short-term nature. The Convertible Notes are accounted for under the fair value option and are reported at fair value at each reporting date. The convertible debt is categorized as Level 3 in the fair value hierarchy. Refer to Note 3 for further detail.

Foreign Currency

The reporting currency of the Company is the United States dollar. The functional currency of the Company's foreign subsidiaries is also the United States dollar. Foreign currency transaction gains and losses are recognized in other income, net in the consolidated statements of operations. Monetary assets and liabilities of the Company's foreign subsidiaries are remeasured into U.S. Dollars at the exchange rates in effect at the reporting date, non-monetary assets and liabilities are remeasured at historical rates, and revenue and expenses are remeasured at average exchange rates in effect during each reporting period.

Concentration of Risk

Concentration of Credit Risk

Financial instruments that are exposed to the concentration of credit risk consist primarily of cash, cash equivalents, restricted cash, marketable securities, and accounts receivable. Although the Company maintains cash and cash equivalents in multiple financial institutions, the deposits, at times, may exceed federally insured limits.

The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash, cash equivalents, restricted cash, and marketable securities for the amounts reflected on the consolidated balance sheets. The Company's investment policy limits investments to certain types of debt securities issued by the U.S. government, its agencies, and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer.

The Company has not experienced any credit losses relating to its cash, cash equivalents, restricted cash, or marketable securities.

The Company's revenue and accounts receivable are derived substantially from the United States, Europe, and Asia and from customers across a multitude of industries. The Company grants credit to customers in the normal course of business. The Company maintains an allowance for credit losses for estimated losses resulting from the inability of its customers to make payments. The Company conducts on-going credit evaluations of customers' payment history and current creditworthiness. The allowance is maintained for all accounts deemed to be uncollectible on a specific identification basis. The allowance for credit losses was 0.1 million as of January 31, 2024 and 2025, and immaterial for July 31, 2025 (unaudited).

Concentration of Revenue and Accounts Receivable

As of January 31, 2025, there was one channel partner that represented approximately 17% of the accounts receivable, net balance. As of January 31, 2024, there were no channel partners or end customers that represented 10% or more of the accounts receivable, net balance. As of July 31, 2025 (unaudited), there were two channel partners that represented approximately 14% and 10% of the accounts receivable, net balance (unaudited).

No single end customer represented 10% or more of total revenue for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited). Channel partners that represented 10% or more of total revenue for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), were as follows:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Channel Partner A	11%	12%	12%	13%
Channel Partner B	10%	*	*	*
* Less than 10%

Vendor Risk

The Company uses third party vendors for delivering the Company's SaaS platform. While these services are highly available and designed to be resilient to failure of infrastructure, the Company's services could be significantly impacted if the third party vendors' services experience certain types of interruptions.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less at purchase to be cash equivalents. Cash equivalents consist of amounts invested in money market funds and commercial paper.

Restricted cash consisted of balances held as collateral in connection with certain facility lease agreements. The Company had restricted cash of $2.7 million, $1.2 million, and $1.2 million as of January 31, 2024 and 2025, and July 31, 2025 (unaudited), respectively.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash to the total of these amounts shown in the consolidated statements of cash flow (in thousands):

	As of January 31,		As of July 31,
	2024	2025	2024	2025
			(unaudited)
Cash and cash equivalents	$163,054	$166,012	$124,783	$210,811
Restricted cash	2,716	1,185	2,330	1,185
Total cash, cash equivalents, and restricted cash	$165,770	$167,197	$127,113	$211,996

Marketable Securities

Investments in marketable securities consist of commercial paper, corporate notes and bonds, and U.S. Treasury and government agency securities. The Company determines the appropriate classification of investments at the time of purchase and reevaluates such determination at each balance sheet date. The Company may sell these securities at any time for use in current operations even if they have not yet reached maturity. As a result, the Company classifies its securities, including those with maturities beyond twelve months, as current assets in the consolidated balance sheets. The Company carries these securities at fair value and records unrealized gains and losses in other comprehensive loss, which is reflected as a component of stockholders' equity. Realized gains and losses are reported in other income, net in the consolidated statements of operations and are not material for all periods presented. To the extent the amortized cost basis of the available-for-sale securities exceeds the fair value, the Company assesses the debt securities for credit loss. When assessing the risk of credit loss, the Company considers factors such as the severity and the reason of the decline in value, including any changes to the rating of the security by a rating agency or other adverse conditions specifically related to the security, and management's intended holding period and time horizon for selling.

Accounts Receivable and Allowances

Accounts receivable are recorded at the invoiced amount, net of allowance for credit losses for any potential uncollectible amounts. The Company has a well-established collection history from its channel partners and end customers. Credit is extended to customers based on an evaluation of their financial condition and other factors.

The Company periodically evaluates the collectability of its accounts receivable and adequacy of the allowance for credit losses on a collective basis by considering the age of each outstanding invoice, each customer's historical loss rates, current economic conditions, reasonable and supportable forecasts, and customer-specific circumstances. Accounts receivable deemed uncollectible are charged against the allowance for credit losses when identified.

Inventories

Inventories consist of finished goods, which are valued using the average cost method and are carried at the lower of cost or net realizable value. Excess and obsolete inventories are determined primarily based on future demand forecasts, and write-downs of excess and obsolete inventories are included in cost of revenue within the consolidated statements of operations. The Company recorded an inventory write-off of $0.8 million during the fiscal year ended January 31, 2025. The inventory write-offs were immaterial for the fiscal year ended January 31, 2024, and for the six months ended July 31, 2024 and 2025 (unaudited).

Property and Equipment, net

Property and equipment, net is stated at cost less accumulated depreciation and amortization. Major improvements that extend the life, capacity or efficiency are capitalized, while maintenance and repairs are expensed as incurred.

Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Estimated Useful Life
Data center equipment	5 years
Computers and related equipment	3 years
Capitalized internal-use software	5 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of useful life or remaining term of lease

Capitalized Internal-Use Software Costs

The Company capitalizes certain costs incurred during the application development stage in connection with software development for its security, networking, and analytics platform. Costs related to the preliminary project stage and post-implementation stage are expensed as incurred. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditure will result in additional functionality. Maintenance and training costs are expensed as incurred. Capitalized internal-use software costs are included in property and equipment, net in the Company's consolidated balance sheets and are amortized on a straight-line basis over the estimated useful life into cost of revenue within the consolidated statements of operations.

The Company capitalized internal-use software costs, inclusive of stock-based compensation, of $7.7 million, $3.5 million, $0.9 million, and $1.9 million for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), respectively. Amortization expense of capitalized internal-use software for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), was $2.2 million, $4.7 million, $2.3 million, and $2.7 million, respectively.

Capitalized Implementation Costs

Costs to implement cloud computing hosting arrangements are capitalized and amortized using the straight-line method over the expected term of the arrangement, including periods which are reasonably expected to be renewed. Costs include direct costs for third party consulting services. Software maintenance and training costs are expensed in the period in which the services are received. Capitalized costs, net of accumulated amortization, are included in other assets, noncurrent. For the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), the capitalized implementation costs were not material.

Business Combinations

The Company determines whether a transaction meets the definition of a business combination before applying the acquisition method of accounting to that transaction. The Company accounts for its business combinations using the acquisition method of accounting. The Company allocates the purchase price of business combinations to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. The excess of the purchase price over the fair values of the identifiable assets acquired and liabilities assumed is recorded as goodwill. The Company makes significant estimates in valuing certain assets and liabilities assumed, especially with respect to intangible assets. The Company believes its estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the estimated fair value of the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon conclusion of the measurement period, any subsequent adjustments are recorded in the consolidated statements of operations.

The results of operations of an acquired business are included in the Company's consolidated financial statements from the date of acquisition. Acquisition-related expenses, such as legal and consulting fees, are expensed as incurred and are included in general and administrative expenses in the consolidated statements of operations.

Goodwill and Intangible Assets, Net

Goodwill is not amortized but rather tested for impairment at least annually in the fourth quarter of each fiscal year, or more frequently if events or changes in circumstances indicate that impairment may exist. The Company has the option of performing a qualitative impairment assessment before calculating the fair value of the reporting unit. If it is determined, on the basis of qualitative factors, that the fair value of the reporting unit is likely less than its carrying value, the two‑step impairment test would be required. The Company did not recognize any impairment of goodwill in any of the periods presented in the consolidated financial statements.

Intangible assets mainly consist of developed technology and customer relationships resulting from the Company's acquisitions. Acquired intangible assets are stated at fair value at the acquisition date and are amortized on a straight-line basis over their estimated useful lives. Refer to Note 5 — Acquisitions, Goodwill, and Intangible Assets for additional information related to the Company's acquired intangible assets.

Indefinite-lived intangible assets, which currently consists of IP number block, are not subject to amortization. Instead, they are subject to an annual assessment for potential impairment, or more frequently upon the occurrence of a triggering event when circumstances indicate that the book value is greater than its fair value. The Company uses a qualitative approach to assess indefinite-lived intangible assets for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than the carrying value as a basis to determine whether further impairment testing is necessary. The Company conducts its impairment assessment during the fourth quarter of each fiscal year. The Company did not recognize any impairment of indefinite-lived intangible assets in any of the periods presented in the consolidated financial statements.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets or asset groups for impairment whenever events indicate that the carrying value of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over its fair value. No impairment loss on long-lived assets was recognized in the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited).

Deferred Offering Costs

Deferred offering costs consist of direct incremental accounting, legal, and other fees related to the Company's planned initial public offering ("IPO"). The deferred offering costs will be recorded as reduction of the proceeds from the consummation of the IPO. In the event the offering is abandoned, the deferred offering costs will be immediately expensed. The Company had no deferred offering cost as of January 31, 2024. Deferred offering costs, which are included within prepaid expenses and other current assets in the consolidated balance sheets, were $0.3 million and $4.2 million as of January 31, 2025 and July 31, 2025 (unaudited), respectively.

Operating Leases

The Company determines if an arrangement is or contains a lease at inception by evaluating various factors, including if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration and other facts and circumstances. Operating lease right-of-use ("ROU") assets and operating lease liabilities are recognized on the lease commencement date based on the present value of lease payments over the expected lease term, which is the non-cancelable period stated in the contract, adjusted for any options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

Lease payments consist of the fixed payments under the arrangement, less any lease incentives, such as tenant improvement allowances. Variable costs, such as maintenance and utilities based on actual usage, are not included in the measurement of operating lease ROU assets and operating lease liabilities and are expensed when the event determining the amount of variable consideration to be paid occurs. Lease expense is recognized on a straight-line basis over the lease term.

The implicit rate of the Company's operating leases is generally not determinable, and therefore the Company uses the incremental borrowing rate ("IBR") based on the information available at the lease commencement date to determine the present value of lease payments. The Company determines the IBR for each lease using its estimated borrowing rate, adjusted for lease-specific factors to align with the terms of the lease.

The Company accounts for lease components and non-lease components as a single lease component. In addition, the Company does not recognize operating lease ROU assets and operating lease liabilities for leases with lease terms of 12 months or less.

The Company tests ROU assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such circumstances would include the decision to exit a leased facility prior to the end of the minimum lease term or subleases for which estimated cash flows do not fully cover the costs of the associated lease. For the fiscal year ended January 31, 2024, the Company recognized a $1.3 million impairment charge on its ROU assets, recorded in general and administrative expenses in the consolidated statements of operations, related to the sublease of a portion of its leased Santa Clara office space. There was no impairment charge in the fiscal year ended January 31, 2025 and the six months ended July 31, 2024 and 2025 (unaudited).

Convertible Notes

The Company has elected the fair value option under ASC 825, Financial Instruments, to account for the 3.75% Convertible Senior PIK Toggle Notes due in December 2027 ("2027 Notes") and 3.00% Convertible Senior PIK Toggle Notes due in 2029 ("2029 Notes"). Effective April 2025, following the amendment of the 2027 Notes, such amended notes are referred to herein as the “2028 Notes” and together with the 2027 Notes and 2029 Notes, the "Convertible Notes." The primary reason for electing the fair value option is for simplification and cost-benefit considerations of accounting for the Convertible Notes at fair value versus bifurcation of the embedded derivatives. Additionally, the Company believes that the fair value option better reflects and presents the underlying economics of the Convertible Notes.

The Company records the Convertible Notes at fair value with changes in fair value included in the consolidated statements of operations and the consolidated statements of comprehensive loss. Under the fair value option, the financial liability is initially measured at estimated fair value at the issuance date and then revalued at each reporting period date. Changes in the estimated fair value due to instrument-specific credit risk are recorded in other comprehensive income (loss) as a part of equity. The change in fair value due to credit risk is calculated by comparing the total change in fair value with the change that would have occurred if the Company's credit risk had not changed during the period, as reflected in the discount rate used to value the Convertible Notes, inclusive of estimated credit spreads.

As a result of applying the fair value option, direct costs and fees related to the Convertible Notes were expensed as incurred and were not deferred. The Company has elected not to present interest expense on the Convertible Notes separately from the overall change in the fair value.

The fair value of the Convertible Notes may change significantly, as additional data is obtained, impacting the Company's assumptions regarding probabilities of outcomes used to estimate the fair value. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The Company's estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of either different market assumptions or different valuation techniques, or both, may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company's results of operations in future periods.

The Company assesses amendments on the Convertible Notes in accordance with ASC 470-50, “Modifications and Extinguishments.” The Company evaluates whether the amendments should be accounted for as a troubled debt restructuring, an extinguishment of debt, or a modification. The assessment includes both quantitative and qualitative factors, such as changes in cash flows, conversion features, and other economic terms. If an amendment is accounted for as a modification, the Convertible Notes are treated as a continuation of the original debt and continues to be measured at fair value. If an amendment is accounted for as an extinguishment of debt, the original debt is considered derecognized, new debt is recognized, and the difference between the fair value of the new debt and the carrying value of the extinguished debt is recognized as a gain or loss in the consolidated statements of operations. The amendment of the 2027 Notes was accounted for as a modification. The Company's fair value option election would apply to the 2028 Notes, with the resulting changes of fair value of embedded features recorded in the consolidated statements of operations and the consolidated statement of comprehensive loss.

Revenue Recognition

The Company primarily generates revenue from the sale of subscriptions, which typically include support services. Additionally, the Company also generates revenue from professional services and hardware sales. Revenue is recognized when, or as, control of a promised service is transferred to the Company's customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services.

The Company recognizes revenue pursuant to the five-step framework within Accounting Standards Codification Topic 606 - Revenue from Contracts with Customers ("ASC 606"). This revenue recognition policy is consistent for sales generated from indirect channels and direct end customers:

(1)
Identify the contract(s) with a customer.

The Company sells through its indirect relationships with its distributors or resellers ("channel partners") or direct relationships with end customers or managed service providers ("MSPs") through the Company's internal sales force. Apart from certain revenue arrangements where MSPs are determined to be its customer, the Company has concluded that the end customer is its customer.

The Company determines it has a contract with a customer when (1) the Company enters into an enforceable contract with a customer that defines each party's rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (2) the contract has commercial substance and (3) the Company determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer's intent and ability to pay the promised consideration. The Company applies judgment in determining the customer's ability and intent to pay, which is based on a variety of factors, including the customer's historical payment experience.

(2)
Identify the performance obligations in the contract.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. The Company's performance obligations consist of (i) subscriptions and support services and (ii) professional services.

(3)
Determine the transaction price.

The transaction price is the amount of consideration the Company expects to be entitled to from a customer in exchange for providing the goods or services to the customer. Variable consideration is included in the transaction price if, in the Company's judgment, it is probable that no significant future reversal of cumulative revenue under the contract will occur.

None of the Company's contracts contain a significant financing component. The transaction price excludes amounts collected on behalf of third parties, such as sales taxes.

(4)
Allocate the transaction price to performance obligations in the contract.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative SSP.

Where the Company has standalone sales data for performance obligations which are indicative of the price at which the Company sells a promised good or service separately to a customer, such data is used to establish SSP. In instances where standalone sales data is not available for a particular performance obligation, the Company estimates standalone selling prices by maximizing the use of observable market and cost-based inputs.

(5)
Recognize revenue when or as performance obligations are satisfied.

Revenue is recognized when control of the related performance obligation is transferred to the customer in an amount that reflects the consideration expected to be received in exchange for those goods or services.

Subscription Revenue

The Company generates revenue primarily from sales of subscriptions, together with related support services to its customers. Customers do not have the right to take possession of the cloud-based software platform. Support services are bundled with a sale of subscription for the term of the subscription. The nature of the Company's promise to the customer under the subscription is to stand ready to provide protection for the duration of the contractual term. As a result, the Company recognizes revenue for these performance obligations ratably over the contractual term when or as control of the promised services is transferred to the customer.

The typical subscription and support term is one to three years and is generally non-cancelable over the contractual term except for cause. The Company generally invoices its customers in advance upon signing for the entire term of the contract or annually. The Company's payment terms typically range between 30 to 60 days. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the performance obligation has been satisfied.

Professional Services Revenue

Professional services revenue mainly includes implementation, configuration, and training services and are considered distinct from the subscription services. Revenue for professional services is recognized over a period of time, as the professional services are provided. During the fiscal years ended January 31, 2024 and 2025, and for the six months ended July 31, 2024 and 2025 (unaudited), professional services revenue had been immaterial.

Hardware Revenue

Hardware revenue is recognized upon shipment when control of the promised goods is transferred to the customer. For the fiscal years ended January 31, 2024 and 2025, and for the six months ended July 31, 2024 and 2025 (unaudited), hardware revenue had been immaterial.

Arrangements with Multiple Performance Obligations

The Company's sales contracts typically contain multiple performance obligations consisting of 1) subscriptions and support services and 2) professional services and other goods and services, that are distinct and accounted for separately. For contracts with multiple performance obligations, the total transaction price is allocated to each performance obligation on a relative SSP basis. Judgment is required to determine the SSP for each distinct performance obligation.

Sales through Indirect Channels

For revenue arrangements through channel partners, the Company considers the end customer to be the customer. The Company defines a customer as an active entity with an active subscription to its platform. The Company generally acts as the principal in these revenue arrangements as the Company has control over services prior to being transferred to the end customer and is primarily responsible for fulfilling the promise to the end customer. The Company recognizes the contractual amount charged to the channel partners as revenue since the Company does not have visibility into the final price between the channel partner and the end customer.

In revenue arrangements with MSPs, the Company considers the MSPs to be the Company's customer, as the Company bears primary responsibility for fulfilling the contractual performance obligation to the MSPs. The Company is the principal in these arrangements as it has control over the services prior to being transferred to the MSPs. The Company recognizes the contractual amount charged to the MSPs as revenue. For the fiscal year ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), revenues related to MSPs have been immaterial.

Deferred Contract Acquisition Costs

The Company capitalizes contract acquisition costs that are incremental to the acquisition of customer contracts. The Company capitalizes sales commissions, recoverable draws, and associated payroll taxes paid to internal sales personnel that are incremental due to the acquisition of channel partner and end customer contracts. These costs are recorded as deferred contract acquisition costs in the consolidated balance sheets. The Company determines whether costs should be deferred based on its sales compensation plans if the commissions are in fact incremental and would not have occurred absent the customer contract.

Sales commissions for the renewal of a contract are not considered commensurate with the commissions paid for the acquisition of the initial contract given the substantive difference in commission rates in proportion to their respective contract values. Therefore, commissions paid upon the initial acquisition of a contract are amortized over an estimated period of benefit of five years while commissions paid for renewal contracts are amortized over the contractual term of the renewals.

Amortization of deferred contract acquisition costs is recognized on a straight-line basis commensurate with the pattern of revenue recognition and included in sales and marketing expense in the consolidated statements of operations. The Company determines the period of benefit for commissions paid for the acquisition of the initial contract by taking into consideration the expected subscription term and expected renewals of its customer contracts, the duration of relationships with customers, customer retention data, the Company's technology development lifecycle, and other factors.

The Company periodically reviews these deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact recoverability or the period of benefit. There were no impairment losses recorded for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited).

Cost of Revenue

Cost of revenue consists primarily of colocation and network transit expenses, depreciation of data center equipment, cloud infrastructure and software expenses incurred in connection with the hosting and maintenance of the Company's platform, amortization of capitalized internal-use software, and employee and related costs associated with the Company's customer support and services organization, including salaries, benefits, bonuses, and stock-based compensation. The cost of revenue also consists of costs associated with the manufacturing of our hardware devices and related allocated overhead costs.

Research and Development

Research and development costs are expensed as incurred. Research and development costs consist primarily of employee and related costs including stock-based compensation expense, consulting services, software and subscription services, depreciation of equipment used in research and development, and allocated overhead costs.

Advertising Expenses

Advertising expenses are expensed as incurred as a component of sales and marketing expenses. Advertising expenses were $4.1 million, $4.5 million, $2.8 million, and $2.8 million for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), respectively.

Stock-Based Compensation Expense

Stock-based compensation expense includes expenses related to stock option awards, restricted common stock, and restricted stock units ("RSU") issued to employees and certain non-employee directors and business partners. The fair value of stock options under the Company's equity plans is determined on the date of grant by utilizing the Black-Scholes option pricing model, which is impacted by the fair value of the Company's common stock. As there had been no public market for the Company's common stock, the Company's board of directors had utilized third-party valuations of the Company's common stock that are based on a number of objective and subjective factors such as operating and financial performance, lack of marketability of the Company's common stock, and general market conditions.

The fair value of the stock option award is also impacted by other variables such as:

•
Fair Value of Common Stock. As there had been no public market for the Company's common stock, the fair value was determined by the Company's board of directors with the assistance of a third party valuation specialist who issued a 409A valuation. The common stock fair value at the time of the grant of stock options is determined by considering a number of objective and subjective factors, including, but not limited to, secondary transactions, actual operating and financial performance, forecasted revenue, market conditions, and performance of comparable publicly traded companies, among other factors.
•
Risk-Free Interest Rate. The risk-free interest rate for the expected term of the options was based on the U.S. Treasury yield curve in effect at the time of the grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option's expected term.
•
Expected Term. The expected term of options represents the period that options are expected to be outstanding. The Company's historical stock option exercise experience does not provide a reasonable basis upon which to estimate an expected term due to a lack of sufficient data. For stock options granted to employees, the Company estimates the expected term by using the simplified method. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options. For stock options granted to non-employees, the expected term equals the contractual term of the option.
•
Expected Volatility. As the Company does not have a trading history for its common stock, the expected volatility was estimated by taking the average historic price volatility for industry peers, consisting of several public companies in the Company's industry that are either similar in size, stage of life cycle, or financial leverage, over a period equivalent to the expected term of the awards.
•
Expected Dividend Yield. The Company has never declared or paid any cash dividends and do not plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.

The Company recognizes stock-based compensation expense for stock option awards with service condition on a straight-line basis over the period during which an award holder is required to provide services in exchange for the award (generally the vesting period of the award). The Company accounts for forfeitures as they occur.

The Company granted stock options and RSUs that vest upon the satisfaction of both a service-based condition and a performance-based condition, as well as RSUs that vest upon the satisfaction of a combination of a service-based condition, a performance-based condition, and a market-based condition.

The grant-date fair value of RSUs with service-based and performance-based conditions is determined based on the fair value of the Company's common stock on the date of grant. For RSUs that include a market-based condition, the grant-date fair value is estimated using a Monte Carlo simulation method, which incorporates the possibility that the market-based condition may not be satisfied, and includes assumptions such as expected term, expected volatility, and risk-free interest rates.

The Company recognizes stock-based compensation expense for stock awards and RSUs that have a combination of service-based, performance-based, and/or market-based vesting conditions using the accelerated attribution method over the requisite service period. Stock-based compensation expense is not recognized for grants that include a performance-based vesting condition unless the performance-based vesting condition is deemed probable. As of January 31, 2025 and July 31, 2025 (unaudited), all of the outstanding RSU grants have performance-based vesting condition that is based upon the satisfaction of the earlier of (i) the effective date of a registration statement of the Company that will be filed under the Securities Act for the sale of the Company's common stock, or (ii) immediately prior to the closing of a change in control of the Company. Additionally, in certain cases, the performance-based vesting condition includes the achievement of specific annual performance targets for each fiscal year following the liquidity event. None of the RSUs vest unless the performance-based vesting condition is satisfied.

As of January 31, 2025 and July 31, 2025 (unaudited), the Company has not deemed the performance-based vesting condition related to a liquidity event to be probable. As a result, the Company has not recognized stock-based compensation expense on the outstanding RSU and stock option grants that have liquidity-based vesting condition as of January 31, 2025 and July 31, 2025 (unaudited). The Company expects to recognize a cumulative stock-based compensation expense for these RSUs and stock options for the service period rendered from the grant date through the occurrence of a liquidity event, such as an IPO.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized.

The Company recognizes tax benefits from uncertain tax positions only if the Company believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company records interest and penalties related to unrecognized tax benefits in provision for income taxes in the consolidated statements of operations.

The provision for income taxes during interim reporting periods is calculated by applying an estimate of the annual effective tax rate for the full fiscal year to ordinary income for the reporting period plus an additional tax provision or benefit for items accounted for discretely in the quarter. Interest and penalties related to unrecognized tax benefits and other discrete items are recognized in the provision for income taxes as incurred.

Segment and Geographic Information

The Company has a single operating and reportable segment. The Company's chief operating decision maker ("CODM") is its chief executive officer. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that the Company operates as one reportable segment. The Company presents financial information about its geographic areas in Note 4, Revenue Recognition, and Note 14, Segment Information.

Net Loss per Share Attributable to Common Stockholders

The Company computes basic and diluted net loss per share attributable to common stockholders using the two-class method required for participating securities. The Company considers its convertible preferred stock, restricted common stock, and shares issued upon the early exercise of stock options subject to repurchase to be participating securities. Under the two-class method, the net loss is not allocated to the convertible preferred stock, restricted common stock, and early exercised stock options as the holders do not have a contractual obligation to share in the Company's losses.

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities. For periods in which the Company reports net losses, all potentially dilutive securities are anti-dilutive and accordingly, basic net loss per share is the same as diluted net loss per share.

Recently Adopted Accounting Pronouncements

In July 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-03 - Presentation of Financial Statements (Topic 205), Income Statement-Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation-Stock Compensation (Topic 718). The ASU amends or supersedes various SEC paragraphs within the Codification to conform to past SEC announcements and guidance issued by the SEC. The ASU was effective immediately upon issuance and did not have a material impact on the Company's consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. All disclosure requirements of ASU 2023-07 are required for entities with a single reportable segment. The new standard became effective for the Company for the annual periods beginning February 1, 2024, and for interim periods beginning February 1, 2025. The Company adopted this standard as of February 1, 2024.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. For entities other than public business entities, the new guidance requires qualitative disclosure about specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate, as well as additional information on income taxes paid. The guidance is effective for the Company beginning February 1, 2026. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses, which requires disclosure of additional information about specific expense categories underlying certain income statement expense line items. Additionally, in January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. This ASU is effective for annual periods beginning after December 15, 2026 and requires either prospective or retrospective application. The Company is currently evaluating the impact of the ASU on its disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This amendment introduces a practical expedient for the application of the current expected credit loss (“CECL”) model to current accounts receivable and contract assets. The amendment is effective for annual and interim reporting periods beginning after December 15, 2025, on a prospective basis, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

(3)
Fair Value Measurements

Certain financial assets and liabilities are measured at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

•
Level 1 - Assets and liabilities whose values are based on observable inputs such as quoted (unadjusted) prices in active markets for identical assets or liabilities.
•
Level 2 - Assets and liabilities whose values are based on inputs from quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the asset or liability.
•
Level 3 - Assets and liabilities whose values are based on unobservable inputs that are supported by little or no market activity and that are significant to the overall fair value measurement.

The Company classifies its cash equivalents, marketable securities, and restricted cash within Level 1 or Level 2 because they are valued using either quoted market prices or inputs other than quoted prices which are directly or indirectly observable in the market, including readily available pricing sources for the identical underlying security which may not be actively traded.

The Company classifies its convertible preferred stock warrants and Convertible Notes within Level 3 and they are measured at fair value using valuation techniques and require significant management judgment or estimation. For the fiscal year ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), the convertible preferred stock warrant fair value and subsequent fair value adjustments were not material to the Company's consolidated financial statements.

Cash Equivalents, Marketable Securities, and Restricted Cash

The following tables summarize cash equivalents, marketable securities, and restricted cash within significant investment categories by level of input within the fair value hierarchy as of January 31, 2024 and 2025, and July 31, 2025 (unaudited) (in thousands):

	As of January 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Marketable Securities	Restricted Cash
Level 1
Money Market Accounts	$24,909	$—	$—	$24,909	$24,671	$238	$2,716
Level 2
Commercial Paper	46,332	162	(8)	46,486	40,204	6,282	—
Corporate Debt Securities	54,262	155	(35)	54,382	—	54,382	—
Asset-Backed Securities	48,858	172	(12)	49,018	—	49,018	—
Agency Securities	14,021	7	(38)	13,990	—	13,990	—
Total	$188,382	$496	$(93)	$188,785	$64,875	$123,910	$2,716

	As of January 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Marketable Securities	Restricted Cash
Level 1
Money Market Accounts	$26,262	$—	$—	$26,262	$24,369	$1,903	$1,185
Level 2
Commercial Paper	56,611	10	(3)	56,618	24,996	31,622	—
Corporate Debt Securities	26,940	27	(56)	26,911	—	26,911	—
Asset-Backed Securities	20,344	30	(131)	20,243	—	20,243	—
Agency Securities	—	—	—	—	—	—	—
Total	$130,157	$67	$(190)	$130,034	$49,365	$80,679	$1,185

	As of July 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Marketable Securities	Restricted Cash
	(unaudited)
Level 1
Money Market Accounts	$40,645	$—	$—	$40,645	$40,328	$317	$1,185
Level 2
Commercial Paper	54,290	3	(10)	54,283	40,370	13,914	—
Corporate Debt Securities	22,308	17	(14)	22,311	—	22,311	—
Asset-Backed Securities	14,077	1	(23)	14,055	—	14,054	—
Total	$131,320	$21	$(47)	$131,294	$80,698	$50,596	$1,185

The Convertible Notes are measured at fair value and are categorized within Level 3 of the fair value hierarchy. Refer to Note 9 for additional information.

Valuation Methodology

The fair value of the Convertible Notes is estimated using scenario-based binomial lattice model. The scenarios consist of (a) Scenario 1 - likelihood of achieving a liquidity event, such as an IPO, and (b) Scenario 2 - the Company will remain private.

The fair value of the Convertible Notes uses inputs such as the fair value of common stock and estimates for the volatility of the common stock, the time to expiration of the Convertible Notes, the risk-free interest rate for a period that approximates the time to expiration. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of measurement for time periods approximately equal to the time to expiration or conversion, based on scenarios. The credit spread is estimated using comparable securities data and the implied discount rate as of the issuance date. The expected volatility is determined by taking into account the historical stock price volatility, implied volatility and asset volatility of the Company's guideline public companies operating in the same industry for a period that approximates the time to expiration.

The fair value of the Convertible Notes on their respective issuance dates was the same as the carrying amounts of $401.0 million for the 2027 Notes and $75.0 million for the 2029 Notes.

The following tables summarize the significant quantitative inputs considered in the valuation of Convertible Notes as of January 31, 2024 and 2025:

2027 Notes

	As of January 31,
Inputs	2024	2025
Price per share	$11.25	$12.41
Conversion premium	30.0%	30.0%
Risk-free rate	4.0%	4.3%
Selected credit spread	12.4%	13.8%
Coupon rate	3.8%	3.8%
Expected volatility	55.0%	65.0%
Time until exit (in years)	1.3	0.7

2029 Notes

As of January 31,
Inputs	2025
Price per share	$12.41
Conversion premium	30.0%
Risk-free rate	4.3%
Selected credit spread	13.8%
Coupon rate	3.0%
Expected volatility	65.0%
Time until exit (in years)	0.7

The following tables summarize the significant quantitative inputs considered in the valuation of Convertible Notes as of July 31, 2025 (unaudited):

2028 Notes

As of July 31,
Inputs	2025
(unaudited)
Price per share	$17.01
Conversion premium	30.0%
Risk-free rate	3.9%
Selected credit spread	14.1%
Coupon rate	3.8%
Expected volatility	60.0%
Time until exit (in years)	0.2

2029 Notes

As of July 31,
Inputs	2025
(unaudited)
Price per share	$17.01
Conversion premium	30.0%
Risk-free rate	3.9%
Selected credit spread	14.1%
Coupon rate	3.0%
Expected volatility	60.0%
Time until exit (in years)	0.2

The Company did not have transfers between levels of the fair value hierarchy of assets measured at fair value during the periods presented.

(4)
Revenue Recognition

Disaggregation of Revenue

Subscription revenue is recognized over time and accounted for 98% and 99% of the Company's revenue for the fiscal years ended January 31, 2024 and 2025, respectively. During the six months ended July 31, 2024 and 2025 (unaudited), subscription revenue accounted for 99% of the Company's total revenue.

The following table summarizes the disaggregation of revenue by geographic area, based on the shipping address of the end customer for contracts through channel partners and direct customers (in thousands):

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Americas	$246,192	$306,770	$144,840	$184,861
Asia Pacific and Japan ("APJ")	72,329	101,175	46,402	61,625
Europe, the Middle East, and Africa ("EMEA")	88,362	130,323	60,008	82,008
Total Revenue	$406,883	$538,268	$251,250	$328,494

Revenue from the United States, which is included within the Americas region in the table above, was $205.2 million, $250.6 million, $119.4 million, and $146.7 million during the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), respectively.

The following table summarizes revenue from contracts through indirect channels, including channel partners and MSPs, and direct end customers for the periods presented (in thousands):

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Indirect channels	$374,186	$502,544	$233,263	$311,573
Direct end customers	32,697	35,724	17,987	16,921
Total Revenue	$406,883	$538,268	$251,250	$328,494

Deferred Revenue

Deferred revenue consists primarily of payments received and accounts receivable recorded in advance of performance under the contract. Such amounts are recognized as revenue over the contractual period. The amount of revenue recognized in the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), that was included in the deferred revenue at the beginning of the period was $255.4 million, $335.4 million, $211.0 million, and $272.1 million, respectively.

Payments are received from customers based upon contractual billing schedules and accounts receivable are recorded when the right to consideration becomes unconditional. Contract assets include amounts related to the Company's contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced and such amounts have historically not been material.

The following table summarizes the activity of deferred revenue (in thousands):

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Beginning balance	$353,233	$436,931	$436,931	$590,307
Additions	490,581	691,644	275,303	344,564
Recognition of deferred revenue	(406,883)	(538,268)	(251,250)	(328,494)
Ending balance	$436,931	$590,307	$460,984	$606,377

Deferred revenue, current	$335,351	$430,156	$341,467	$453,300
Deferred revenue, noncurrent	101,580	160,151	119,517	153,077
Total deferred revenue	$436,931	$590,307	$460,984	$606,377

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue that has not yet been recognized, including both deferred revenue that has been invoiced and non-cancelable committed amounts that will be invoiced and recognized as revenue in future periods.

As of January 31, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations was $885.0 million. The Company expects to recognize 57% of the remaining performance obligations over the next 12 months and 39% between 13 and 36 months, with the remainder to be recognized thereafter.

As of July 31, 2025 (unaudited), the aggregate amount of the transaction price allocated to remaining performance obligations was $994.6 million. The Company expects to recognize 56% of the remaining performance obligations over the next 12 months and 41% between 13 and 36 months, with the remainder to be recognized thereafter.

Deferred Contract Acquisition Costs

The following table summarizes the activity of deferred contract acquisition costs (in thousands):

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Beginning balance	$76,257	$100,747	$100,747	$121,665
Capitalization of contract acquisition costs	58,720	66,183	29,195	34,320
Amortization of deferred contract acquisition costs	(34,230)	(45,265)	(21,743)	(25,347)
Ending balance	$100,747	$121,665	$108,199	$130,638

Deferred contract acquisition costs, current	$35,758	42,860	$38,350	$46,471
Deferred contract acquisition costs, noncurrent	64,989	78,805	69,849	84,167
Total deferred contract acquisition costs	$100,747	$121,665	$108,199	$130,638

(5)
Acquisitions, Goodwill, and Intangible Assets

Fiscal 2024 Acquisitions

In September 2023, the Company acquired 100% of the voting equity interest of Kadiska, Inc. ("Kadiska"), a company which specializes in Digital Experience Management ("DEM"), Network Performance Monitoring ("NPM"), and Application Performance Monitoring ("APM") domain. The acquisition was accounted for as a business combination. The total purchase consideration was $16.6 million of cash consideration. The total purchase consideration was allocated as follows: $12.3 million to identifiable intangible assets, $0.9 million to net assets acquired and $2.1 million to net deferred tax liabilities, with the excess $5.5 million of the purchase price over the fair value of net assets acquired recorded as goodwill, allocated to Company's one operating segment. Goodwill arising from the acquisition represents the expected expansion of Netskope's security platform offerings, establishing a stronger foothold in the market, and growth in additional markets with minimal additional investment in personnel, facilities, or technology. Of the total purchase consideration, $2.4 million was held back to secure indemnification obligations.

In addition, Netskope issued 329,293 shares of common stock, to certain stockholders of Kadiska in conjunction with the acquisition, which are subject to continuing service requirements; the fair value of $3.6 million is attributable to post-combination services and recognized ratably as stock-based compensation expense over the remaining service period.

Transaction costs of $0.8 million were expensed as incurred as a component of general and administrative expense in the consolidated statement of operations for the fiscal year ended January 31, 2024.

The identifiable intangible assets, which primarily consisted of developed technology of $9.3 million and customer relationship of $3.0 million with estimated useful lives of three years and two years, respectively. The developed technology and customer relationship were valued using the replacement cost approach, based on the cost incurred to replace the asset in like utility using current material and labor rates.

The results of operations of Kadiska are included in the accompanying consolidated statements of operations from the date of acquisition. Revenue and net loss of Kadiska included in the Company's consolidated statement of operations for the fiscal years ended January 31, 2024 and 2025, were immaterial.

Fiscal 2025 Acquisitions

In October 2024, the Company acquired 100% of the voting equity interests of Dasera, Inc. ("Dasera"), a company which specializes in the Data Security Posture Management ("DSPM"). The acquisition was accounted for as a business combination.

The total purchase consideration for the Dasera acquisition consisted of $2.5 million in cash, $17.9 million of common shares issued, of which $3.4 million was held back to secure indemnification obligations, and $0.2 million in replacement awards related to pre-combination services provided by employees. The total purchase consideration was allocated as follows: $19.4 million to identifiable intangible assets, $0.5 million to net liabilities assumed, $2.2 million to net deferred tax liabilities assumed, and $3.9 million, the excess of the purchase price over the fair value of net assets acquired, to goodwill. Goodwill arising from the acquisition represents the expected expansion of Netskope's DSPM offerings, establishing a stronger foothold in the market, and growth in additional markets with minimal additional investment in personnel, facilities, or technology.

Certain stock options held by Dasera employees were assumed by the Company with a total fair value of $0.4 million; $0.2 million as purchase consideration related to pre-combination services and the remaining $0.2 million allocated to post-combination services being recognized ratably as stock-based compensation expense over the remaining service period.

Transaction costs of $0.5 million were expensed as incurred as a component of general and administrative expense in the consolidated statement of operations for the fiscal year ended January 31, 2025.

The identifiable intangible assets primarily consisted of developed technology of $18.2 million and customer relationship of $1.2 million, with estimated useful lives of three years and two years, respectively. The developed technology and customer relationship were valued using the replacement cost approach.

The results of operations of Dasera are included in the accompanying consolidated statements of operations from the date of acquisition. Revenue and net loss of Dasera included in the consolidated statement of operations for the fiscal year ended January 31, 2025 were immaterial.

Goodwill

The change in the carrying amount of goodwill is as follows (in thousands):

Amount
Balance as of January 31, 2023	$51,645
Goodwill acquired	5,531
Balance as of January 31, 2024	57,176
Goodwill acquired	3,907
Balance as of January 31, 2025	61,083
Goodwill acquired	—
Balance as of July 31, 2025 (unaudited)	$61,083

There was no impairment of goodwill recorded for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2025 (unaudited).

Intangible Assets, Net

Intangible assets, net consisted of the following (in thousands):

	As of January 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed Technology	$100,721	$(72,365)	$28,356
Customer Relationship	3,042	(637)	2,405
Intellectual Property	5,703	—	5,703
Workforce	1,068	(997)	71
Intangible Assets, Net	$110,534	$(73,999)	$36,535

	As of January 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed Technology	$119,699	$(93,150)	$26,549
Customer Relationship	4,241	(2,348)	1,893
Intellectual Property	8,800	—	8,800
Workforce	1,068	(1,068)	—
Intangible Assets, Net	$133,808	$(96,566)	$37,242

	As of July 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(unaudited)
Developed Technology	$119,699	$(102,684)	$17,015
Customer Relationship	4,241	(3,398)	843
Intellectual Property	8,800	(141)	8,659
Workforce	1,068	(1,068)	—
Intangible Assets, Net	$133,808	$(107,291)	$26,517

Amortization expenses related to acquired intangible assets were $21.1 million, $22.7 million for the fiscal years ended January 31, 2024 and 2025, respectively, and $10.3 million, and $10.7 million for the six months ended July 31, 2024 and 2025 (unaudited), respectively.

As of January 31, 2024 and 2025, and July 31, 2025 (unaudited), the weighted-average remaining amortization period of the intangible assets was 2.6 years, 2.0 years, and 2.3 years, respectively. Amortization of developed technology is included in cost of revenue in the consolidated statements of operations; amortization of customer relationship and workforce is included in operating expenses in the consolidated statements of operations.

The expected future amortization expense for acquired intangible assets as of January 31, 2025 is as follows (in thousands):

Fiscal Years Ending January 31,	Amount
2026	$15,700
2027	8,396
2028	4,192
2029	24
2030	24
Thereafter	106
Total	$28,442

The expected future amortization expense for acquired intangible assets as of July 31, 2025 (unaudited) is as follows (in thousands):

Amount
Fiscal Years Ending January 31,	(unaudited)
Remainder of 2026	$5,075
2027	8,496
2028	4,292
2029	124
2030	124
Thereafter	606
Total	$18,717

(6)
Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of January 31,		As of July 31,
	2024	2025	2025
			(unaudited)
Prepaid software and subscription	$11,173	$18,319	$18,092
Prepaid data center costs	8,712	7,509	1,291
Prepaid sales and marketing	5,550	375	4,818
Prepaid fixed assets	2,546	—	—
Prepaid insurance	2,350	2,025	3,014
Prepaid professional service costs	739	1,723	2,406
Others	5,081	8,040	19,100
Total prepaid expenses and other current assets	$36,151	$37,991	$48,721

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	As of January 31,		As of July 31,
	2024	2025	2025
			(unaudited)
Data center equipment	$148,094	$179,773	$186,923
Computers and related equipment	18,969	21,050	22,620
Capitalized internal-use software	23,930	27,420	29,332
Furniture and fixtures	1,852	2,019	2,019
Leasehold improvements	3,693	4,491	4,494
Total property and equipment	196,538	234,753	245,388
Less: Accumulated depreciation and amortization	(102,248)	(135,273)	(149,925)
Property and equipment, net	$94,290	$99,480	$95,463

Depreciation and amortization expenses were $28.2 million, $31.7 million, $16.1 million, and $14.8 million for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), respectively.

Accrued Compensation and Benefits

Accrued compensation and benefits consisted of the following (in thousands):

	As of January 31,		As of July 31,
	2024	2025	2025
			(unaudited)
Accrued bonus	$24,633	$35,521	$23,275
Accrued commission	8,842	11,829	13,235
Accrued vacation	4,046	4,059	7,043
Accrued payroll taxes	5,315	4,775	2,684
Accrued payroll	1,316	680	—
Other accrued compensation and benefits	5,276	5,917	9,350
Total accrued compensation and benefits	$49,428	$62,781	$55,587

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of January 31,		As of July 31,
	2024	2025	2025
			(unaudited)
Accrued vendor expenses	$9,820	$10,658	$15,419
Accrued cash holdback in connection with acquisition	2,304	2,304	2,304
Accrued legal, tax, and audit	1,164	1,669	1,987
Early exercised stock options liability	2,004	454	—
Taxes payable	2,661	1,289	1,919
Other current liabilities	5,971	4,478	6,775
Total accrued expenses and other current liabilities	$23,924	$20,852	$28,404

(7)
Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. Although the Company cannot predict with assurance the outcome of any litigation, the Company does not believe that there are any pending or threatened legal proceedings that are likely to have a material adverse effect on its consolidated financial statements.

Indemnification

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third party claims that the Company's products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the potential amount of liability under these indemnification obligations due to the Company's limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. In addition, the Company indemnifies its officers, directors, and certain key employees while they are serving in good faith in their respective capacities. To date, there have been no claims under any indemnification provisions and costs and liabilities incurred as a result of indemnification obligations were not material during the periods presented.

Letters of Credit

As of January 31, 2024 and 2025, and July 31, 2025 (unaudited), the Company had outstanding letters of credit in the aggregate amount of $2.7 million, $1.2 million and $1.2 million, respectively, in connection with facility leases. The letters of credit are collateralized by restricted cash and mature on various dates through fiscal year 2031.

(8)
Leases

The Company has entered into non-cancelable operating lease agreements to lease offices and space and racks at data center facilities with various expiration dates through fiscal year 2036. The Company's operating lease arrangements do not contain any restrictive covenants or residual value guarantees. The Company is required to pay property taxes, insurance and normal maintenance costs for certain of these facilities.

Supplemental cash flow information related to the Company's operating leases for the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), as well as the weighted-average remaining lease term and weighted-average discount rate as of January 31, 2024 and 2025, were as follows (amount in thousands, except lease term and discount rate data):

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Supplemental Cash Flow Information
Cash paid for amount included in the measurement of operating lease liabilities	$13,753	$15,305	$7,503	$7,644
Operating lease ROU assets obtained in exchange for operating lease liabilities	$11,078	$13,164	$7,664	$5,618

	As of January 31,
	2024	2025
Weighted-average remaining lease term (years)	4.69	6.99
Weighted-average discount rate	7.2%	7.6%

The components of lease costs for the fiscal years ended January 31, 2024 and 2025 consisted of the following (in thousands):

	Fiscal Year Ended January 31,
	2024	2025
Operating lease costs	$17,685	$19,810
Short-term lease costs	863	652
Variable lease costs	2,026	3,258
Total lease costs	$20,574	$23,720

In December 2023, the Company ceased to use a portion of the Company's leased office space in Santa Clara, California and entered into an agreement to sublease the space. The sublease commenced in February 2024. The Company recognized a loss of $1.3 million as a result of the impairment of related right-of-use assets. Sublease income for the fiscal years ended January 31, 2024 and 2025 was $0.0 million and $0.5 million, respectively.

In June 2024, the Company entered into a lease amendment to reduce the leased space, adjust the base rent, and extend the lease term of its office in Santa Clara. The modification resulted in additional right-of-use assets and corresponding lease liabilities of $5.6 million.

The maturities of the Company's non-cancelable operating lease liabilities as of January 31, 2025 were as follows (in thousands):

Amount
Fiscal Years Ending January 31,
2026	$12,564
2027	6,650
2028	3,930
2029	3,595
2030	3,577
Thereafter	16,977
Total operating lease payments	$47,293
Less: Imputed interest	(11,218)
Present value of operating lease liabilities	$36,075

(9)
Convertible Notes

2027 Notes

In December 2022, the Company issued $401.0 million in aggregate principal amount of 2027 Notes pursuant to an indenture, dated as of December 22, 2022 (the "2027 Notes Indenture"), between the Company and U.S. Bank Trust Company, National Association, as trustee (the "Trustee"). In addition, the Company is obligated to comply with certain affirmative and negative covenants under the 2027 Notes Indenture.

The 2027 Notes are the Company's senior unsecured obligations which accrue interest quarterly at a rate of 3.75% per annum, with such interest to be paid in kind ("PIK") through an increase in the principal amount of the 2027 Notes, or paid in cash, at the election of the Company, on a quarterly basis. The 2027 Notes will mature on December 15, 2027, or Maturity Date, unless earlier repurchased, redeemed or converted.

The 2027 Notes may be converted by the holders thereof in four different situations.

•
From the second anniversary of the issue date of the 2027 Notes to the business day before the earlier of (x) the Maturity Date and (y) the date of a Qualified IPO of the Company. A "Qualified IPO" means the first to occur of a qualified underwritten initial public offering, a qualified direct listing, or a qualified business combination.
•
From the business day after nine months after a Qualified IPO to the business day before the Maturity Date.
•
Following the occurrence of certain corporate events, such as, a fundamental change or a common stock change event, excluding a merger or business combination solely to change the Company's jurisdiction of incorporation and Qualified IPO.
•
If the Company elects to redeem the 2027 Notes in connection with certain tax events.

For conversions that occur following the effective date of a Qualified IPO, if any of the 2027 Notes are converted by the holders thereof, the Company may choose to provide shares of its common stock, cash, or a combination of both. However, for the conversions that occur before a Qualified IPO, they can only be settled in shares of the Company's common stock.

The conversion rate is initially set at 42.1046 shares of the Company's common stock per $1,000 principal amount of 2027 Notes and is subject to adjustment based on certain events. Upon the closing date of a qualified equity capital raise (as defined in the Indenture) or a Qualified IPO, the conversion rate will be adjusted according to a formula. The conversion rate and conversion price are also subject to customary adjustments.

The Company may not redeem the 2027 Notes before the one-year anniversary of a Qualified IPO or the Redemption Trigger Date (as defined in the 2027 Notes Indenture) unless it is a redemption in connection with a change in tax law, or Tax Redemption. After the Redemption Trigger Date and before the Maturity Date, the Company may choose to redeem some or all of the 2027 Notes if the price of its common stock is at least 200% of the conversion price (x) for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days prior to providing notice of such redemption and (y) on the trading day before, in each case, the date on which the Company delivers a redemption notice, and certain liquidity conditions will be met. The redemption price will be the principal amount of, and any accrued and unpaid interest, on the 2027 Notes called for redemption (provided, however, that the redemption price for a redemption made in connection with certain corporate events will be equal to the repurchase price therefore as if they were repurchased in connection with a Fundamental Change as described below) but the Company may not redeem less than all of the 2027 Notes if less than $100.0 million in aggregate principal amount of 2027 Notes will remain outstanding following such redemption.

The Company may redeem the 2027 Notes if (i) a payor becomes obligated to pay additional amounts to holders of the 2027 Notes due to changes in tax law, and (ii) the payor is unable to avoid this obligation by taking reasonable measures. In connection with any such Tax Redemption, the Company must provide an opinion from an outside legal counsel attesting to the condition described in clause (i) of the immediately preceding sentence and an officer's certificate attesting to the conditions described in clauses (i) and (ii) of the immediately preceding sentence.

The holders of the 2027 Notes have the option to request the Company to repurchase all or any whole number of their 2027 Notes at any time after the earlier of (x) the fourth anniversary of the issue date of the 2027 Notes and (y) the third anniversary of the effective date of a Qualified IPO, but prior to the ninety-first day prior to the Maturity Date. The repurchase price for the 2027 Notes that are tendered for repurchase will consist of the principal amount of those 2027 Notes plus any accrued and unpaid interest thereon to the repurchase date, and a 2027 Notes Minimum Return Multiple (taking into account prior cash payments of interest made in respect to those 2027 Notes), as defined in the 2027 Notes Indenture, equal to the excess of (x) one plus a quarterly compounded rate of fourteen percent (14.0%), calculated from the issue date of the 2027 Notes to be repurchased up to but excluding the repurchase date over (y) such principal amount and accrued and unpaid interest.

If a Fundamental Change occurs prior to the Maturity Date, the holders of the 2027 Notes will have the option to demand that the Company repurchases all or any whole number of their 2027 Notes for cash at a fundamental change repurchase price. This price would be equal to the greater of (i) a specified premium between 140% and 170% of the principal amount of the 2027 Notes, depending on the date of such repurchase, and (ii) the principal amount thereof and all accrued and unpaid interest thereon. The definition of Fundamental Change includes certain business combination transactions involving the Company, as well as certain de-listing events concerning the company's common stock after a Qualified IPO.

The 2027 Notes Indenture includes customary terms, covenants, and events of default (including events of default related to certain covenants). Upon an event of default related to certain events of insolvency or bankruptcy, the 2027 Notes will immediately be accelerated without any further action or notice by any person. Upon other event of default, the 2027 Notes may be accelerated by the trustee under the Indenture or holders of 2027 Notes representing at least 25% in aggregate principal amount of all outstanding 2027 Notes. Such acceleration will result in the aggregate principal amount of the outstanding 2027 Notes plus any accrued and unpaid interest on the 2027 Notes, and an acceleration premium designed to ensure a minimum total return on the 2027 Notes (taking into account prior cash payments of interest made in respect of such 2027 Notes), which shall be in an amount equal to the excess of (x) 140% of the principal amount of such 2027 Notes on or before the second anniversary of the issue date of the 2027 Notes, 155% of the principal amount of such 2027 Notes after the second anniversary but on or before the third anniversary of the issue date of the 2027 Notes, or 170% of the principal amount of such 2027 Notes after the third anniversary of the issue date of the 2027 Notes, over (y) the principal thereof plus any accrued and unpaid interest thereon becoming immediately due and payable upon such any such acceleration.

The 2027 Notes Indenture contains negative covenants that restrict the ability of the Company and its subsidiaries to (i) incur indebtedness while at least 10% in aggregate principal amount of the 2027 Notes issued on the date of the Indenture remains outstanding and (ii) at all times prior to a Qualified IPO, make certain dividends, distributions, or other payments in respect of equity interests, purchase or redeem certain equity interests, optionally prepay or redeem the principal of any the Company's or its subsidiaries' subordinated obligations, consummate asset sales or sell, exclusively license or otherwise dispose of any of the Company's or its subsidiaries' intellectual property or intellectual property licensed by the Company or any of its subsidiaries that is material to the business of the Company or any of its subsidiaries, in each case, subject to certain exclusions and exceptions. In addition, the aggregate amount of cash held by the Company and the Company's subsidiaries that exceeds the amount of accounts payable outstanding after the 90th day such accounts payable has been invoiced must at all times prior to a Qualified IPO, be in an amount of at least $40.0 million. However, the Company is permitted to secure and draw on a revolving line of credit in amount to not exceed $150 million.

The Company elected to account for the 2027 Notes using the fair value option.

In April 2025, the Company amended certain terms of the 2027 Notes. Unless otherwise indicated, the description of the terms pertaining to the amended 2027 Notes are referred to herein as the "2028 Notes." The amendments include the following:

(a) Upon the effectiveness of a Qualified IPO, the Maturity Date of the 2027 Notes will be extended from December 15, 2027 to December 15, 2028;

(b) Upon the effectiveness of a Qualified IPO, the holders' option to request the Company to repurchase the 2027 Notes in December 2026, the fourth anniversary of the issue date of the 2027 Notes, will be cancelled; and the period during which the holders of the 2027 Notes may exercise their optional repurchase right will be amended to commence 120 days prior to the amended maturity date of December 15, 2028, and terminate 91 days prior to such amended maturity date;

(c) Following the Redemption Trigger Date, the Company may redeem the 2027 Notes on or before the 40th scheduled trading day immediately prior to the Maturity Date, contingent upon (i) the Company's share price exceeding 200% of the conversion price for a specific period, in the case of redemptions for which the redemption notice is sent on or prior to December 15, 2027, or (ii) the Company's share price exceeding 230% of the conversion price for a specific period, in the case of redemptions for which the redemption notice is sent after December 15, 2027.

Except as expressly set forth above, the terms and conditions of the 2028 Notes remain substantially similar to the 2027 Notes.

The change in the fair value of the 2027 Notes or the 2028 Notes and the related impact on the consolidated statement of operations and the consolidated statements of comprehensive loss is presented below (in thousands):

Amount
Fair value as of January 31, 2023	$420,280
Change in fair value reported in the Consolidated Statement of Operations	38,575
Change in fair value reported in Consolidated Statement of Comprehensive Loss	13,645
Fair value as of January 31, 2024	472,500
Change in fair value reported in the Consolidated Statement of Operations	94,030
Change in fair value reported in Consolidated Statement of Comprehensive Loss	(19,269)
Fair value as of January 31, 2025	547,261
Change in fair value reported in the Consolidated Statement of Operations (unaudited)	66,489
Change in fair value reported in Consolidated Statement of Comprehensive Loss (unaudited)	(3,087)
Fair value as of July 31, 2025 (unaudited)	$610,663

Remaining unpaid principal as of July 31, 2025 (unaudited)	$401,000

PIK interest expense of $15.3 million and $15.9 million is included in the change of fair value of 2027 Notes or 2028 Notes in the consolidated statement of operations for the fiscal years ended January 31, 2024 and 2025, respectively.

PIK interest expense of $7.8 million and $8.1 million is included in the change of fair value of 2027 Notes or 2028 Notes in the consolidated statement of operations for the six months ended July 31, 2024 and 2025 (unaudited), respectively.

2029 Notes

In August 2024, the Company entered into a Note Purchase Agreement, or the Note Agreement, with certain investors. Pursuant to the Note Agreement, in September 2024 or the Issuance Date, the Company issued 3.00% Convertible Senior PIK Toggle Notes due 2029, or (the "2029 Notes"), to such investors in an aggregate principal amount of $75.0 million. The 2029 Notes were issued under, and are governed by, an indenture (the "2029 Notes Indenture") between the Company and U.S. Bank Trust Company, National Association, as trustee. In addition, the Company is obligated to comply with certain affirmative and negative covenants under the Note Agreement.

The 2029 Notes are the Company's senior unsecured obligations which accrue interest quarterly at a rate of 3.00% per annum, with such interest to be paid in kind ("PIK") through an increase in the principal amount of the 2029 Notes, or paid in cash, at the election of the Company, on a quarterly basis. The 2029 Notes will mature on August 1, 2029, or Maturity Date, unless earlier repurchased, redeemed or converted.

The 2029 Notes may be converted by the holders thereof in four different situations.

•
From the second anniversary of the Signing Date of the 2029 Notes to the business day before the earlier of (x) the Maturity Date and (y) the date of a Qualified IPO of the Company. A "Qualified IPO" means the first to occur of a qualified underwritten initial public offering, a qualified direct listing, or a qualified business combination.
•
From the business day after nine months after a Qualified IPO to the business day before the Maturity Date.
•
Following the occurrence of certain corporate events i.e. a fundamental change or a common stock change event, excluding a merger or business combination solely to change the Company's jurisdiction of incorporation and Qualified IPO.
•
If the Company elects to redeem the 2029 Notes in connection with certain tax events.

For conversions that occur following the effective date of a Qualified IPO, if any of the 2029 Notes are converted by the holders thereof, the Company may choose to provide shares of the Company's common stock, cash, or a combination of both. However, for the conversions that occur before a Qualified IPO, they can only be settled in shares of the Company's common stock.

The conversion rate is initially set at 34.4632 shares of the Company's common stock per $1,000 principal amount of 2029 Notes and is subject to adjustment based on certain events. Upon the closing date of a qualified equity capital raise (as defined in the Indenture) or a Qualified IPO, the conversion rate will be adjusted according to a formula. The conversion rate and conversion price are also subject to customary adjustments.

The Company may not redeem the 2029 Notes before the one-year anniversary of a Qualified IPO, or the period between the effective date of a Fundamental Change up to the sixty fifth trading day following the date the Company issues the related Fundamental Change notice, or the Redemption Trigger Date (as defined in the Indenture) unless it is a redemption in connection with a change in tax law, or Tax Redemption. After the Redemption Trigger Date and before the Maturity Date, the Company may choose to redeem some or all of the 2029 Notes if the last reported sale price of its common stock is 200% or more of the conversion price (x) for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days prior to providing notice of such redemption and (y) on the trading day before, in each case, the date on which the Company delivers a redemption notice, and certain liquidity conditions will be met. The redemption price will be the principal amount of, and any accrued and unpaid interest, on the 2029 Notes called for redemption (provided, however, that the redemption price for a redemption made in connection with certain corporate events will be equal to the repurchase price therefor as if they were repurchased in connection with a Fundamental Change as described below) but the Company may not redeem less than all of the 2029 Notes if less than $50.0 million in aggregate principal amount of 2029 Notes will remain outstanding following such redemption. The definition of Fundamental Change includes certain business combination transactions involving the Company, as well as certain de-listing events concerning the Company's common stock after a Qualified IPO. The probability of occurrence of a Fundamental Change was remote as of January 31, 2025 and July 31, 2025.

The Company may redeem the 2029 Notes if (i) a payor becomes obligated to pay additional amounts to holders of the 2029 Notes due to changes in tax law, and (ii) the payor is unable to avoid this obligation by taking reasonable measures. In connection with any such Tax Redemption, the Company must provide an opinion from an outside legal counsel attesting to the condition described in clause (i) of the immediately preceding sentence and an officer's certificate attesting to the conditions described in clauses (i) and (ii) of the immediately preceding sentence.

The holders of the 2029 Notes have the option to request the Company to repurchase all or any whole number of their 2029 Notes at any time after the earlier of (x) the fourth anniversary of the Signing Date of the 2029 Notes and (y) the third anniversary of the effective date of a Qualified IPO, but prior to the ninety-first day prior to the Maturity Date. The repurchase price for the 2029 Notes that are tendered for repurchase will consist of the principal amount of those 2029 Notes plus any accrued and unpaid interest thereon to the repurchase date, and a 2029 Notes Minimum Return Multiple (taking into account prior cash payments of interest made in respect to those 2029 Notes), as defined in the 2029 Notes Indenture, equal to the excess of (x) one plus a quarterly compounded rate of thirteen and a half percent (13.50%) per annum, calculated from the Signing Date of the 2029 Notes to be repurchased up to but excluding the repurchase date over (y) such principal amount and accrued and unpaid interest.

If a Fundamental Change occurs prior to the Maturity Date, the holders of the 2029 Notes will have the option to demand that the Company repurchases all or any whole number of their 2029 Notes for cash at a fundamental change repurchase price. This price would be equal to the greater of (i) a specified premium between 140% and 170% of the principal amount of the 2029 Notes, depending on the date of such repurchase, and (ii) the principal amount thereof and all accrued and unpaid interest thereon.

The 2029 Notes Indenture includes customary terms, covenants, and events of default (including events of default related to certain covenants in the Note Agreement). Upon an event of default related to certain events of insolvency or bankruptcy, the 2029 Notes will immediately be accelerated without any further action or notice by any person. Upon other event of default, the 2029 Notes may be accelerated by the trustee under the Indenture or holders of 2029 Notes representing at least 25% in aggregate principal amount of all outstanding 2029 Notes. Such acceleration will result in the aggregate principal amount of the outstanding 2029 Notes plus any accrued and unpaid interest on the 2029 Notes, and an acceleration premium designed to ensure a minimum total return on the 2029 Notes (taking into account prior cash payments of interest made in respect of such 2029 Notes), which shall be in an amount equal to the excess of (x) 140% of the principal amount of such 2029 Notes on or before the second anniversary of the Signing Date of the 2029 Notes, 155% of the principal amount of such 2029 Notes after the second anniversary but on or before the third anniversary of the Signing Date of the 2029 Notes, or 170% of the principal amount of such 2029 Notes after the third anniversary of the Signing Date of the 2029 Notes, over (y) the principal thereof plus any accrued and unpaid interest thereon becoming immediately due and payable upon such any such acceleration.

The 2029 Notes Indenture contains negative covenants that restrict the ability of the Company and its subsidiaries to (i) incur indebtedness while at least 10% in aggregate principal amount of the 2029 Notes issued on the date of the Indenture remains outstanding and (ii) at all times prior to a Qualified IPO, make certain dividends, distributions, or other payments in respect of equity interests, purchase or redeem certain equity interests, optionally prepay or redeem the principal of any the Company or its subsidiaries' subordinated obligations, consummate asset sales or sell, exclusively license or otherwise dispose of any of the Company or its subsidiaries' intellectual property or intellectual property licensed by the Company or any of its subsidiaries that is material to the business of the Company or any of its subsidiaries, in each case, subject to certain exclusions and exceptions. In addition, the aggregate amount of cash held by the Company and its subsidiaries that exceeds the amount of accounts payable outstanding after the 90th day such accounts payable has been invoiced must at all times prior to a Qualified IPO, be in an amount of at least $40.0 million. However, the Company is permitted to secure and draw on a revolving line of credit in amount to not exceed $150 million.

The Company elected to account for the 2029 Notes using the fair value option. The methodologies, assumptions, and other inputs used in determining the fair value of the 2029 Notes are further discussed in Note 3.

The change in the fair value of 2029 Notes and the related impact on the consolidated statement of operations and the consolidated statements of comprehensive loss is presented below (in thousands):

Amount
Fair value as of January 31, 2024	$—
Issuance during the year	75,000
Change in fair value reported in the Consolidated Statement of Operations	4,597
Change in fair value reported in Consolidated Statement of Comprehensive Loss	(236)
Fair value as of January 31, 2025	79,361
Change in fair value reported in the Consolidated Statement of Operations (unaudited)	10,913
Change in fair value reported in Consolidated Statement of Comprehensive Loss (unaudited)	(596)
Fair value as of July 31, 2025 (unaudited)	$89,678

Remaining unpaid principal as of July 31, 2025 (unaudited)	$75,000

PIK interest expense of $0.8 million and $1.1 million is included in the change of fair value of 2029 Notes in the consolidated statement of operations for the fiscal year ended January 31, 2025 and the six months ended July 31, 2025 (unaudited). No interest expense was recorded in the fiscal year ended January 31, 2024 and the six months ended July 31, 2024 (unaudited).

Issuance costs incurred by the Company for the issuance of the 2029 Notes are not a component of the fair value. Accordingly, the Company expensed $0.6 million of direct and incremental costs, including placement agent fees and legal fees, incurred in connection with the issuance of the 2029 Notes to other income, net in the consolidated statement of operations during the fiscal year ended January 31, 2025.

(10)
Preferred Stock

Founders Preferred Stock

In October 2012, the board of directors approved the issuance of Founders Preferred Stock to two of the Company's founders. The Company issued 3,160,000 shares of Founders Preferred Stock to such two founders. Holders of the Founders Preferred Stock are not entitled to the dividend rights or the liquidation preference which are provided to holders of the Convertible Preferred Stock as outlined below. If any shares of Founders Preferred Stock are transferred by the holder, and such transfer is not (i) in connection with an equity financing, or (ii) authorized by the Company's board of directors, then each such share shall automatically convert into common stock upon transfer. The shares and carrying values of Founders Preferred Stock are included within common stock in the Company's consolidated balance sheets and statement of stockholders' deficit for all periods presented.

Convertible Preferred Stock

As of January 31, 2024 and 2025, the Company's convertible preferred stock consisted of the following (in thousands, except share and per share data):

	As of January 31, 2024
Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Value	Original Issuance Price per Share
Series A	14,545,452	14,545,452	$5,500	$5,443	$0.38
Series B	21,057,508	21,057,508	15,900	15,840	0.76
Series C	24,075,348	24,070,534	35,000	34,911	1.45
Series D	33,416,113	33,416,113	74,995	74,878	2.24
Series E	38,358,222	38,358,222	101,431	101,322	2.64
Series F	30,981,174	30,981,174	168,714	168,591	5.45
Series G	41,793,107	41,793,107	349,820	349,576	8.37
Series H	14,671,268	14,671,268	300,000	300,000	20.45
Total	218,898,192	218,893,378	$1,051,360	$1,050,561

	As of January 31, 2025
Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Value	Original Issuance Price per Share
Series A	14,545,452	14,545,452	$5,500	$5,443	$0.38
Series B	21,057,508	21,057,508	15,900	15,840	0.76
Series C	24,075,348	24,074,764	35,000	34,911	1.45
Series D	33,416,113	33,416,113	74,995	74,878	2.24
Series E	38,358,222	38,358,222	101,431	101,322	2.64
Series F	30,981,174	30,981,174	168,714	168,591	5.45
Series G	41,793,107	41,793,107	349,820	349,576	8.37
Series H	14,671,268	14,671,268	300,000	300,000	20.45
Total	218,898,192	218,897,608	$1,051,360	$1,050,561

As of July 31, 2025 (unaudited), there were no changes to the Company's convertible preferred stock since January 31, 2025.

The holders of the convertible preferred stock have the following rights and preferences:

Dividend Rights

Holders of Series A through Series H convertible preferred stock ("Senior Preferred Stock") are entitled to receive non-cumulative dividends at the rate of 8% of their applicable original issue price per share (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such), on a pari passu basis when, and if, as declared by the board of directors. No dividends will be paid to holders of Founders Preferred Stock or common stock until the aforementioned dividends on Senior Preferred Stock have been paid or declared and set aside for payment. Any remaining dividends shall be paid to the holders of Senior Preferred Stock, Founders Preferred Stock and common stock on an as-converted basis. To date, no dividends have been declared.

Conversion Rights

Each share of the Company's Senior Preferred Stock and Founders Preferred Stock is convertible, at the option of its holder, into the number of fully paid and non-assessable shares of common stock, which results from dividing the applicable original issue price per share for the Senior Preferred Stock or $0.0000375 for the Founder Preferred Stock by the applicable conversion price per share on the date that the share certificate is surrendered for conversion. As of January 31, 2024 and 2025, and July 31, 2025 (unaudited), the conversion prices per share for all shares of Senior Preferred Stock were equal to the original issue prices, and the rate at which each share would convert into common stock was one-for-one. The conversion prices of the Senior Preferred Stock will be adjusted for specified dilutive issuances, stock splits, combinations, and non-cash dividends. Each share of Senior Preferred Stock is convertible into common stock at the option of the holder and is subject to automatic conversion upon the closing of IPO or upon the consent of the requisite holders.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Senior Preferred Stock will be entitled to receive, on a pari passu basis, prior and in preference to any distribution from the proceeds of the liquidation event of the Company to the holders of common stock or Founders Preferred Stock by reason of their ownership thereof, an amount per share equal to the applicable original issue price plus all declared but unpaid dividends, on each such share of Senior Preferred Stock held by them. If, upon the occurrence of such liquidation event, the proceeds thus distributed among the holders of Senior Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Senior Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Voting Rights

The holders of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law or the Company's restated certificate of incorporation, shall have voting rights and powers equal to the voting rights and powers of the common stock. Fractional votes are not permitted. As long as at least 4,800,000 shares of each of the Series C and Series B convertible preferred stock and 4,000,000 shares of the Series A convertible preferred stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares) remain outstanding, the holders of at least a majority of the outstanding shares of each of the Series A, B, and C convertible preferred stock, voting as a separate class, shall be each entitled to elect one member of the Board. Each of the Board members elected by the holders of convertible preferred stock shall have one vote on any action to be voted upon by the Board or any committee or subcommittee thereof. The holders of at least a majority of the outstanding shares of common stock and Founders Preferred Stock, voting together as a single class and on an as converted to common stock basis, shall be entitled to elect three members of the Board.

Each Board member elected by holders of common stock and Founders Preferred Stock shall have one vote on any action to be voted upon the Board or any committee or subcommittee thereof, however if there is a vacancy or vacancies then the original Board member elected by holders of common stock and Founders Preferred Stock shall have such additional votes for each vacancy. Any additional independent members on the Board are subject to election by at least 60% of the Senior Preferred Stock voting as a single class, and a majority of common stock and Founders Preferred Stock voting as a single class. There is currently one such independent member on the Board. Each independent member on the Board shall have one vote on any vote taken by the Board or a committee.

Redemption

The convertible preferred stock is not redeemable at the option of the holders thereof.

Classification of convertible preferred stock

The convertible preferred stock has been classified within permanent equity as the holders of convertible preferred stock do not currently control (1) the board of directors through direct representation or other rights or (2) the vote on matters submitted to the Company's stockholders, with only three out of eight voting rights.

(11)
Warrants

In December 2014, the Company issued a preferred stock warrant to an investor to purchase 4,814 shares of Series C Preferred Stock for an exercise price of $1.45 per share with an exercise period of 10 years or 2 years from Company's IPO. This warrant was net exercised in December 2024, resulting in the issuance of 4,230 shares of Series C Preferred Stock.

In January 2020, the Company issued a warrant to a Series G Preferred Stock investor to acquire up to $30 million common stock upon a Direct Listing (as defined in the warrant). The exercise price is the lowest trading price on the opening day of the Direct Listing. A Direct Listing does not include an underwritten initial public offering of the Company's common stock registered under the Securities Act. For the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), the warrant fair value and subsequent adjustments were not material to the consolidated financial statements.

In August 2021, the Company issued a common stock warrant to a channel partner whereby the channel partner had the option purchase 266,000 shares of common stock for an exercise price of $4.38 per share, exercisable upon the completion of certain milestones. A total of 66,500 shares of common stock were issued upon exercise of the warrant in a prior period upon meeting certain milestones. As of January 31, 2025, 199,500 shares of common stock remained issuable upon exercise of the warrant. No shares of common stock remained issuable as of July 31, 2025.

(12)
Common Stock and Equity Incentive Plan

Common Stock

The Company has the following shares of common stock reserved for future issuance:

	As of January 31,		As of July 31,
	2024	2025	2025
			(unaudited)
Conversion of convertible preferred stock	218,893,378	218,897,608	218,897,608
Warrants	204,314	199,500	—
Outstanding stock options	71,176,423	58,655,952	53,487,228
Outstanding restricted stock units	27,354,189	41,535,046	61,851,050
Remaining shares available for future issuance under 2022 Stock Incentive Plan	3,230,045	6,292,397	428,358
Total shares of common stock reserved	320,858,349	325,580,503	334,664,244

Equity Incentive Plans

In 2012, the Company adopted the 2012 Stock Incentive Plan ("2012 Plan"), under which officers, employees, and consultants may be granted awards of options (which may constitute incentive stock options or non-statutory stock options) and the award or sale of shares. The options generally vest over four years with 25% of the option shares vesting one year from the service commencement date and then monthly over the following 36 months and expire no more than ten years after the date of grant. Stock that is purchased prior to vesting is subject to the Company's right of repurchase at any time following termination of the participant. Certain awards provide for accelerated vesting if there is a Change in Control (as defined in the 2012 Plan). The board of directors had authorized 127,243,597 shares of common stock to be reserved for grants of awards under the 2012 Plan.

In October 2022, the Company adopted the 2022 Stock Incentive Plan ("2022 Plan"), under which officers, employees, and consultants may be granted awards of options (which may constitute incentive stock options or non-statutory stock options), restricted stock awards, stock appreciation rights, RSUs and other stock awards. The options generally vest over four years with 25% of the option shares vesting one year from the service begin date and then monthly over the following 36 months and expire no more than 10 years after the date of grant. RSUs granted under the 2022 Plan are subjected to service-based and performance-based vesting conditions. RSUs generally vest ratably over three to four years from vesting commencement date. Certain awards provided for accelerating vesting if there is a Change in Control (as defined in the 2022 Plan),

The 2012 Plan was terminated upon adoption of the 2022 Plan and all remaining shares available for issuance under the 2012 Plan were transferred into the 2022 Plan. The 2012 Plan continues to govern the terms and conditions of the outstanding awards granted under the 2012 Plan. As of January 31, 2024 and 2025, and July 31, 2025 (unaudited), the board of directors had authorized 21,000,000 shares, 34,186,282 shares, 48,448,909 shares of common stock, respectively, to be reserved for grants of awards under the 2022 Plan. As of July 31, 2025, all grants made under 2012 Plan and 2022 Plan consisted mainly of RSUs and stock options.

RSUs

A summary of the Company's RSU activity, including Milestone RSUs and restricted shares, is as follows:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value
Balance as of January 31, 2023	15,265,197	$9.20
Granted	12,816,032	$10.47
Released	(630,545)	$10.10
Forfeited	(96,495)	$10.81
Balance as of January 31, 2024	27,354,189	$9.77
Granted	17,781,474	$11.25
Released	(747,207)	$11.43
Forfeited	(2,853,410)	$11.09
Balance as of January 31, 2025	41,535,046	$10.28
Granted (unaudited)	31,774,830	$13.73
Released (unaudited)	(248,852)	$11.53
Forfeited (unaudited)	(11,209,974)	$8.00
Balance as of July 31, 2025 (unaudited)	61,851,050	$12.49

As of January 31, 2025, the Company had unrecognized stock-based compensation expense related to unvested RSUs of $591.7 million, including the Milestone RSUs described further below, that is expected to be recognized over a weighted-average period of 2.1 years once the performance condition is probable of being met.

As of July 31, 2025 (unaudited), the Company had $774.2 million of unrecognized stock-based compensation expense related to unvested RSUs, including the Milestone RSUs. This amount is expected to be recognized over a weighted-average remaining requisite service period of 3.0 years once the performance condition is probable of being met. If the performance-based condition had been satisfied on July 31, 2025 (unaudited), the Company would have recognized $315.8 million of cumulative stock-based compensation expense for all outstanding RSUs, including the Milestone RSUs, with a performance condition that had satisfied the service-based condition on that date.

Milestone RSUs

Milestone RSUs include liquidity-contingent RSUs grants with service-based vesting condition and with certain performance-based and/or market-based vesting conditions as further described below. For awards with performance-based vesting conditions, the Company determined the fair value based on third-party valuation of the Company's common stock. For awards with market-based vesting conditions, the Company used a Monte Carlo simulation to determine the fair value at the grant date and the implied service period. The Company has not recognized any stock-based compensation expense associated with these Milestone RSUs because one of the conditions requires the satisfaction of a liquidity event, such as an IPO, and the occurrence of an IPO is not deemed probable until consummated. In connection with the Company's IPO, the Company expects to recognize a cumulative stock-based compensation expense for the requisite service period rendered from the grant date through the IPO date.

In January 2023, the Company granted 10,118,295 liquidity-contingent RSUs subject to service-based, performance-based, and market-based vesting conditions to certain executives of the Company under the 2022 Plan with a grant date fair value of $8.08 per share and derived service period of 2.84 years. Further, the Company granted 500,000 liquidity contingent RSUs subject to service-based and performance-based vesting conditions to an executive of the Company under the 2022 Plan with a grant date fair value of $10.43 per share.

In August 2023, the Company granted 2,000,000 liquidity-contingent RSUs subject to service-based, performance-based, and market-based vesting conditions to certain employees under the 2022 Plan with a grant date fair value of $8.43 per share and derived service period of 2.58 years. These RSUs will vest upon the occurrence of the Company's IPO (the performance-based vesting condition) and the achievement of certain market capitalization milestone events (the market-based vesting conditions), subject to the executive's continued service to the Company from the grant date through the defined milestone events (the service-based vesting condition).

In August 2024, the Company granted 2,200,000 liquidity-contingent RSUs subject to a service-based and performance-based vesting conditions. These RSUs were granted to certain employees under the 2022 Plan with a grant date fair value of $11.29 per share. The awards will vest upon the occurrence of the Company's IPO and following the liquidity event, the achievement of a pre-determined gross margin percentage target for each fiscal year over a total period of five years (the performance-based vesting condition). The performance conditions are evaluated annually. If the gross margin percentage target is achieved for a given fiscal year, the related RSUs for that fiscal year become eligible to vest, subject to the employees' continued service to the Company from the grant date through the defined milestone events (the service-based vesting condition).

In April 2025, the Company cancelled 9,618,295 RSUs previously granted to an executive in January 2023 and concurrently granted 18,056,656 liquidity-contingent RSUs under the 2022 Plan. Of the total, 9,028,328 liquidity-contingent RSUs are subject to service-based, performance-based, and market-based vesting conditions with a grant date fair value of $12.15 per share and a derived service period of 1.63 years. The remaining 9,028,328 RSUs contain service-based and performance-based vesting conditions, with a grant-date fair value of $13.70 per share.

In June 2025, the Company approved a modification to the market capitalization performance targets associated with 1,500,000 liquidity-contingent RSUs previously granted to two executive officers under the 2022 Plan. All other vesting terms, including service-based and performance-based vesting requirements, remained unchanged. As of the modification date, the performance-based vesting condition had not been satisfied, and therefore, no stock-based compensation expense was recognized. Upon satisfaction of the performance-based vesting condition, the Company will recognize stock-based compensation expense based on the fair value of the awards as of the modification date.

As of January 31, 2025, the Company had unrecognized stock-based compensation expense related to unvested Milestone RSUs of $128.7 million, that is expected to be recognized over the weighted average remaining requisite service period of 3.1 years when, and if, the vesting conditions are achieved.

As of July 31, 2025 (unaudited), the Company had unrecognized stock-based compensation expense related to unvested Milestone RSUs of $282.8 million, that is expected to be recognized over the weighted average requisite service period of 4.0 years when, and if, the vesting conditions are achieved. If the performance-based vesting condition related to Milestone RSUs had been satisfied on July 31, 2025 (unaudited), the Company would have recognized a cumulative stock-based compensation expense of $74.2 million related to awards for which the service-based vesting condition had been satisfied.

Stock Options

A summary of stock option activity is as follows:

	Outstanding Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In thousands)
Balance as of January 31, 2023	71,018,937	$5.48	7.4	$449,684
Granted	5,644,103	$10.38
Exercised	(2,557,821)	$3.84		$18,508
Forfeited	(2,928,796)	$8.36
Balance as of January 31, 2024	71,176,423	$5.81	6.7	$387,728
Granted	1,040,394	$11.24
Exercised	(8,107,164)	$4.40		$56,525
Forfeited	(5,453,701)	$9.88
Balance as of January 31, 2025	58,655,952	$5.72	5.7	$344,465
Granted (unaudited)	153,790	$13.67
Exercised (unaudited)	(4,726,695)	$4.50		$44,037
Forfeited (unaudited)	(595,819)	$10.26
Balance as of July 31, 2025 (unaudited)	53,487,228	$5.80	5.2	$599,355
Vested and exercisable as of January 31, 2025	50,942,365	$5.22	5.4	$323,984
Vested and exercisable as of July 31, 2025 (unaudited)	48,351,378	$5.51	5.1	$556,262

The aggregate intrinsic value of the options outstanding is calculated based on the difference between the exercise price and the fair value of the Company's common stock at the end of each period presented. The total intrinsic value of options exercised during fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), was $18.5 million, $56.5 million, $21.8 million and $44.0 million, respectively.

The weighted-average grant date fair value of options granted to employees during the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited), was $5.54, $5.82, $5.81 and $8.24 per share, respectively.

The Black-Scholes assumptions used to value the stock options at the grant dates are as follows:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Expected term (years)	5.2 - 5.9	5.3 - 6.0	5.3 - 6.0	5.6 - 5.9
Expected volatility	47.8% - 48.6%	49.1% - 51.8%	49.1% - 51.7%	51.8% - 53.1%
Risk-free interest rate	3.9% - 4.2%	3.6% - 4.3%	3.6% - 4.3%	4.0% - 4.1%
Expected dividend yield	0%	0%	0%	0%

Early Exercise of Stock Options

Certain stock option holders have exercised options granted under the 2012 Plan prior to vesting. The unvested shares are subject to the Company's repurchase right at the original purchase price. The proceeds initially are recorded as a liability related to early exercised stock options and reclassified to additional paid-in capital as the repurchase right lapses. The Company did not issue any shares of common stock for early exercised options during the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited).

As of January 31, 2024 and 2025, 342,611 shares and 77,560 shares, respectively, held by option holders were subject to repurchase at an aggregate price of $2.0 million and $0.5 million, respectively. As of July 31, 2025 (unaudited), no shares held by option holders were subject to repurchase.

Stock-Based Compensation Expense

The following table summarizes the components of stock-based compensation expense recognized in the consolidated statements of operations (in thousands):

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Cost of revenue	$2,925	$2,477	$1,341	$927
Sales and marketing	25,125	18,341	10,532	6,459
Research and development	27,150	24,698	12,860	8,799
General and administrative	5,791	5,318	2,607	1,457
Total stock-based compensation expense	$60,991	$50,834	$27,340	$17,642

As of January 31, 2025 and July 31, 2025 (unaudited), unrecognized stock-based compensation expense related to outstanding unvested stock options and RSUs was $632.0 million and $799.5 million, respectively, which is expected to be recognized over a weighted-average period of 2.0 years and 2.9 years when, and if, the vesting conditions are met. The tax benefits related to stock-based compensation expense were not material for both fiscal years presented.

During fiscal years ended January 31, 2024 and 2025, stock-based compensation expense capitalized related to capitalized internal-use-software was $0.5 million and $0.1 million, respectively. The amount capitalized during the six months ended July 31, 2024 and 2025 (unaudited) was immaterial.

(13)
Income Taxes

The Company's geographical breakdown of loss before provision for income taxes for the fiscal years ended January 31, 2024 and 2025, is as follows (in thousands):

	Fiscal Year Ended January 31,
	2024	2025
Domestic	$(355,001)	$(370,664)
Foreign	16,933	20,397
Total	$(338,068)	$(350,267)

The components of the provision for income taxes as of January 31, 2024 and 2025, are as follows (in thousands):

	Fiscal Year Ended January 31,
	2024	2025
Current:
Federal	$—	$—
State	28	87
Foreign	9,192	7,527
Total current	9,220	7,614
Deferred:
Federal	6	(1,965)
State	3	(214)
Foreign	(2,445)	(1,192)
Total deferred	(2,436)	(3,371)
Provision for income taxes	$6,784	$4,243

The following table provides a reconciliation between income taxes computed at the federal statutory rate and the provision for income taxes as of January 31, 2024 and 2025:

	Fiscal Year Ended January 31,
	2024	2025
Federal statutory rate	21.0%	21.0%
Effect of:
Foreign tax rate differential	(0.6)%	(0.5)%
Research and development tax credits	2.0%	5.0%
State taxes, net of federal benefit	2.7%	2.5%
Change in valuation allowance	(21.1)%	(18.4)%
Convertible note costs	(2.7)%	(6.6)%
Stock-based compensation expense	(2.9)%	(2.2)%
Other	(0.4)%	(2.0)%
	(2.0)%	(1.2)%

Deferred income taxes reflect the net tax effects of temporary difference between the carrying amount of assets and liabilities for financial reporting purpose and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of January 31, 2024 and 2025, are as follows (in thousands):

	As of January 31,
	2024	2025
Deferred tax assets:
Net operating loss carryforwards	$163,781	$251,616
Deferred revenue	103,197	24,725
Research and development tax credits	20,364	37,765
Section 174 capitalized costs	72,174	112,165
Other DTA	33,654	35,811
Deferred tax assets	393,170	462,082
Less: valuation allowance	(355,935)	(422,638)
Net deferred tax assets	37,235	39,444

Deferred tax liabilities:
Deferred contract acquisition cost	(23,212)	(27,519)
Other	(13,132)	(10,002)
Total deferred tax liabilities	(36,344)	(37,521)
Net deferred tax assets	$891	$1,923

The Company regularly assesses the need for a valuation allowance against its deferred tax assets by considering both positive and negative evidence related to whether it is more likely than not that the deferred tax assets will be realized. In evaluating the need for a valuation allowance, the Company considers the cumulative losses in recent years as a significant piece of negative evidence that is generally difficult to overcome. As of January 31, 2024 and 2025, the Company continues to maintain a full valuation allowance against its U.S. federal and state deferred tax assets.

As of January 31, 2024 and 2025, the Company recorded a valuation allowance of $ 355.9 million and $422.6 million, respectively, on its deferred tax assets that the Company does not expect to be realized. The change in the valuation allowance was approximately an increase of $66.7 million for the fiscal years ended January 31, 2025. The increase in the valuation allowance during the fiscal year ended January 31, 2025, was mainly due to an increase in deferred tax assets for its net operating loss carryforward and Section 174 capitalized cost. The valuation allowance on the deferred tax assets increased by $71.2 million during the fiscal year ended January 31, 2024. The increase in the valuation allowance during the fiscal year ended January 31, 2024 was mainly due to an increase in net operating loss carryforwards, deferred revenue, and Section 174 capitalized costs.

As of January 31, 2025, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,036.5 million, of which $859.7 million can be carried forward indefinitely but can only be used to offset 80% of taxable income. The remaining federal net operating loss carryforward begin to expire in 2032. As of January 31, 2025, the Company had net operating loss carry-forwards for state income tax purposes of $553.1 million. The $479.8 million of state net operating loss carry-forwards begin expiring in 2026. The $73.4 million of state net operating loss carry-forwards do not expire.

As of January 31, 2025, the Company had approximately $40.1 million of federal and $28.2 million of state research and development (R&D) credit carryforwards. The federal R&D tax credits expire in varying amounts starting in fiscal year 2033. The state R&D tax credits do not expire and may be carried forward indefinitely.

The Company's ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of future ownership changes as defined in Section 382 of Internal Revenue Code of 1986, as amended, and similar state tax law. Should these limitations apply, the carryforwards would be subject to an annual limitation, resulting a potential reduction in the gross deferred tax assets before considering the valuation allowance. The Company has conducted Section 382 studies and no past ownership changes would impact its ability to use these net operating losses.

The Company indefinitely reinvests earnings from its foreign subsidiaries and therefore no deferred tax liability has been recognized on the basis difference created by such earnings. The Company has not provided foreign withholding taxes for any undistributed earnings of the foreign subsidiaries.

The following is a rollforward of the total gross unrecognized tax benefits for the fiscal years ended January 31, 2024 and 2025, (in thousands):

Amount
Balance as of January 31, 2023	$25,584
Gross increase for tax positions of prior years	4,874
Gross decrease for tax positions of prior years	(545)
Gross increases for tax positions of current year	8,508
Decrease for lapse of statute of limitations	(50)
Balance as of January 31, 2024	38,371
Gross increase for tax positions of prior years	2,088
Gross decrease for tax positions of prior years	(13,591)
Gross increases for tax positions of current year	4,885
Decrease for lapse of statute of limitations	(396)
Balance as of January 31, 2025	$31,357

As of January 31, 2025, the Company had $31.4 million of unrecognized income tax benefits. If the $31.4 million is recognized, $4.1 million would impact the effective tax rate. The remaining amount would be offset by the reversal of related deferral tax assets which are subject to a full valuation allowance. The Company records interest and penalties related to unrecognized tax benefits in income tax expense. The total amount of interest and penalties is $0.2 million as of January 31, 2025.

The Company files federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. Due to the Company's net operating loss carryforwards, the income tax returns generally remain subject to examination by federal and most state and foreign tax authorities.

(14)
Segment Information

The Company identifies its operating segments in accordance with ASC 280, Segment Reporting. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the CODM to allocate resources and assess performance.

The Company's CODM is its Chief Executive Officer, and the CODM reviews financial information presented on a consolidated basis for purposes of allocating resources, evaluating financial performance and monitoring budget versus actual results based on net income (loss) that is also reported on the consolidated statements of operations. The significant expenses within net loss on which the CODM relies include those that are reported on the consolidated statements of operations. The measure of the Company's single operating segment assets is reported on the consolidated balance sheets as total assets.

Revenue disaggregation by geography is presented in Note 4, Revenue Recognition. No single country other than the United States represented 10% or more of the Company's total revenue during the fiscal years ended January 31, 2024 and 2025, and the six months ended July 31, 2024 and 2025 (unaudited).

Long-lived assets, which are comprised of property and equipment, net and operating lease right-of-use assets, by geographic area are summarized as follows (in thousands):

	As of January 31,		As of July 31,
	2024	2025	2025
			(unaudited)
United States	$75,109	$88,820	$73,569
Rest of the world	52,336	45,231	55,558
Total long-lived assets	$127,445	$134,051	$129,127

(15)
Net Loss Per Share Attributable to Common Stockholders

The Company considers the Founders Preferred Stock to be economically equivalent to common stock as Founders Preferred Stock holders do not carry dividend or liquidation preference. As such, shares of Founders Preferred Stock are included in the weighted-average shares outstanding used in computing net loss per share attributable to common stockholder for all periods presented. Basic and diluted net loss per share attributable to common stockholders was as follows (in thousands, except per share amount):

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Numerator:
Net loss attributable to common stockholders	$(344,852)	$(354,510)	$(206,729)	$(169,543)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	91,394,561	97,515,591	94,670,774	106,429,655
Net loss per share attributable to common stockholders, basic and diluted	$(3.77)	$(3.64)	$(2.18)	$(1.59)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	Fiscal Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
			(unaudited)
Stock options	71,176,423	58,655,952	65,861,791	53,487,228
Convertible preferred stock	218,893,378	218,897,608	218,893,378	218,897,608
Convertible notes	17,598,191	20,879,521	17,926,947	21,258,674
Restricted stock units	26,408,539	40,904,473	36,012,867	61,473,168
Shares subject to repurchase	1,297,983	708,510	830,634	377,882
Conversion of stock warrants	204,314	199,500	204,314	—
Total	335,578,828	340,245,564	339,729,931	355,494,560

(16)
Subsequent Events

The Company has evaluated subsequent events from January 31, 2025, the date of the consolidated financial statements, through April 25, 2025, the date the consolidated financial statements were issued.

Equity Incentive Plan

In March 2025, the Company's board of directors approved the grant of RSUs representing a total of 2,431,460 shares to certain employees and non-employee advisors under the 2022 Plan. These RSUs are subject to both service-based and performance-based vesting conditions. The service-based vesting condition is typically satisfied over a four-year period. The performance-based vesting condition is satisfied upon the earlier of (i) the effectiveness of a registration statement filed under the Securities Act for the sale of the Company's common stock or (ii) immediately prior to the closing of a change in control of the Company.

In March 2025, the Company's board of directors authorized the grant of stock options to purchase an aggregate of 30,000 shares of common stock to non-employee advisors, with an exercise price of $12.41 per share. These options were granted under the 2022 Plan.

In April 2025, the Company's board of directors approved an increase in the number of shares of common stock reserved for issuance under the 2022 Plan of 12,262,627 shares of common stock.

In April 2025, the Company cancelled a previously granted Milestone RSUs award to an executive and concurrently granted two new RSUs awards under 2022 Plan, totaling 18,056,656 shares. Of the total, 9,028,328 RSUs are subject to service-based and performance-based vesting conditions, and 9,028,328 RSUs are subject to service-based, performance-based, and market-based vesting conditions. These awards are contingent upon the occurrence of a liquidity event.

Convertible Notes

In April 2025, the Company entered into an agreement with the holders of its 2027 Notes to amend certain terms of the 2027 Notes ("Amendment Agreement"). Effective upon a Qualified IPO, the amendment provides: (a) the maturity date will be extended to December 15, 2028, (b) the holders' optional repurchase right may only be exercised during the period beginning 120 days prior to the revised maturity date and ending 91 days prior to such date, (c) the holders' option to redeem in December 2026 will be cancelled, and (d) the Company may redeem the 2027 Notes between December 15, 2027, and December 15, 2028, if the share price exceeds 230% of the conversion price. The amendment also clarifies that in the event of a repurchase resulting from a Fundamental Change or an acceleration of the 2027 Notes following an event of default, the applicable return multiple will not be less than the 2027 Notes Minimum Return Multiple as of the related repurchase or payment date. All other terms remain unchanged. Following this Amendment Agreement, the Company will refer to the amended 2027 Notes as 2028 Notes.

(17)
Subsequent Events (Unaudited)

The Company has evaluated subsequent events from July 31, 2025, the date of the unaudited interim consolidated financial statements, through August 22, 2025, the date the unaudited interim consolidated financial statements were issued.

Equity Incentive Plan

In August 2025, the Company's board of directors approved an increase in the number of shares of common stock reserved for issuance under the 2022 Plan by 2,000,000 shares of common stock.

In August 2025, the Company's board of directors approved the grant of RSUs representing a total of 1,910,705 shares to certain employees under the 2022 Plan. The RSUs are subject to both service-based and performance-based vesting conditions. The service-based vesting condition is typically satisfied over a four-year period. The performance-based vesting condition is satisfied upon the earlier of (i) the effectiveness of a registration statement filed under the Securities Act for the sale of the Company's common stock or (ii) immediately prior to the closing of a change in control of the Company.

In August 2025, the Company's board of directors authorized the grant of stock options to purchase an aggregate of 26,000 shares of common stock to certain employees and non-employees, with an exercise price of $17.01 per share. These options were granted under the 2022 Plan.

For all equity awards granted during the subsequent period, the Company is still evaluating the impact on the financial statements.

47,800,000 Shares

Netskope, Inc.

Class A Common Stock

Morgan Stanley				J.P. Morgan
BMO Capital Markets	TD Cowen	Citizens Capital Markets	Mizuho	RBC Capital Markets	Wells Fargo Securities	Deutsche bank Securities
Oppenheimer & Co.		BTIG	KeyBanc Capital Markets	Piper Sandler		William Blair
Santander				Credit Agricole CIB

Through and including , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with this registration statement and the listing of our Class A common stock, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee, the Financial Industry Regulatory Authority ("FINRA") filing fee and the exchange listing fee.

Amount Paid or to be Paid
SEC registration fee	$175,212
FINRA filing fee	140,674
Stock exchange listing fee	295,000
Printing and engraving expenses	350,000
Accounting fees and expenses	3,200,000
Legal fees and expenses	1,750,000
Transfer agent and registrar fees and expenses	200,000
Miscellaneous expenses	1,239,114
Total	$7,350,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors and officers, except liability for the following:

•
any breach of their duty of loyalty to our company or our stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
with respect to a director, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•
any transaction from which they derived an improper personal benefit; or
•
with respect to an officer, any action by or in the right of the Company.

Any amendment, repeal or elimination of, or adoption of any provision of our amended and restated certificate of incorporation inconsistent with, these provisions will not eliminate or reduce the effect of these provisions existing at the time of such amendment, repeal, or elimination or adoption of such an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further elimination or limitations on the personal liability of directors and officers of corporations, then the personal liability of our directors and officers will be further eliminated or limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective as of immediately prior to the completion of this offering, and which will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non‑employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Since February 1, 2022, we have issued the following securities in unregistered transactions:

Convertible Note Financings

In December 2022, we issued and sold the 2028 Notes in an aggregate principal amount of $401,000,000. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Notes."

In September 2024, we issued and sold the 2029 Notes in an aggregate principal amount of $75,000,000. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Notes."

Stock Options

Since February 1, 2022, we have granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 10,785,797 shares of our common stock under our 2012 Plan at exercise prices ranging from approximately $4.61 per share to $12.18 per share.

Since February 1, 2022, we have issued an aggregate of 19,762,893 shares of our common stock upon exercise of stock options granted under our 2012 Plan at exercise prices ranging from approximately $0.08 per share to $12.18 per share.

Since February 1, 2022, we have granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 8,824,694 shares of our common stock under our 2022 Plan at exercise prices ranging from approximately $6.92 per share to $17.01 per share.

Since February 1, 2022, we have issued an aggregate of 370,909 shares of our common stock upon exercise of stock options granted under our 2022 Plan at exercise prices ranging from approximately $6.92 per share to $13.98 per share.

Restricted Stock Units

Since February 1, 2022, we have granted to our directors, officers, employees, consultants and other service providers RSUs covering an aggregate of 79,976,607 shares of our common stock under our 2022 Plan.

Since February 1, 2022, we have issued to our directors, officers, employees, consultants and other service providers an aggregate of 1,650,074 shares of our common stock upon the vesting and settlement of RSUs granted under our 2022 Plan.

Securities Issued in Connection with Acquisitions

Since February 1, 2022, we have issued an aggregate of 5,338,927 shares of our common stock in connection with our acquisitions of certain companies and as consideration to individuals and entities who were former service providers or stockholders of such companies.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S‑1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the accompanying notes.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of the registrant, as currently in effect

3.2	Form of Amended and Restated Certificate of Incorporation of the registrant, to be in effect upon completion of this offering

3.3	Amended and Restated Bylaws of the registrant, as currently in effect

3.4	Form of Amended and Restated Bylaws of the registrant, to be in effect upon completion of this offering

4.1	Investors' Rights Agreement by and among the Registrant and certain holders of its capital stock, dated as of July 7, 2021, as amended

4.2^	Indenture, dated as of December 22, 2022, among the Registrant, certain subsidiary guarantors and U.S. Bank Trust Company, National Association, as trustee

4.3^	Indenture, dated as of September 30, 2024, among the Registrant, certain subsidiary guarantors and U.S. Bank Trust Company, National Association, as trustee

4.4	Form of 3.75% Convertible Senior PIK Toggle Note due 2027 (included in Exhibit 4.2)

4.5	Form of 3.00% Convertible Senior PIK Toggle Note due 2029 (included in Exhibit 4.3)

4.6	First Supplemental Indenture, dated as of April 25, 2025, among the Registrant, certain subsidiary guarantors and U.S. Bank Trust Company, National Association, as trustee

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1	Form of Director and Executive Officer Indemnification Agreement

10.2+	2025 Equity Incentive Plan and related form agreements

10.3+	2025 Employee Stock Purchase Plan and related form agreements

10.4+	2012 Stock Incentive Plan and related form agreements

10.5+	2022 Stock Incentive Plan and related form agreements

10.6+	Outside Director Compensation Policy

10.7^	Note Purchase Agreement, dated as of December 22, 2022, by and among the Registrant and the persons and entities listed on the Schedule of Investors attached thereto

10.8^	Note Purchase Agreement, dated as of August 13, 2024, by and among the Registrant and the persons and entities listed on the Schedule of Investors attached thereto

10.9	First Amendment to Note Purchase Agreement, dated April 25, 2025, by and among the Registrant and the investors party thereto (2028 Notes)

10.10	First Amendment to Note Purchase Agreement, dated April 25, 2025, by and among the Registrant and the investors party thereto (2029 Notes)

10.11+	Confirmatory Employment Letter between the Registrant and Sanjay Beri

10.12+	Confirmatory Employment Letter between the Registrant and Andrew Del Matto

10.13+	Employment Agreement between the Registrant and Raphaël Bousquet

10.14+	Executive Change in Control Severance Plan

Exhibit Number	Description
10.15+	Executive Incentive Compensation Plan

21.1	List of subsidiaries of the registrant

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (included on the signature page to this registration statement)

107	Filing Fee Table

+ Indicates management contract or compensatory plan.

^ Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on September 16, 2025.

NETSKOPE, INC.

By:	/s/ Sanjay Beri
Sanjay Beri
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sanjay Beri	Chief Executive Officer and Director	September 16, 2025
Sanjay Beri	(Principal Executive Officer)

/s/ Andrew Del Matto	Chief Financial Officer	September 16, 2025
Andrew Del Matto	(Principal Financial and Accounting Officer)

*	Director	September 16, 2025
Kimberly Alexy

*	Director	September 16, 2025
William Griffith

*	Director	September 16, 2025
Arif Janmohamed

*	Director	September 16, 2025
Enrique Salem

*	Director	September 16, 2025
Eric Wolford

*By:	/s/ Sanjay Beri
Sanjay Beri
Chief Executive Officer